As filed with the Securities and Exchange Commission on December 21, 2020
Registration No. 333-249421

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
Amendment No. 4
to
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVUS CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	82-5042965 (I.R.S. Employer Identification Number)

8556 Oakmont Lane
Indianapolis, IN 46260
(317) 590-6959
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Novus Capital Corporation
8556 Oakmont Lane
Indianapolis, IN 46260
Attention: Robert J. Laikin
(317) 590-6959
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Mittman, Esq.
Brad L. Shiffman, Esq.
Kathleen A. Cunningham, Esq.
Elena P. Jacque, Esq.
Blank Rome LLP
1271 Avenue of the Americas
New York, New York 10021
(212) 885-5000
rmittman@blankrome.com
bshiffman@blankrome.com
kcunningham@blankrome.com
ejacque@blankrome.com
Derek O. Colla John T. McKenna David I. Silverman Katie Kazem Rishab Kumar Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004 (202) 842-7800
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed merger are satisfied or waived.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective.
PRELIMINARY PROXY STATEMENT AND PROSPECTUS
SUBJECT TO COMPLETION, DATED DECEMBER 21, 2020
NOVUS CAPITAL CORPORATION
8556 Oakmont Lane
Indianapolis, IN 46260
Dear Novus Capital Corporation Stockholders:
Novus Capital Corporation, a Delaware corporation (“Novus”), ORGA, Inc., a wholly-owned subsidiary of Novus incorporated in the State of Delaware (“Merger Sub”), and AppHarvest, Inc., a Delaware public benefit corporation (“AppHarvest”), have entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”) pursuant to which AppHarvest will merge with and into Merger Sub, with AppHarvest surviving the merger and becoming a wholly-owned direct subsidiary of Novus (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). At the closing of the Business Combination, all of the then issued and outstanding shares of AppHarvest Common Stock (expressed on a fully diluted basis) will be cancelled and automatically convert into up to 50,000,000 shares of common stock of Novus and the $30 million of outstanding convertible notes issued by AppHarvest will be converted into an aggregate of 3,221,053 additional shares of Novus common stock. The shares of common stock issuable to AppHarvest’s stockholders and holders of convertible notes as merger consideration have an aggregate value of $532.2 million (based on a value of $10.00 per share), or $       million (based on the last sale price of Novus’s common stock of $      on      , 2020, the day the last trading day prior to the date of this proxy statement/prospectus. The market value of such shares may fluctuate significantly from the market value of such shares as of the date of this prospectus/proxy statement. Upon completion of the Business Combination, it is anticipated that AppHarvest’s stockholders and the holders of the AppHarvest convertible notes will own approximately 46.8% and 3.2%, respectively, of the total outstanding common stock of the combined company. On September 28, 2020, Novus executed subscription agreements with certain investors for the sale of an aggregate of 37,500,000 shares of Novus common stock at a purchase price of $10.00 per share for gross aggregate proceeds of $375.0 million. The closing of the sale of these shares will occur concurrently with the consummation of the Business Combination. See the section titled “The Business Combination” on page 88 of the attached proxy statement/prospectus for further information on the consideration being paid to the stockholders of AppHarvest. Following the Business Combination and the related financing, Novus's stockholders will own approximately 12.6% of the outstanding common stock of the Combined Company.
Novus’s units, common stock and warrants are currently listed on the Nasdaq Capital Market, under the symbols “NOVSU,” “NOVS,” and “NOVSW,” respectively. Novus has applied to list the shares of common stock and the warrants of Novus on the Nasdaq Capital Market under the symbols “APPH” and “APPHW,” respectively, upon the closing of the Business Combination. At the closing of the Business Combination, each Novus unit will be separated into its components, which consists of one share of common stock and one warrant, and such units will no longer exist. Upon closing, Novus intends to change its name from “Novus Capital Corporation” to “AppHarvest, Inc.”
Novus is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Novus special meeting of stockholders, which will be held on      , 2021, at 10:00 a.m., Eastern time, via live webcast at the following address: https://www.cstproxy.com/novuscapitalcorp/sm2020, unless postponed or adjourned to a later date, Novus will ask its stockholders to adopt the Business Combination Agreement thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus.
After careful consideration, Novus’s board of directors has unanimously approved the Business Combination Agreement and the other proposals described in this proxy statement/prospectus, and Novus’s board of directors has determined that it is advisable to consummate the Business Combination. The board of directors of Novus recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.
More information about Novus, AppHarvest and the Business Combination is contained in this proxy statement/prospectus. Novus and AppHarvest urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 39 OF THIS PROXY STATEMENT/PROSPECTUS.
On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Larry M. Paulson Chief Executive Officer
    , 2020
The accompanying proxy statement/prospectus is dated            , 2020 and is first being mailed to the stockholders of Novus on or about that date.
Your vote is very important. Whether or not you plan to attend the special meeting of Novus’s stockholders online, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting of Novus’s stockholders and vote online, you must obtain a proxy from your broker or bank.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

NOVUS CAPITAL CORPORATION
8556 Oakmont Lane
Indianapolis, IN 46260
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON      , 2021
To the Stockholders of Novus Capital Corporation:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Novus Capital Corporation, a Delaware corporation (“Novus,” “we,” “our” or “us”), will be held on      , 2021, at 10:00 a.m., Eastern time, via live webcast at the following address: https://www.cstproxy.com/novuscapitalcorp/sm2020. You are cordially invited to attend the special meeting for the following purposes:
•
The “Business Combination Proposal” — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of September 28, 2020 (as may be amended from time to time, the “Business Combination Agreement”), by and among Novus, AppHarvest, Inc., a Delaware public benefit corporation (“AppHarvest”), and ORGA, Inc., a Delaware corporation (“Merger Sub”), and the transactions contemplated thereby, pursuant to which Novus will issue shares of common stock of Novus (“Novus Common Stock”) to holders of common stock of AppHarvest (“AppHarvest Common Stock”) and AppHarvest will merge with and into Merger Sub, with AppHarvest surviving the merger and becoming a wholly-owned direct subsidiary of Novus (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).

•
The “Charter Proposals” — To consider and vote upon amendments to Novus’s amended and restated certificate of incorporation. The proposed amendments detailed below will be voted on separately and are collectively referred to as the “Charter Proposals.”

•
Name Change Charter Amendment — to change Novus’s name to “AppHarvest, Inc.;” and

•
Public Benefit Charter Amendment — to designate Novus as a public benefit corporation and identify its public benefit as (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry and (iii) improving the lives of the company’s employees and the community at large; and

•
Authorized Share Charter Amendment — to increase the number of authorized shares of Novus’s common stock and “blank check” preferred stock; and

•
Board Composition Charter Amendment — to change the classified board of directors to a single class board; and

•
Actions by Stockholders Charter Amendment — to require that stockholders only act at annual and special meeting of the corporation and not by written consent; and

•
Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine; and

•
Voting Thresholds Charter Amendment — to increase the required vote thresholds for approving amendments to the certificate of incorporation and bylaws to 66 2∕3%; and

•
Additional Charter Amendment — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the closing of the Business Combination (the “Closing”).

•
The “Equity Incentive Plan Proposal”— To consider and vote upon the adoption of AppHarvest, Inc. 2021 Equity Incentive Plan (“the 2021 Plan’’) established to be effective after the Closing to assist Novus, immediately upon consummation of the Business Combination (“the Combined Company’’)

in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.
•
The “Employee Stock Purchase Plan Proposal” — To consider and vote on the adoption of the Employee Stock Purchase Plan (the “ESPP”) to give an opportunity to purchase shares of Combined Company Common Stock following the Closing, to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

•
The “Nasdaq Proposal”— To consider and vote upon a proposal to (i) issue Novus Common Stock to (a) AppHarvest’s stockholders as a result of the Merger pursuant to the Business Combination Agreement, (b) the investors in the PIPE and (c) the holders of the AppHarvest Interim Period Convertible Notes; (ii) issue equity awards under the 2021 Plan and ESPP if such plans are approved in accordance with Proposal 3 (Equity Incentive Plan Proposal) and Proposal 4 (Employee Stock Purchase Plan Proposal); and (iii) adopt the 2021 Plan and ESPP.

•
The “Adjournment Proposal”— a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Novus’s stockholders and personnel, the special meeting will be held completely virtual, conducted only via webcast at the following address: https://www.cstproxy.com/novuscapitalcorp/sm2020 There will be no physical meeting location. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.
Pursuant to Novus’s amended and restated certificate of incorporation, Novus is providing the holders of shares of Novus Common Stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the Closing, shares of Novus Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Novus to pay its income taxes or any other taxes payable) from the IPO and a concurrent private placement of warrants to the initial stockholders of Novus listed on Schedule C of the Business Combination Agreement (“Novus Initial Stockholders’’) and EarlyBirdCapital, Inc. (together with the Novus Initial Stockholders, the “Founders”). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of September 30, 2020 of approximately $100.0 million, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Holders of Novus’s outstanding warrants sold in the IPO, which are exercisable for shares of Novus Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. The Founders have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to their respective Founder’s shares (but not with respect to any shares of Novus Common Stock purchased in the PIPE or in the open market), and such Founder’s shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of            , 2020, the record date for the special meeting of stockholders (the “Record Date”), the Founders, including Novus’s officers and directors, own approximately 21% of outstanding Novus Common Stock. The Novus Initial Stockholders, including Novus’s officers and directors, have agreed to vote any shares of Novus Common Stock owned by them in favor of the Business Combination.
Novus may not consummate the Business Combination unless the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The approval of the Business Combination Proposal and the Nasdaq Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Novus Common Stock entitled to vote thereon at the special meeting. The approval of each of the Charter Proposals, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires that the holders of a majority of the shares of Novus Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” each such proposal. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in the accompanying proxy statement/prospectus.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali at (800) 662-5200.
By Order of the Board of Directors,
Larry M. Paulson Chief Executive Officer
         , 2020

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Novus (File No. 333-249421) (the “Registration Statement”), constitutes a prospectus of Novus under Section 5 of the Securities Act, with respect to the shares of Novus Common Stock to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement/prospectus under Section 14(a) of the Exchange Act with respect to the special meeting of Novus’s stockholders at which Novus’s stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

FREQUENTLY USED TERMS
In this document:
“Adjournment Proposal” means a proposal to adjourn the special meeting of the stockholders of Novus to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.
“AppHarvest” means AppHarvest, Inc., a Delaware public benefit corporation.
“AppHarvest Common Stock” means AppHarvest’s common stock, par value $0.0001 per share.
“AppHarvest Interim Period Convertible Notes” means those certain convertible notes issued by AppHarvest after the date of the Business Combination Agreement and before the Effective Time with an aggregate principal balance up to $30.0 million, that will be assumed by Novus immediately prior to the Effective Time.
“AppHarvest Option” means all options to purchase outstanding shares of AppHarvest Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the 2018 Plan or otherwise.
“AppHarvest Preferred Stock” means, collectively, the AppHarvest Series A Preferred Stock, the AppHarvest Series A-1 Preferred Stock, the AppHarvest Series B Preferred Stock and the AppHarvest Series C Preferred Stock.
“AppHarvest Series A Preferred Stock” means the shares of Preferred Stock of AppHarvest, par value $0.0001 per share, designated as Series A Preferred Stock in AppHarvest’s amended and restated certificate of incorporation.
“AppHarvest Series A-1 Preferred Stock” means the shares of Preferred Stock of AppHarvest, par value $0.0001 per share, designated as Series A-1 Preferred Stock in AppHarvest’s amended and restated certificate of incorporation.
“AppHarvest Series B Preferred Stock” means the shares of Preferred Stock of AppHarvest, par value $0.0001 per share, designated as Series B Preferred Stock in AppHarvest’s amended and restated certificate of incorporation.
“AppHarvest Series C Preferred Stock” means the shares of the Preferred Stock of AppHarvest, par value $0.0001 per share, designated as Series C Preferred Stock in AppHarvest’s amended and restated certificate of incorporation.
“AppHarvest Requisite Approval” means the affirmative vote of (i) the holders of at least a majority of the shares of AppHarvest Common Stock and AppHarvest Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, (ii) the holders of at least a majority of the AppHarvest Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, (iii) the holders of at least a majority of AppHarvest’s Series B Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, and (iv) the holders of at least a majority of AppHarvest’s Series C Preferred Stock (on an as-converted basis) outstanding, voting together as a single class.
“broker non-vote” means the failure of a Novus stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated as of September 28, 2020, as may be amended from time to time, by and among Novus, AppHarvest and Merger Sub.
“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“Charter Proposals” means the proposals to consider and vote upon each of the amendments to Novus’ amended and restated certificate of incorporation listed on the Proxy Card to amend certain provisions in connection with the Business Combination.
“Closing” means the consummation of the Business Combination.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Company” means Novus, immediately upon consummation of the Business Combination.
“Combined Company Common Stock” means the Novus Common Stock, immediately upon consummation of the Business Combination.
“Combined Company Stockholders” means the holders of Novus Common Stock, immediately upon consummation of the Business Combination.
“Cowen” means Cowen and Company, LLC, who was retained by AppHarvest as its financial advisors and by Novus as placement agent for the PIPE.
“Dalsem” means Dalsem Greenhouse Technology, B.V.
“DGCL” means the Delaware General Corporation Law.
“EarlyBirdCapital” means EarlyBirdCapital, Inc., representative of the underwriters of Novus’s IPO.
“EBC Shares” means the 150,000 shares of Novus Common Stock initially purchased by EarlyBirdCapital and certain of its designees in a private placement in connection with the IPO.
“Employee Stock Purchase Plan Proposal” means the proposal to approve the adoption of the AppHarvest, Inc. 2021 Employee Stock Purchase Plan.
“Equity Incentive Plan Proposal” means the proposal to approve the adoption of the AppHarvest, Inc. 2021 Equity Incentive Plan.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) 50,000,000 by (b) the total number of shares of AppHarvest Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to AppHarvest Common Stock basis, and including, without limitation or duplication, the number of shares of AppHarvest Common Stock issuable upon conversion of the AppHarvest Preferred Stock, AppHarvest Restricted Shares, the number of shares of AppHarvest Common Stock subject to unexpired, issued and outstanding AppHarvest RSUs, AppHarvest Options or any other AppHarvest Share Award and the number of shares of AppHarvest Common Stock issuable with respect to any issued and outstanding AppHarvest Interim Securities, not including up to $30.0 million in aggregate principal amount of AppHarvest Interim Period Convertible Notes.
“Existing Certificate of Incorporation” means the amended and restated Certificate of Incorporation of Novus as in effect prior to the adoption of the Charter Proposals.
“Founders” means the Novus Initial Stockholders and EarlyBirdCapital.
“Founder Shares” means the Initial Stockholder Shares and EBC Shares.
“GAAP” means United States generally accepted accounting principles.
“Initial Stockholder Shares” means the 2,500,000 shares of Novus Common Stock initially purchased by the Novus Initial Stockholders in a private placement in connection with the IPO.
“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Novus’s initial public offering of units, consummated on May 19, 2020.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Mastronardi” means Mastronardi Produce Limited.
“Merger” means the merging of AppHarvest with and into Merger Sub, with AppHarvest surviving the Merger as a wholly-owned subsidiary of Novus.
“Merger Sub” means ORGA, Inc., a Delaware corporation and wholly-owned subsidiary of Novus.
“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.001 per share.
“Minimum PIPE Commitment” means at least an aggregate of $140.25 million committed pursuant to the PIPE.
“Nasdaq” means the Nasdaq Capital Market.
“Nasdaq Proposal” means the proposal to consider and vote to issue Novus Common Stock to (i) AppHarvest’s stockholders as a result of the Merger pursuant to the Business Combination Agreement, (ii) the investors in the PIPE, (iii) the holders of the AppHarvest Interim Period Convertible Notes and (iv) issue equity awards under the 2021 Plan and ESPP if such plans are approved in accordance with Proposal 3 (Equity Incentive Plan Proposal) and Proposal 4 (Employee Stock Purchase Plan Proposal).
“Novus” means Novus Capital Corporation, a Delaware corporation.
“Novus Common Stock” means Novus’s common stock, par value $0.0001 per share.
“Novus Initial Stockholders” means the initial stockholders of Novus, including Novus’s officers and Novus’s directors, listed on Schedule C of the Business Combination Agreement.
“Novus Unit” means one share of Novus Common Stock and one Novus Warrant.
“Novus Warrant Agreement” means the warrant agreement, dated as of May 19, 2020, by and between Novus and Continental Stock Transfer & Trust Company, governing the Novus Warrants.
“Novus Warrants” means warrants to purchase shares of Novus Common Stock as contemplated under the Novus Warrant Agreement, with each warrant exercisable for one share of Novus Common Stock at an exercise price of $11.50.
“PCAOB” means the Public Company Accounting Oversight Board.
“PCAOB Audited Financials” means the audited consolidated balance sheet of AppHarvest as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and comprehensive loss and cash flows of AppHarvest for such periods, each audited in accordance with the auditing standards of PCAOB.
“PIPE” means that certain private placement in the aggregate amount of $375.0 million, to be consummated immediately prior to the consummation of the Business Combination, pursuant to those certain Subscription Agreements with Novus, and subject to the conditions set forth therein, the Subscribers will purchase 37,500,000 shares of Novus Common Stock at a purchase price of $10.00 per share.
“PIPE Shares” means an aggregate of 37,500,000 shares of Novus Common Stock to be issued to Subscribers in the PIPE.
“Private Warrants” means the warrants to purchase shares of Novus Common Stock purchased in a private placement in connection with the IPO.
“Products” means all products of the Morehead facility, including any and all tomatoes, cucumbers and peppers produced at the Morehead facility.
“Proposed Certificate of Incorporation” means the amended and restated certificate of incorporation of Novus, giving effect to the Charter Proposals.

“Proposed Transactions” means the Business Combination and the transactions related thereto.
“Public Shares” means shares of Novus Common Stock issued as a component of the Novus units sold in the IPO.
“Public Stockholders” means the holders of shares of Novus Common Stock.
“Public Warrants” means the warrants included as a component of the Novus units sold in the IPO, each of which is exercisable for one share of Novus Common Stock, in accordance with its terms.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Stockholder Proposals” means, individually or collectively as context requires, the Business Combination Proposal, the Charter Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and/or the Adjournment Proposal.
“Subscribers” means the purchasers of the PIPE Shares.
“Subscription Agreement” means the agreements pursuant to which the Subscribers agreed to purchase, and Novus agreed to sell, 37,500,000 shares of Novus Common Stock at a purchase price of $10.00 per share immediately prior to the consummation of the Business Combination.
“Subsequent Transaction” means any sale, merger, liquidation, exchange offer or similar transaction the Combined Company consummates after the Merger.
“Surviving Corporation” means the entity surviving the Merger as a wholly-owned subsidiary of Novus.
“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.
“Written Consent” means the irrevocable written consent, in form and substance reasonably acceptable to Novus, of holders of the AppHarvest Requisite Approval (including the Key Company Stockholders (as defined in the Business Combination Agreement)) in favor of the approval and adoption of the Business Combination Agreement and the Merger and all other Business Combination transactions.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Novus’s stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.
Q.
Why am I receiving this proxy statement/prospectus?

A.
Novus has entered into the Business Combination Agreement with AppHarvest and Merger Sub pursuant to which AppHarvest will be merged with and into Merger Sub, with AppHarvest surviving the Merger as a wholly-owned subsidiary of Novus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and Novus encourages its stockholders to read it in its entirety. Novus’s stockholders are being asked to consider and vote upon the Business Combination Proposal to approve and adopt the Business Combination Agreement, among other Stockholder Proposals. See the section titled “Proposal No. 1 — The Business Combination Proposal.”

The Novus Common Stock, Novus Warrants and Novus Units are currently listed on Nasdaq under the symbols “NOVS,” “NOVSW” and “NOVSU,” respectively. Novus has applied to list the shares of common stock and the warrants of the Combined Company on the Nasdaq Capital Market under the symbols “APPH” and “APPHW,” respectively, upon Closing. All outstanding Novus Units will be separated into their component securities immediately prior to the Closing. Accordingly, Novus will no longer have any units following consummation of the Business Combination, and therefore Novus will instruct Nasdaq to remove the listing of the Novus Units immediately following the consummation of the Business Combination. Upon Closing, Novus intends to change its name from “Novus Capital Corporation” to “AppHarvest, Inc.”.
This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Novus with respect to the Novus Common Stock issuable in connection with the Business Combination.
Q.
What matters will stockholders consider at the special meeting?

A.
At the Novus special meeting of stockholders, Novus will ask its stockholders to vote in favor of the following Stockholder Proposals:

1.
The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the resulting Business Combination.

2.
The Charter Proposals — To consider and vote upon amendments to Novus’s amended and restated certificate of incorporation (the “Existing Certificate of Incorporation”). The proposed amendments detailed below are collectively referred to as the “Charter Proposals.”:

•
Name Change Charter Amendment — to change Novus’s name to “AppHarvest, Inc.;” and

•
Public Benefit Charter Amendment — to designate Novus as a public benefit corporation and identify its public benefit as (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry and (iii) improving the lives of the company’s employees and the community at large; and

•
Authorized Share Charter Amendment — to increase the number of authorized shares of Novus’s common stock and “blank check” preferred stock; and

•
Board Composition Charter Amendment — to change the classified board of directors to a single class board; and

•
Actions by Stockholders Charter Amendment — to require that stockholders only act at annual and special meeting of the corporation and not by written consent; and

•
Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine; and

•
Voting Thresholds Charter Amendment — to increase the required vote thresholds for approving amendments to the certificate of incorporation and bylaws to 66 2∕3%; and

•
Additional Charter Amendment — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

3.
The Equity Incentive Plan Proposal — To consider and vote upon the adoption of the 2021 Plan established to be effective after the Closing to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

4.
The Employee Stock Purchase Plan Proposal — To consider and vote on the adoption of the ESPP to give an opportunity to purchase shares of Combined Company Common Stock following the Closing, to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

5.
The Nasdaq Proposal — To consider and vote upon a proposal to (i) issue Novus Common Stock to (a) the AppHarvest stockholders as a result of the Merger pursuant to the Business Combination Agreement, (b) the investors in the PIPE and (c) the holders of the AppHarvest Interim Period Convertible Notes; (ii) issue equity awards under the 2021 Plan and ESPP if such plans are approved in accordance with Proposal 3 (Equity Incentive Plan Proposal) and Proposal 4 (Employee Stock Purchase Plan Proposal) and (iii) adopt the 2021 Plan and ESPP.

6.
The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Novus may not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The approval of the Business Combination Proposal and the Nasdaq Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Novus Common Stock entitled to vote and actually cast thereon at the special meeting. The approval of each of the Charter Proposals, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires that the holders of a majority of the shares of Novus Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” each such proposal. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in this proxy statement/prospectus.
Novus will hold a special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.
The vote of stockholders is important. Stockholders are encouraged to vote by submitting their proxy as soon as possible after carefully reviewing this proxy statement/prospectus.
Q.
I am a Novus warrant holder. Why am I receiving this proxy statement/prospectus?

A.
Upon consummation of the Business Combination, the Novus Warrants shall, by their terms, entitle the holders to purchase 13,250,000 shares of Combined Company Common Stock in lieu of 13,250,000 shares of Novus Common Stock at a purchase price of $11.50 per share. This proxy statement/ prospectus includes important information about AppHarvest and the business of AppHarvest following consummation of the Business Combination. Novus and AppHarvest urge you to read the information contained in this proxy statement/prospectus carefully.

Q.
I am a Novus warrant holder. Why am I receiving this proxy statement/prospectus?

A.
Upon consummation of the Business Combination, the Novus Warrants shall, by their terms, entitle the holders to purchase 13,250,000 shares of Combined Company Common Stock in lieu of 13,250,000 shares of Novus Common Stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about AppHarvest and the business of AppHarvest following consummation of the Business Combination. Novus and AppHarvest urge you to read the information contained in this proxy statement/prospectus carefully.

Q.
Are any of the proposals conditioned on one another?

A.
Novus may not consummate the Business Combination unless the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The approval of the Business Combination Proposal, each of the Charter Proposals and the Nasdaq Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Novus Common Stock entitled to vote and actually cast thereon at the special meeting. The approval of the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires that the holders of a majority of the shares of Novus Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” each such proposal. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event that the Business Combination Proposal is not approved, then Novus will not consummate the Business Combination. If Novus does not consummate the Business Combination and fails to complete an initial business combination by November 19, 2021 or obtain the approval of Novus’s stockholders to extend the deadline for Novus to consummate an initial business combination, then Novus will be required to dissolve and liquidate.
Q.
What will happen upon the consummation of the Business Combination?

A.
On the Closing Date, AppHarvest will merge into Merger Sub, whereupon Merger Sub will cease to exist and AppHarvest will continue as the surviving entity and become a direct wholly-owned subsidiary of Novus. The Merger will have the effects specified under Delaware law. At the Closing, all of the then outstanding shares of AppHarvest Common Stock will be cancelled and automatically converted into up to 50,000,000 shares of Novus Common Stock and the $30.0 million in outstanding principal amount of AppHarvest Interim Period Convertible Notes plus accrued interest thereon will be assumed by Novus and converted into approximately 3,221,053 shares of Novus Common Stock. In addition, on the Closing Date, the PIPE will be consummated, and the net proceeds will be released to the Combined Company.

Q.
Why is Novus proposing the Business Combination Proposal?

A.
Novus was organized for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Novus is not limited to a particular industry or geographic region.

Novus received $100.0 million from its IPO and sale of the Private Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with the Existing Certificate of Incorporation, holders of Public Shares may redeem such shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account upon the consummation of the Business Combination. See the question titled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?” for more information.
There are currently 12,650,000 shares of Novus Common Stock issued and outstanding, consisting of 10,000,000 Public Shares and 2,650,000 Founder Shares. In addition, there are currently 13,250,000 Novus Warrants issued and outstanding, consisting of 10,000,000 Public Warrants and 3,250,000 Private Warrants. Each Novus Warrant entitles the holder thereof to purchase one share of Novus

Common Stock at a price of $11.50 per share. The Novus Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation.
Under the Existing Certificate of Incorporation, all holders of Public Shares have the opportunity to have their Public Shares redeemed upon the consummation of a business combination. The Private Warrants are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.
Q.
Did Novus’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

Novus’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. In analyzing the Business Combination, Novus’s board of directors and management conducted due diligence on AppHarvest and researched the industry in which AppHarvest operates and concluded that the Business Combination was in the best interest of Novus’s stockholders. In reaching this conclusion, Novus’s board of directors considered a number of factors and a broad range of information, including publicly-available information, information provided by AppHarvest and information provided by Cowen, including a valuation analysis using projected multiples for AppHarvest on a Combined Company basis. For a complete discussion of the factors utilized by Novus’s board of directors in approving the Business Combination, see the section titled, “Proposal No. 1 — The Business Combination — Novus’s Board of Directors’ Reasons for the Approval of the Business Combination.” Novus’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. Novus’s board of directors also determined, without seeking a valuation from a financial advisor, that AppHarvest’s fair market value was at least 80% of Novus’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of Novus’s board of directors, as described above, in valuing AppHarvest’s business and assuming the risk that Novus’s board of directors may not have properly valued such business.
Q.
Do I have redemption rights?

A.
If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO and a concurrent private placement of warrants to the Founders, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Novus to pay its income taxes or any other taxes payable, upon the consummation of the Business Combination. The per share amount Novus will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Novus will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the Founders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after the IPO in connection with the completion of Novus’s business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $100.0 million on September 30, 2020, the estimated per share redemption price would have been approximately $10.00. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by Novus), in connection with the liquidation of the Trust Account.

Q.
Will how I vote affect my ability to exercise redemption rights?

A.
No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal and other Stockholder Proposals or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public

Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.
Q.
How do I exercise my redemption rights?

A.
In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on           , 2020 (two business days before the special meeting of stockholders), (i) submit a written request to Novus’s transfer agent that Novus redeem your Public Shares for cash, and (ii) deliver your stock to Novus’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). For the address of Continental Stock Transfer & Trust Company, Novus’s transfer agent, see the question “Who can help answer my questions?” below. Novus requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Novus’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Novus’s transfer agent will need to act to facilitate the request. It is Novus’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Novus does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. Under Novus’s bylaws, Novus is required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than anticipated for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Novus’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Novus’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Novus’s transfer agent return the shares (physically or electronically). You may make such request by contacting Novus’s transfer agent at the phone number or address listed under the question, “Who can help answer my questions?”.
Q.
Do I have appraisal rights if I object to the proposed Business Combination?

A.
No. There are no appraisal rights available to holders of shares of Novus Common Stock in connection with the Business Combination.

Q.
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Novus’s stockholders who properly exercise their redemption rights and (ii) expenses incurred by AppHarvest and Novus in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. The remaining funds available for release from the Trust Account will be used for general corporate purposes of the Combined Company following the Business Combination.

Q.
Will Novus obtain new financing in connection with the Business Combination?

A.
Investors have committed to purchase an aggregate of 37,500,000 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per share, for an aggregate purchase price of $375.0 million. In connection with the PIPE, certain of the Founders and their affiliates agreed to purchase an aggregate of 1,430,000 shares of Novus Common Stock and Inclusive Capital Partners Spring Master Fund, L.P. agreed to purchase 2,000,000 shares of Novus Common Stock.

Q.
What happens to the proceeds from the PIPE upon consummation of the Business Combination?

A.
The PIPE is expected to close concurrently with the closing of the Business Combination. Upon the closing of both the Business Combination and the PIPE, the proceeds from the PIPE will be released to Novus and will be used for general corporate purposes of the Combined Company.

Q.
What happens if a substantial number of public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.
Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders.

In no event will Novus redeem Public Shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the exercise of redemption rights. If enough Public Stockholders exercise their redemption rights such that Novus cannot satisfy the net tangible asset requirement, Novus would not proceed with the redemption of our Public Shares and the Business Combination, and instead may search for an alternate business combination.
As a result of redemptions, the trading market for the Combined Company’s common stock may be less liquid than the market for Novus Common Stock was prior to the Business Combination and the Combined Company may not be able to meet the listing standards of a national securities exchange.
Additionally, with fewer funds available from the trust account, the capital infusion from the Trust Account into the Combined Company will be reduced and it may not be able to achieve its business plan and may require additional financing sooner than currently anticipated.
Q.
What happens if the Business Combination is not consummated?

A.
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If Novus does not complete the business combination with AppHarvest for whatever reason, Novus would search for another target business with which to complete a business combination. If Novus does not complete a business combination with AppHarvest or another target business by November 19, 2021, Novus must redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of then outstanding Public Shares. The Founders have no redemption rights in the event a business combination is not consummated in the required time period, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such a liquidation, as described above, there will be no distribution with respect to outstanding Novus Warrants and, accordingly, the Novus Warrants will expire and be worthless.
Q.
What is AppHarvest?

A.
AppHarvest is building some of the world’s largest high-tech greenhouses, combining conventional agricultural techniques with today’s technology to grow fruits and vegetables that are not genetically modified organisms and are free from chemical pesticides. AppHarvest’s vision is to create America’s AgTech capital from within Appalachia and provide better produce, better farming practices and better jobs. As a Delaware public benefit corporation, the public benefits that AppHarvest promotes, and pursuant to which it manages the company, are (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry, and (iii) improving the lives of AppHarvest’s employees and the community at large. For more information, see the section titled “Information About AppHarvest.”

Q.
What equity stake will current Novus’s stockholders and AppHarvest’s stockholders have in the Combined Company after the Closing?

A.
It is anticipated that upon the completion of the Business Combination the ownership of the Combined Company will be as follows:

•
the stockholders of AppHarvest will own 46,898,526 shares of Combined Company Common Stock, representing approximately 46.8% of the total shares outstanding, which excludes up to 3,101,474 shares of Combined Company Common Stock that may be issuable pursuant to Exchanged Options;

•
the PIPE Subscribers will own 37,500,000 shares of Combined Company Common Stock, representing approximately 37.8% of the total shares outstanding;

•
the holders of the AppHarvest Interim Period Convertible Notes will own 3,221,053 shares of Combined Company Common Stock, representing approximately 3.2% of the total shares outstanding;

•
the Public Stockholders will own 10,000,000 shares of Combined Company Common Stock, representing approximately 10.0% of the total shares outstanding;

•
the holders of Initial Stockholder Shares will own 2,500,000 shares of Combined Company Common Stock, representing approximately 2.5% of the total shares outstanding, excluding 1,380,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE; and

•
the holders of EBC Shares will own 150,000 shares of Combined Company Common Stock, representing approximately 0.1% of the total shares outstanding, excluding 50,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their redemption rights. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account potential future exercises of Novus Warrants or additional potential future exercises of AppHarvest Options prior to Closing.
Q.
Who will be the officers and directors of the Combined Company if the Business Combination is consummated?

A.
The Business Combination Agreement provides that, upon the consummation of the Business Combination, the board of directors of the Combined Company (the “Combined Company Board”) will be comprised of Jonathan Webb, Kiran Bhatraju, Martha Stewart, Anna Mason, J.D. Vance, Jeffrey Ubben, David Lee, David Chen, Greg Couch and Robert J. Laikin. Immediately following the consummation of the Business Combination, we expect that the following will be the officers of the Combined Company: Jonathan Webb, as Chief Executive Officer and Chairman, Loren Eggleton, as Chief Financial Officer and Marcella Butler, as Chief Operating Officer. See the section titled “Management After the Business Combination.”

Q.
What conditions must be satisfied to complete the Business Combination?

A.
There are a number of closing conditions in the Business Combination Agreement, including that Novus’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section titled “The Business Combination Agreement — Conditions to Closing.”

Q.
What happens if I sell my shares of Novus Common Stock before the special meeting of stockholders?

A.
The Record Date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Novus Common Stock after the Record Date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders.

However, you will not become a Combined Company Stockholder following the Closing because only Novus’s stockholders on the date of the Closing will become Combined Company Stockholders.
Q.
What vote is required to approve the proposals presented at the special meeting of stockholders?

A.
The approval of each of the Business Combination Proposal and each of the Charter Proposals requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the then outstanding shares of Novus Common Stock entitled to vote thereon at the special meeting. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these Stockholder Proposals.

The approval of each of the Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal, Nasdaq Proposal and Adjournment Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Novus Common Stock that are voted at the special meeting of stockholders. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these Stockholder Proposals.
As of the Record Date, the Novus Initial Stockholders beneficially own an aggregate of 2,500,000 shares of Novus Common Stock, or approximately 20% of the outstanding shares of Novus Common Stock. Pursuant to the Sponsor Support Agreement, the Novus Initial Stockholders have agreed to vote all of their Initial Stockholder Shares and any Public Shares acquired by them in favor of the Business Combination and each of the Stockholder Proposals. As of the date of this proxy statement/prospectus, certain of the Founders and their affiliates have agreed to purchase an aggregate of 1,430,000 shares of Novus Common Stock in the PIPE; however, such shares will not be outstanding as of the Record Date.
Q.
May Novus or Novus’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.
In connection with the stockholder vote to approve the proposed Business Combination, the Founders and Novus’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of AppHarvest. None of the Founders, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Founders, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Novus for use in the Business Combination.

In addition, certain of the Founders and their affiliates have agreed to purchase an aggregate of 1,430,000 shares of Novus Common Stock in the PIPE. These shares to be purchased in the PIPE will not be outstanding on the Record Date and will not be entitled to vote at the Novus special meeting of stockholders.
Q.
How many votes do I have at the special meeting of stockholders?

A.
Novus’s stockholders are entitled to one vote at the special meeting for each share of Novus Common Stock held of record as of the Record Date. As of the close of business on the Record Date, there were 12,650,000 shares outstanding of Novus Common Stock held by 6,589 holders of record, including holders of record of Novus Units.

Q.
What interests do Novus’s current officers and directors have in the Business Combination?

A.
Novus’s board of directors and executive officers may have interests in the Business Combination that are different from, in addition to, or in conflict with, yours. These interests include:

•
the beneficial ownership of Novus’s board of directors and officers of an aggregate of 877,914 shares of Novus Common Stock and 901,392 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $12.0 million based on the closing prices of Novus Common Stock and warrants of $11.06 and $2.52, respectively on Nasdaq on            , 2020, the Record Date for the special meeting of stockholders. Based on such market values, Novus’s board of directors and officers will have an unrealized gain of approximately $11.1 million on their Novus securities;

•
our officers and directors and their affiliates have agreed to purchase an aggregate of 412,500 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per share, such purchase is contingent upon the completion of the Business Combination;

•
Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating the Business Combination, to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Business Combination is consummated;

•
the anticipated continuation of Robert J. Laikin, as a director of the Combined Company following the Closing; and

•
the continued indemnification of the current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These interests may influence Novus’s board of directors in making their recommendation that you vote in favor of the approval of the Stockholder Proposals. You should also read the section titled “The Business Combination — Interests of Novus’s Directors and Officers in the Business Combination.”
Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
There is some uncertainty regarding the federal income tax consequences to holders of Novus Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a distribution, taxable as ordinary income to the extent of Novus’s current and accumulated earnings and profits, or a sale, taxable as capital gain (assuming the redeemed Novus Common Stock is a capital asset in the hands of such taxpayer) to the extent the amount realized in the redemption exceeds such taxpayer’s tax basis in the redeemed Novus Common Stock, and (ii) whether such capital gain is “long-term” or “short-term.” If the redemption results in a distribution, the amount of the distribution in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the taxpayer’s adjusted tax basis in Novus Common Stock, and the remaining amount of the distribution, if any, will constitute gain from the sale or exchange of Novus Common Stock. If the redemption results in a sale, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in the redeemed Novus Common Stock. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Novus Common Stock following the redemption, and if so, the total number of shares of Novus Common Stock held by the holder both before and after the redemption relative to all shares of Novus Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Novus or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section titled “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.”
Q.
If I hold Novus Warrants, can I exercise redemption rights with respect to my warrants?

A.
No. Holders of Novus Warrants have no redemption rights with respect to the Novus Warrants.

Q.
When is the Business Combination expected to be completed?

A.
It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Agreement — Conditions to Closing.”

Q.
What do I need to do now?

A.
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.
How do I vote?

A.
If you were a holder of record of Novus Common Stock on            , 2020, the record date for the special meeting of stockholders, you may vote on the Stockholder Proposals online at the virtual special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the special meeting of stockholders and vote online, obtain a proxy from your broker, bank or nominee.

Q.
What will happen if I abstain from voting or fail to vote at the special meeting?

A.
At the special meeting of stockholders, Novus will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal and the individual Charter Proposals, and will have no effect on any of the other Stockholder Proposals.

Q.
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.
Signed and dated proxies received by Novus without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each of the Stockholder Proposals.

Q.
Do I need to attend the special meeting of stockholders to vote my shares?

A.
No. You are invited to virtually attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Novus encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.
If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Stockholder Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. You may change your vote by sending a later-dated, signed proxy card to Novus’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the virtual special meeting and vote online. You also may revoke your proxy by sending a notice of revocation to Novus’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.
What happens if I fail to take any action with respect to the special meeting?

A.
If you fail to take any action with respect to the special meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of the Combined Company and/or your warrants will entitle you to purchase common stock of the Combined Company. As a corollary, failure to vote either for or against the Business Combination proposal means you will not have any redemption rights in connection with the Business Combination to exchange your shares of common stock for a pro rata share of the aggregate amount of funds held in the Trust Account as of two business days prior to the Closing, including any interest thereon but net of any income or other taxes payable. If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Novus.

Q.
What should I do if I receive more than one set of voting materials?

A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.
What is the quorum requirement for the special meeting of stockholders?

A.
A quorum of Novus’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Novus Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

As of the Record Date for the special meeting, 6,325,001 shares of Novus Common Stock will be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote online at the virtual special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders virtually present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.
Q.
What happens to the Novus Warrants I hold if I vote my shares of Novus Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.
Properly exercising your redemption rights as a Novus stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your Novus Warrants, and if Novus does not otherwise consummate an initial business combination by November 19, 2021 or obtain the approval of Novus’s Stockholders to extend the deadline for Novus to consummate an initial business combination, Novus will be required to dissolve and liquidate, and your Novus Warrants will expire worthless.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
Novus will pay the cost of soliciting proxies for the special meeting of stockholders. Novus has engaged Morrow Sodali to assist in the solicitation of proxies for the special meeting. Novus has agreed to pay Morrow Sodali a fee of $25,000. Novus will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Novus also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Novus Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Novus Common Stock and in obtaining voting instructions from such beneficial owners. Novus’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
Who can help answer my questions?

A.
If you have questions about the Stockholder Proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(Banks and brokers can call collect at: (203) 658-9400)
Email: NOVS.info@investor.morrowsodali.com
You may also contact Novus at:
Novus Capital Corporation
8556 Oakmont Lane
Indianapolis, IN 46260
Telephone: (317) 590 6959
Attention: Chairman
To obtain timely delivery, Novus’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.
You may also obtain additional information about Novus from documents filed with the SEC by following the instructions in the section titled, “Where You Can Find More Information.”
If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Novus’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination Proposal and the other Stockholder Proposals to be considered at the special meeting of stockholders, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled, “Where You Can Find More Information.”
Parties to the Business Combination
Novus
Novus is a Delaware corporation and was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, referred to throughout this proxy statement/prospectus as its initial business combination. Although Novus may pursue its initial business combination in any industry or geographic location, it currently intends to focus on opportunities in the smart technology innovations market.
Novus Common Stock, Novus Warrants and Novus Units (each Novus Unit comprising one share of Novus Common Stock and one Novus Warrant) are currently listed and trading on Nasdaq under the ticker symbols “NOVS,” “NOVSW” and “NOVSU,” respectively. We have applied to continue the listing of the Novus Common Stock and Novus Warrants on Nasdaq under the symbols “APPH” and “APPHW,” respectively, upon Closing. The Novus Units will automatically separate into their component securities (one share of Novus Common Stock and one Novus Warrant) upon Closing and, as a result, will no longer exist. Upon Closing, Novus intends to change its name from “Novus Capital Corporation” to “AppHarvest, Inc.”
The mailing address of Novus’s principal executive office is 8556 Oakmont Lane, Indianapolis, IN 46260, and its telephone number is (317) 590-6959.
Merger Sub
Merger Sub is a wholly-owned subsidiary of Novus, formed on September 18, 2020 to consummate the Business Combination. Following the Business Combination, Merger Sub will have merged with and into AppHarvest with AppHarvest surviving the Merger. As a result, AppHarvest will become a wholly-owned subsidiary of Novus.
AppHarvest
AppHarvest is building some of the world’s largest high-tech greenhouses, combining conventional agricultural techniques with today’s technology to grow fruits and vegetables that are not genetically modified organisms and are free from chemical pesticides. AppHarvest’s vision is to create America’s AgTech capital from within Appalachia and provide better produce, better farming practices and better jobs. As a Delaware public benefit corporation, the public benefits that AppHarvest promotes, and pursuant to which it manages the company, are (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry, and (iii) improving the lives of AppHarvest’s employees and the community at large.
AppHarvest is a development stage company with no revenue to date that has incurred net losses of $2.7 million and $8.1 million for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively, and an accumulated deficit of $11.8 million from its inception through September 30, 2020.
Certified B Corporation
While not required by Delaware law or the terms of its amended and restated certificate of incorporation, AppHarvest has elected to have its social and environmental performance, accountability and transparency assessed against the proprietary criteria established by B Lab, an independent non-profit organization. As a result of this assessment, in December 2019, AppHarvest was designated as a Certified B Corporation.
Public Benefit Corporation Status
In connection with its Certified B Corporation status and as a demonstration of its long-term commitment to its mission, AppHarvest has been a public benefit corporation under Delaware law since inception.
Under Delaware law, a public benefit corporation is required to identify in its certificate of incorporation the public benefit or benefits it will promote and its directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the corporation’s stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. Public benefit corporations organized in Delaware are also required to assess their benefit performance internally and to disclose to stockholders at least biennially a report detailing their success in meeting their benefit objectives.
As provided in AppHarvest’s amended and restated certificate of incorporation, the public benefits that AppHarvest promotes, and pursuant to which it manages the company, are empowering individuals in Appalachia, driving positive environmental change in the agriculture industry, and improving the lives of AppHarvest’s employees and the community at large. Being a public benefit corporation underscores AppHarvest’s commitment to its purpose and its stakeholders, including farmers and suppliers, consumers and customers, communities and the environment and stockholders.
Novus does not believe that an investment in the stock of a public benefit corporation differs materially from an investment in a corporation that is not designated as a public benefit corporation. Novus believes that AppHarvest’s ongoing efforts to achieve its public benefit goals will not materially affect the financial interests of the Combined Company’s stockholders. However, as a public benefit corporation, AppHarvest is required to balance the financial interests of its stockholders with the best interests of those stakeholders materially affected by its conduct, including particularly those affected by the specific benefit purposes set forth in its certificate of incorporation. AppHarvest may take actions in furtherance of its goals described above, even if those actions do not maximize short- or medium-term financial results. Accordingly, AppHarvest's duty to balance a variety of interests may result in actions that do not maximize stockholder value.
The mailing address of AppHarvest’s principal executive office is 401 W. Main Street, Suite 321, Lexington, KY 40507, and its telephone number is (606) 653-6100.
For more information about AppHarvest, see the sections titled “Information About AppHarvest” and “AppHarvest Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Business Combination
The Business Combination Agreement
On September 28, 2020, Novus, Merger Sub and AppHarvest entered into the Business Combination Agreement, pursuant to which Novus and AppHarvest will consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.
The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and mutually agreed by the parties, and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date.
The Effective Time shall occur as promptly as practicable but in no event later than three business day after the satisfaction or, if permissible, waiver of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, provided that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver at the Closing).
Immediately prior to the Effective Time, AppHarvest shall cause each share of AppHarvest Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of AppHarvest Common Stock at the then effective conversion rate as calculated pursuant to AppHarvest’s amended and restated certificate of incorporation. All of the shares of AppHarvest Preferred Stock converted into shares of AppHarvest Common Stock shall no longer be outstanding and shall cease to exist, and each holder of AppHarvest Preferred Stock shall thereafter cease to have any rights with respect to such securities.
Immediately prior to the Effective Time, Novus shall assume the AppHarvest Interim Period Convertible Notes with an aggregate principal balance of $30.0 million and cause the outstanding principal and unpaid accrued interest due on such AppHarvest Interim Period Convertible Notes outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Novus Common Stock at a purchase price of $9.50 per share, and such converted AppHarvest Interim Period Convertible Notes will no longer be outstanding and will cease to exist. All of the AppHarvest Interim Period Convertible Notes converted into shares of Novus Common Stock shall no longer be outstanding and shall cease to exist, any liens securing obligations under the AppHarvest Interim Period Convertible Notes shall be released and each holder of AppHarvest Interim Period Convertible Notes shall thereafter cease to have any rights with respect to such securities.
At the Effective Time, by virtue of the Merger and without any action on the part of Novus, Merger Sub, AppHarvest or the holders of any of AppHarvest’s securities:
•
Each share of AppHarvest Common Stock issued and outstanding immediately prior to the Effective Time (including shares of AppHarvest Common Stock resulting from the conversion of AppHarvest Preferred Stock and shares of AppHarvest Common Stock subject to forfeiture restrictions or other restrictions issued pursuant to the AppHarvest, Inc. 2018 Equity Incentive Plan (“2018 Plan”) or otherwise (each an “AppHarvest Restricted Share”)) will be cancelled and automatically converted into the right to receive the number of shares of Novus Common Stock equal to the Exchange Ratio; provided, however, that each share of Novus Common Stock issued in exchange for AppHarvest Restricted Shares shall be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such AppHarvest Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such AppHarvest Restricted Shares;

•
All shares of AppHarvest Common Stock and AppHarvest Preferred Stock held in the treasury of AppHarvest shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

•
Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

•
Each AppHarvest Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option to purchase a number of shares of Novus Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AppHarvest Common Stock subject to such AppHarvest Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such AppHarvest Option immediately prior to the Effective Time divided by (B) the Exchange Ratio;

•
Each award of outstanding restricted stock units to acquire shares of AppHarvest Common Stock immediately prior to the Closing issued pursuant to an award granted under the 2018 Plan or otherwise (each an “AppHarvest RSU”) that is outstanding immediately prior to the Effective Time shall be assumed by Novus and converted into an award of restricted stock units to acquire shares of Novus Common Stock (each, a “Converted RSU Award”). Each Converted RSU Award will represent the right to acquire that number of shares of Novus Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of AppHarvest Common Stock subject to the AppHarvest RSU award immediately before the Effective Time and (2) the Exchange Ratio; provided, that, except as specifically provided above, following the Effective Time, each Converted RSU Award shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding former AppHarvest RSU award immediately prior to the Effective Time.
•
No certificates or scrip or shares representing fractional shares of Novus Common Stock shall be issued upon the exchange of AppHarvest Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Novus or a holder of shares of Novus Common Stock. In lieu of any fractional share of Novus Common Stock to which each holder of AppHarvest Common Stock would otherwise be entitled, the fractional share shall be rounded up or down to the nearest whole share of Novus Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Additionally, at the Closing, (i) 37,500,000 shares of Novus Common Stock will be issued to the Subscribers upon the closing of the PIPE, and (ii) 3,221,053 shares of Novus Common Stock will be issued to the holders of the AppHarvest Interim Period Convertible Notes, assuming that the Closing occurs 90 days after the date of the AppHarvest Interim Period Convertible Notes.
Following the consummation of the Business Combination, the Proposed Certificate of Incorporation (as defined in the section titled “Proposal No. 2 — The Charter Proposals”) will be filed with the Office of the Secretary of State of the State of Delaware.
For more information about the Business Combination Agreement and the Business Combination, see the sections titled “Proposal No. 1 — The Business Combination Proposal” and “The Business Combination Agreement.”
Conditions to the Closing
Under the Business Combination Agreement, the consummation of the Business Combination is subject to customary and other conditions, including:
•
the approval of holders of the AppHarvest Requisite Approval in favor of the adoption of the Business Combination Agreement and the Merger and all other transactions contemplated by the Business Combination Agreement;

•
our stockholders having approved, among other things, the transactions contemplated by the Business Combination Agreement, each of the Charter Proposals and the Equity Incentive Plan Proposal;

•
the effectiveness of this Registration Statement and absence of any stop order suspending the effectiveness of this Registration Statement or proceedings for that purpose pending before or threatened by the SEC;

•
the absence of any governmental law, rule, regulation, judgment, decree or other order that would prohibit the Business Combination;

•
the completion of required filings and expiration of the waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”);

•
all consents, approvals, and authorizations as set forth in the Business Combination Agreement having been obtained by the relevant governmental authorities;

•
the completion of the PIPE in an amount of at least the Minimum PIPE Commitment;

•
Novus having at least the $5,000,001 in net tangible assets following the exercise of redemption rights,;

•
the listing of the shares of Novus Common Stock on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the parties;

•
the representations and warranties of the parties to the Business Combination Agreement being true and correct, subject to the de minimis, materiality and material adverse effect standards as applicable to certain representations and warranties and as specified in the Business Combination Agreement;

•
material compliance by the parties with their respective covenants and agreements;

•
the delivery by the parties of customary officers’ certificates as specified in the Business Combination Agreement;

•
there having been no Novus Material Adverse Effect or Company Material Adverse Effect (each as defined in the Business Combination Agreement);

•
the execution of all resignations of the members of the board of directors of AppHarvest required by the Business Combination Agreement;

•
the execution and delivery by the parties thereto of the Stockholder Rights Agreement, Registration Rights Agreement, Lock-Up Agreements, and Sponsor Restricted Stock Agreement;

•
the delivery from AppHarvest to Novus of a properly executed certification that shares of AppHarvest are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

•
AppHarvest having delivered to Novus copies of the PCAOB Audited Financials; and

•
the release and availability of funds from the Trust Account.

For more information about the Business Combination Agreement, see the section titled “The Business Combination Agreement.”
Regulatory Matters
The Business Combination is subject to the requirements of the HSR Act, which prevents Novus and AppHarvest from completing the Business Combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) and specified waiting period requirements have been satisfied.
For more information, see the section titled “The Business Combination — Regulatory Approvals Required for the Business Combination.”
Termination Rights
The Business Combination Agreement is subject to termination prior to the Effective Time of the Business Combination as follows:
•
by the mutual written consent of Novus and AppHarvest;

•
by Novus or AppHarvest, if (i) the Effective Time will not have occurred prior to the date that is 180 days after the date of the Business Combination Agreement (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated pursuant to this provision by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date, and, in the event that any law is enacted after the execution of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will be automatically extended by the length of any such extension; or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination transactions, including the Merger; or (iii) any of the Stockholder Proposals fail to receive the requisite vote for approval by Novus’s stockholders;

•
by AppHarvest if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Novus or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Novus or Merger Sub has become untrue, in either case such that the conditions set forth in representations and warranties and the agreements and covenants of Merger Sub and Novus specified in the conditions to the Merger section of the Business Combination Agreement would not be satisfied (“Terminating Novus Breach”); provided that AppHarvest has not waived such Terminating Novus Breach and AppHarvest is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Novus Breach is curable by Novus and Merger Sub, AppHarvest may not terminate the Business Combination Agreement under this section for so long as Novus and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by AppHarvest to Novus; and

•
by Novus if (i) AppHarvest has failed to deliver the approval of holders of the AppHarvest Requisite Approval in favor of the adoption of the Merger to Novus within ten business days of the Registration Statement becoming effective; or (ii) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of AppHarvest set forth in the Business Combination Agreement, or if any representation or warranty of AppHarvest has become untrue, in either case such that the conditions set forth in representations and warranties and the agreements and covenants of AppHarvest specified in the conditions to the Merger section of the Business Combination Agreement would not be satisfied (“Terminating AppHarvest Breach”); provided that Novus has not waived such Terminating AppHarvest Breach and Novus and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating AppHarvest Breach is curable by AppHarvest, Novus may not terminate the Business Combination Agreement under this provision for so long as AppHarvest continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Novus to AppHarvest.

The Business Combination Agreement provides that AppHarvest is not required to consummate the Business Combination if immediately prior to the consummation of the Business Combination, Novus does not have at least $5,000,001 in net tangible assets following the exercise of redemption rights. If AppHarvest does not waive its termination right and Novus has less than the required amount in cash, the Business Combination will not be consummated.
If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.
Except as set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the Business Combination transactions shall be paid by the party incurring such expenses, whether or not the Business Combination transactions are consummated. The filing, listing, and registration fees contemplated by the Business Combination Agreement shall be paid one half by each of the parties thereto; provided, that each party shall be responsible for the fees and expenses payable by such party to its respective representatives with respect to such matters.
For more information about the Business Combination Agreement, see the section titled “The Business Combination Agreement.”
Amendments to the Charter
Pursuant to the Business Combination Agreement, at the Effective Time of the Business Combination, the Existing Certificate of Incorporation of Novus will be amended and restated to:
•
change Novus’s name to “AppHarvest, Inc.”;

•
authorize the issuance of up to 750,000,000 shares of Novus Common Stock;

•
authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by the Combined Company’s board of directors;

•
designate the Combined Company as a public benefit corporation;

•
require that stockholders only act at annual and special meeting of the corporation and not by written consent;

•
eliminate the current limitations in place on the corporate opportunity doctrine;

•
increase the required vote thresholds for approving amendments to the charter and bylaws to
66 2∕3%; and

•
make certain other changes to the amended and restated certificate of incorporation, including without limitation the elimination of certain provisions related to Novus’s initial business combination that will no longer be relevant following the Closing.

For more information about these amendments to the Certificate of Incorporation, see the section titled “Proposal No. 2 — The Charter Proposals.”
Other Agreements Related to the Business Combination Agreement
Sponsor Restricted Stock Agreement
In connection with the Closing, the Novus Initial Stockholders, Novus and AppHarvest will enter into a Sponsor Restricted Stock Agreement (the “Sponsor Restricted Stock Agreement”), which will supersede and terminate that certain Stock Escrow Agreement, dated May 19, 2020, executed in connection with Novus’s initial public offering (the “Stock Escrow Agreement”). Pursuant to the Sponsor Restricted Stock Agreement, the 2,500,000 shares of Novus Common Stock held by the Novus Initial Stockholders will be released from escrow, provided that a certain number of such shares of Novus Common Stock will be subject to restrictions in accordance with the formula set forth below (the “Restricted Shares”). Restrictions will apply to a number of shares of Novus Common Stock equal to 1,250,000 shares of the Novus Common Stock held by the Novus Initial Stockholders, multiplied by (x) a number, not less than 0, equal to (i) the number of shares of Novus Common Stock validly redeemed by holders thereof pursuant to redemption rights provided in the Existing Certificate of Incorporation minus (ii) 1,025,000, divided by (y) the number of shares of Novus Common Stock outstanding immediately prior to the Effective Time. Such Restricted Shares shall be subject to release upon satisfaction of the following trigger:
•
50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Combined Company Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period commencing after the Closing or (y) the Combined Company consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $12.50 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of the Combined Company); and

•
50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Combined Company Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period commencing after the Closing or (y) the Combined Company consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $15.00 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of the Combined Company).

In the event that none of the trigger events occur prior to the fifth anniversary of the Closing, the Restricted Shares shall be forfeited to the Combined Company and canceled and no stockholder shall have any rights with respect thereto.
The following examples illustrate the number of Initial Stockholder Shares that will be restricted as Restricted Shares:
Initial Stockholder Shares to become Restricted Shares	=	1,250,000 x (number of shares of Novus Common Stock that are redeemed – 1,025,000 shares) number of shares of Novus Common Stock outstanding immediately prior to the Merger
1. Assuming 5,000,000 shares of Novus Common Stock are redeemed:		1,250,000 x (5,000,000 – 1,025,000) = 397,500 Restricted Shares 12,500,000
2. Assuming no shares of Novus Common Stock are redeemed:		1,250,000 x 0 = 0 Restricted Shares 12,500,000
3. Assuming 1,000,000 shares of Novus Common Stock are redeemed:		1,250,000 x (1,000,000 – 1,025,000) = 0 Restricted Shares 12,500,000
See the section titled “Certain Agreements Related to the Business Combination — Sponsor Restricted Stock Agreement.”
Stockholder Rights Agreement
In connection with the Closing, certain stockholders of AppHarvest and Novus will enter into the Stockholder Rights Agreement (the “Stockholder Rights Agreement”), pursuant to which such stockholders and Novus agree to take all necessary action so that upon the consummation of the Business Combination, Novus’s board of directors, including its committees, is comprised of the individuals as set forth in the Stockholder Rights Agreement, and that such individuals are nominated as directors at the Novus annual meeting of stockholders to be held in 2021.
See the section titled “Certain Agreements Related to the Business Combination —  Stockholder Rights Agreement.”
Lock-Up Agreements and Registration Rights
In connection with the Closing, the Novus Initial Stockholders and certain stockholders of AppHarvest will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Novus Common Stock held by them immediately after the Effective Time, or issuable upon the exercise of options to purchase shares of Novus Common Stock held by them immediately after the Effective Time, or securities convertible into or exercisable or exchangeable for Novus Common Stock held by them immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) provided, however, that with respect to the Novus Initial Stockholders, the Lock-up Shares are limited to the 2,500,000 Initial Stockholder Shares held by them. With respect to 50% of the Lock-up Shares (half of which may be Restricted Shares, as defined in the Sponsor Restricted Stock Agreement) (the “Early Release Shares”), the Lock-Up Period (as defined in the Lock-Up Agreement) shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the day after the date on which the closing price of the Novus Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the closing date of the Merger. With respect to the shares held by any signatory of the Lock-Up Agreement that are not Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger.
The Lock-up Shares shall consist of the 2,500,000 shares of Novus Common Stock held by the Initial Stockholders, at least 95% of the 46,898,526 shares of Novus Common Stock to be issued to the AppHarvest Stockholders, and 3,101,474 shares of Novus Common Stock issuable upon exercise of the Exchange Options.
In connection with the Closing, that certain registration rights agreement dated May 19, 2020 will be amended and restated and Novus, the Founders and certain persons and entities receiving Novus Common Stock pursuant to the Merger (the “New Holders” and together with the Founders, the “Reg Rights Holders”) shall enter into that amended and restated registration rights agreement, a form of which is attached as an exhibit to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Novus will agree that, within 30 calendar days after the closing of the Business Combination, Novus will file with the SEC (at the Novus’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders (the “Resale Registration Statement”), and Novus shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In certain circumstances, the New Holders can demand up to three underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.
For more information about the Lock-Up Agreements and Registration Rights, see the sections titled “Certain Agreements Related to the Business Combination — Lock-Up Agreements” and “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”
Stockholder Support Agreement
On September 28, 2020, Novus, AppHarvest and certain stockholders of AppHarvest entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”) pursuant to which such stockholders agreed to vote all of their shares of AppHarvest Common Stock and AppHarvest Preferred Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such stockholders have agreed, among other things, not to (a) transfer any of their shares of AppHarvest Common Stock and AppHarvest Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.
Sponsor Support Agreement
On September 28, 2020, Novus, AppHarvest and the Novus Initial Stockholders entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which the Novus Initial Stockholders agreed to vote all of their shares of Novus Common Stock in favor of the approval and adoption of the Stockholder Proposals. Additionally, such Novus Initial Stockholders have agreed, among other things, not to (a) transfer any of their shares of Novus Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Merger.
Subscription Agreements
On September 28, 2020, Novus executed the Subscription Agreements with the Subscribers for the sale of an aggregate of 37,500,000 shares of Novus Common Stock at a purchase price of $10.00 per share for aggregate gross proceeds of $375.0 million, in the PIPE. The closing of the PIPE will occur contemporaneously with the consummation of the Business Combination. Novus will receive net proceeds of $354.3 million after payment of $20.4 million of placement fees and approximately $0.3 million of other expenses related to the PIPE. Cowen acted as lead placement agent for the PIPE.

Interests of Certain Persons in the Business Combination
In considering the recommendation of Novus’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:
•
the beneficial ownership of Novus’s directors and officers, of an aggregate of 877,914 shares of Novus Common Stock and 901,392 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as our directors and officers and their affiliates have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $9.7 million and $2.3 million, respectively, based on the closing prices of Novus Common Stock and warrants of $11.06 per share and $2.52 per warrant on Nasdaq on            , 2020, the Record Date for the special meeting of stockholders;

•
our directors and officers and their affiliates have agreed to purchase an aggregate of 412,500 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per shares, which purchase will not occur if Novus does not complete the Business Combination;

•
Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•
the anticipated continuation of Robert J. Laikin, as a director of the Combined Company following the Closing; and

•
the continued indemnification of the current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These interests may influence Novus’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other Stockholder Proposals.
Reasons for the Approval of the Business Combination
After careful consideration, Novus’s board of directors recommends that Novus’s stockholders vote “FOR” each Stockholder Proposal being submitted to a vote of Novus’s stockholders at the Novus special meeting of stockholders.
For a description of Novus’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section titled “The Business Combination — Novus’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Redemption Rights
Under the Existing Certificate of Incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to Novus to pay its income taxes or any other taxes payable, by (b) the total number of shares of Public Shares. However, Novus will not redeem any Public Shares to the extent that such redemption would result in Novus having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5.0 million. For illustrative purposes, based on funds in the Trust Account of approximately $100.0 million on September 30, 2020, the estimated per share redemption price would have been approximately $10.00.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Novus Common Stock for cash and will no longer own shares of Novus Common Stock and will not participate in the future growth of the Combined Company, if any. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Novus’s transfer agent in accordance with the procedures described herein. See the section titled “The Special Meeting of Novus’s Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Ownership of the Combined Company After the Closing
It is anticipated that, upon the completion of the Business Combination, the ownership of the Combined Company will be as follows:
•
the stockholders of AppHarvest will own 46,898,526 shares of Combined Company Common Stock, representing approximately 46.7% of total shares outstanding, which excludes up to 3,101,474 shares of Combined Company Common Stock that may be issuable pursuant to Exchanged Options;

•
the PIPE Subscribers will own 37,500,000 shares of Combined Company Common Stock, representing approximately 37.8% of total shares outstanding;

•
the holders of the AppHarvest Interim Period Convertible Notes will own 3,221,053 shares of Combined Company Common Stock, representing approximately 3.2% of total shares outstanding;

•
the Public Stockholders will own 10,000,000 shares of Combined Company Common Stock, representing approximately 10.0% of total shares outstanding;

•
the holders of Initial Stockholder Shares will own 2,500,000 shares of Combined Company Common Stock, representing approximately 2.5% of the total shares outstanding, excluding 1,380,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE; and

•
the holders of EBC Shares will own 150,000 shares of Combined Company Common Stock, representing approximately 0.1% of the total shares outstanding, excluding 50,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their redemption rights and that AppHarvest does not issue any additional equity securities prior to the Merger. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account potential future exercises of Novus Warrants.
Please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Summary of Risk Factors
In evaluating the Stockholder Proposals, Novus Stockholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to AppHarvest’s business and industry, and risks of the Combined Company, are summarized below.
•
AppHarvest is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future. AppHarvest’s business could be adversely affected if it fails to effectively manage its future growth.

•
AppHarvest faces risks inherent in the greenhouse agriculture business, including the risks of diseases and pests.

•
AppHarvest may be unable to successfully execute on its growth strategy.

•
AppHarvest has only just begun its first growing season, which makes it difficult to forecast future results of operations.

•
AppHarvest’s brand and reputation may be diminished due to real or perceived quality or food safety issues with its products, which could negatively impact AppHarvest’s business, reputation, operating results and financial condition.

•
AppHarvest’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which AppHarvest competes achieves the forecasted growth, AppHarvest’s business could fail to grow at similar rates, if at all.

•
Demand for tomatoes and other vine produce is subject to seasonal fluctuations and may adversely impact AppHarvest’s results of operations in certain quarters.

•
AppHarvest currently relies on a single facility for all of its operations.

•
Mastronardi is currently AppHarvest’s sole, exclusive marketing and distribution partner. AppHarvest is highly dependent on this relationship, and impairment to or termination of this relationship could adversely affect AppHarvest’s results of operation and financial condition.

•
AppHarvest depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact AppHarvest’s business, results of operations and financial condition.

•
AppHarvest builds controlled environment agriculture facilities which may be subject to unexpected costs and delays due to reliance on third parties for construction, material delivery, supply-chains and fluctuating material prices.

•
AppHarvest may not be able to compete successfully in the highly competitive natural food market.

•
As a public benefit corporation, AppHarvest’s duty to balance a variety of interests may result in actions that do not maximize stockholder value.

•
AppHarvest will require additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force AppHarvest to delay, limit, reduce or terminate its operations and future growth.

•
AppHarvest’s management has limited experience in operating a public company.

•
Adherence to AppHarvest’s values and its focus on long-term sustainability may negatively influence the Combined Company’s short- or medium-term financial performance.

SELECTED HISTORICAL FINANCIAL INFORMATION OF APPHARVEST
The following selected historical financial information and other data for AppHarvest set forth below should be read in conjunction with “AppHarvest Management’s Discussion and Analysis of Financial Condition and Results of Operations” and AppHarvest’s historical financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.
The selected consolidated statement of operations data and consolidated statement of cash flows data for the year ended December 31, 2019 and the period from January 18, 2018 (inception) through December 31, 2018 and the selected consolidated balance sheet data as of December 31, 2019 and 2018 are each derived from AppHarvest’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The selected consolidated statement of operations data for the nine months ended September 30, 2020 are derived from our unaudited condensed consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The AppHarvest unaudited interim condensed consolidated financial statements were prepared on the same basis as its audited annual financial statements and include all adjustments, consisting only of normal recurring adjustments that are considered necessary for a fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in the future.
	Nine Months Ended September 30 2020	Year Ended December 31, 2019	Period Ended December 31, 2018
Statement of Operations Data:
Revenue	$—	$—	$—
Operating expenses:
Selling, general and administrative expenses	8,368,899	2,716,796	901,700
Depreciation	66,023	16,129	3,032
Total operating expenses	8,434,922	2,732,925	904,732
Loss from operations	(8,434,922)	(2,732,925)	(904,732)
Other income (expense):
Development fee income from a related party	407,861	349,788	—
Loss on SAFE Note revaluation	—	(345,003)	(26,000)
Interest expense	(90,005)	(27,515)	—
Other	(12,659)	9,634	—
Loss before income taxes	(8,129,725)	(2,746,021)	(930,732)
Income tax expense	—	—	3,675
Net and comprehensive loss	$(8,129,725)	$(2,746,021)	$(934,407)
Net loss per common share, basic and diluted	$(0.84)	$(0.29)	$(0.10)
Weighted average common shares used in computing net loss per share attributed to common stockholders, basic and diluted	9,706,677	9,507,926	9,001,830

	As of September 30, 2020	As of December 31, 2019	As of December 31, 2018
Balance Sheet Data:
Total assets	$73,584,285	$13,943,105	472,766
Total liabilities	39,548,580	4,867,127	1,394,704
Total redeemable convertible preferred stock	45,207,530	12,258,132	—
Total stockholders’ deficit	(11,171,825)	(3,182,154)	(921,938)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$73,584,285	$13,943,105	$472,766

	Nine months ended September 30, 2020	Year ended December 31, 2019	Period ended December 31, 2018
Statement of Cash Flows Data:
Net cash used in operating activities	$(6,256,733)	$(5,490,681)	$(772,391)
Net cash used in investing activities	(11,164,171)	(3,615,167)	(97,302)
Net cash provided by financing activities	64,981,023	14,781,811	1,225,000
Change in cash and cash equivalents	47,560,119	5,675,963	355,307
Cash and Cash Equivalents:
Beginning of period	6,031,270	355,307	—
End of period	$53,591,389	$6,031,270	$355,307

SELECTED HISTORICAL FINANCIAL INFORMATION OF NOVUS
The following table shows selected historical financial information of Novus for the periods and as of the dates indicated. The selected historical financial information of Novus was derived from the historical financial statements of Novus included elsewhere in this proxy statement/prospectus. The following table should be read in conjunction with “Novus Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Novus’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.
(in thousands, except per share amount)	For the Period from March 5, 2020 (inception) to September 30, 2020
Statement of Operations Data:
Net loss	$(205)
Net loss per common share – basic and diluted	$(0.07)
Statement of Cash Flows Data:
Net cash used in operating activities	$(298)
Net cash used in investing activities	(100,000)
Net cash provided by financing activities	(100,818)
As of September 30, 2020
Balance Sheet Data:
Total cash	$520
Total assets	100,674
Total liabilities	61
Total stockholders’ equity	5,000

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) give effect to the Business Combination described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Novus will be treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of AppHarvest issuing stock for the net assets of Novus, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2020 gives pro forma effect to the Business Combination as if it had occurred on September 30, 2020. The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2020, and for the year ended December 31, 2019 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019.
The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Combined Company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Novus and AppHarvest and related notes included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the Combined Company.
The following table presents summary pro forma data after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemption:   This scenario assumes that no shares of Novus Common Stock are redeemed; and

•
Assuming Maximum Redemption:   This scenario assumes that 9,560,798 shares of Novus Common Stock are redeemed for an aggregate payment of approximately $95.6 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account.

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Nine Months Ended September 30, 2020:
Total operating costs and expenses	$8,065,169	$8,065,169
Net loss	$(7,759,026)	$(7,759,026)
Basic and diluted net loss per share	$(0.08)	$(0.09)
	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2019:
Total operating costs and expenses	$2,732,925	$2,732,925
Net loss	$(2,746,021)	$(2,746,021)
Basic and diluted net loss per share	$(0.03)	$(0.03)

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Total assets	$510,177,258	$414,564,174
Total liabilities	$8,983,287	$8,983,287
Total equity	$501,193,971	$405,580,887
Historical Comparative and Unaudited Pro Forma Combined Per Share Data of Novus and AppHarvest
The following table sets forth selected historical comparative share information for Novus and AppHarvest and unaudited pro forma condensed combined per share information of the Combined Company after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemption — this scenario assumes that no shares of Novus Common Stock are redeemed; and

•
Assuming Maximum Redemption — this scenario assumes that 9,560,798 shares of Novus Common Stock are redeemed for an aggregate payment of approximately $95.6 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2020. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination as if it had occurred on January 1, 2019.
This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Novus and AppHarvest and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Novus and AppHarvest is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Novus and AppHarvest would have been had the companies been combined during the periods presented.
			Pro Forma Combined
	Novus (Historical)	AppHarvest, Inc. (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the nine months ended September 30, 2020
Book value (stockholders’ deficit) per share(1)	$1.71	$(1.15)	$5.07	$4.54
Weighted average shares outstanding of common stock – basic and diluted	2,921,484	9,706,677	98,935,950	89,375,152
Net loss per share of common stock – basic and diluted	$(0.07)	$(0.84)	$(0.08)	$(0.09)

		Pro Forma Combined
	AppHarvest, Inc. (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
For the year ended December 31, 2019
Weighted average shares outstanding of common stock – basic and diluted	9,507,926	98,935,950	89,375,152
Net loss per share of common stock – basic and diluted	$(0.29)	$(0.03)	$(0.03)

(1)
Book value per share = Total equity excluding preferred shares/shares outstanding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, AppHarvest’s and AppHarvest’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
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our ability to consummate the Business Combination;

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the expected benefits of the Business Combination;

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the Combined Company’s financial and business performance following the Business Combination, including financial projections and business metrics;

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changes in AppHarvest’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

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the implementation, market acceptance and success of AppHarvest’s business model and growth strategy;

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AppHarvest’s ability to attract and retain qualified employees and management in Appalachia;

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AppHarvest’s ability to adapt to changes in consumer preferences, perception and spending habits in the food industry and develop and expand its product offerings and gain market acceptance of its products;

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the success or profitability of AppHarvest’s distribution arrangements;

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AppHarvest's projections and expected timelines related to the construction and opening of new controlled environment agriculture facilities, the planting and sale of produce and the recognition of revenue from any such sales;

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AppHarvest’s ability to scale and build its controlled environment agriculture facilities in a cost-effective manner;

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AppHarvest’s ability to develop and maintain its brand and reputation;

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developments and projections relating to AppHarvest’s competitors and industry;

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the impact of health epidemics, including the COVID-19 pandemic, on AppHarvest’s business and the actions AppHarvest may take in response thereto;

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AppHarvest’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

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expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

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AppHarvest’s future capital requirements and sources and uses of cash;

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AppHarvest’s ability to obtain funding for its operations and future growth; and

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AppHarvest’s business, expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
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the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

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the outcome of any legal proceedings that may be instituted against Novus following announcement of the proposed Business Combination and transactions contemplated thereby;

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the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Novus or to satisfy other conditions to the Closing in the Business Combination Agreement;

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the ability to obtain or maintain the listing of Novus Common Stock on Nasdaq following the Business Combination;

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the risk that the proposed Business Combination disrupts current plans and operations of AppHarvest as a result of the announcement and consummation of the transactions described herein;

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our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of AppHarvest to grow and manage growth profitably following the Business Combination;

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costs related to the Business Combination;

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changes in applicable laws or regulations;

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the effect of the COVID-19 pandemic on AppHarvest’s business and the economy in general;

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the ability of AppHarvest to execute its business model, including market acceptance of its planned products and services;

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the Combined Company’s ability to raise capital;

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the possibility that Novus or AppHarvest may be adversely affected by other economic, business, and/or competitive factors;

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any changes to U.S. tax laws; and

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other risks and uncertainties described in this proxy statement/prospectus, including those under the section titled “Risk Factors.”

In addition, statements that “AppHarvest believes” or “Novus believes” and similar statements reflect AppHarvest’s or Novus’s beliefs and opinions on the relevant subject. These statements are based upon information available to AppHarvest or Novus, as the case may be, as of the date of this prospectus/proxy statement, and while AppHarvest or Novus, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

RISK FACTORS
The Combined Company will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Novus because these risks may also affect the Combined Company. You should also read and consider the other information in this proxy statement/prospectus.
Risks Related to AppHarvest
AppHarvest is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future. AppHarvest’s business could be adversely affected if it fails to effectively manage its future growth.
AppHarvest incurred net losses of $2.7 million and $8.1 million for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively. AppHarvest believes it will continue to incur net losses for the foreseeable future as it begins its first growing season and commercial sales of its products. Even once AppHarvest begins its first growing season, there is no guarantee when, if ever, AppHarvest will become profitable. AppHarvest expects to expend substantial resources as it:
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completes the buildout of the Morehead facility and other facilities for which building has commenced;

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begins its first growing season;

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fulfills its obligations under its marketing and distribution agreement with Mastronardi;

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identifies and invests in future growth opportunities, including the purchase or lease of new or expanded facilities and the development of new product lines;

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invests in sales and marketing efforts to increase brand awareness, engage customers and drive sales of its products;

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invests in product innovation and development; and

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incurs additional general administration expenses, including increased finance, legal and accounting expenses, associated with being a public company and growing operations.

These investments may not result in the growth of AppHarvest’s business. Even if these investments do result in the growth of its business, if AppHarvest does not effectively manage its growth, it may not be able to execute on its business plan and vision, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, any of which could adversely affect AppHarvest’s business, financial condition and results of operations.
AppHarvest will require additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force AppHarvest to delay, limit, reduce or terminate its operations and future growth.
The high-tech greenhouse agriculture business is extremely capital-intensive and AppHarvest expects to expend significant resources to complete the buildout of its facilities and begin its first growing season. These expenditures are expected to include working capital, costs of acquiring and building out new facilities, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, and the cost of attracting and retaining a skilled local labor force. In addition, other anticipated costs may arise due to the unique nature of these controlled environment agriculture facilities and the start of AppHarvest’s first growing season. AppHarvest currently imports many of the supplies and materials for its greenhouse operations from abroad, including the construction materials for the Morehead facility and seeds for its plants. Accordingly, AppHarvest is subject to risk of fluctuation in exchange rates, which could cause unexpected increases in AppHarvest’s costs and harm its financial position.
After giving effect to the closing of the Business Combination, AppHarvest expects that its existing cash and credit available under its loan agreements will be sufficient to fund its planned operating expenses, capital expenditure requirements and any debt service payments through at least the next 12 months. However, AppHarvest’s operating plan may change because of factors currently unknown, and AppHarvest may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect its business. In addition, AppHarvest may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to AppHarvest on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for AppHarvest to operate its business or implement its growth plans.
AppHarvest faces risks inherent in the greenhouse agriculture business, including the risks of diseases and pests.
AppHarvest is focused on building large-scale controlled environment agriculture facilities in Central Appalachia with the goal of providing quality domestic supply of fresh fruits and vegetables to nearly 70% of the U.S. population. AppHarvest plans to initially grow two varieties of tomatoes in its first growing season at the Morehead facility — tomatoes on the vine and beefsteak tomatoes — and potentially expand to other tomato varieties and other vegetables such as cucumbers and leafy greens in the future at other facilities. As such, AppHarvest is subject to the risks inherent in an agricultural business, such as insects, plant and seed diseases and similar agricultural risks, which may include crop losses, for which AppHarvest is not insured. Although AppHarvest’s tomatoes will be grown in climate-controlled greenhouses, there can be no assurance that natural elements will not have an effect on the production of these products. In particular, plant diseases, such as root rot or tomato brown rugose fruit virus, or pest infestations, such as whiteflies, can destroy all or a significant portion of AppHarvest’s tomatoes and could eliminate or significantly reduce production at the greenhouse until AppHarvest is able to disinfect the greenhouse and grow replacement tomatoes or other vegetables.
Although AppHarvest has taken and continues to take precautions to guard against crop diseases and pests, these efforts may not be sufficient. In addition, diseases and pests can make their way into greenhouses from outside sources over which AppHarvest has limited or no control. Diseases and pests can be inadvertently brought in by employees, from seeds and propagation vendors and from the trucks that transport supplies to the greenhouse. Once a disease or pest is introduced, AppHarvest will need to quickly identify the problem and take remedial action in order to preserve the growing season. Failure to identify and remediate any diseases or pests in a timely manner could cause the loss of all or a portion of AppHarvest’s crop and result in substantial time and resources to resume operations. Crop losses as a result of these agricultural risks could negatively impact AppHarvest’s business, prospects, financial condition, results of operations and cash flows.
AppHarvest currently relies on a single facility for all of its operations.
AppHarvest’s first controlled environment agriculture facility is a 2.76 million square foot greenhouse facility in Morehead, Kentucky, which partially opened in October 2020. For the immediate future, AppHarvest will rely solely on the operations at the Morehead facility. Adverse changes or developments affecting the Morehead facility could impair AppHarvest’s ability to produce its products and its business, prospects, financial condition and results of operations. Any shutdown or period of reduced production at the Morehead facility, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond its control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics (such as COVID-19), equipment failure or delay in supply delivery, would significantly disrupt AppHarvest’s ability to grow and deliver its produce in a timely manner, meet its contractual obligations and operate its business. AppHarvest’s greenhouse equipment is costly to replace or repair, and AppHarvest’s equipment supply chains may be disrupted in connection with pandemics, such as COVID-19, trade wars or other factors. If any material amount of AppHarvest’s machinery were damaged, it would be unable to predict when, if at all, it could replace or repair such machinery or find co-manufacturers with suitable alterative machinery, which could adversely affect AppHarvest’s business, financial condition and operating results. Any insurance coverage AppHarvest has may not be sufficient to cover all of its potential losses and may not continue to be available to AppHarvest on acceptable terms, or at all.
Any damage to or problems with AppHarvest’s greenhouse facilities, or delays in construction, could severely impact its operations and financial condition.
Any damage to or problems with the Morehead facility or any other greenhouses that AppHarvest builds or uses in the future could have a severe adverse impact on AppHarvest’s operations and business. AppHarvest faces risks including, but not limited to:
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Weather.   AppHarvest’s operations may be adversely affected by severe weather including tornados, lightning strikes, wind, snow, hail and rain. A tornado, lightning strike, severe hailstorm or unusually large amount of snow could cause damage or destruction to all or part of AppHarvest’s greenhouse. Although Equilibrium is responsible for repairing damage to the outside of the greenhouse structure, AppHarvest may be required to expend significant resources and time in mitigating damage to its crops, and such damage may not be covered by insurance. The impact of a severe weather event or natural disaster could result in significant losses and seriously disrupt AppHarvest’s entire business.

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Water Supply.   AppHarvest irrigates its plants with recycled rainwater, collected in a 10-acre on-site retention pond, eliminating the need for city water or well water. The pond is constantly aerated with nanobubble technology, which combats harmful algae blooms and cyanotoxins. Once rainwater is pumped into the facility from the pond, it enters a closed-loop irrigation system. The water is processed through a sand filter and then sanitized with UV light. This destroys any viruses, bacteria and protozoa without the use of chemicals and with no unwanted disinfection by-products. Despite these precautions, there remains risk of contamination to AppHarvest’s water supply from outside sources. Any contamination of the water in the retention pond could require significant resources to correct and could result in damage or interruption to AppHarvest’s growing season.

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Energy Costs or Interruption.   Although AppHarvest’s plants primarily grow using natural sunlight, requiring less energy per plan than indoor warehouse farms, AppHarvest does supplement the light its plants receive with LED lighting and high-pressure sodium lighting, which makes AppHarvest vulnerable to rising energy costs. AppHarvest has diesel generators to maintain energy supply in the case of an outage, but these generators would not be able to power the facility for any prolonged period of time and could result in reduced crop yield. Rising or volatile energy costs may adversely impact its business, and its operations could be significantly affected by a prolonged power outage.

In addition, AppHarvest may experience unexpected delays in building its greenhouses for a variety of reasons, including limited labor due to COVID-19 or other factors, unexpected construction problems or severe weather. If AppHarvest experiences significant unexpected delays in construction, it may have to limit or miss out on an entire growing season depending on the timing and extent of the delays, which could harm AppHarvest’s business, financial condition and results of operation.
AppHarvest depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact AppHarvest’s business, results of operations and financial condition.
Agricultural operations are labor intensive, and the growing season for greenhouses is year-round. In general, each year, AppHarvest plans to begin planting in September, grow and harvest the produce into June or July and then remove plants and clean the greenhouse in August. These year-round operations depend on the regular availability of labor in Appalachia.
Central Appalachia’s labor force long powered America through its coal mining operations. Over the past decade, the industry’s precipitous decline and replacement by natural gas has left tens of thousands of skilled workers unemployed throughout the region. AppHarvest has rapidly hired in the region as it prepares to open its controlled environment agriculture facility and benefited from a strong network of employer assistance programs ready to help companies interested in locating in the region to provide jobs for its ready workforce. However, there is competition for skilled agricultural labor in the region, particularly from the cannabis industry, and even if AppHarvest is able to identify, hire and train its labor force, there is no guarantee that AppHarvest will be able to retain these employees. Any shortage of labor or lack of regular availability could restrict AppHarvest’s ability to operate its greenhouses profitably, or at all.
In addition, efforts by labor unions to organize AppHarvest’s employees could divert management attention away from regular day-to-day operations and increase its operating expenses. Labor unions may make attempts to organize AppHarvest’s non-unionized employees. AppHarvest is not aware of any activities relating to union organizations at the Morehead facility, but it cannot predict which, if any, groups of employees may seek union representation in the future or the outcome of any collective bargaining. If AppHarvest is unable to negotiate acceptable collective bargaining agreements, it may have to wait through “cooling off” periods, which are often followed by union-initiated work stoppages, including strikes. Depending on the type and duration of any work stoppage, AppHarvest’s operating expenses could increase significantly, which could negatively impact its financial condition, results of operations and cash flows.
If AppHarvest fails to retain and motivate members of its management team or other key crew members, its business and future growth prospects would be harmed.
AppHarvest’s success and future growth depend largely upon the continued services of its executive officers as well as other key crew members. These executives and key crew members have been primarily responsible for determining the strategic direction of the business and executing AppHarvest’s growth strategy and are integral to AppHarvest’s brand, culture and reputation with distributors and others in the industry. From time to time, there may be changes in AppHarvest’s executive management team or other key crew members resulting from the hiring or departure of these personnel. The loss of one or more of executive officers, or the failure by the executive team to effectively work with crew members and lead the company, could harm AppHarvest’s business.
Mastronardi is currently AppHarvest’s sole, exclusive marketing and distribution partner. AppHarvest is highly dependent on this relationship, and impairment to or termination of this relationship could adversely affect AppHarvest’s results of operation and financial condition.
Mastronardi is AppHarvest’s exclusive marketing and distribution partner for all Products pursuant to the Purchase and Marketing Agreement between AppHarvest and Mastronardi dated as of March 28, 2019, as amended on December 18, 2020 (the “Mastronardi Morehead Agreement”). Under the terms of the Mastronardi Morehead Agreement, AppHarvest is responsible for growing, producing, packing and delivering all Products to Mastronardi, and Mastronardi is responsible for marketing, branding and distributing the Products to its customers. Mastronardi will sell the Products at market prices that are consistent with the best and highest prices available during the duration of the applicable growing season for like kind USDA Grade No. 1 products. Mastronardi will set the market price for the Products and will pay over to AppHarvest the gross sale price of the Products sold by Mastronardi, less a marketing fee and Mastronardi’s costs incurred in the sale and distribution of the Products.
Mastronardi is only obligated to purchase AppHarvest’s products that are at or above USDA Grade No. 1 standards and export quality standards within North America and of a quality required by Mastronardi’s customers, in Mastronardi’s sole determination. The Mastronardi Morehead Agreement provides for an inspection period during which Mastronardi will inspect AppHarvest’s produce to determine whether it meets the required quality standards, and Mastronardi may reject and return any of AppHarvest’s products that do not meet these standards. Any significant or unexpected rejection of AppHarvest’s products could negatively impact AppHarvest’s results of operations, and AppHarvest may be unable to sell the rejected products to other third parties. Further, because Mastronardi acts as an intermediary between AppHarvest and the retail grocers or foodservice providers, AppHarvest does not have short-term or long-term commitments or minimum purchase volumes with them that ensure future sales of its products.
If AppHarvest expands its growing acreage or operations in Kentucky or West Virginia, Mastronardi has a right of first refusal to be the exclusive distributor of any produce arising as a result of such expansion for the greater of ten years from the date of first commercial production of the additional products or the remainder of the term of the Mastronardi Morehead Agreement. In the event AppHarvest or its affiliates engage in the business of growing fresh produce in a greenhouse in Kentucky and West Virginia (in each case, a “New Grower Facility”), Mastronardi has the right to deem such New Grower Facility to be under an agreement with Mastronardi on the same material terms and conditions of the Mastronardi Morehead

Agreement for a period of ten years. In December 2020, Mastronardi elected to deem AppHarvest's new facilities in Richmond and Berea to be New Grower Facilities.
Due to the exclusive nature of this long-term distribution relationship, AppHarvest could also be adversely affected if Mastronardi experiences impairment to its brand and reputation or to its financial condition. Mastronardi and AppHarvest are each entitled to terminate the Mastronardi Morehead Agreement in the case of the other party’s uncured breach of the contract or bankruptcy or insolvency. If the Mastronardi Morehead Agreement is terminated, AppHarvest may experience difficulty or delay in finding a suitable replacement distributor in a timely manner or at all, and AppHarvest’s business, financial condition and results of operations could be harmed.
AppHarvest could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand its product offerings or gain market acceptance of its products could have a negative effect on AppHarvest’s business.
The market in which AppHarvest operates is subject to changes in consumer preference, perception and spending habits. AppHarvest’s performance will depend significantly on factors that may affect the level and pattern of consumer spending in the U.S. food industry market in which it operates. Such factors include consumer preference, consumer income, consumer confidence in and perception of the safety and quality of AppHarvest’s products and shifts in the perceived value for AppHarvest’s products relative to alternatives.
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Consumer Preferences.   AppHarvest’s first crop will be tomatoes, including tomatoes on the vine and beefsteak tomatoes. Although tomatoes are the second most popular fresh market vegetable per capita in the United States, with per capita consumption increasing significantly in the past 40 years, there is no guarantee that tomatoes will continue to garner this popularity, that consumers will prefer the varieties of tomatoes grown by AppHarvest, or that AppHarvest will be successful in capturing a sufficient market share. If AppHarvest is able to expand its product offerings to include other vegetables, such as cucumbers, peppers and leafy greens, it will similarly be impacted by consumer preferences for such vegetables.

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Safety and Quality Concerns.   Media coverage regarding the safety or quality of, or diet or health issues relating to, AppHarvest’s products or the processes involved in their manufacturing, may damage consumer confidence in AppHarvest’s products. For example, manufacturers and regulatory authorities have issued recalls of tomatoes in the past due to issues such as salmonella contamination. Any widespread safety or quality issues involving tomatoes or other fresh vegetables — even if not involving AppHarvest — could adversely affect consumer confidence in and demand for such tomatoes or other fresh produce.

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Consumer Income.   A general decline in the consumption of AppHarvest’s products could occur at any time as a result of change in consumer spending habits, including an unwillingness to pay a premium or an inability to purchase AppHarvest’s products due to financial hardship or increased price sensitivity, which may be exacerbated by the effects of the COVID-19 pandemic.

The success of AppHarvest’s products will depend on a number of factors including its ability to accurately anticipate changes in market demand and consumer preferences, its ability to differentiate the quality of AppHarvest products from those of its competitors, and the effectiveness of marketing and advertising campaigns for AppHarvest products. AppHarvest may not be successful in identifying trends in consumer preferences and growing or developing products that respond to such trends in a timely manner. AppHarvest or its partners also may not be able to effectively promote AppHarvest products by marketing and advertising campaigns and gain market acceptance. If AppHarvest’s products fail to gain market acceptance, are restricted by regulatory requirements or have quality problems, the company may not be able to fully recover costs and expenses incurred in its operation, and its business, financial condition or results of operations could be materially and adversely affected.
AppHarvest may be unable to successfully execute on its growth strategy.
AppHarvest’s growth strategy includes the development of new controlled agriculture facilities and the expansion of its product line.

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New Controlled Agriculture Facilities.   AppHarvest’s first controlled environment agriculture facility, which spans more than 63 acres, opened its first 30 acres of growing space in Morehead, Kentucky in October 2020, with the remainder expected to open in early 2021. Before the early 2021 completion of the Morehead facility, which will grow beefsteak tomatoes and tomatoes on the vine, AppHarvest expects to have begun construction on its next two facilities in Berea and Richmond, both within Madison County, Kentucky. In October 2020, AppHarvest announced that it had broken ground at the facility in Richmond. The facilities will include 60 acres of growing space for cucumbers and tomatoes on the vine in Richmond and 15 acres of leafy greens in Berea. Both new facilities are expected to be operational by the end of 2022. A fourth 17 acre facility to be located in Russell Springs, Kentucky will grow leafy greens and be operational in 2023. Beyond that, AppHarvest is also planning additional facilities across Kentucky and throughout Central Appalachia. Eight additional potential projects are in the pipeline through 2025.

Identifying, planning, developing, constructing and finishing new controlled environment agriculture facilities in Central Appalachia has required and will continue to require substantial time and resources. Greenhouses, such as the Morehead facility, require a large amount of flat land with a maximum cut and fill area, the ability to obtain the appropriate permits and approvals, sufficient utilities and road access and adequate labor availability, among other things. AppHarvest may be unsuccessful in identifying available sites in Central Appalachia that are conducive to its planned projects, and even if identified, AppHarvest may ultimately be unable to lease or purchase the land for any number of reasons. Because of the capital-intensive nature of these projects, AppHarvest will need to prioritize which sites it plans to develop, and there can be no guarantee that AppHarvest will select or prioritize sites that will ultimately prove to be appropriate for construction. Further, AppHarvest may spend time and resources developing sites at the expense of other appropriate sites, which may ultimately have been a better selection or more profitable location. On the other hand, if AppHarvest overestimates market demand and expands into new locations too quickly, it may have significantly underutilized assets and may experience reduced profitability. If AppHarvest does not accurately align capacity at its greenhouses with demand, its business, financial condition and results of operations could be adversely affected.
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New Product Lines.   AppHarvest aspires to develop a leading fruit and vegetable brand widely known for its sustainable practices. The company plans to leverage its strong mission to build an iconic brand recognized and revered by a loyal customer base that values a sustainable homegrown food supplier. The company also considers the development of value-added products to be key to its long-term growth strategy with value-added defined as being beyond the traditional fresh vegetable offerings of tomatoes on the vine and beefsteak tomatoes, and which could include items such as tomato paste, salsa, tomato sauces and ketchup. AppHarvest also plans to evaluate opportunities to develop lines of co-branded fresh food and snacking products.

AppHarvest may not be successful in its efforts to expand into value-added and co-branded products, or may invest in product opportunities that are not ultimately successful or profitable. AppHarvest has no experience in developing or manufacturing value-added products and may not be able to develop or hire the expertise needed to expand into this field in an efficient and profitable manner. By developing co-branded products, AppHarvest also faces risks around aligning its brand with that of a third party over which it may have limited or no control.
AppHarvest may not be able to implement its growth strategy successfully. AppHarvest’s sales and operating results will be adversely affected if it fails to implement its growth strategy or if it invests resources in a growth strategy that ultimately proves unsuccessful.
AppHarvest builds controlled environment agriculture facilities which may be subject to unexpected costs and delays due to reliance on third parties for construction, material delivery, supply-chains and fluctuating material prices.
AppHarvest builds controlled environment agriculture facilities that are dependent on a number of key inputs and their related costs including materials such as steel and glass and other supplies, as well as electricity and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact AppHarvest’s business, financial condition and operating results. AppHarvest has entered into a direct contractual relationship with Dalsem for the construction of its Richmond, Kentucky facility and Dalsem also provides significant construction services for the Morehead facility. If Dalsem encounters unexpected costs, delays or other problems in building these controlled environment agriculture facilities, AppHarvest's financial position and ability to execute on its growth strategy could be negatively affected. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on AppHarvest’s business, financial condition and operating results.
The price of production, sale and distribution of these goods may fluctuate widely based on the impact of numerous factors beyond AppHarvest’s control including international, economic and political trends, expectations of inflation, global or regional consumptive patterns, speculative activities and increased production due to new production and distribution developments and improved production and distribution methods. In addition, AppHarvest imports substantially all of the construction materials used to build the controlled environment agriculture facilities. The use of third-party import services can cause logistical problems, unexpected costs and delays in facility construction which cannot be directly controlled by AppHarvest. Any prolonged disruption of third-party delivery and shipping services could negatively affect AppHarvest’s facility building schedule. Rising costs associated with third-party transportation services used to ship materials may also adversely impact AppHarvest’s building schedule and crop season planning, and more generally its business, financial condition, results of operations and prospects.
COVID-19 continues to impact worldwide economic activity, and the governments of many countries, states, cities and other geographic regions have taken preventative or protective actions which are creating disruption in global supply chains such as closures or other restrictions on the conduct of business operations of manufacturers, suppliers and vendors. The increased global demand on shipping and transport services may cause AppHarvest to experience delays in the future which could impact its ability to obtain materials or build its greenhouses in a timely manner. These factors could otherwise disrupt AppHarvest’s operations and could negatively impact its business, financial condition and results of operations.
If AppHarvest experiences significant unexpected delays in construction, it may have to limit or miss out on an entire growing season depending on the timing and extent of the delays, which could harm AppHarvest’s business, financial condition and results of operation.
AppHarvest may not be able to compete successfully in the highly competitive natural food market.
AppHarvest operates in the highly competitive natural foods environment. With the importing of vine crops rapidly increasing, AppHarvest’s competition includes large-scale operations in Mexico and to a lesser extent the southwestern United States. In this market, competition is based on, among other things, product quality and taste, brand recognition and loyalty, product variety, product packaging and package design, shelf space, reputation, price, advertising, promotion and nutritional claims.
AppHarvest may not be able to compete successfully with imported goods, including from Mexico and Canada. A risk for high-tech producers in the United States is that lower-cost Mexican producers will be able to increasingly step up and meet emerging U.S. retail market preferences for higher quality, improved product safety, year-round availability, and product innovation. Mexican producers achieve this not by investing equivalent capital, but by leveraging climatic advantages at lower cost. Market leadership will accrue to the most efficient producers who are able to reliably meet the needs of large U.S. retailers and can demonstrate advantages in marketing strategy, geography, technology, and production learning curves sufficient to warrant the substantial long-term working capital required to fuel the expected sustained growth of this niche. Meanwhile, Canadian producers are beginning or expanding production in the United States. The major factors driving this expansion are brand value of U.S. production and lower transportation and energy costs at U.S. facilities. The Canadian greenhouse industry is located primarily in Ontario in the east and British Columbia in the west. The Canadian greenhouse industry is supported by extensive government subsidies and financing that allows them to compete with the United States and Mexico on production cost.
AppHarvest also faces competition from traditional greenhouse operators both domestic and abroad, as well as from high-tech agricultural startups that are focused on development of farms either in or near major cities.

Each of these competitors may have substantially greater financial and other resources than AppHarvest and some of whose products are well accepted in the marketplace today. AppHarvest cannot be certain that it will successfully compete with larger competitors that have greater financial, sales and technical resources. They may also have lower operational costs, and as a result may be able to offer comparable or substitute products to customers at lower costs. This could put pressure on AppHarvest to lower its prices, resulting in lower profitability or, in the alternative, cause AppHarvest to lose market share if it fails to lower prices. Retailers may also market competitive products under their own private labels, which are generally sold at lower prices, and may change the merchandising of AppHarvest’s products so they have less favorable placement.
The controlled environment agriculture business also has low barriers to entry, and AppHarvest will not be able to prevent competitors from building and operating similar greenhouses. AppHarvest relies heavily on the know-how of its employees and management team, their experience and their relationships with significant stakeholders in the agriculture industry and in Central Appalachia.
In addition, AppHarvest’s ability to compete successfully in this market depends, in large part, on its ability to implement its growth strategy of building additional controlled environment facilities and expanding its product line. AppHarvest’s sales and operating results will be adversely affected if it fails to implement its growth strategy or if AppHarvest invests resources in a growth strategy that ultimately proves unsuccessful.
AppHarvest has only just begun its first growing season, which makes it difficult to forecast future results of operations.
AppHarvest’s first controlled environment agriculture facility, the Morehead facility, partially opened in October 2020, marking the beginning of the company’s first growing season. As a result, AppHarvest’s ability to accurately forecast future results of operations is limited and subject to a number of uncertainties, including its ability to plan for and model future growth. In future periods, revenue growth could slow or revenue could decline for a number of reasons, including slowing demand for AppHarvest’s products, increasing competition, a decrease in the growth of the overall market, or AppHarvest’s failure, for any reason, to take advantage of growth opportunities. If AppHarvest’s assumptions regarding these risks and uncertainties and future revenue growth are incorrect or change, or if it does not address these risks successfully, AppHarvest’s operating and financial results could differ materially from its expectations, and its business could suffer.
If AppHarvest fails to develop and maintain its brand, its business could suffer.
AppHarvest plans to leverage its strong mission to build an iconic brand recognized and revered by a loyal customer base that values a sustainable homegrown food supplier. AppHarvest’s success depends on its ability to maintain and grow the value of the AppHarvest brand. Maintaining, promoting and positioning AppHarvest’s brand and reputation will depend on, among other factors, the success of its product offerings, food safety, quality assurance, marketing and merchandising efforts, its continued focus on the environment and sustainability and its ability to provide a consistent, high-quality consumer and customer experience. Any negative publicity, regardless of its accuracy, could impair AppHarvest’s business.
With respect to AppHarvest’s products that will be distributed by Mastronardi, Mastronardi controls the packaging, branding and marketing of these products. Although Mastronardi has agreed to use its best efforts to include the AppHarvest name and branding on AppHarvest’s products, it is under no obligation to do so if such inclusion would conflict with instructions from a Mastronardi customer for the products or Mastronardi believes that AppHarvest has suffered material impairment to its reputation or any of AppHarvest's brands. If Mastronardi does not include prominent AppHarvest branding on the packaging of the AppHarvest products it distributes, or if Mastronardi fails to effectively market AppHarvest’s products, this could hamper AppHarvest’s efforts to establish and grow the company’s brand and reputation.
Further, the growing use of social and digital media by AppHarvest, its consumers and third parties increases the speed and extent that information or misinformation and opinions can be shared. Negative publicity about AppHarvest, its partners or its products on social or digital media could seriously damage AppHarvest’s brand and reputation. Brand value is based on perceptions of subjective qualities, and any incident that erodes the loyalty of AppHarvest’s consumers, customers or distributors, including adverse publicity or a governmental investigation, litigation or regulatory enforcement action, could significantly reduce the value of AppHarvest’s brand and significantly damage its business. If AppHarvest does not achieve and maintain favorable perception of its brand, AppHarvest’s business, financial condition and results of operations could be adversely affected.
AppHarvest’s brand and reputation may be diminished due to real or perceived quality or food safety issues with its products, which could negatively impact AppHarvest’s business, reputation, operating results and financial condition.
Real or perceived quality or food safety concerns or failures to comply with applicable food regulations and requirements, whether or not ultimately based on fact and whether or not involving AppHarvest (such as incidents involving Mastronardi or AppHarvest’s competitors), could cause negative publicity and reduced confidence in AppHarvest’s company, brand or products, which could in turn harm its reputation and sales, and could adversely affect its business, financial condition and operating results. Brand value is also based on perceptions of subjective qualities, such as appearance and taste, and any incident that erodes the loyalty of AppHarvest’s consumers, including changes to product appearance, taste or packaging, could significantly reduce the value of AppHarvest’s brand and significantly damage its business.
AppHarvest also has no control over its products once Mastronardi or any other distributor takes possession of them. Distributors or consumers may store AppHarvest’s products under conditions and for periods of time inconsistent with USDA, U.S. Food and Drug Administration, or FDA, and other governmental guidelines, which may adversely affect the quality and safety of AppHarvest’s products.
If consumers do not perceive AppHarvest’s products to be of high quality or safe, then the value of its brand would be diminished, and its business, results of operations and financial condition would be adversely affected. Any loss of confidence on the part of consumers in the quality and safety of AppHarvest’s products would be difficult and costly to overcome. Any such negative effect could be exacerbated by AppHarvest’s market positioning as a socially conscious grower of high quality produce and may significantly reduce AppHarvest’s brand value. Issues regarding the safety of any of AppHarvest’s products, regardless of the cause, may harm its brand, reputation and operating results.
AppHarvest’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which AppHarvest competes achieves the forecasted growth, AppHarvest’s business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts included in this proxy statement/prospectus, including those AppHarvest has generated itself, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, particularly in light of the ongoing COVID-19 pandemic and the related economic impact. The variables that go into the calculation of AppHarvest’s market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by these market opportunity estimates will purchase AppHarvest’s products at all or generate any particular level of revenue for AppHarvest. Any expansion in AppHarvest’s market depends on a number of factors, including the cost and perceived value associated with its product and those of its competitors. Even if the market in which AppHarvest competes meets the size estimates and growth forecast in this proxy statement/prospectus, AppHarvest’s business could fail to grow at the rate it anticipates, if at all. AppHarvest’s growth is subject to many factors, including success in implementing its business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this proxy statement/prospectus should not be taken as indicative of AppHarvest’s future revenue or growth prospects.
Demand for tomatoes and other vine produce is subject to seasonal fluctuations and may adversely impact AppHarvest’s results of operations in certain quarters.
Demand for tomatoes and other vine produce fluctuates and tends to be greater during the summer months. As a result, comparisons of AppHarvest’s sales and operating results between different quarters within a single fiscal year may not necessarily be meaningful comparisons. If AppHarvest is not correct in predicting demand and planning its growing seasons accordingly, it may experience a supply and demand imbalance, which could adversely impact its results of operations at certain times of the year.
If AppHarvest cannot maintain its company culture or focus on its vision as the company grows, its business and competitive position may be harmed.
AppHarvest’s vision is to create America’s AgTech capital from within Appalachia and provide better produce, better farming practices and better jobs. Any failure to preserve its culture or focus on the company’s vision could negatively affect AppHarvest’s ability to retain and recruit personnel, which is critical to its growth, and to effectively focus on and pursue its corporate objectives. As AppHarvest grows and develops the infrastructure of a public company, it may find it difficult to maintain these important values. If AppHarvest fails to maintain its company culture or focus on its vision, its business and competitive position may be harmed.
Food safety and foodborne illness incidents or advertising or product mislabeling may materially adversely affect AppHarvest’s business by exposing the company to lawsuits, product recalls, or regulatory enforcement actions, increasing its operating costs and reducing demand for its product offerings.
Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, foodborne illnesses or other food safety incidents caused by products AppHarvest sells, or involving its suppliers, could result in the discontinuance of sales of these products or AppHarvest’s relationships with such suppliers, or otherwise result in increased operating costs, regulatory enforcement actions, or harm to AppHarvest’s reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose AppHarvest to product liability, negligence, or other lawsuits, including consumer class action lawsuits. Any claims brought against AppHarvest may exceed or be outside the scope of its existing or future insurance policy coverage or limits. Any judgment against AppHarvest that is more than its policy limits or not covered by its policies or not subject to insurance would have to be paid from the company’s cash reserves, which would reduce its capital resources.
The occurrence of foodborne illnesses or other food safety incidents could also adversely affect the price and availability of affected raw materials, resulting in higher costs, disruptions in supply and a reduction in sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by AppHarvest’s actions, could compel AppHarvest, its suppliers, its distributors or its customers, depending on the circumstances, to conduct a recall in accordance with FDA regulations, and comparable state laws. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors or customers and a potential negative impact on AppHarvest’s ability to attract new customers due to negative consumer experiences or because of an adverse impact on AppHarvest’s brand and reputation. The costs of a recall could be outside the scope of AppHarvest’s existing or future insurance policy coverage or limits.
In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and AppHarvest, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants, and pathological organisms into consumer products as well as product substitution. FDA regulations require companies like AppHarvest to analyze, prepare, and implement mitigation strategies specifically to address tampering designed to inflict widespread public health harm. If AppHarvest does not adequately address the possibility, or any actual instance, of product tampering, it could face possible seizure or recall of its products, suspension of its facilities’ registrations, and/or the imposition of civil or criminal sanctions, which could materially adversely affect AppHarvest’s business, financial condition, and operating results.
AppHarvest’s operations are subject to FDA and USDA governmental regulation and state regulation, and there is no assurance that AppHarvest will be in compliance with all regulations.
AppHarvest’s operations are subject to extensive regulation by the FDA, and other federal, state and local authorities. Specifically, AppHarvest is subject to the requirements of the Federal Food, Drug and

Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, labeling and safety of food. Under this program the FDA requires that facilities that grow, pack, and/or process food products comply with a range of requirements, including standards for the growing, harvesting, packing, and holding of produce, hazard analysis and preventative controls regulations, current good manufacturing practices, or cGMPs, and supplier verification requirements. AppHarvest’s processing facilities are subject to periodic inspection by federal, state and local authorities. If AppHarvest cannot successfully manufacture products that conform to its specifications and the strict regulatory requirements of the FDA or others, AppHarvest may be subject to adverse inspectional findings or enforcement actions, which could materially impact its ability to market its products, or could result in a recall of AppHarvest’s product that have already been distributed. If the FDA or a comparable foreign regulatory authority determines that AppHarvest has not complied with the applicable regulatory requirements, its business may be materially impacted.
AppHarvest seeks to comply with applicable regulations through a combination of employing internal experience and expert personnel to ensure quality-assurance compliance (i.e., assuring that products are not adulterated or misbranded) and contracting with third-party laboratories that conduct analyses of products to ensure compliance with nutrition labeling requirements and to identify any potential contaminants before distribution. Failure by AppHarvest to comply with applicable laws and regulations or maintain permits, licenses or registrations relating to AppHarvest’s operations could subject the company to civil remedies or penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of products, or refusals to permit the import or export of products, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on AppHarvest’s operating results and business.
Changes in existing laws or regulations, or the adoption of new laws or regulations, may increase AppHarvest’s costs and otherwise adversely affect its business, results of operations and financial condition.
The manufacture and marketing of food products is highly regulated. AppHarvest and its suppliers are subject to a variety of laws and regulations. These laws and regulations apply to many aspects of AppHarvest’s business, including the manufacture, packaging, labeling, distribution, advertising, sale, quality, and safety of its products, as well as the health and safety of its employees and the protection of the environment.
In the United States, AppHarvest is subject to regulation by various government agencies, including the FDA, FTC, OSHA, EPA, and USDA, as well as various state and local agencies. AppHarvest is also regulated outside the United States by various international regulatory bodies. In addition, depending on customer specification, AppHarvest may be subject to certain voluntary, third-party standards, such as Global Food Safety Initiative, or GFSI, standards and review by voluntary organizations, such as the Council of Better Business Bureaus’ National Advertising Division. AppHarvest could incur costs, including fines, penalties and third-party claims, because of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements. The loss of third-party accreditation could result in lost sales and customers, and may adversely affect AppHarvest’s business, results of operation, and financial condition. In connection with the marketing and advertisement of its products, AppHarvest could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and the consumer protection statutes of some states.
The regulatory environment in which AppHarvest operates could change significantly and adversely in the future. Any change in manufacturing, labeling or packaging requirements for AppHarvest’s products may lead to an increase in costs or interruptions in production, either of which could adversely affect its operations and financial condition. New or revised government laws and regulations could result in additional compliance costs and, in the event of non-compliance, civil remedies, including fines, injunctions, withdrawals, recalls, or seizures and confiscations, as well as potential criminal sanctions, any of which may adversely affect AppHarvest’s business, results of operations, and financial condition.
Failure by any partner farms, suppliers of raw materials or co-manufacturers to comply with food safety, environmental or other laws and regulations, or with the specifications and requirements of AppHarvest’s products, may disrupt its supply of products and adversely affect its business.
If AppHarvest’s suppliers, or any partner farms or co-manufacturers that AppHarvest may engage in the future, fail to comply with food safety, environmental, or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. Additionally, such partner farms and co-manufacturers would be required to maintain the quality of AppHarvest’s products and to comply with AppHarvest’s standards and specifications. In the event of actual or alleged non-compliance, AppHarvest might be forced to find alternative partner farms, suppliers or co-manufacturers and AppHarvest may be subject to lawsuits related to such non-compliance by such partner farms, suppliers, and co-manufacturers. As a result, AppHarvest’s supply of produce and finished inventory could be disrupted or its costs could increase, which would adversely affect AppHarvest’s business, results of operations, and financial condition. The failure of any future co-manufacturer to produce products that conform to AppHarvest’s standards could adversely affect AppHarvest’s reputation in the marketplace and result in product recalls, product liability claims, and economic loss. Additionally, actions AppHarvest may take to mitigate the impact of any disruption or potential disruption in its supply of produce, including increasing inventory in anticipation of a potential supply or production interruption, may adversely affect AppHarvest’s business, results of operations, and financial condition.
AppHarvest is subject to stringent environmental regulation and potentially subject to environmental litigation, proceedings, and investigations.
AppHarvest’s past and present business operations and ownership and operation of real property are subject to stringent federal, state, and local environmental laws and regulations pertaining to the discharge of materials into the environment, and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Compliance with these laws and regulations, and the ability to comply with any modifications to these laws and regulations, is material to AppHarvest’s business. New matters or sites may be identified in the future that will require additional investigation, assessment, or expenditures. Future discovery of contamination of property underlying or in the vicinity of AppHarvest’s present properties or facilities and/or waste disposal sites could require AppHarvest to incur additional expenses. The occurrence of any of these events, the implementation of new laws and regulations, or stricter interpretation of existing laws or regulations, could adversely affect AppHarvest’s financial results.
Litigation or legal proceedings could expose AppHarvest to significant liabilities and have a negative impact on its reputation or business.
From time to time, AppHarvest may be party to various claims and litigation proceedings. AppHarvest evaluates these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, AppHarvest may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from AppHarvest’s assessments and estimates. AppHarvest is not currently party to any material litigation.
Even when not merited, the defense of these lawsuits may divert management’s attention, and AppHarvest may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against AppHarvest, which could negatively impact its financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage AppHarvest’s reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.
Furthermore, while AppHarvest maintains insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if AppHarvest believes a claim is covered by insurance, insurers may dispute AppHarvest’s entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of AppHarvest’s recovery.
AppHarvest relies on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm AppHarvest’s ability to effectively operate its business.
AppHarvest is dependent on various information technology systems, including, but not limited to, networks, applications and outsourced services in connection with the current and planned operation of its business. A failure of these information technology systems to perform as anticipated could cause AppHarvest’s business to suffer. For example, AppHarvest’s growers are aided in their work by climate and greenhouse operations software designed by Priva B.V. If this software does not perform as anticipated, AppHarvest’s growers may receive inadequate or erroneous information about the condition of the plants being grown, which may result in increased mitigation expenses, waste, additional labor expenses and partial or full loss of the crop.
In addition, AppHarvest’s information technology systems may be vulnerable to damage or interruption from circumstances beyond its control, including fire, natural disasters, systems failures, viruses and security breaches. Any such damage or interruption could negatively impact AppHarvest’s business.
A cybersecurity incident or other technology disruptions could negatively impact AppHarvest’s business.
AppHarvest uses or plans to use computers, software and technology in substantially all aspects of its business operations. AppHarvest’s employees also use or plan to use mobile devices, social networking and other online activities to connect with crew members, distributors, customers and consumers. Such uses give rise to cybersecurity risks, including security breaches, espionage, system disruption, theft and inadvertent release of information. Cybersecurity incidents are increasing in their frequency, sophistication and intensity, with third-party phishing and social engineering attacks in particular increasing in connection with the COVID-19 pandemic. AppHarvest’s business involves sensitive information and intellectual property, including know-how, private information about crew members and financial and strategic information about the company and its business partners.
While AppHarvest has implemented and plans to implement measures to prevent security breaches and cyber incidents, these preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation or release of sensitive information or intellectual property, or interference with AppHarvest’s information technology systems or the technology systems of third parties on which it relies, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers and distributors, potential liability and competitive disadvantage all of which could negatively impact AppHarvest’s business, financial condition or results of operations.
The loss of any registered trademark or other intellectual property could enable other companies to compete more effectively with AppHarvest.
AppHarvest owns trademarks and other proprietary rights that are important to its business, including its principal trademark, AppHarvest. AppHarvest’s trademarks are valuable assets that reinforce the distinctiveness of its brand to consumers. AppHarvest believes that the protection of its trademarks, copyrights and domain names is important to its success. AppHarvest has also invested a significant amount of money in establishing and promoting its trademarked brand. AppHarvest also relies on unpatented proprietary expertise and copyright protection to develop and maintain its competitive position. The company’s continued success depends, to a significant degree, upon its ability to protect and preserve its intellectual property, including trademarks and copyrights.
AppHarvest relies on confidentiality agreements and trademark and copyright law to protect its intellectual property rights. These confidentiality agreements with crew members and certain of the company’s consultants, contract employees, suppliers and independent contractors generally require that all information made known to them be kept strictly confidential.
AppHarvest cannot assure you that the steps it has taken to protect its intellectual property rights are adequate, that its intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. In addition, AppHarvest’s trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect AppHarvest’s trademark rights could prevent the company in the future from challenging third parties who use names and logos similar to its trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of AppHarvest’s brand and products. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether AppHarvest is successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject AppHarvest to liabilities, force it to cease use of certain trademarks or other intellectual property or force the company to enter into licenses with others. Any one of these occurrences may negatively impact AppHarvest’s business, financial condition and results of operations.
AppHarvest may be unable to obtain or qualify for government grants and incentives in the future.
AppHarvest has applied for and received various government grants and incentives in connection with building the Morehead facility, and may in the future apply for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support sustainable agriculture. AppHarvest’s ability to obtain funds or qualify for incentives from government or other sources is subject to availability of funds under applicable programs and approval of AppHarvest’s applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. AppHarvest cannot assure you that it will be successful in obtaining or qualifying for any of these additional grants, loans and other incentives, and failure to obtain or qualify for these grants, loans and other incentives could have a negative effect on AppHarvest’s operating costs and ability to open additional greenhouses.
If AppHarvest’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in AppHarvest’s consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus. AppHarvest bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the section titled “AppHarvest Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the useful lives of fixed assets, the valuation of instruments issued for financing and stock-based compensation, and income taxes, among others. AppHarvest’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause the company’s results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of its common stock after the closing of the Business Combination.
AppHarvest will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.
If AppHarvest completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after AppHarvest is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, AppHarvest will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. AppHarvest’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, AppHarvest expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase AppHarvest’s net loss. For example, AppHarvest expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. AppHarvest cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for AppHarvest to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

AppHarvest’s employees and independent contractors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could negatively impact AppHarvest’s business, prospects, financial condition and operating results.
AppHarvest is exposed to the risk that its employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions AppHarvest takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting AppHarvest from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, AppHarvest is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against AppHarvest, and AppHarvest is not successful in defending itself or asserting its rights, those actions could have a significant impact on AppHarvest’s business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of AppHarvest’s operations, any of which could adversely affect AppHarvest’s business, prospects, financial condition and operating results.
Changes in tax laws may materially adversely affect AppHarvest’s business, prospects, financial condition and operating results.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect AppHarvest’s business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to AppHarvest. For example, U.S. federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the IRS with respect to the Tax Act may affect AppHarvest, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.
AppHarvest’s ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the business combination or other ownership changes.
AppHarvest has incurred losses during its history and does not expect to become profitable in the near future, and may never achieve profitability. To the extent that AppHarvest continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2019, AppHarvest had U.S. federal net operating loss carryforwards of approximately $3.3 million.
Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.
In addition, AppHarvest’s net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Code, AppHarvest’s federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of AppHarvest. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. AppHarvest’s ability to utilize its net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the business combination or other transactions. Similar rules may apply under state tax laws. AppHarvest has not yet determined the amount of the cumulative change in its ownership resulting from the Business Combination or other transactions, or any resulting limitations on its ability to utilize its net operating loss carryforwards and other tax attributes. If AppHarvest earns taxable income, such limitations could result in increased future income tax liability to AppHarvest and its future cash flows could be adversely affected. AppHarvest has recorded a valuation allowance related to its net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.
The COVID-19 pandemic could negatively impact on AppHarvest’s business, results of operations and financial condition.
In connection with the COVID-19 pandemic, governments have implemented significant measures, including closures, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect AppHarvest’s operations and demand for its products.
Although AppHarvest has not experienced material financial impacts due to the pandemic, the fluid nature of the COVID-19 pandemic and uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which could also negatively impact the company’s business, financial condition and cash flows. Although AppHarvest’s business is considered an “essential business,” the COVID-19 pandemic could result in labor shortages, which could result in AppHarvest’s inability to plant and harvest crops at full capacity and could result in spoilage or loss of unharvested crops. The impact of COVID-19 on any of AppHarvest’s suppliers, distributors, transportation or logistics providers may negatively affect AppHarvest’s costs of operation and its supply chain. If the disruptions caused by COVID-19, including decreased availability of labor, continue for an extended period of time, AppHarvest’s ability to meet the demands of distributors and customers may be materially impacted.
Further, COVID-19 may impact customer and consumer demand. Retail and grocery stores may be impacted if governments continue to implement regional business closures, quarantines, travel restrictions and other social distancing directives to slow the spread of the virus. There may also be significant reductions or volatility in consumer demand for AppHarvest’s products due to travel restrictions or social distancing directives, as well as the temporary inability of consumers to purchase these products due to illness, quarantine or financial hardship, shifts in demand away from one or more of AppHarvest’s products, decreased consumer confidence and spending or pantry-loading activity, any of which may negatively impact AppHarvest’s results, including as a result of an increased difficulty in planning for operations and future growing seasons.
The extent of COVID-19’s effect on AppHarvest’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on AppHarvest’s business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease could negatively impact AppHarvest’s business, financial condition results of operations and cash flows, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Adherence to AppHarvest’s values and its focus on long-term sustainability may negatively influence its short- or medium-term financial performance.
AppHarvest’s values are integral to everything it does. AppHarvest is committed to empowering individuals in Appalachia, driving positive environmental change in the agriculture industry and improving the lives of its employees and the community at large. AppHarvest may take actions in furtherance of those goals and, therefore, its stockholders over a longer period of time, even if those actions do not maximize short- or medium-term financial results. However, these longer-term benefits may not materialize within the timeframe the Combined Company expects or at all. For example: AppHarvest is a public benefit corporation under Delaware law. As a public benefit corporation, AppHarvest is required to balance the financial interests of its stockholders with the best interests of those stakeholders materially affected by its conduct, including particularly those affected by the specific benefit purpose relating to education set forth in its amended and restated certificate of incorporation. In addition, there is no assurance that the expected positive impact from being a public benefit corporation will be realized. Accordingly, being a public benefit corporation and complying with AppHarvest’s related obligations could negatively impact its ability to provide the highest possible return to its stockholders.
As a public benefit corporation, AppHarvest is required to publicly disclose a report at least biennially on its overall public benefit performance and on its assessment of its success in achieving its specific public benefit purpose. If AppHarvest is not timely or are unable to provide this report, or if the report is not viewed favorably by parties doing business with AppHarvest or regulators or others reviewing AppHarvest’s credentials, its reputation and status as a public benefit corporation may be harmed.
While not required by Delaware law or the terms of AppHarvest’s amended and restated certificate of incorporation, AppHarvest elected to have its social and environmental performance, accountability and transparency assessed against the proprietary criteria established by an independent non-profit organization. As a result of this assessment, AppHarvest has been designated as a “Certified B Corporation.” The term “Certified B Corporation” does not refer to a particular form of legal entity, but instead refers to companies that are certified by B Lab, an independent nonprofit organization, as meeting rigorous standards of social and environmental performance, accountability and transparency. B Lab sets the standards for Certified B Corporation certification and may change those standards over time. These standards may not be appropriately tailored to the legal requirements of publicly traded companies or to the operational requirements of larger companies. AppHarvest’s reputation could be harmed if it loses its status as a Certified B Corporation, whether by its choice or by its failure to meet B Lab’s certification requirements, if that change in status were to create a perception that AppHarvest is more focused on financial performance and is no longer as committed to the values shared by Certified B Corporations. Likewise, AppHarvest’s reputation could be harmed if it publicly reported B Corporation score declines and that created a perception that it has slipped in its satisfaction of the Certified B Corporation standards. Similarly, AppHarvest’s reputation could be harmed if it takes actions that are perceived to be misaligned with its values.
As a public benefit corporation, AppHarvest’s duty to balance a variety of interests may result in actions that do not maximize stockholder value.
As a public benefit corporation, AppHarvest’s board of directors has a duty to balance (i) the pecuniary interest of its stockholders, (ii) the best interests of those materially affected by AppHarvest’s conduct and (iii) specific public benefits identified in AppHarvest’s charter documents. While AppHarvest believes that its public benefit designation and obligation will benefit its stockholders, in balancing these interests the board of directors may take actions that do not maximize stockholder value. Any benefits to stockholders resulting from AppHarvest’s public benefit purposes may not materialize within the timeframe it expects or at all and may have negative effects. For example:
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AppHarvest may choose to revise its policies in ways that it believes will be beneficial to its stakeholders, including farmers, suppliers, employees and local communities, even though the changes may be costly;

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AppHarvest may take actions, such as building state-of-the-art facilities with technology and quality control mechanisms that exceed the requirements of USDA and the FDA, even though these actions may be more costly than other alternatives;

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AppHarvest may be influenced to pursue programs and services to demonstrate its commitment to the communities to which it serves and bringing ethically produced food to the table even though there is no immediate return to AppHarvest’s stockholders; or

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In responding to a possible proposal to acquire the company, AppHarvest’s board of directors may be influenced by the interests of its stakeholders, including farmers, employees, suppliers and local communities, whose interests may be different from the interests of its stockholders.

AppHarvest may be unable or slow to realize the benefits it expects from actions taken to benefit its stakeholders, including farmers, employees, suppliers and local communities, which could adversely affect AppHarvest’s business, financial condition and results of operations, which in turn could cause the company’s stock price to decline.
As a public benefit corporation, AppHarvest may be subject to increased derivative litigation concerning its duty to balance stockholder and public benefit interests, the occurrence of which may have an adverse impact on AppHarvest’s financial condition and results of operations.
Stockholders of a Delaware public benefit corporation (if they, individually or collectively, own at least 2% of its outstanding capital stock or, upon the completion of the Business Combination, the lesser of such percentage or shares of at least $2.0 million in market value) are entitled to file a derivative lawsuit claiming that its directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, AppHarvest may be subject to the possibility of increased derivative litigation, which would require the attention of management and, as a result, may adversely impact management’s ability to effectively execute its strategy. Any such derivative litigation may be costly and have an adverse impact on AppHarvest’s financial condition and results of operations.
Risks Related to the Combined Company
Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection titled “Risks Related to the Combined Company” refer to the Combined Company.
Concentration of ownership among the Combined Company’s executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.
Upon completion of the Business Combination, the initial stockholders of AppHarvest will beneficially own, directly or indirectly:
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approximately 46.7% of the Combined Company’s outstanding common stock and the executive officers, directors of AppHarvest and their affiliates as a group will beneficially own approximately 39.3% of the Combined Company’s outstanding common stock, assuming no redemption of the Public Shares; or

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approximately 51.2% of the Combined Company’s outstanding common stock and the executive officers, directors of AppHarvest and their affiliates as a group will beneficially own approximately 43.7% of the Combined Company’s outstanding common stock, assuming that all 10,000,000 Public Shares are redeemed.

As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, appointment and removal of officers, any amendment of the amended and restated certificate of incorporation and approval of mergers and other business combination transactions requiring stockholder approval, including proposed transactions that would result in the Combined Company stockholders receiving a premium price for their shares and other significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.
There can be no assurance that the Combined Company’s common stock will be approved for listing on Nasdaq or that the Combined Company will be able to comply with the continued listing standards of Nasdaq.
In connection with the closing of the Business Combination, we intend to list the Combined Company’s common stock and warrants on Nasdaq under the symbols “APPH” and “APPHW,” respectively. The Combined Company’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists the Combined Company’s shares from trading on its exchange for failure to meet the listing standards, the Combined Company and its stockholders could face significant negative consequences including:
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limited availability of market quotations for the Combined Company’s securities;

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a determination that the Combined Company’s common stock is a “penny stock” which will require brokers trading in the Combined Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Combined Company’s common stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Novus’s securities or, following the Closing, the Combined Company’s securities, may decline.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Novus’s securities prior to the Closing may decline. The market values of the Combined Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Novus’s stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for AppHarvest’s securities. Accordingly, the valuation ascribed to AppHarvest may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Combined Company’s securities develops and continues, the trading price of the Combined Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Combined Company’s control. Any of the factors listed below could have a negative impact on your investment in the Combined Company’s securities and the Combined Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Combined Company’s securities may not recover and may experience a further decline.
Factors affecting the trading price of the Combined Company’s securities may include:
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actual or anticipated fluctuations in the Combined Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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changes in the market’s expectations about the Combined Company’s operating results;

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success of competitors;

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failure to attract analyst coverage for the Combined Company’s stock or one or more analysts ceases coverage of the Combined Company or fails to publish reports on the Combined Company regularly;

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the Combined Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the transportation industry in general;

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operating and share price performance of other companies that investors deem comparable to the Combined Company;

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the Combined Company’s ability to market new and enhanced products and technologies on a timely basis;

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changes in laws and regulations affecting the Combined Company’s business;

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the Combined Company’s ability to meet compliance requirements;

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commencement of, or involvement in, litigation involving the Combined Company;

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changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the designation of the Combined Company as a public benefit corporation;

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the volume of the Combined Company’s shares of common stock available for public sale;

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any major change in the Combined Company’s board of directors or management;

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sales of substantial amounts of the Combined Company’s shares of common stock by the Combined Company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Combined Company’s securities irrespective of the Combined Company’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Combined Company could depress the Combined Company’s share price regardless of the Combined Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Combined Company’s securities also could adversely affect the Combined Company’s ability to issue additional securities and the Combined Company’s ability to obtain additional financing in the future.
The unavailability, reduction or elimination of government and economic incentives could negatively impact the Combined Company’s business, prospects, financial condition and operating results.
Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of AppHarvest’s operations or other reasons may result in the diminished competitiveness of the controlled environment agriculture facility industry generally or the Combined Company’s products in particular. This could materially and adversely affect the growth of the controlled environment agriculture facility markets and the Combined Company’s business, prospects, financial condition and operating results.
Following the consummation of the Business Combination, the Combined Company will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.
Following the consummation of the Business Combination, the Combined Company will face increased legal, accounting, administrative and other costs and expenses as a public company that AppHarvest does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Company to carry out activities AppHarvest has not done previously. For example, the Combined Company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Combined Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Combined Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Combined

Company’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
The Combined Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.
AppHarvest is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the Combined Company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of AppHarvest as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the Combined Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
The Combined Company will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make the Combined Company’s securities less attractive to investors and may make it more difficult to compare the Combined Company’s performance to the performance of other public companies.
The Combined Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Combined Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Novus Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Novus Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Combined Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the Combined Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find Novus Common Stock less attractive because the Combined Company will rely on these exemptions, which may result in a less active trading market for the Novus Common Stock and its price may be more volatile.
AppHarvest’s management has limited experience in operating a public company.
AppHarvest’s executive officers have limited experience in the management of a publicly traded company. AppHarvest’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. AppHarvest may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.
Adherence to AppHarvest’s values and its focus on long-term sustainability may negatively influence the Combined Company’s short- or medium-term financial performance.
In connection with the Closing of the Merger, Novus will amend the Existing Certificate of Incorporation to, among other things, designate the Combined Company as a public benefit corporation under Delaware law. As a public benefit corporation, the Combined Company will be required to balance the financial interests of its stockholders with the best interests of those stakeholders materially affected by its conduct, including particularly those affected by the specific benefit purpose relating to education set forth in the Proposed Certificate. In addition, there is no assurance that the expected positive impact from being a public benefit corporation will be realized. Accordingly, being a public benefit corporation and complying with the Combined Company’s related obligations could negatively impact its ability to provide the highest possible return to its stockholders. As a public benefit corporation, the Combined Company will be required to publicly disclose a report at least biennially on its overall public benefit performance and on its assessment of its success in achieving its specific public benefit purpose. If the Combined Company is not timely or are unable to provide this report, or if the report is not viewed favorably by parties doing business with the Combined Company or regulators or others reviewing the Combined Company’s credentials, its reputation and status as a public benefit corporation may be harmed.
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding the Combined Company’s securities adversely, the price and trading volume of the Combined Company’s securities could decline.
The trading market for the Combined Company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Combined Company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, the Combined Company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Company change their recommendation regarding the Combined Company’s shares of common stock adversely, or provide more favorable relative recommendations about its competitors, the price of the Combined Company’s shares of common stock would likely decline. If any analyst who may cover the Combined Company were to cease coverage of the Combined Company or fail to regularly publish reports on it, the Combined Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.
If the Combined Company’s security holders exercise their registration rights, it may negatively impact the market price of the Combined Company’s shares of common stock and the existence of these rights may make it more difficult to effect a business combination.
In connection with the Closing, Novus’ existing registration rights agreement will be amended and restated to: (i) provide that Novus will file a registration statement within 30 days following the Closing to register for resale (A) the Founder Shares and shares of Novus Common Stock issuable upon exercise of the Private Warrants held by the Founders and (B) the shares of the Combined Company Common Stock to be issued to AppHarvest’s stockholders in the Business Combination; (ii) provide AppHarvest’s stockholders with three demand registration rights; (iii) provide AppHarvest’s stockholders and the Founders customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of AppHarvest’s stockholders and the Founders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by the Combined Company. The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of the Combined Company’s securities.
Because we have no current plans to pay cash dividends on the Combined Company’s common stock for the foreseeable future, you may not receive any return on investment unless you sell the Combined Company’s common stock for a price greater than that which you paid for it.
The Combined Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Combined Company’s board of directors and will depend on, among other things, the Combined Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Combined Company’s board of directors may deem relevant. In addition, the Combined Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in the Combined Company’s common stock unless you sell your shares of common stock for a price greater than that which you paid for it.
The Combined Company may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Combined Company’s common stock.
Upon consummation of the Business Combination, the Combined Company will have warrants outstanding to purchase an aggregate of 13,250,000 shares of common stock. Pursuant to the 2021 Plan and the ESPP, following the consummation of the Proposed Transactions, the Combined Company may issue an aggregate of up to 12,032,350 shares of common stock, which amount may be subject to increase from time to time. For additional information about this plan, please read the discussion under the headings “Proposal No. 3 — The Equity Incentive Plan Proposal,” “Proposal No. 4 — The Employee Stock Purchase Plan Proposal” and “App Harvest’s Executive Compensation — Employee Benefit Plans.” The Combined Company may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.
The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:
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existing stockholders’ proportionate ownership interest in the Combined Company will decrease;

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the amount of cash available per share, including for payment of dividends in the future, may decrease;

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the relative voting strength of each previously outstanding common stock may be diminished; and

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the market price of the Combined Company’s common stock may decline.

Anti-takeover provisions in the Proposed Certificate and under Delaware law could make an acquisition of the Combined Company, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove the Combined Company’s then current management.
The Proposed Certificate contains provisions that may delay or prevent an acquisition of the Combined Company or a change in its management. These provisions may make it more difficult for stockholders to replace or remove members of its board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn frustrate or prevent any attempt by its stockholders to replace or remove its current management. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of Combined Company Common Stock. Among other things, these provisions include:
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the limitation of the liability of, and the indemnification of, its directors and officers;

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a prohibition on actions by its stockholders except at an annual or special meeting of stockholders;

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a prohibition on actions by its stockholders by written consent; and

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the ability of the board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the board of directors.

Moreover, because the Combined Company is incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns 15% or more of its outstanding voting stock from merging or combining with the Combined Company for a period of three years after the date of the transaction in which the person acquired 15% or more of the Combined Company’s outstanding voting stock, unless the merger or combination is approved in a prescribed manner. This could discourage, delay or prevent a third party from acquiring or merging with the Combined Company, whether or not it is desired by, or beneficial to, its stockholders. This could also have the effect of discouraging others from making tender offers for the Combined Company’s common stock, including transactions that may be in its stockholders’ best interests. Finally, these provisions establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings. These provisions would apply even if the offer may be considered beneficial by some stockholders. For more information, see the section titled “Description of Novus’s Securities — Certain Anti-Takeover Provisions of Delaware Law.”
The Combined Company’s status as a public benefit corporation could make an acquisition of the Combined Company, which may be beneficial to its stockholders, more difficult.
While Delaware common law, as stated in Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986) and related cases, may impose upon directors of a traditional corporation a duty to maximize short-term stockholder value in certain ‘sale of the company’ transactions, a public benefit corporation board’s decision-making would not be subject to those same constraints. As a public benefit corporation, the Combined Company Board would need to take into account interests other than short-term stockholder value when evaluating a sale of the Combined Company, and this balancing of interests may result in accepting a bid that may not maximize short-term stockholder value. This does not mean that, as a public benefit corporation, the Combined Company Board’s balancing of interests would preclude the Combined Company from accepting a bid that maximizes short-term stockholder value. Rather, the Combined Company Board would weigh the merits of accepting the short-term value offered by a bid against other options that may generate greater long-term value or have other meaningful effects on those materially affected by the Combined Company’s conduct or public benefit purpose and, if appropriate, could accept a bid that does not maximize short-term value.
Risks Related to Novus
Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection titled “Risks Related to Novus” refer to Novus.
Novus’s executive officers, directors, other Novus Initial Stockholders and director nominees have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.
Unlike many other blank check companies in which the executive officers, directors and other initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, Novus’s executive officers, directors and the other Novus Initial Stockholders have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Novus, to vote any shares of Novus Common Stock held by them in favor of the Business Combination. Novus’s executive officers, directors, other Novus Initial Stockholders and director nominees (and their permitted transferees) own at least approximately 20% of the issued and outstanding shares of Novus Common Stock as of the Record Date. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their Initial Stockholder Shares in accordance with the majority of the votes cast by the Public Stockholders.

The exercise of Novus’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Novus’s stockholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Novus to agree to amend the Business Combination Agreement, to consent to certain actions taken by AppHarvest or to waive rights that Novus is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of AppHarvest’s business, a request by AppHarvest to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on AppHarvest’s business and would entitle Novus to terminate the Business Combination Agreement. In any of such circumstances, it would be at Novus’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Novus and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Novus does not believe there will be any material changes or waivers that Novus’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Novus will circulate a new or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.
If Novus is unable to complete the Business Combination or another business combination by November 19, 2021, Novus will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Novus and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.
Under the terms of the Existing Certificate of Incorporation, Novus must complete an initial business combination by November 19, 2021, or Novus must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Novus. Although Novus has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Novus’s public stockholders. If Novus is unable to complete a business combination within the required time period, Vincent Donargo, its Chief Financial Officer, has agreed he will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Novus for services rendered or contracted for or products sold to Novus. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.
Additionally, if Novus is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Novus otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Novus may not be able to return to its public stockholders at least $10.00 per Public Share.
For illustrative purposes, based on funds in the Trust Account of approximately $100.0 million on September 30, 2020, the estimated per share redemption price would have been approximately $10.

Novus’s directors, executive officers, advisors or their affiliates may take actions, which may influence the vote on the Business Combination Proposal and other Stockholder Proposals and reduce the public “float” and have a depressive effect on the market price of Novus Common Stock.
At any time prior to the special meeting of stockholders, during which they are not aware of any non-material public information about Novus or its securities, Novus’s directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Novus’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Novus’s directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. In addition, they may enter into transactions with investors and others to provide them with incentives to acquire shares of Novus Common Stock. The purpose of such purchases and other transactions could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible. If such purchases are made, the public “float” of Novus Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Novus’s securities on a national securities exchange.
In addition, pursuant to the Subscription Agreements, certain of our Founders and their affiliates have agreed to purchase an aggregate of 1,430,000 shares of Novus Common Stock at a purchase price of $10.00 per share in the PIPE upon the Closing. Such purchases may, therefore, be at a price per share that is less than the then-current market price of Novus’s Common Stock and could have a depressive effect on the market price of Novus’s Common Stock.
Novus’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of AppHarvest, all of whom we expect to stay with the Combined Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.
Novus’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of AppHarvest. Although we expect key personnel to remain with the Combined Company following the Business Combination, there can be no assurance that they will do so. It is possible that AppHarvest will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Company. Furthermore, following the Closing, certain of the key personnel of AppHarvest may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Company to have to expend time and resources helping them become familiar with such requirements.
Novus’s board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.
Novus’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with AppHarvest. In analyzing the Business Combination, Novus’s board of directors and management conducted due diligence on AppHarvest and researched the industry in which AppHarvest operates and concluded that the Business Combination was in the best interest of Novus’s stockholders. In reaching this conclusion, Novus’s board of directors considered a number of factors and a broad range of information, including publicly-available information, information provided by AppHarvest and information provided by Cowen. For a complete discussion of the factors utilized by Novus’s board of directors in approving the Business Combination, see the section titled, “Proposal No. 1 — The Business Combination — Novus’s Board of Directors’ Reasons for the Approval of the Business Combination.” Novus’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that AppHarvest’s fair market value was at least 80% of our net assets (excluding any taxes payable on interest earned). Accordingly, investors will be relying solely on the judgment of Novus’s board of directors in valuing AppHarvest’s business, and the board of directors may not have properly valued such business. Novus’s board of directors may be incorrect in its assessment of the Business Combination. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact Novus’s ability to consummate the Business Combination.
Unlike many blank check companies, Novus does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for Novus to consummate the Business Combination even if a substantial majority of Novus’s stockholders do not agree.
Since Novus has no specified percentage threshold for redemption contained in the Existing Certificate of Incorporation, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the number of shares voted by their public stockholders electing redemption exceeded the maximum redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, Novus may be able to consummate the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. However, in no event will Novus redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If enough Public Stockholders exercise their redemption rights such that Novus cannot satisfy the net tangible asset requirement, Novus would not proceed with the redemption of our Public Shares and the Business Combination, and instead may search for an alternate business combination.
Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.
Public Stockholders shall be entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event Novus does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that Novus consummates or, (iii) if they redeem their shares in connection with a stockholder vote to amend the Existing Certificate of Incorporation (A) to modify the substance or timing of Novus’s obligation to redeem 100% of the Public Shares if Novus does not complete its initial business combination within 18 months from the closing of the IPO or (B) with respect to any other provision relating to Novus’s pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.
If third parties bring claims against Novus, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.
Novus’s placing of funds in the Trust Account may not protect those funds from third-party claims against Novus. Although Novus has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Novus waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case, in order to gain advantage with respect to a claim against Novus’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Novus’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Novus than any alternative.
Examples of possible instances where Novus may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Novus is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if Novus is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Novus will be required to provide for payment of claims of creditors that were not waived that may be brought against Novus within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
Vincent Donargo, the Chief Financial Officer of Novus, has agreed that he will be liable to Novus if and to the extent any claims by a third party (other than Novus’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which Novus has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Novus’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Donargo, will not be responsible to the extent of any liability for such third-party claims. Novus has not independently verified whether Mr. Donargo has sufficient funds to satisfy his indemnity obligations and, therefore, Mr. Donargo may not be able to satisfy those obligations. Novus has not asked Mr. Donargo to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Novus’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Novus may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. Except to the extent of Mr. Donargo’s indemnification obligations described above, none of Novus’s officers or directors will indemnify Novus for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Novus’s directors may decide not to enforce indemnification obligations against Mr. Donargo, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share and Mr. Donargo asserts that he is unable to satisfy obligations or that he has no indemnification obligations related to a particular claim, Novus’s independent directors would determine on Novus’s behalf whether to take legal action against Mr. Donargo to enforce his indemnification obligations. While Novus currently expects that its independent directors would take legal action on Novus’s behalf against Mr. Donargo to enforce his indemnification obligations to Novus, it is possible that Novus’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Novus’s independent directors choose not to enforce these indemnification obligations on Novus’s behalf, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.00 per Public Share.
Novus’s stockholders may be held liable for claims by third parties against Novus to the extent of distributions received by them.
The Existing Certificate of Incorporation provides that it will continue in existence only until 18 months from the closing of its initial public offering, or November 19, 2021. If Novus has not completed an initial business combination by such date, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to Novus but net of income taxes or any other taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Novus’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Novus cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Novus’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Novus cannot assure you that third parties will not seek to recover from Novus’s stockholders amounts owed to such third parties by Novus.
If Novus is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Novus which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Novus’s stockholders. Furthermore, because Novus intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time Novus has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from Novus’s assets. Furthermore, Novus’s board of directors may be viewed as having breached their fiduciary duties to Novus’s creditors and/or may have acted in bad faith, and thereby exposing itself and Novus to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Novus cannot assure you that claims will not be brought against Novus for these reasons.
Novus’s executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Stockholder Proposals described in this proxy statement/prospectus.
When considering Novus’s board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Stockholder Proposals, Novus’s stockholders should be aware that Novus’s directors and executive officers have interests in the Business Combination that may be different from, in addition to, or in conflict with the interests of Novus’s stockholders. These interests include:
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the beneficial ownership of Novus’s board of directors and officers of an aggregate of 877,914 shares of Novus Common Stock and 901,392 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as Novus’s directors and officers and their affiliates have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $9.7 million and $2.3 million, respectively, based on the closing prices of Novus Common Stock and warrants of $11.06 per share and $2.52 per warrant on Nasdaq on            , 2020, the Record Date for the special meeting of stockholders;

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our directors and officers and their affiliates have agreed to purchase an aggregate of 412,500 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per share, which purchase will not occur if Novus does not complete the Business Combination;

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Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

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the anticipated continuation of Robert J. Laikin, as a director of the Combined Company following the Closing; and

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the continued indemnification of current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These financial interests may have influenced the decision of Novus’s directors to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of Novus’s board of directors to vote for the Business Combination Proposal and other Stockholder Proposals, its stockholders should consider these interests.
We may amend the terms of the Novus Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding Public Warrants.
The Novus Warrants were issued in registered form under the Novus Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Novus Warrant Agreement provides that the terms of the Novus Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Novus Warrants after the Business Combination) to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Novus Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Novus Warrants after the Business Combination) approve of such amendment. Although our ability to amend the terms of the Novus Warrants with the consent of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Novus Warrants after the Business Combination) is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Novus Warrants, convert the Novus Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a Novus Warrant.
The Combined Company may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.
The Combined Company will have the ability to redeem outstanding Public Warrants (excluding the private warrants and any warrants issued to the Novus Initial Stockholders, officers or directors in payment of working capital loans made to us) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading-day period commencing at any time after the warrants become exercisable and ending on the third business day prior to proper notice of such redemption provided that on the date we give notice of redemption and during the entire period thereafter until the time the Combined Company redeems the Public Warrants, the Combined Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the Public Warrants become redeemable by the Combined Company, the Combined Company may exercise its redemption right even if it is unable to register or qualify the component securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Warrants will be redeemable by us so long as they are held by the initial purchasers or their permitted transferees.
We will require Public Stockholders who wish to redeem their shares of Novus Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
We will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal At Custodian System (“DWAC System”), at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.
Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.
There is uncertainty regarding the federal income tax consequences of the redemption to the holders of Novus Common Stock.
There is some uncertainty regarding the federal income tax consequences to holders of Novus Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a distribution, taxable as ordinary income to the extent of Novus’s current and accumulated earnings and profits, or a sale, taxable as capital gain (assuming the redeemed Novus Common Stock is a capital asset in the hands of such taxpayer) to the extent the amount realized in the redemption exceeds such taxpayer’s tax basis in the redeemed Novus Common Stock, and (ii) whether such capital gain is “long-term” or “short-term.” If the redemption results in a distribution, the amount of the distribution in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the taxpayer’s adjusted tax basis in Novus Common Stock, and the remaining amount of the distribution, if any, will constitute gain from the sale or exchange of Novus Common Stock. If the redemption results in a sale, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in the redeemed Novus Common Stock. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Novus Common Stock following the redemption, and if so, the total number of shares of Novus Common Stock held by the holder both before and after the redemption relative to all shares of Novus Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Novus or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section titled “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.”
We may issue additional shares of common stock or preferred shares under an employee incentive plan upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.
The Existing Certificate of Incorporation authorizes the issuance of 30,000,000 shares of common stock, and 1,000,000 shares of preferred stock, in each case, par value $0.0001 per share. We may issue a substantial number of additional shares of common stock or shares of preferred stock under an employee incentive plan upon or after consummation of the Business Combination. However, the Existing Certificate of Incorporation provides that we may not issue any additional shares of capital stock that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with our Public Shares on an initial business combination. Although no such issuance will affect the per share amount available for redemption from the Trust Account, the issuance of additional common stock or preferred shares:
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may significantly dilute the equity interest of investors from the IPO, who will not have preemption rights in respect of such an issuance;

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may subordinate the rights of holders of shares of common stock if one or more classes of preferred stock are created, and such shares of preferred stock are issued, with rights senior to those afforded to Novus Common Stock;

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could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

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may adversely affect prevailing market prices for our Novus Units, Novus Common Stock and/or Novus Warrants.

The Existing Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Novus or its directors, officers, employees or stockholders.
The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Novus’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Novus capital stock shall be deemed to have notice of and consented to the forum provisions in the Existing Certificate of Incorporation.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Novus or any of its directors, officers or employees, which may discourage lawsuits with respect to such claims, although Novus’s stockholders will not be deemed to have waive Novus’s compliance with federal securities laws and the rules and regulations thereunder and may therefore bring a claim in another appropriate forum. Novus cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Existing Certificate of Incorporation to be inapplicable or unenforceable in an action, Novus may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
The Existing Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The proposal to amend and restate the Existing Certificate of Incorporation will also include this provision.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Novus’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.
Novus’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, Novus is unable to consummate the Business Combination. If the Adjournment Proposal is not approved, Novus’s board of directors will not have the ability to adjourn the special meeting to a later date and, therefore, the Business Combination would not be completed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Novus is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The following unaudited pro forma condensed combined balance sheet of the Combined Company as of September 30, 2020 and the unaudited pro forma condensed combined statements of operations of the Combined Company for the year ended December 31, 2019 and for the nine months ended September 30, 2020 present the combination of the financial information of Novus and AppHarvest, Inc. after giving effect to the following transactions:
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Business Combination;

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Company Interim Period Convertible Notes conversion; and

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PIPE Financing and related adjustments.

Collectively these transactions are referred to as the “Pro Forma Adjustment”, described in the accompanying notes. Novus and AppHarvest, Inc. are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, Company Interim Period Convertible Notes conversion, and the PIPE Financing, are referred to herein as the Combined Company.
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 give effect to the Pro Forma Adjustment as if they had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives effect to the Pro Forma Adjustment as if they had occurred on September 30, 2020.
The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of Novus and AppHarvest, Inc. and the notes thereto, as well as the disclosures contained in the sections titled “Novus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AppHarvest, Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination, Company Interim Period Convertible Notes conversion, and PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
On September 28, 2020, Novus, Merger Sub, and AppHarvest, entered into the Business Combination Agreement, pursuant to which AppHarvest will be merged with and into Merger Sub, with AppHarvest surviving the Merger. After giving effect to the Business Combination, Novus will own, directly or indirectly, all of the issued and outstanding equity interests of AppHarvest and its subsidiaries and will become the Combined Company. AppHarvest equity holders will hold a portion of the common stock of the Combined Company.
The unaudited pro forma condensed combined information contained herein assumes that the Novus shareholders approve the Business Combination. Novus’ public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. Novus cannot predict how many of its public shareholders will exercise their right to have their public shares redeemed for cash. As a result, the Combined Company has provided the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total Combined Company equity between holders of the ordinary shares. As described in greater detail in Note 2, Basis of Presentation, of the unaudited pro forma condensed combined financial information, the first scenario, or “no redemption scenario,” assumes that none of Novus’s public shareholders will exercise their right to have their Novus public shares redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination will exercise their right to have their public shares redeemed for cash. The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, AppHarvest, Inc., is considered the accounting acquirer, as further discussed in Note 2, Basis of Presentation, of the unaudited pro forma condensed combined financial information.

COMBINED COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2020
			No redemption scenario			Maximum redemption scenario
	Novus (Historical)	AppHarvest, Inc. (Historical)	Pro Forma Adjustments	Note	Pro Forma	Pro Forma Adjustments	Note	Pro Forma
Current Assets
Cash and cash equivalents	$519,800	$53,591,389	100,038,271	(a)	$490,068,460	100,038,271	(a)	$394,455,376
			375,000,000	(b)		375,000,000	(b)
			(39,081,000)	(c)		(39,081,000)	(c)
						(95,613,084)	(i)
Inventory	—	276,957	—		276,957	—		276,957
Advances on equipment	—	14,901	—		14,901	—		14,901
Prepaid expenses and other current assets	115,902	318,182	—		434,084	—		434,084
Total current assets	635,702	54,201,429	435,957,271		490,794,402	340,344,187		395,181,318
Operating lease right of use assets, net	—	471,323	—		471,323	—		471,323
Property and equipment, net	—	14,868,968	—		14,868,968	—		14,868,968
Intangible assets, net	—	—	—		—	—		—
Lease deposits with a related party	—	4,000,000	—		4,000,000	—		4,000,000
Other assets	—	42,565	—		42,565	—		42,565
Marketable securities held in trust account	100,038,271	—	(100,038,271)	(a)	—	(100,038,271)	(a)	—
	100,038,271	19,382,856	(100,038,271)		19,382,856	(100,038,271)		19,382,856
Total assets	100,673,973	73,584,285	335,919,000		510,177,258	240,305,916		414,564,174
Current Liabilities
Accounts payable	—	1,513,774	—		1,513,774	—		1,513,774
Accrued expenses	60,687	1,380,405	(613,027)	(c)	814,914	(613,027)	(c)	814,914
			586,849	(d)		586,849	(d)
			(600,000)	(e)		(600,000)	(e)
Current portion of lease liability	—	75,789	—		75,789	—		75,789
Deferred development fee income from a related party	—	1,476	—		1,476	—		1,476
Current portion of long-term debt, net	—	32,000,000	(30,000,000)	(e)	2,000,000	(30,000,000)	(e)	2,000,000
Other current liabilities	—	80,992	—		80,992	—		80,992
Total current liabilities	60,687	35,052,436	(30,626,178)		4,486,945	(30,626,178)		4,486,945
Lease liability, net of current portion	—	399,390	—		399,390	—		399,390
Financing obligation with a related party	—	4,096,754	—		4,096,754	—		4,096,754
Deferred tax liability	198	—	—		198	—		198
Total non-current liabilities	198	4,496,144	—		4,496,342	—		4,496,342
Total liabilities	60,885	39,548,580	(30,626,178)		8,983,287	(30,626,178)		8,983,287
Redeemable convertible preferred stock:
Series A	—	5,203,342	(5,203,342)	(f)	—	(5,203,342)	(f)	—
Series A-1	—	992,285	(992,285)	(f)	—	(992,285)	(f)	—
Series B	—	10,942,411	(10,942,411)	(f)	—	(10,942,411)	(f)	—
Series C	—	28,069,492	(28,069,492)	(f)	—	(28,069,492)	(f)	—
Total redeemable convertible preferred stock	—	45,207,530	(45,207,530)		—	(45,207,530)		—
Common stock subject to possible redemption	95,613,084	—	(95,613,084)	(g)	—	(95,613,084)	(g)	—
Common stock	309	975	3,750	(b)	9,893	3,750	(b)	8,937
			322	(e)		322	(e)
			3,581	(f)		3,581	(f)
			956	(g)		956	(g)
						(956)	(i)
Additional paid-in capital	5,204,896	637,353	374,996,250	(b)	527,854,053	374,996,250	(b)	432,241,925
			(24,195,000)	(c)		(24,195,000)	(c)
			30,599,678	(e)		30,599,678	(e)
			45,203,949	(f)		45,203,949	(f)
			95,612,128	(g)		95,612,128	(g)
			(205,201)	(h)		(205,201)	(h)
						(95,612,128)	(i)
Accumulated deficit	(205,201)	(11,810,153)	(14,272,973)	(c)	(26,669,975)	(14,272,973)	(c)	(26,669,975)
			(586,849)	(d)		(586,849)	(d)
			205,201	(h)		205,201	(h)
Total stockholders’ equity	5,000,004	(11,171,825)	507,365,792		501,193,971	411,752,708		405,580,887
Total liabilities, preferred stock and stockholders’ equity	$100,673,973	$73,584,285	$335,919,000		$510,177,258	$240,305,916		$414,564,174

COMBINED COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 30, 2020
			No redemption scenario			Maximum redemption scenario
	Novus (Historical)	AppHarvest, Inc. (Historical)	Pro Forma Adjustments	Note	Pro Forma	Pro Forma Adjustments	Note	Pro Forma
Operating costs and expenses
Selling, general and administrative expenses	$243,274	$8,368,899	$(613,027)	(j)	$7,999,146	$(613,027)	(j)	$7,999,146
Depreciation	—	66,023	—		66,023	—		66,023
Total operating costs and expenses	243,274	8,434,922	(613,027)		8,065,169	(613,027)		8,065,169
Loss from operations	(243,274)	(8,434,922)	613,027		(8,065,169)	613,027		(8,065,169)
Other income (expense):
Development fee income from a related party	—	407,861	—		407,861	—		407,861
Interest income	37,325	—	(37,325)	(k)	—	(37,325)	(k)	—
Interest expense	—	(90,005)	—		(90,005)	—		(90,005)
Other	946	(12,659)	—		(11,713)	—		(11,713)
Loss before income taxes	(205,003)	(8,129,725)	575,702		(7,759,026)	575,702		(7,759,026)
Provision for income taxes	(198)	—	198	(l)	—	198	(l)	—
Net loss	$(205,201)	$(8,129,725)	$575,900		$(7,759,026)	$575,900		$(7,759,026)
Loss per Share:
Weighted average shares outstanding, basic and diluted					98,935,950			89,375,152
Basic and diluted net loss per share					$(0.08)			$(0.09)

COMBINED COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
			No redemption scenario			Maximum redemption scenario
	Novus (Historical)	AppHarvest, Inc. (Historical)	Pro Forma Adjustment	Note	Pro Forma	Pro Forma Adjustment	Note	Pro Forma
Operating expenses
Selling, general and administrative expenses	$—	$2,716,796	$—		$2,716,796	$—		$2,716,796
Depreciation	—	16,129	—		16,129	—		16,129
Total operating costs and expenses	—	2,732,925	—		2,732,925	—		2,732,925
Loss from operations	—	(2,732,925)	—		(2,732,925)	—		(2,732,925)
Other income (expense):
Development fee income from a related party	—	349,788	—		349,788	—		349,788
Loss on SAFE note revaluation	—	(345,003)	—		(345,003)	—		(345,003)
Interest expense	—	(27,515)	—		(27,515)	—		(27,515)
Other	—	9,634	—		9,634	—		9,634
Loss before income taxes	—	(2,746,021)	—		(2,746,021)	—		(2,746,021)
Income tax expense	—	—	—		—			—
Net loss	$—	$(2,746,021)	$—		$(2,746,021)	$—		$(2,746,021)
Net Loss per share:
Weighted average shares outstanding, basic and diluted					98,935,950			89,375,152
Basic and diluted net loss per share					$(0.03)			$(0.03)

Note 1 — Description of the Business Combination
On September 28, 2020, Novus, Merger Sub, and AppHarvest, entered into the Business Combination Agreement, pursuant to which AppHarvest will be merged with and into Merger Sub, with AppHarvest surviving the Merger. After giving effect to the Business Combination, Novus will own, directly or indirectly, all of the issued and outstanding equity interests of AppHarvest and its subsidiaries and will become the Combined Company. AppHarvest equity holders will hold a portion of the common stock of the Combined Company.
Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the AppHarvest, Inc. equity holders in connection with the Business Combination will be 50.0 million shares of Combined Company Common Stock, valued at $10.00 per share for total merger consideration of $500.0 million. These shares will be allocated pro-rata among the holders of AppHarvest Common Stock on a fully-diluted and as-converted to AppHarvest Common Stock basis, including the number of shares of AppHarvest Common Stock issuable upon conversion of the AppHarvest Preferred Stock and the number of shares of AppHarvest Common Stock subject to outstanding options, but excluding any shares issuable upon the conversion of up to $30 million in aggregate principal amount of Company Interim Period Convertible Notes. In addition, immediately after the completion of the Business Combination, certain investors have agreed to subscribe for and purchase an aggregate of $375.0 million of common stock of the Combined Company (the “PIPE Financing”).
If the Business Combination took place on September 30, 2020, out of the 50.0 million shares of Combined Company Stock that would be received by AppHarvest’s equity holders, approximately 45.6 million would be allocated to holders of common and preferred stock and 4.4 million would be reserved for options and restricted stock units (“RSUs”) to be issued in exchange for corresponding options and RSUs of AppHarvest.
The following summarizes the number of Combined Company Stock outstanding following the consummation of the Business Combination, Company Interim Period Convertible Notes conversion, and the PIPE Financing under the two scenarios, at the consummation of the Business Combination excluding the potential dilutive effect of the exercise or vesting of warrants, stock options and unvested restricted stock units:
	No redemption scenario		Maximum redemption scenario
	Shares	%	Shares	%
AppHarvest, Inc. Shareholders	45,564,897	46.0%	45,564,897	51.0%
Convertible Promissory Notes	3,221,053	3.3%	3,221,053	3.6%
Total AppHarvest Merger Shares	48,785,950	49.3%	48,785,950	54.6%
Novus Public Shareholders	10,000,000	10.1%	439,202	0.4%
Novus Founder Shares	2,650,000	2.7%	2,650,000	3.0%
Total Novus Shares	12,650,000	12.8%	3,089,202	3.4%
PIPE Investors	37,500,000	37.9%	37,500,000	42.0%
Total	98,935,950	100.0%	89,375,152	100.0%
Note 2 — Basis of Presentation
The historical financial information of Novus and AppHarvest, Inc. has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination, Company Interim Period Convertible Notes conversion, and the PIPE Financing, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination, Company Interim Period Convertible Notes conversion, and the PIPE Financing and certain other adjustments.

The Business Combination will be accounted for as a reverse recapitalization because AppHarvest, Inc. has been determined to be the accounting acquirer in accordance with GAAP under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:
•
The pre-combination equity holders of AppHarvest will hold the majority of voting rights in the Combined Company or be the largest single voting interest block in the Combined Company, in the maximum and minimum redemption scenarios, respectively.

•
The pre-combination directors of AppHarvest will be the majority of the directors on Combined Company Board;

•
Senior management of AppHarvest will comprise the senior management of the Combined Company; and

•
Operations of AppHarvest will comprise the ongoing operations of the Combined Company.

Under the reverse recapitalization model, the Business Combination will be treated as AppHarvest, Inc. issuing equity for the net assets of Novus, with no goodwill or intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 and statement of operations for the nine month ended September 30, 2020 have been prepared using, and should be read in conjunction with, the following:
•
the historical unaudited financial statements of Novus as of and for the nine months ended September 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•
the historical unaudited condensed consolidated financial statements of AppHarvest as of and for the nine months ended September 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the historical audited consolidated financial statements of AppHarvest as of and for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Novus’s redeemable common stock into cash:
•
Assuming No Redemptions: This presentation assumes that no Novus shareholders exercise redemption rights with respect to their public shares.

•
Assuming Maximum Redemptions: This scenario assumes that 9,560,798 shares of common stock are redeemed for an aggregate redemption payment of approximately $95.6 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but Novus would still have the minimum $5.0 million net tangible assets per the Business Combination Agreement.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.
The unaudited pro forma condensed combined financial information do not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that AppHarvest, Inc incurred significant losses during the historical periods presented.

Note 3 — Pro Forma Adjustments
Adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:
a)
Represents the reclassification of marketable securities held in Novus’s Trust Account at the balance sheet date that becomes available to fund the Business Combination.

b)
Represents the issuance, in the PIPE Financing, to certain investors of 37,500,000 shares of Combined Company Common Stock pursuant to Subscription Agreement at a price of $10.00 per share.

c)
Represents transaction costs anticipated in consummating the Business Combination. Approximately $24.2 million of the amount relates to equity issuances, and is reflected as a reduction against proceeds in additional paid-in capital. The remaining amount consists of $0.6 million of expenses accrued as of September 30, 2020 and $14.3 million that is reflected within accumulated deficit.

d)
Represents accrual of interest on the Company Interim Period Convertible Notes from September 30, 2020 to the estimated date of Business Combination of $586,849.

e)
Represents the conversion of Company Interim Period Convertible Notes upon the Business Combination being triggered, causing a conversion of the outstanding principal and interest amount, including accrued interest of $13,151 as of September 30, 2020 and interest to be accrued from September 30, 2020 to the estimated closing date of the Business Combination of $586,849, into equity common stock securities.

f)
Represents recapitalization of AppHarvest equity and issuance of post-combination company’s Common Stock to AppHarvest Shareholders as consideration for the reverse recapitalization.

g)
Represents the reclassification of Novus Common Stock subject to possible redemption to permanent equity.

h)
Represents the reclassification of Novus historical accumulated deficit.

i)
Represents the amount paid to Novus shareholders who are assumed to exercise redemption rights under the maximum redemption scenario.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2020
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020:
j)
Represents elimination of Business Combination costs in the amount of $613,027.

k)
Represents elimination of Novus interest income on the trust account in the amount of $37,325.

l)
Represents elimination of Novus provision for income taxes in the amount of $198.

Note 4 — Loss per Share
Basic loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding at the beginning of the periods presented.
Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the pro forma combined net loss.

The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:
Anti-dilutive common share equivalents:	September 30, 2020
Novus Public Warrants	10,000,000
Novus Private Warrants	3,250,000
Stock Options in Exchange for AppHarvest, Inc. Plan	3,101,474
RSUs in Exchange for AppHarvest, Inc. Plan	1,333,629
Total anti-dilutive common share equivalents	17,685,103
COMPARATIVE SHARE INFORMATION
The following table sets forth selected historical equity ownership information for Novus and unaudited pro forma condensed combined per share ownership information of the Combined Company after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemptions: This presentation assumes that no Novus shareholders exercise redemption rights with respect to their public shares for a pro rata portion of the funds in Novus’s Trust account.

•
Assuming Maximum Redemption: This presentation assumes that 9,560,798 shares of common stock are redeemed for an aggregate redemption payment of approximately $95.6 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but Novus would still have the minimum $5.0 million net tangible assets per the Business Combination Agreement.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2020. The net income (loss) per share information reflects the Business Combination as if it had occurred on January 1, 2019.
The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical condensed financial statements of Novus as of, and for the nine months ended, September 30, 2020, included elsewhere in this proxy statement/prospectus;

•
the historical audited financial statements of AppHarvest as of, and for the year ended, December 31, 2019, included elsewhere in this proxy statement/prospectus; and

•
the historical unaudited condensed financial statements of AppHarvest as of, and for the nine months ended, September 30, 2020, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined earnings (loss) per share information does not purport to represent the earnings (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future data or period. The unaudited pro forma combined book value (stockholders' deficit) per share information below does not purport to represent what the value of Novus and AppHarvest would have been had the Companies Combined during the periods presented.
			Pro Forma Combined
	Novus (Historical)	AppHarvest, Inc. (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the nine months ended September 30, 2020
Book Value (Stockholders’ Deficit) per share(1)	$1.71	$(1.15)	$5.07	$4.54
Weighted average shares outstanding of common stock – basic and diluted	2,921,484	9,706,677	98,935,950	89,375,152
Net loss per share of common stock – basic and diluted	$(0.07)	$(0.84)	$(0.08)	$(0.09)

		Pro Forma Combined
	AppHarvest, Inc. (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
For the year ended December 31, 2019
Weighted average shares outstanding of common stock – basic and diluted	9,507,926	98,935,950	89,375,152
Net loss per share of common stock – basic and diluted	$(0.29)	$(0.03)	$(0.03)

(1)
Book value (stockholders’ deficit) per share is calculated using the formula: Total stockholder’s equity (deficit) divided by shares outstanding.

CAPITALIZATION
The following table sets forth:
•
the cash and capitalization of Novus and AppHarvest on a historical basis as of September 30, 2020, and

•
the cash and capitalization of the Combined Company on a pro forma basis as of September 30, 2020, after giving effect to (i) the merger of AppHarvest with and into Merger Sub pursuant to the Business Combination Agreement, (ii) the issuance of 45,564,894 shares of Novus Common Stock, excluding options, to AppHarvest’s stockholders in the Business Combination, (iii) the issuance and sale of 37,500,000 shares of Novus Common Stock in the PIPE and (iv) 3,221,053 shares of Novus Common Stock to the holders of Company Interim Period Convertible Notes and assuming (a) that no shares of Novus Common Stock are redeemed and (b) that 9,560,798 shares of Novus Common Stock are redeemed.

Please refer to the historical unaudited financial statements of Novus and AppHarvest and the related notes included elsewhere in this proxy statement/prospectus, as well as the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
			Pro Forma Combined Company
	Novus (Historical)	AppHarvest, Inc. (Historical)	No redemption scenario	Maximum redemption scenario
As of September 30, 2020
Cash and cash equivalents	$519,800	$53,591,389	$490,068,460	$394,455,376
Marketable securities held in Trust Account	100,038,271	—	—	—
Debt:
Total debt	—	32,000,000	2,000,000	2,000,000
Redeemable convertible preferred stock	—	45,207,530	—	—
Common stock subject to possible redemption	95,613,084	—	—	—
Stockholders’ equity (deficit):
Common stock	309	975	9,893	8,937
Additional paid in capital	5,204,896	637,353	527,854,053	432,241,925
Accumulated deficit	(205,201)	(11,810,153)	(26,669,975)	(26,669,975)
Total stockholders’ equity (deficit)	5,000,004	(11,171,825)	501,193,971	405,580,887
Total capitalization	$100,613,088	$66,035,705	$503,193,971	$407,580,887

THE SPECIAL MEETING OF NOVUS’S STOCKHOLDERS
The Novus Special Meeting
Novus is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting stockholders to be held on     , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Novus’s stockholders on or about      , 2020. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.
Date, Time and Place of the Special Meeting
The special meeting of stockholders of Novus will be held at 10:00 a.m., Eastern time, on     , 2021, via live webcast at https://www.cstproxy.com/novuscapitalcorp/sm2020, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.
In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Novus’s stockholders and personnel, the special meeting will be held virtually. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.
Purpose of the Special Meeting
At the Novus special meeting of stockholders, Novus will ask Novus’s stockholders to vote in favor of the following proposals:
•
The “Business Combination Proposal” — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and effect the Business Combination.

•
The “Charter Proposals” — To consider and vote upon amendments to the Existing Certificate of Incorporation. The proposed amendments detailed below are collectively referred to as the "Charter Proposals."

•
Name Change Charter Amendment — to change Novus’s name to “AppHarvest, Inc.;” and

•
Public Benefit Charter Amendment — to designate Novus as a public benefit corporation and identify its public benefit as (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry and (iii) improving the lives of the company’s employees and the community at large; and

•
Authorized Share Charter Amendment — to increase the number of authorized shares of Novus’s common stock and “blank check” preferred stock; and

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Board Composition Charter Amendment — to change the classified board of directors to a single class board; and

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Actions by Stockholders Charter Amendment — to require that stockholders only act at annual and special meeting of the corporation and not by written consent; and

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Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine; and

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Voting Thresholds Charter Amendment — to increase the required vote thresholds for approving amendments to the certificate of incorporation and bylaws to 66 2∕3%; and

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Additional Charter Amendment — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the closing of the Business Combination (the “Closing”).

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The “Equity Incentive Plan Proposal” — To consider and vote upon the adoption of the 2021 Plan established to be effective after the Closing to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.
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The “Employee Stock Purchase Plan Proposal” — To consider and vote on the adoption of the ESPP to give an opportunity to purchase shares of Combined Company Common Stock following the Closing, to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

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The “Nasdaq Proposal” — To consider and vote upon a proposal to (i) issue Novus Common Stock to (a) AppHarvest’s stockholders as a result of the Merger pursuant to the Business Combination Agreement, (b) the investors in the PIPE and (c) the holders of the AppHarvest Interim Period Convertible Notes; (ii) issue equity awards under the 2021 Plan and ESPP if such plans are approved in accordance with Proposal 3 (Equity Incentive Plan Proposal) and Proposal 4 (Employee Stock Purchase Plan Proposal) and (iii) adopt the 2021 Plan and ESPP.

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The “Adjournment Proposal” —  a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Recommendation of Novus’s Board of Directors
Novus’s board of directors believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of Novus and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.
When you consider the recommendation of Novus’s board of directors in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that Novus’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder. These interests include, among other things:
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the beneficial ownership of Novus’s directors and officers, of an aggregate of 877,914 shares of Novus Common Stock and 901,392 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as the Novus’s directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $9.7 million and $2.3 million, respectively, based on the closing prices of Novus Common Stock and warrants of $11.06 per share and $2.52 per warrant on Nasdaq on            , 2020, the Record Date for the special meeting of stockholders;

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Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

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the anticipated continuation of Robert J. Laikin, as a director of the Combined Company following the Closing; and

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the continued indemnification of the current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Record Date and Voting
You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Novus Common Stock at the close of business on            , 2020, which is the Record Date for the special meeting of stockholders. You are entitled to one vote for each share of Novus Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 12,650,000 shares of Novus Common Stock outstanding, of which 10,000,000 are shares of Novus Common Stock and 2,650,000 are Founder Shares or Founder Shares held by the Founders.
The Novus Initial Stockholders have agreed to vote all of their Initial Stockholder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other Stockholder Proposals. Novus’s issued and outstanding Novus Warrants do not have voting rights at the special meeting of stockholders.
Voting Your Shares
Each share of Novus Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Novus Common Stock that you own.
If you are a holder of record, there are two ways to vote your shares of Novus Common Stock at the special meeting of stockholders:
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You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Novus Common Stock will be voted as recommended by Novus’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal.

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You can virtually attend the special meeting and vote online. However, if your shares of Novus Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Novus Common Stock.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your shares of Novus Common Stock, you may contact our proxy solicitor at:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: NOVS.info@investor.morrowsodali.com
Quorum and Vote Required for the Stockholder Proposals
A quorum of Novus’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Novus Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.
The approval of the Business Combination Proposal and each of the Charter Proposals require the affirmative vote (virtually in person or by proxy) of the holders of a majority of the then outstanding shares of Novus Common Stock entitled to vote thereon at the special meeting. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these proposals.

The approval of the Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal, Nasdaq Proposal and Adjournment Proposal require the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Novus Common Stock that are voted at the special meeting of stockholders. Accordingly, a Novus stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these proposals.
Abstentions and Broker Non-Votes
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Novus believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”
Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Novus’s stockholders. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal and the individual Charter Proposals, and will have no effect on any of the other Stockholder Proposals.
Revocability of Proxies
If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Novus’s secretary, at 8556 Oakmont Lane, Indianapolis, IN 46260, prior to the date of the special meeting or by voting online at the virtual special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to Novus’s secretary at the above address.
Redemption Rights
Pursuant to the Existing Certificate of Incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO and a concurrent private placement of warrants to the Founders, including any amounts representing interest earned on the Trust Account, less any interest for any income and other taxes payable, calculated as of two business days prior to the consummation of the Business Combination, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive such pro rata share of the aggregate amount on deposit in the Trust Account. For illustrative purposes, based on funds in the Trust Account of approximately $100.0 million on September 30, 2020, the estimated per Public Share redemption price would have been approximately $10.
Redemption rights are not available to holders of Novus Warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on     , 2020 (two business days before the special meeting), both:
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Submit a request in writing that Novus redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Novus’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com
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Deliver your Public Shares either physically or electronically through DTC to Novus’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Novus’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Novus does not have any control over this process and it may take longer than one week.

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Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Novus’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Novus’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Novus’s transfer agent return the shares (physically or electronically). You may make such request by contacting Novus’s transfer agent at the phone number or address listed above.
Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will Novus redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.
Prior to exercising redemption rights, stockholders should verify the market price of their Novus Common Stock as they may receive higher proceeds from the sale of their Novus Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Novus cannot assure you that you will be able to sell your shares of Novus Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Novus Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of Novus Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.
Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to holders of shares of Novus Common Stock or Novus Warrants in connection with the Business Combination.
Solicitation of Proxies
Novus will pay the cost of soliciting proxies for the special meeting. Novus has engaged Morrow Sodali to assist in the solicitation of proxies for the special meeting. Novus has agreed to pay Morrow Sodali a fee of $25,000. Novus will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Novus also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Novus Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Novus Common Stock and in obtaining voting instructions from those owners. Novus’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Stock Ownership
As of the Record Date, the Novus Initial Stockholders beneficially own an aggregate of approximately 20% of the outstanding shares of Novus Common Stock. The Novus Initial Stockholders have agreed to vote all of their Initial Stockholder Shares and any Public Shares acquired by them in favor of the Business Combination and each of the Stockholder Proposals. As of the date of this proxy statement/prospectus, certain of the Founders and their affiliates have agreed to purchase an aggregate of 1,430,000 shares of Novus Common Stock in the PIPE, however, such shares will not be outstanding as of the Record Date.

PROPOSAL NO. 1  — THE BUSINESS COMBINATION PROPOSAL
THE BUSINESS COMBINATION
The Background of the Business Combination
Novus is a blank check company formed as a corporation in Delaware on March 5, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Business Combination with AppHarvest is the result of an extensive search for a potential transaction utilizing the global network and investing and transaction experience of Novus’s management team and board of directors.
On May 19, 2020, Novus completed its initial public offering. Prior to the consummation of the IPO, neither Novus, nor anyone on its behalf, contacted any prospective target business or had any discussions, formal or otherwise, with respect to a transaction with Novus.
From the date of the IPO through the signing of the mutually exclusive letter of intent with AppHarvest on August 20, 2020, Novus's management and board members collectively reviewed self-generated ideas, generated leads through a directed marketing campaign; developed a list of 100 or more business combination candidates; contacted and were contacted by more than 100 firms including but not limited to investment banks, private equity firms, venture capital firms, smart technology innovation market and high technology industry participants and personal and professional contacts with respect to business combination ideas, and identified several possible target businesses and held discussions with respect to potential transactions. In addition, during that period, Robert J. Laikin, Chairman of Novus, and Larry M. Paulson, Chief Executive Officer of Novus and board member, identified and evaluated more than 25 potential transactions with businesses addressing various markets at the forefront of high technology, manufacturing of various products, service organizations, robotics, logistics and distribution companies, data storage and connectivity companies, electric vehicle manufacturers, on-line gaming companies, hardware and software solution companies, specialty retailers and e-tailers and others prior to focusing its efforts on a business combination transaction with AppHarvest.
Messrs. Laikin, Donargo and Paulson engaged in due diligence, review of information and held discussions with the senior executives and/or shareholders of more than ten potential acquisition targets. The potential valuations discussed for these potential targets ranged from $300 million – $500 million up to $900 million – $1.3 billion and these target businesses operated in a variety of industries:
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a producer, packager, assembler and distributor of high-quality shelf-stable food companies;

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an early-stage next-generation software company that powers a broad ecosystem of smart building hardware and services;

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a hospitality software and hardware developer;

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a pre-revenue stage medical diagnostic company discovers and develops novel and proprietary new technologies for diabetes care;

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an early growth stage developer of autonomous mobile robots operating in commercial public spaces;

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a pre-revenue designer of water-cooled data centers;

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a pre-revenue designer and manufacturer of electric vehicles;

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an early growth stage online food ordering service;

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an online retailer of contact lenses;

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a Verizon authorized retailer; and

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an early stage industrial manufacturer using construction grade glass.

The decisions not to pursue the alternative acquisition targets were generally the result of one or more of: (i) a difference in valuation expectations between Novus, on the one hand, and the target, on the other hand; (ii) Novus’s assessment of the target company’s ability to execute and scale its business, the long-term viability of the target business or its industry or the target’s ability to compete long-term; (iii) the stage of the target’s development and anticipated timing to generate meaningful revenue; (iv) the amount of capital that would need to be raised in connection with the closing of a business combination to support the target’s business over the near-term and the likelihood of raising such capital at a valuation mutually agreeable to Novus and the target; (v) the anticipated long-term capital needs of the target business; and (vi) Novus’s assessment of a lack of Wall Street interest in the target or industry and the lack of high growth potential of the target or its industry. Novus terminated discussions with each of these potential targets prior to its introduction to AppHarvest.
Novus executed a non-binding letter of intent with one other potential acquisition target following evaluation of, and discussions with, such potential acquisition target. This potential target was a pre-revenue designer and manufacturer of electric vehicles. The letter of intent relating to this potential alternative transaction contemplated merger consideration of $550 million consisting of 52.5 million shares of Novus Common Stock (valued at $10.00 per share) and a $25 million cash payment to the target’s stockholder and a the completion of an equity financing of at least $250 million as a condition to closing. Novus and the potential target mutually terminated such letter of intent and negotiations due to an inability to secure commitments for the minimum financing. Such termination occurred prior to Novus's introduction to AppHarvest.
On August 11, 2020, Mark Saraiva, a representative of Cowen, financial advisor to AppHarvest, approached Novus about a potential business combination with AppHarvest. On August 11, 2020, Novus and AppHarvest signed a mutual non-disclosure agreement.
On August 11, 2020, Mark Saraiva, a representative of Cowen (via teleconference) introduced Novus to Mr. Jonathan Webb, Chief Executive Officer and founder of AppHarvest. On the call, Messrs. Laikin and Paulson learned more about the business of AppHarvest, including that AppHarvest’s board of directors included several impressive individuals and several notable funds were investors in AppHarvest.
On August 11, 2020, preliminary due diligence began, and due diligence was completed on or around September 27, 2020.
On August 13, 2020, Novus sent the first draft of a term sheet to AppHarvest and on August 14, 2020 was granted access to AppHarvest’s data room.
Over the next few days, members of Novus’s management contemplated the idea of AppHarvest as a potential business combination target and management of Novus reviewed an AppHarvest corporate presentation. Mr. Webb received information regarding Novus from Cowen and began to socialize the possibility with other members of AppHarvest’s management team and Cowen.
On August 18, 2020, Mark Saraiva, a representative of Cowen introduced Mr. Laikin to Mr. Jeffrey Ubben, a member of AppHarvest’s board of directors. Mr. Ubben is a businessman and co-founder and chairman of ValueAct Capital, a hedge fund based in San Francisco, California. In July 2020, Mr. Ubben spun Inclusive Capital Partners, L.P., a new socially responsible investment firm, out of ValueAct Capital. Mr. Ubben is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to Inclusive Capital Partners Spring Master Fund, L.P., a principal stockholder of AppHarvest. Thereafter, Mr. Ubben, Mr. Webb and Mr. Laikin discussed a possible business combination and a PIPE transaction.
Thereafter, Messrs. Laikin and Paulson continued discussions with Mr. Webb and members of AppHarvest’s management to learn more about AppHarvest’s current and planned business. After the meeting, the management teams also held various calls to discuss scheduling for continued due diligence meetings as well as a timeline for a potential combination.
On August 18, 2020, Novus sent the first draft of a non-binding letter of intent to AppHarvest and was granted access to AppHarvest’s data room.
On August 20, 2020, Novus and AppHarvest signed a non-binding letter of intent, which included a mutual obligation to negotiate exclusively with each other regarding a potential transaction through September 30, 2020. The non-binding letter of intent also contemplated:

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the issuance by Novus of 50 million shares of Novus common stock to the stockholders of AppHarvest;

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the escrow of a number of Initial Stockholder Shares equal to: (A) 1,250,000 of the Initial Founder Shares, multiplied by (B) (x) the number of shares of Novus Common Stock validly redeemed by holders thereof in connection with the Business Combination, divided by (y) the number of shares of Novus Common Stock outstanding immediately prior to the Business Combination, and such escrow shares being subject to release upon satisfaction of certain trigger events or potential forfeiture in the event that none of those triggering events have occurred prior to the fifth (5th) anniversary of the closing of the Business Combination on the same terms as such shares will be subject to release under the Sponsor Restricted Stock Agreement (see “Certain Agreements Related to the Business Combination — Sponsor Restricted Stock Agreement”);

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the Initial Stockholder Shares and the shares of Novus Common Stock to be issued to the stockholders of AppHarvest being subject to the same restrictions on transfer as such shares will be subject to under the lock-up agreements to be entered into upon the Closing (see “Certain Agreements Related to the Business Combination — Lock-Up Agreements”);

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an amendment to the registration rights agreement executed in connection with the IPO among Novus and the Founders be amended to (i) provide that Novus would file a registration statement within 30 days following the Closing to register for resale (A) the securities held by the Novus Founders and (B) the shares of Novus Common Stock to be issued to the AppHarvest stockholders in the Business Combination; (ii) provide the AppHarvest stockholders with three demand registration rights, (iii) provide the AppHarvest stockholders and Founders customary underwritten takedown rights; and (iv) afford each of the AppHarvest stockholders and Founders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other and by Novus;

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a minimum equity financing of $130 million as a condition to Closing; and

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the composition of the board of directors for the Combined Company to consist of a majority of members designated by the AppHarvest stockholders and Novus having the right to designate one member; and that AppHarvest would be permitted to obtain up to $50 million of debt or equity financing during the exclusivity period described above.

On August 21, 2020, Novus engaged Mr. Ron Sznaider, who has significant operational experience in multiple technology business disciplines, considerable mergers and acquisitions experience relating to environmental and sustainability topics, as a consultant to assist with its due diligence of AppHarvest. Also on the same day, a kick-off call was held with all major parties discussing the process and timeline for the transaction.
On August 22, 2020, Novus’s board of directors signed a unanimous written consent to ratify the letter of intent.
On August 24, 2020 Messrs. Laikin and Paulson participated in a teleconference call with Messrs. Webb and Eggleton to review and perform diligence on the AppHarvest business plan and financial model. That discussion resumed on August 25, 2020 for further diligence and discussion.
On August 27, 2020, Blank Rome LLP (“Blank Rome”), counsel to Novus, delivered an initial draft of the Business Combination Agreement to Cooley LLP (“Cooley”), counsel to AppHarvest.
On August 31, 2020, Messrs. Laikin, Paulson and Sznaider and certain Novus Initial Stockholders met with Messrs. Webb and Eggleton of AppHarvest’s management at AppHarvest’s facility in Morehead, Kentucky to tour the facility and conduct due diligence on AppHarvest.
Between September 1, 2020 and September 28, 2020, Messrs. Laikin, Paulson, Donargo, Webb, Halt and Eggleton held multiple teleconference calls to discuss the terms of the Business Combination and the provisions of the Business Combination Agreement. Among other points, these discussions focused around the treatment of the PIPE, the calculation of the exchange ratio, the proposed transfer restrictions for the initial stockholders of Novus and certain stockholders of AppHarvest and registration rights. The material terms of the Business Combination Agreement did not materially deviate from the letter of intent, except as described below:

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The letter of intent initially contemplated that the Initial Stockholder Shares continue to be held in an escrow account subject to potential forfeiture. Novus proposed eliminating the escrow agreement and subjecting the Initial Stockholder Shares to the Sponsor Restricted Stock Escrow Agreement, initially with the same price targets and release terms as were contemplated in the letter of intent. Subsequently, Novus requested and AppHarvest agreed that the formula be revised to reduce the number of shares subject to the release provisions of the Sponsor Restricted Stock Escrow Agreement based on funds raised in the PIPE from the Founders and other investors introduced by Novus Initial Stockholders.

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AppHarvest requested and Novus agreed that AppHarvest be permitted to raise interim funds to use prior to the Closing in the form of the AppHarvest Interim Period Convertible Notes and that the shares of Novus Common Stock issuable upon conversion of such notes and accrued and unpaid interest thereon through the Closing, at a price no less than $9.50 per share, be excluded from the exchange ratio.

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The letter of intent did not contemplate a registration rights agreement and that the registration rights agreement entered into in connection with the IPO would remain in effect. Novus requested that the IPO registration rights agreement be amended to revise the registration rights of the Founders. AppHarvest agreed, subject to granting registration rights to the AppHarvest stockholders. Blank Rome and Cooley also exchanged updated drafts of the Business Combination Agreement and related ancillary documents and agreements during this period. In addition, Blank Rome and certain of the potential investors in the PIPE exchanged revised drafts of the form of Subscription Agreement for the PIPE.

On September 1, 2020, Novus retained Cowen as placement agent in connection with the PIPE. On September 10, 2020, Messrs. Laikin, Paulson, Webb and Eggleton began engaging in confidential discussions with potential investors in the PIPE.
From September 10, 2020 through September 18, 2020, Messrs. Laikin, Paulson, Webb and Eggleton participated in confidential investor meetings.
During the week of September 21, 2020, Messrs. Laikin, Paulson, Donargo, Webb, Halt and Eggleton held a series of update calls to discuss various agreements related to the Business Combination and the PIPE, as well as remaining due diligence items. Also that week, Novus and AppHarvest, with the help of their advisors, determined to accept PIPE subscriptions for an aggregate of $375 million and to fix the final allocations for the Subscribers.
Novus decided to pursue a combination with AppHarvest because it determined that AppHarvest represented a compelling opportunity based upon AppHarvest’s focused business strategy and leadership position as a developer and operator of large scale farms with infrastructure and technology that create a controlled environment facility, technology leadership, and a strong and visionary management team led by Mr. Webb. AppHarvest’s existing 60-acre indoor farm located in Morehead, Kentucky, which will be the largest controlled indoor farm in the United States, positions AppHarvest to become one of the largest producers of greenhouse-grown produce in North America within a one-day’s drive delivery capability to approximately 70% of the United States population. Novus believes that AppHarvest’s existing options to acquire additional land and its relationship with development and construction partners positions AppHarvest for significant growth. Novus also considered the existence and terms of AppHarvest’s exclusive marketing and distribution agreement with Mastronardi, a leading marketer and distributor in North America of tomatoes, peppers, cucumbers, berries and greens, as an attractive aspect for the Combined Company. Novus’s board of directors noted the existence of the exclusivity and non-competition provisions but determined that having access to Mastronardi’s marketing and distribution network immediately upon AppHarvet’s initial harvest provided AppHarvest the ability to quickly maximize its revenues and establish a market presence, which outweighed its concerns regarding the potential risks associated with the agreement.
On September 22, 2020, Novus’s board of directors met via teleconference with all board members present. Also present were representatives of Blank Rome. After considerable review and discussion, the Business Combination Agreement, the form of Subscription Agreement and related documents and agreements were unanimously approved by Novus’s board of directors, subject to final negotiations and modifications, and the board determined to recommend that the stockholders of AppHarvest approve the Business Combination Agreement and related transactions. The board also concluded that the fair market value of AppHarvest was equal to at least 80% of the funds held in the Trust Account. In making such determination, Novus’s board of directors considered, among other things, the implied valuation of AppHarvest using projected multiples for AppHarvest on a Combined Company basis and based on the market valuation of comparable companies (as discussed below under “— Novus’s Board of Directors’ Reasons for the Approval of the Business Combination — Attractive Market Valuation of Selected Sustainable Food and Traditional Agriculture Companies”) and the price to be paid by the Subscribers in the PIPE.
The Business Combination Agreement and related documents and agreements were executed on September 28, 2020. Prior to the market open on September 29, 2020, Novus and AppHarvest issued a joint press release announcing the execution of the Business Combination Agreement and Novus filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement. During the morning of September 29, 2020, representatives of Novus and AppHarvest released a pre-recorded announcement to announce the Business Combination.
Novus’s Board of Directors’ Reasons for the Approval of the Business Combination
As described under “— The Background of the Business Combination” above, Novus’s board of directors, in evaluating the Business Combination, consulted with Novus’s management and financial and legal advisors. In reaching its unanimous resolution that (i) the terms and conditions of the Business Combination Agreement, including the transactions contemplated therein, are advisable, fair to, and in the best interests of Novus and its stockholders and (ii) to recommend that stockholders adopt and approve the Business Combination Agreement and approve the transactions contemplated therein, Novus’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed business combination, Novus’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Novus’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
This explanation of Novus’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”
In approving the Business Combination, Novus’s board of directors determined obtaining a fairness opinion was not necessary. In reaching this determination, the board concluded that the officers and directors of Novus, including Messrs. Laikin and Paulson, have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and that their experience and background, and prospectus, enabled the board to make the necessary analyses and determinations regarding the Business Combination.
Novus’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated therein, including, but not limited to, the following:
•
Public Benefit Status and B Corporation Certification.   Novus’s management and board of directors believe AppHarvest’s status as a public benefit corporation and its B Corporation certification underscore AppHarvest’s commitment to its purpose and its stakeholders, including farmers and suppliers, consumers and customers, communities and the environment, and stockholders;

•
Controlled Environment Agriculture Facility is the Future of Farming.   Novus’s management and board of directors believe that farms with infrastructure and technology that create a controlled environment facility are the future of farming because of the significantly increased reliability of supply and production yield, better quality product and environmental benefits it provides;

•
Significant Market Opportunity.   Novus’s management and board of directors considered the fact that national grocery chains are seeking large scale supply of domestically-grown produce as an alternative to imported produce.

•
AppHarvest Platform Unites Pioneering AgTech.   Novus’s management and board of directors believe that AppHarvest’s alliances with various AgTech organizations, universities and solutions and technology partners position AppHarvest to implement best-in-class technologies to increase sustainably-grown crop yields;

•
Significant Growth Potential.   Novus’s management and board of directors believe that AppHarvest’s existing options to acquire additional land and its relationships with development and construction partners position AppHarvest for significant growth;

•
Due Diligence.   Novus’s management and board of directors conducted due diligence examinations of AppHarvest and held discussions with AppHarvest’s management and Novus’s financial and legal advisors concerning Novus’s due diligence examination of AppHarvest;

•
Financial Condition.   Novus’s board of directors also considered factors such as AppHarvest’s outlook, financial plan and capital structure, as well as valuation using projected multiples for AppHarvest on a Combined Company basis (see “— Certain AppHarvest Projected Financial Information”);

•
Significant Equity Commitment.   Novus received commitments for $375.0 million of equity financing in the PIPE from an impressive group of institutional investors and including commitments of $15.25 million from certain of the Founders and their affiliates, $20.0 million from Inclusive Capital Partners Spring Master Fund, L.P., a socially responsible investment fund, and affiliate of Jeff Ubben, a director of AppHarvest;

•
Attractive Market Valuation of Selected Sustainable Food and Traditional Agriculture Companies.   Novus’s management and board of directors, in conjunction with research and benchmarks provided by its advisors, analyzed the market valuation and forward estimates of comparable companies in both the sustainable food and traditional agriculture industries and determined the proposed valuation of the Business Combination Agreement with AppHarvest using projected multiples for AppHarvest on a Combined Company basis was attractive (see “— Novus’s Board of Directors’ Reasons for the Approval of the Business Combination”);

•
Support of Inclusive Capital Partners Spring Master Fund, L.P.. Novus’s board of directors considered Inclusive Capital Partners Spring Master Fund, L.P.’s 14.8% equity interest in AppHarvest as of the date the Business Combination Agreement was executed, its $30.0 million financing of AppHarvest through the purchase of the AppHarvest Interim Period Convertible Notes and its commitment to purchase $20.0 million of equity in Novus in the PIPE. Its ownership and commitment to the Combined Company demonstrates its belief in AppHarvest, and its vision and prospects;

•
Experienced and Proven Management Team.   Novus’s management and board of directors believe that AppHarvest has a strong management team which is expected to remain with the Combined Company to seek to execute AppHarvest’s strategic and growth goals;

•
Other Alternatives.   Novus’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Novus, that the Business Combination represents the best potential business combination for Novus and the most attractive opportunity for Novus based upon the process utilized to evaluate and assess other potential combination targets, and Novus’s board of directors’ belief that such process has not presented a better alternative; and

•
Negotiated Transaction.   The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Novus and AppHarvest.

Novus’s board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
•
Development Stage Company.   AppHarvest’s status as a pre-revenue company, and the risk that it may not be able to execute on its business plan;

•
Macro-economic Risks.   Macro-economic uncertainty and the effects it could have on the Combined Company’s revenues;

•
Redemption Risk.   The potential that a significant number of Novus’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Novus’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the Combined Company following the Closing;

•
Stockholder Vote.   The risk that Novus’s or AppHarvest’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•
Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Novus’s control, including the closing of the PIPE with the Minimum PIPE Commitment;

•
Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•
Benefits May Not Be Achieved.   The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•
No Third-Party Valuation or Fairness Opinion.   The risk that Novus did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•
Novus’s Stockholders Receive a Minority Position.   The fact that Novus’s stockholders will hold a minority position in the Combined Company;

•
Potential Conflicts of Interest of Novus’s Directors and Officers.   The potential conflicts of interest of Novus’s board of directors and officers in the Business Combination (see “— Interests of Novus’s Directors and Officers in the Business Combination”); and

•
Other Risks Associated With the Business Combination.   Various other risks associated with the business of AppHarvest, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Novus’s management, with the assistance of Cowen, prepared the information that was provided to prospective investors in connection with the PIPE. The information was later considered by the Novus board of directors in connection with its approval of the Business Combination with AppHarvest.
In connection with analyzing the Business Combination, Novus’s management, selected six companies:
Sustainable Food Companies	Traditional Food Companies
• Vital Farms, Inc.	• Calavo Growers, Inc.
• Beyond Meat, Inc.	• Cal-Maine Foods, Inc.
• The Simply Good Foods Company
• Limoneira Company
Novus’s management selected these companies because they are publicly traded companies with certain operations, results, business mixes or size and scale that, for the purposes of analysis, may be considered similar to certain operations, results, business mixes or size and scale of AppHarvest. None of the six companies is identical or directly comparable to AppHarvest.
In connection with its analysis of the Business Combination and the PIPE, Novus's management reviewed and compared, certain current, projected and historical financial information of AppHarvest that corresponded to current and historical financial information, ratios and public market multiples for the six companies described above, taking into account information provided by Cowen.
Set forth below are the comparisons of projected enterprise value to revenue and enterprise value to EBITDA for AppHarvest and the two sustainable food companies and AppHarvest for 2024 and 2025 and for the four traditional food companies for 2021.

Valuation Benchmarking

EV / Revenue

Sustainable Food

2024E | 2025E

5.3x
3.3x
2.2x
4.5x
1.5x
NA
(a)
(a)
BEYOND MEAT
BEYOND MEAT

Traditional Agriculture

2021E

Median 1.5x
3.0x
1.9x
1.0x
1.1x
Calavo
Cal-Maine Foods, Inc.
Simply Good
LIMONEIRA

EV / EBITDA

Sustainable Food

2024E | 2025E

41.1x
26.8x
11.2x
32.9x
5.2x
NA
(a)
(a)
BEYOND MEAT
BEYOND MEAT

Traditional Agriculture

2021E

Median 14.1x
16.3x
15.0x
13.2x
9.1x
Calavo
Cal-Maine Foods, Inc.
Simply Good
LIMONEIRA

AppHarvest

Source: Capital IQ as of August 28, 2020.

(a) Assumes Enterprise Value of $550M; forward-looking metrics are based off management estimates.

As a controlled-environment agriculture producer, AppHarvest has no publicly traded companies that are directly comparable. In an attempt to provide some valuation benchmarking to investors, Novus’s management, taking into account data provided by Cowen based upon a review of publicly available databases, considered AppHarvest’s value proposition (sustainable food production at scale), end markets (consumers of fresh produce, agricultural products and/or healthy retail food options) and size (market capitalization over $200 million, revenue below $1.5 billion). In determining potential comparable companies, certain companies were excluded, including (i) companies that trade on illiquid or non-transparent exchanges, such as the Shenzhen Stock Exchange, (ii) retail fruit/vegetable producers with primarily processed or pre-packaged foods, such as J & J Snack Foods, and (iii) retail offerings that are not health-oriented, such as Hostess Brands. In addition, John B. Sanfilippo & Son, Inc. was excluded due to its wide variety of unrelated business operations, such as ice cream toppings, candy and operation of its own retail store.
All of the selected companies are commercially operating, and while it is possible that there are additional public companies which meet the above inclusion criteria, Novus’s management felt the above group of comparable companies was a reasonable and representative set of companies for the basis of a valuation, as no other pre-revenue businesses in this space are currently publicly traded. AppHarvest will soon begin commercial operation and shortly after the close of the merger is expected to also begin generating revenue, making the distinction between currently commercial companies and AppHarvest, in the view of Novus’s management, immaterial. Vital Farms was founded in 2007 with the first sale of eggs to Whole Foods occurring in 2008; Beyond Meat, Inc. was founded in 2009 and began operations that same year; Calavo Growers, Inc. was founded in 1924; Cal-Maine Foods, Inc. was founded in 1957: Simply Good Food Company’s current platform, as is, was founded in 2017; and its parent company, Atkins Nutritionals, was founded in 1989 and emerged from bankruptcy reorganization in 2007 following sale to North Castle Partners; and Limoneira Company was incorporated in 1990 as the successor to several legacy businesses operating in California since 1893.
The public trading market valuation of the comparable "sustainable food" companies (consisting of Beyond Meat and Vital Farms, which we refer to collectively as the "Comparable Sustainable Food Companies") have expected 2024 and 2025 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of August 28, 2020) ranging from 3.3x to 5.3x with regards to revenue and from 26.8x to 41.1x with regards to EBITDA. The public trading market valuation of the comparable traditional food production companies (consisting of Calavo, Cal-Maine Food, Simply Good and Limoneira, which we refer to collectively as the "Traditional Food Companies") have expected 2021 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of August 28, 2020) ranging from 1.0x to 3.0x with regards to revenue and 9.1x to 16.3x with regards to EBITDA. The Novus board of directors believes that the multiples contained in the charts above compare favorably to an initial market valuation of the Combined Company reflected in the terms of the Business Combination corresponding to projected multiples well below those of other Sustainable Food Companies and in line or below those of even our selected Traditional Food Companies on a 2024/2025 to 2021 basis. Given the high-growth nature of the sustainable food space, we believe 2024 and 2025 were appropriate years to examine for comparison purposes with the Sustainable Food Companies. For the Traditional Food Companies, who have already achieved scale, the Novus board of directors reviewed the comparison of AppHarvest in a time period when it has also achieved scale (post 2023) to near-term projections of the Traditional Food Companies (2001). The Novus board of directors did not consider projected multiples for these Traditional Food Companies for any year past 2001 (including 2004 and 2005) since such companies have already achieved scale.
The $550 million enterprise value was the implied value of the transaction as it was contemplated in the presentation provided to investors in connection with the PIPE based on the assumed $500 million pre-valuation of AppHarvest plus $200 million anticipated PIPE proceeds and 2.7 million founder shares at an assumed value of $10.00 per share, reduced by assumed cash of $277 million ($200 million from the PIPE plus $100 million in the Trust account net of $23 million of estimated transaction expenses).
Novus’s board of directors also considered the Business Combination in light of the investment criteria set forth in Novus’s final prospectus for its IPO including, without limitation, that based upon Novus’s analyses and due diligence, AppHarvest has the potential to be a market leader and has substantial future growth opportunities, all of which Novus’s board of directors believes have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.
The above discussion of the material factors considered by Novus’s board of directors is not intended to be exhaustive but does set forth the principal factors considered by Novus’s board of directors.
Certain AppHarvest Projected Financial Information
AppHarvest provided Novus with its internally prepared forecasts for each of the years in the five-year period ending December 31, 2025. AppHarvest does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of AppHarvest prepared the financial projections set forth below to present key elements of the forecasts provided to Novus. AppHarvest’s forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that AppHarvest, its management, board of directors, or its affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.
The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to AppHarvest’s business, all of which are difficult to predict and many of which are beyond AppHarvest’s and Novus’s control. The financial projections are forward looking statements that are inherently subject significant uncertainties and contingencies, many of which are beyond AppHarvest’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “AppHarvest Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of AppHarvest’s independent registered accounting firm, Novus’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Novus and its board of directors in connection with their review of the proposed transaction.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR APPHARVEST, NOVUS UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
The projections were prepared by, and are the responsibility of, AppHarvest’s management. Ernst & Young LLP, AppHarvest’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The Ernst & Young LLP report included in this proxy statement/prospectus relates to historical financial information of AppHarvest. It does not extend to the projections and should not be read as if it does.
The key elements of the projections provided by management of AppHarvest to Novus are summarized in the tables below, and took into account the following assumptions:
(i)
Tomatoes planted in the first 30 acres of the Morehead facility beginning in October 2020;

(ii)
Sales of tomatoes grown in the first 30 acres of the Morehead facility beginning in January 2021;

(iii)
Tomatoes planted in the second 30 acres of the Morehead facility beginning in January 2021;

(iv)
Sales of tomatoes grown in the second 30 acres of the Morehead facility beginning in March 2021;

(v)
Cucumbers planted in the first 30 acres of the Richmond facility beginning in August 2022;

(vi)
Sales of cucumbers grown in the first 30 acres of the Richmond facility beginning in September 2022;

(vii)
Tomatoes planted in the second 30 acres of the Richmond facility beginning in August 2022;

(viii)
Sales of tomatoes grown in the second 30 acres of the Richmond facility beginning in October 2022;

(ix)
Leafy greens planted in the Berea facility beginning in March 2022;

(x)
Sales of leafy greens grown in the Berea facility beginning in March 2022; and

(xi)
The construction of 9 additional facilities by the end of 2025, bringing total acreage to 540 acres including the Morehead, Richmond and Berea facilities.

Key Financial Metrics:
	Forecast Year Ended December 31,
	2021P	2022P	2023P	2024P	2025P
	(in millions)
Net revenue	$25	$59	$141	$246	$376
EBITDA(1)	(31)	(19)	14	49	106
Free cash flow before growth spend(2)	(30)	(23)	4	32	83

(1)
Earnings Before Interest, Taxes, Depreciation and Amortization.

(2)
Free cash flow before growth spend excludes development selling, general and administrative expenses and capital expenditures for new facilities.

Key Non-Financial Metrics:
The graphic below shows AppHarvest's estimates for the planting of additional produce and acreage through 2025.
Acreage

Tomato
Leafy Green
Cucumber
60
60
135
30
15
90
270
90
30
150
405
90
45
270
540
150
60
330
2021E
2022E
2023E
2024E
2025E

Interests of Novus’s Directors and Officers in the Business Combination
When you consider the recommendation of Novus’s board of directors in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that certain of Novus’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder or warrant holder. These interests include, among other things:
•
the beneficial ownership of Novus’s directors and officers, of an aggregate of 877,914 shares of Novus Common Stock and 901,392 Novus Warrants, which shares and warrants would become worthless if Novus does not complete a business combination within the applicable time period, as Novus’s directors and officers and their affiliates have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $9.7 million and $2.3 million, respectively, based on the closing prices of Novus Common Stock and warrants of $11.06 per share and $2.52 per warrant on Nasdaq on            , 2020, the Record Date for the special meeting of stockholders;

•
Novus’s directors and officers and their affiliates have agreed to purchase an aggregate of 412,500 shares of Novus Common Stock in the PIPE at a purchase price of $10.00 per shares, which purchase will not occur if Novus does not complete the Business Combination;

•
Novus’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Novus’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•
the anticipated continuation of Robert J. Laikin, as a director of the Combined Company following the Closing; and

•
the continued indemnification of current directors and officers of Novus following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Potential Actions to Secure Requisite Stockholder Approvals
In connection with the stockholder vote to approve the Business Combination, the Novus Initial Stockholders and Novus’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Novus Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Founders or Novus’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Novus Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Founders or Novus’s board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Novus for use in the Business Combination.
Regulatory Approvals Required for the Business Combination
Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act.
At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Novus and AppHarvest are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting Novus will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the stockholders of AppHarvest are expected to have a majority of the voting power of the Combined Company, AppHarvest will comprise all of the ongoing operations of the Combined Company, AppHarvest will comprise a majority of the governing body of the Combined Company, and AppHarvest’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of AppHarvest issuing shares for the net assets of Novus, accompanied by a recapitalization. The net assets of Novus will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of AppHarvest.

THE BUSINESS COMBINATION AGREEMENT
The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached hereto as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Novus, AppHarvest or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.
The Business Combination Agreement contains representations and warranties that Novus and Merger Sub, on the one hand, and AppHarvest, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While Novus and AppHarvest do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Novus or AppHarvest, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Novus, Merger Sub and AppHarvest and are modified by the disclosure schedules. The Disclosure Schedules are not publicly filed and are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for allocating risk among the parties as described above.
General
On September 28, 2020, Novus, Merger Sub and AppHarvest entered into the Business Combination Agreement, pursuant to which Novus and AppHarvest will enter into the Business Combination, including the Merger. The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below.
Conversion of Securities
Immediately prior to the Effective Time, AppHarvest shall cause each share of AppHarvest Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of AppHarvest Common Stock at the then effective conversion rate as calculated pursuant to AppHarvest’s amended and restated certificate of incorporation. All of the shares of AppHarvest Preferred Stock converted into shares of AppHarvest Common Stock shall no longer be outstanding and shall cease to exist, and each holder of AppHarvest Preferred Stock shall thereafter cease to have any rights with respect to such securities.
Immediately prior to the Effective Time, Novus shall assume the AppHarvest Interim Period Convertible Notes and cause the outstanding principal and unpaid accrued interest due on such AppHarvest Interim Period Convertible Notes outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Novus Common Stock at a purchase price of $9.50 per share, and such converted AppHarvest Interim Period Convertible Notes will no longer be outstanding and will cease to exist. All of the AppHarvest Interim Period Convertible Notes converted into shares of Novus Common Stock shall no longer be outstanding and shall cease to exist, any liens securing obligations under the AppHarvest Interim Period Convertible Notes shall be released and each holder of AppHarvest Interim Period Convertible Notes shall thereafter cease to have any rights with respect to such securities.
At the Effective Time, by virtue of the Merger and without any action on the part of Novus, Merger Sub, AppHarvest or the holders of any of AppHarvest’s securities:

•
Each AppHarvest Restricted Share will be cancelled and automatically converted into the right to receive the number of shares of Novus Common Stock equal to the Exchange Ratio; provided, however, that each share of Novus Common Stock issued in exchange for AppHarvest Restricted Shares shall be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such AppHarvest Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such AppHarvest Restricted Shares;

•
All shares of AppHarvest Common Stock and AppHarvest Preferred Stock held in the treasury of AppHarvest shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

•
Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

•
Each AppHarvest Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into Exchanged Option equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AppHarvest Common Stock subject to such AppHarvest Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such AppHarvest Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Novus Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Novus Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, that, except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former AppHarvest Option immediately prior to the Effective Time;

•
Each AppHarvest RSU that is outstanding immediately prior to the Effective Time shall be assumed by Novus and converted into a Converted RSU Award. Each Converted RSU Award will represent the right to acquire that number of shares of Novus Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of AppHarvest Common Stock subject to the AppHarvest RSU award immediately before the Effective Time and (2) the Exchange Ratio; provided, that, except as specifically provided above, following the Effective Time, each Converted RSU Award shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding former AppHarvest RSU award immediately prior to the Effective Time; and

•
No certificates or scrip or shares representing fractional shares of Novus Common Stock shall be issued upon the exchange of AppHarvest Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Novus or a holder of shares of Novus Common Stock. In lieu of any fractional share of Novus Common Stock to which each holder of AppHarvest Common Stock would otherwise be entitled, the fractional share shall be rounded up or down to the nearest whole share of Novus Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Additionally, at the Closing, an aggregate of 37,500,000 shares of Novus common stock will be issued in connection with the PIPE.
Closing; Effective Time
The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties, and will be effective as of the Effective Time. The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date.
The Effective Time shall occur as promptly as practicable but in no event later than three business day after the satisfaction or, if permissible, waiver of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, provided that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing).
Representations, Warranties and Covenants
The Business Combination Agreement contains customary representations, warranties and covenants of Novus, Merger Sub and AppHarvest relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.
The Business Combination Agreement contains representations and warranties made by AppHarvest to Novus and Merger Sub relating to a number of matters, including the following:
•
organization and qualification; subsidiaries;

•
certificate of incorporation and bylaws;

•
capitalization;

•
authority relative to the Business Combination Agreement;

•
no conflict; required filings and consents;

•
permits; compliance;

•
financial statements;

•
absence of certain changes or events;

•
absence of litigation;

•
employee benefit plans;

•
labor and employment matters;

•
real property; title to assets;

•
intellectual property;

•
taxes;

•
environmental matters;

•
material contracts;

•
insurance;

•
board approval, vote required;

•
FDA/USDA/FTC matters;

•
customers and suppliers;

•
certain business practices;

•
interested party transactions;

•
Exchange Act;

•
brokers; and

•
exclusivity of the representations and warranties made by AppHarvest.

The Business Combination Agreement contains representations and warranties made by Novus and Merger Sub to AppHarvest relating to a number of matters, including the following:
•
corporate organization;

•
organizational documents;

•
capitalization;

•
authority relative to the Business Combination Agreement;

•
no conflict; required filings and consents;

•
compliance;

•
SEC filings; financial statements; Sarbanes-Oxley Act;

•
absence of certain changes or events;

•
absence of litigation;

•
board approval; vote required;

•
no prior operations of Merger Sub;

•
brokers;

•
Novus Trust Account;

•
employees;

•
taxes;

•
the listing of Novus Common Stock, Novus Warrants and Novus Units; and

•
PIPE investment.

Conduct of Business Pending the Merger
AppHarvest has agreed that, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement (the “Interim Period”), except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it will, and cause its subsidiaries to, conduct their business in the ordinary course of business consistent with past practice. AppHarvest has also agreed to and cause its subsidiaries to use their best efforts to preserve substantially intact their current business organization, keep available the services of their current officers, key employees, and consultants, and preserve the existing relations with their customers, suppliers, and any other significant business relations.
In addition to the general covenants above, AppHarvest has agreed that during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it and its subsidiaries will not, directly or indirectly, without the prior written consent of Novus (which may not be unreasonably conditioned, withheld or delayed):
•
change or amend the organizational documents of AppHarvest or its subsidiaries;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of AppHarvest or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of AppHarvest or its subsidiaries, provided that the consent of Novus shall not be required with respect to (1) the exercise or settlement of any AppHarvest Options or grants of AppHarvest Options or AppHarvest share awards in the ordinary course of business and the issuance of shares of AppHarvest Common Stock (or other class of equity security of AppHarvest, as applicable)

pursuant to the terms of the AppHarvest Preferred Stock or any AppHarvest share awards, and (2) the issuance or sale of any class of capital stock of AppHarvest or its subsidiaries, or any AppHarvest Interim Period Convertible Notes, in a bona fide financing (“AppHarvest Interim Securities”) in accordance with the limitations set forth in the Business Combination Agreement and Business Combination documents, in an aggregate principal amount not to exceed $30 million (a “AppHarvest Permitted Interim Financing”) or (B) any material assets of any AppHarvest or its subsidiaries;
•
form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

•
(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $1 million of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, provided that the incurrence of AppHarvest Permitted Interim Financing shall not require the consent of Novus;

•
(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of AppHarvest or its subsidiaries (or their respective beneficiaries or dependents) as of the date of the Business Combination Agreement, (B) enter into any new, or amend in any material respect any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that AppHarvest and its subsidiaries may (1) increase base compensation of current directors, officers, employees or consultants as provided for in the Business Combination Agreement or Business Combination documents, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of the Business Combination Agreement and reflected in the Business Combination Agreement or Business Combination documents, (3) change the title of its employees in the ordinary course of business consistent with past practice, and (4) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of the Business Combination Agreement and reflected in the Business Combination Agreement or Business Combination documents;

•
other than as required by law or pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement and reflected in the Business Combination Agreement or Business Combination documents or that AppHarvest or its subsidiaries are not prohibited from entering into after the date of the Business Combination Agreement, grant any severance or termination pay to, any director or officer of AppHarvest or its subsidiaries;

•
adopt, amend and/or terminate any material plan except as may be required by applicable law, is necessary in order to consummate the Business Combination, or health and welfare plan renewals in the ordinary course of business;

•
materially amend, other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

•
(A) amend any income, franchise or other material tax Return, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes
•
materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of AppHarvest’s material rights thereunder, in each case in a manner that is adverse to AppHarvest or its subsidiaries, except in the ordinary course of business;

•
enter into any contract, agreement or arrangement that obligates AppHarvest or its subsidiaries to develop any intellectual property related to the business of AppHarvest or its subsidiaries or their products, other than where the results of AppHarvest or its subsidiaries’ performance would be intellectual property owned by AppHarvest or its subsidiaries;

•
intentionally permit any material item of intellectual property owned by AppHarvest or its subsidiaries to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectual property owned by AppHarvest and its subsidiaries; or

•
enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Novus has agreed that, during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it will conduct ordinary course of operations of Novus and Merger Sub in a manner consistent with past practice. In addition, Novus has agreed that, during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it will not, and will cause Merger Sub not to, directly or indirectly, without the prior written consent of AppHarvest (which may not be unreasonably withheld, conditioned or delayed):
•
change or amend the organizational documents of Novus or Merger Sub, or form any subsidiary of Novus other than Merger Sub;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the Novus organizational documents;

•
reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the Novus Common Stock or Novus Warrants except for redemptions from the Trust Account that are required pursuant to the Novus organizational documents;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Novus or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Novus or Merger Sub, and in connection with a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement;

•
acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•
incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Novus, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement;
•
make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

•
(A) amend any income, franchise or other material tax return, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•
liquidate, dissolve, reorganize or otherwise wind up the business and operations of Novus or Merger Sub;

•
amend the Trust Agreement or any other agreement related to the Trust Account; or

•
enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements
Proxy Statement/Prospectus
As promptly as practicable after the execution of the Business Combination Agreement and receipt of the PCAOB Audited Financials, Novus, with the assistance of AppHarvest, as reasonably requested by Novus, agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to the stockholders of Novus relating the special meeting of Novus’s stockholders to be held to consider approval and adoption of the Stockholder Proposals.
Novus’s Stockholders’ Meetings; Merger Sub Stockholder’s Approval; AppHarvest’s Stockholders’ Written Consent
Novus has agreed to call and hold the special meeting as promptly as practicable following the clearance of this proxy statement/prospectus by the SEC for the purpose of voting solely upon the Stockholder Proposals, and Novus shall use its reasonable best efforts to hold the special meeting of stockholders as soon as practicable following the clearance of this proxy statement/prospectus by the SEC; provided, that Novus may postpone or adjourn the special meeting of stockholders on one or more occasions for up to 30 days in the aggregate upon the good faith determination by Novus’s board of directors that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Stockholder Proposals or otherwise take actions consistent with Novus’s obligations pursuant to the Business Combination Agreement. Novus has agreed, through Novus’s board of directors, to recommend to its stockholders that they approve the Stockholder Proposals contained in this proxy statement/prospectus and shall include the recommendation of Novus’s board of directors in this proxy statement/prospectus.
As soon as reasonably practicable after the Registration Statement becomes effective and in any event within 72 hours after the Registration Statement becomes effective, AppHarvest shall obtain the Written Consent and deliver a copy of the Written Consent to Novus. However, in the event AppHarvest determines it is not able to obtain the Written Consent, AppHarvest shall call and hold a meeting of holders of AppHarvest Common Stock and AppHarvest Preferred Stock for the purpose of voting solely upon the adoption of the Business Combination Agreement and the Merger and all other transactions contemplated by the Business Combination Agreement (the “AppHarvest Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within 10 days after the Registration Statement becomes effective. AppHarvest shall use its best efforts to obtain the AppHarvest stockholder approval at the AppHarvest Stockholder Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Business Combination Agreement and the Merger, and shall take all other action necessary or advisable to secure the AppHarvest stockholder approval.

Exclusivity
From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement AppHarvest shall not take, nor shall it permit any of its controlled affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Novus, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, sale of ownership interests and/or assets (other than asset sales in the ordinary course of business) of AppHarvest, recapitalization or similar transaction, in each case other than (i) the Business Combination, (ii) any purchase of shares of Novus Common Stock in any PIPE, or (iii) any issue of shares of AppHarvest Preferred Stock, AppHarvest Common Stock or any AppHarvest Interim Period Convertible Notes or other indebtedness convertible into or securities exercisable for any such AppHarvest Preferred Stock, AppHarvest Common Stock permitted without the consent of Novus in accordance with the Business Combination Agreement, including in any AppHarvest Permitted Interim Financing (an “AppHarvest Business Combination Proposal”) other than with Novus, its stockholders and their respective affiliates and representatives or the investors in the PIPE with respect to the PIPE; provided that the foregoing shall not apply to, or restrict AppHarvest from soliciting, structuring, entering into or consummating an AppHarvest Permitted Interim Financing. In addition, AppHarvest shall, and shall cause its controlled affiliates to, and shall cause their respective representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any AppHarvest Business Combination Proposal.
From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement, Novus shall not, nor shall Novus permit any of its controlled affiliates or representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than AppHarvest, its stockholders and/or any of their affiliates or representatives), concerning any merger, purchase of ownership interests or assets of Novus, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the Novus’s organizational documents), in each case, other than the Business Combination (a “Novus Business Combination Proposal”). In addition, Novus shall, and shall cause its controlled affiliates to, and shall cause their respective representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Novus Business Combination Proposal.
Stock Exchange Listing
Novus will use its reasonable best efforts to cause the Combined Company Common Stock to be approved for listing on Nasdaq at the Closing. During the Interim Period, Novus shall use its reasonable best efforts to keep the Novus Common Stock and Novus Warrants listed for trading on Nasdaq.
Other Covenants and Agreements
The Business Combination Agreement contains other covenants and agreements, including covenants related to:
•
AppHarvest and Novus providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•
Certain employee benefit matters including the establishment of an equity incentive award plan and employee stock purchase plan, to be effective after the Closing;

•
Director and officer indemnification;

•
Prompt notification of certain matters;

•
AppHarvest and Novus using reasonable best efforts to consummate the Business Combination and Novus using reasonable best efforts to consummate the PIPE;

•
Public announcement relating the Business Combination;

•
Agreement relating to the intended tax treatment of the Business Combination;

•
Cooperation regarding any filings required under the HSR Act;

•
The delivery by AppHarvest of PCAOB Audited Financials not later than 21 days from the date of the Business Combination Agreement;

•
Novus and Merger Sub name change and ticker symbol change; and

•
Novus making disbursements from the Trust Account.

Conditions to Closing
Mutual
The obligations of AppHarvest, Novus and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:
•
The AppHarvest Requisite Approval in favor of the adoption of the Business Combination Agreement and the Merger and all other transactions contemplated by the Business Combination Agreement, shall have been obtained;

•
The Stockholder Proposals shall have been approved and adopted by the requisite affirmative vote of Novus’s stockholders in accordance with the proxy statement/prospectus, the DGCL, the Novus organizational documents and the rules and regulations of Nasdaq;

•
The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•
No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Merger, illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;

•
All required filings under the HSR Act shall have been completed and any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated;

•
All consents, approvals and authorizations set forth in the Business Combination Agreement shall have been obtained from and made with all governmental authorities;

•
The sale and issuance by Novus of Novus Common Stock in an aggregate amount required under the Business Combination Agreement shall have been consummated in accordance with the terms of the Subscription Agreements;

•
Novus shall have at least $5,000,001 of net tangible assets following the exercise of redemption rights in accordance with Novus’s organizational documents; and

•
The listing of shares of Novus Common Stock on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

Novus and Merger Sub
The obligations of Novus and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:
•
Certain of the representations and warranties of AppHarvest contained in the sections titled (a) “Organization and Qualification; Subsidiaries,” (b) “Capitalization,” (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” in the Business Combination Agreement

shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of the Company contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to AppHarvest, Novus, Merger Sub or any of their respective affiliates. The other representations and warranties of AppHarvest contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;
•
AppHarvest shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•
AppHarvest shall have delivered to Novus a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•
No Company Material Adverse Effect shall have occurred during the Interim Period;

•
Other than those persons identified as continuing directors in the Business Combination Agreement, all members of the AppHarvest’s board of directors, as required pursuant to the Business Combination Agreement, shall have executed written resignations effective as of the Effective Time;

•
All parties to the Stockholder Rights Agreement (other than Novus and the Novus Initial Stockholders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Stockholder Rights Agreement duly executed by all such parties;

•
All parties to the Registration Rights Agreement (other than Novus and the Novus Initial Stockholders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Registration Rights Agreement duly executed by all such parties;

•
All parties to the Lock-up Agreements (other than Novus and the Novus Initial Stockholders party thereto) proposed to be entered into in connection with Closing shall have delivered, or cause to be delivered, to Novus copies of the Lock-up Agreements duly executed by all such parties;

•
On or prior to the Closing, AppHarvest shall have delivered to Novus in a form reasonably acceptable to Novus, dated as of the Closing Date, a properly executed certification that shares of AppHarvest are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Novus with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; and

•
AppHarvest shall have delivered to Novus the PCAOB Audited Financials.

AppHarvest
The obligations of AppHarvest to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

•
Certain of the representations and warranties of Novus and Merger Sub contained in the sections titled (a) “Corporate Organization,” (b) “Capitalization,” (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” in the Business Combination Agreement shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of Novus and Merger Sub contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to AppHarvest, Novus, Merger Sub or any of their respective affiliates. The other representations and warranties of Novus and Merger Sub contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Novus Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Novus Material Adverse Effect;

•
Novus and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•
Novus shall have delivered to AppHarvest a customary officer’s certificate (signed by the President of Novus), dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•
No Novus Material Adverse Effect shall have occurred during the Interim Period;

•
Novus shall have delivered a copy of the Stockholder Rights Agreement duly executed by Novus and the Novus Initial Stockholders party thereto.

•
Novus shall have delivered a copy of the Registration Rights Agreements duly executed by Novus and the Novus Initial Stockholders party thereto;

•
Novus shall have delivered a copy of the Sponsor Restricted Stock Agreement duly executed by Novus and the Novus Initial Stockholders party thereto; and

•
Novus shall have made all necessary and appropriate arrangements with the trustee to have all of the funds from the Trust Account disbursed to Novus immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Novus in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of Novus’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination.

Termination
The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by Novus’s Stockholders, respectively, as follows:
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By mutual written consent of Novus and AppHarvest;

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By Novus or AppHarvest, if (i) the Effective Time will not have occurred prior to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated pursuant to this provision by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date, and, in the event that any law is enacted after the execution of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will be automatically extended by the length of any such extension; or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination transactions, including the Merger; or (iii) any of the Stockholder Proposals fail to receive the requisite vote for approval by Novus’s stockholders;

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By AppHarvest if there is a Terminating Novus Breach; provided that AppHarvest has not waived such Terminating Novus Breach and AppHarvest is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Novus Breach is curable by Novus and Merger Sub, AppHarvest may not terminate the Business Combination Agreement under this section for so long as Novus and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by AppHarvest to Novus;

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By Novus if (i) AppHarvest has failed to deliver the requisite approval of AppHarvest’s stockholders of the adoption of the Merger to Novus within ten business days of the Registration Statement becoming effective; or (ii) there is a Terminating AppHarvest Breach; provided that Novus has not waived such Terminating AppHarvest Breach and Novus and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating AppHarvest Breach is curable by AppHarvest, Novus may not terminate the Business Combination Agreement under this provision for so long as AppHarvest continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Novus to AppHarvest.

Effect of Termination
If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.
Except as set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the Business Combination transactions shall be paid by the party incurring such expenses, whether or not the Business Combination transactions are consummated. The filing, listing, and registration fees contemplated by the Business Combination Agreement shall be paid one half by each of the parties thereto; provided, that each party shall be responsible for the fees and expenses payable by such party to its respective representatives with respect to such matters.
Vote Required for Approval
Approval of the Business Combination Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Novus Common Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.
The adoption of the Business Combination Proposal is conditioned on the approval of each of the Charter Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.

The Closing is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
Recommendation of Novus’s Board of Directors
NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.
Sponsor Restricted Stock Agreement
In connection with the Closing, the Novus Initial Stockholders, Novus and AppHarvest will enter into a Sponsor Restricted Stock Agreement which will supersede and terminate the Stock Escrow Agreement. Pursuant to the Sponsor Restricted Stock Agreement, restrictions will apply to a number of shares of Novus Common Stock equal to 1,250,000 shares of the Novus Common Stock held by the Novus Initial Stockholders, multiplied by (x) a number, not less than 0, equal to (i) the number of shares of Novus Common Stock validly redeemed by holders thereof pursuant to redemption rights provided in the Existing Certificate of Incorporation minus (ii) 1,025,000, divided by (y) the number of shares of Novus Common Stock outstanding immediately prior to the Effective Time. Such Restricted Shares shall be subject to release upon satisfaction of the following trigger:
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50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Combined Company Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period commencing after the Closing or (y) the Combined Company consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $12.50 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of the Combined Company); and

•
50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Combined Company Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period commencing after the Closing or (y) the Combined Company consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $15.00 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of the Combined Company).

In the event that none of the trigger events occur prior to the fifth anniversary of the Closing, the Restricted Shares shall be forfeited to the Combined Company and canceled and no stockholder shall have any rights with respect thereto.
The following examples illustrate the number of Initial Stockholder Shares that will be restricted as Restricted Shares:
Initial Stockholder Shares to become Restricted Shares	=	1,250,000 x (number of shares of Novus Common Stock that are redeemed – 1,025,000 shares) number of shares of Novus Common Stock outstanding immediately prior to the Merger

1.	Assuming 5,000,000 shares of Novus Common Stock are redeemed:	1,250,000	x	(5,000,000 - 1,025,000) 12,500,000	=	397,500 Restricted Shares
2.	Assuming no shares of Novus Common Stock are redeemed:	1,250,000	x	0 12,500,000	=	0 Restricted Shares
3.	Assuming 1,000,000 shares of Novus Common Stock are redeemed:	1,250,000	x	(1,000,000 - 1,025,000) 12,500,000	=	0 Restricted Shares
Stockholder Rights Agreement
In connection with the Closing, certain stockholders of AppHarvest and Novus will enter into the Stockholder Rights Agreement, pursuant to which such stockholders and Novus agree to take all necessary action so that upon the consummation of the Business Combination, Novus's board of directors, including its committees, is comprised of the individuals as set forth in the Stockholder Rights Agreement, and that such individuals are nominated as directors at the Novus annual meeting of stockholders to be held in 2021.
Registration Rights Agreement
In connection with the Closing, the Reg Rights Holders will enter into Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Novus will agree that, within 30 calendar days after the closing of the Business Combination, Novus will file with the SEC (at Novus’s sole cost and expense) the Resale Registration Statement, and Novus shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In certain circumstances, the New Holders can demand up to three underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.
Lock-Up Agreements
In connection with the Closing, the Novus Initial Stockholders and certain stockholders of AppHarvest will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, the Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) provided, however, that with respect to the Novus Initial Stockholders, the Lock-up Shares are limited to the 2,500,000 Initial Stockholder Shares held by them. With respect to the Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the day after the date on which the closing price of the Novus Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the closing date of the Merger. With respect to the shares held by any signatory of the Lock-Up Agreement that are not Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger.
Stockholder Support Agreement
On September 28, 2020, AppHarvest and certain stockholders of AppHarvest entered into the Stockholder Support Agreement pursuant to which such stockholders agreed to vote all of their shares of AppHarvest Common Stock and AppHarvest Preferred Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such stockholders have agreed, among other things, not to (a) transfer any of their shares of AppHarvest Common Stock and AppHarvest Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.
Sponsor Support Agreement
On September 28, 2020, Novus, AppHarvest and the Novus Initial Stockholders entered into the Sponsor Support Agreement pursuant to which the Novus Initial Stockholders agreed to vote all of their shares of Novus Common Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Novus Initial Stockholders have agreed, among other things, not to (a) transfer any of their shares of Novus Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Merger.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, on September 28, 2020, Novus entered into separate Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and Novus agreed to sell to the Subscribers the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $375.0 million in the PIPE.
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by the Combined Company following the Closing.
Pursuant to the Subscription Agreements, Novus agreed that, within 30 calendar days after the consummation of the Business Combination, Novus will file with the SEC (at Novus’s sole cost and expense) the PIPE Resale Registration Statement, and Novus shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies Novus that it will “review” the PIPE Resale Registration Statement) following the Closing and (ii) the 10th business day after the date Novus is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION AND THE BUSINESS COMBINATION
The following is a discussion of certain U.S. federal income tax consequences for (i) holders of Novus Common Stock that elect to have their Novus Common Stock redeemed for cash if the Business Combination is completed and (ii) holders of AppHarvest Common Stock who exchange their AppHarvest Common Stock for Novus Common Stock in the Business Combination. This discussion applies only to shares of Novus Common Stock and AppHarvest Common Stock, as the case may be, held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, with respect to the redemption of Novus Common Stock, the discussion is applicable only to holders who purchased Novus Common Stock in the IPO.
This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the United States;

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persons subject to the alternative minimum tax;

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persons holding Novus Common Stock or AppHarvest Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

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banks, insurance companies and other financial institutions;

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brokers, dealers or traders in securities;

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“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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persons that acquired our securities through the exercise of an option or otherwise as compensation;

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persons that actually or constructively own 5% or more of our voting shares;

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tax-exempt organizations or governmental organizations;

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persons subject to special tax accounting rules as a result of any item of gross income being taken into account in an applicable financial statement;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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regulated investment companies (RICs) or real estate investment trusts (REITs);

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tax-qualified retirement plans; and

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Novus Common Stock or AppHarvest Common Stock, as the case may be, that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States,

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

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an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

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an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Novus Common Stock or AppHarvest Common Stock, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Certain U.S. Federal Income Tax Considerations of the Redemption to the Holders of Novus Common Stock
The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination that are associated with certain redemptions of Novus Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Novus has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.
Holders of Novus Common Stock who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Novus Common Stock as described in this section. Novus did not obtain a tax opinion regarding the U.S. federal income tax consequences of the Business Combination, including the Redemption.
U.S. Holders
Redemption of Novus Common Stock. In the event that a U.S. holder’s Novus Common Stock is redeemed pursuant to the redemption provisions described in the section titled “The Special Meeting of Novus’s Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Novus Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the Novus Common Stock, the U.S. holder will be treated as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Novus Common Stock” below. If the redemption does not qualify as a sale of the Novus Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—U.S. Holders—Taxation of Redemption Treated as a Distribution.”
Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Novus’s stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of Novus’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of Novus’s shares outstanding both before and after the redemption. The redemption of Novus Common Stock generally will be treated as a sale of the Novus Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination”

of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by such holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Novus Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any Novus stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of Novus’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Novus Common Stock must, among other requirements, be (i) less than 80% of the percentage of Novus’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Novus Common Stock and the shares of Novus Common Stock to be issued pursuant to the Business Combination), and (ii) less than 50% of Novus’s total combined voting power. There will be a complete termination of a U.S. holder’s interest in Novus if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Novus Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Novus. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Novus will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Novus Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
Gain or Loss on Redemption Treated as a Sale of Novus Common Stock. If the redemption qualifies as a sale of Novus Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its redeemed Novus Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received, and a U.S. holder’s adjusted tax basis in its Novus Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.
Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Novus Common Stock so disposed of exceeds one year. Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate (up to a maximum rate of 20%). It is unclear, however, whether the redemption rights with respect to the Novus Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Novus Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Novus Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Novus Common Stock as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Novus Common Stock” above.
Dividends (including constructive dividends paid pursuant to a redemption of Novus Common Stock) Novus pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of Novus Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Novus pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Novus Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Information Reporting and Backup Withholding. In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of Novus Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Novus Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.
Medicare Tax on Net Investment Income
Non-corporate U.S. holders whose income exceeds certain thresholds generally will be subject to 3.8% surtax on their “net investment income” (which generally includes, among other things, dividends on, and capital gain from the sale or other taxable disposition of, the Novus Common Stock). Non-corporate U.S. holders should consult their own tax advisors regarding the possible effect of such tax on their ownership and disposition of the Novus Common Stock.
Non-U.S. Holders
Redemption of Novus Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Novus Common Stock pursuant to the redemption provisions described in the section titled “The Special Meeting of Novus’s Stockholders—Redemption Rights” generally will be as described below under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Novus Common Stock” and “—Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable.
Gain on Redemption Treated as a Sale of Novus Common Stock. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of Novus Common Stock, unless:
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the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Novus Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. holders. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of Novus Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Novus Common Stock (Novus would be treated as a buyer with respect to a redemption of Novus Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. Novus believes that it is not, and has not been at any time since our formation, a United States real property holding corporation and Novus does not expect to be a United States real property holding corporation immediately after the Business Combination is completed.
Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Novus Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Novus’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Novus’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Novus Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Novus Common Stock and will be treated as described under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Novus Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).
If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends (including constructive dividends received pursuant to a redemption of Novus Common Stock) on Novus Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person, and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Novus Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Novus Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Novus Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes. Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Novus Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of Novus Common Stock on or after January 1, 2019, recently proposed Treasury regulations eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Novus Common Stock.
U.S. Federal Income Tax Considerations of The Business Combination for AppHarvest’s Stockholders
The following is a discussion of the material U.S. federal income tax consequences for holders who exchange their AppHarvest Common Stock for Novus Common Stock in the Business Combination. This discussion applies only to AppHarvest Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).
The following does not purport to be a complete analysis of all potential tax effects for holders of AppHarvest Common Stock stemming from the completion of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither Novus nor AppHarvest has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.
Characterization of the Business Combination
Each of Novus, Merger Sub, and AppHarvest intend, that, for U.S. federal income tax purposes, the Business Combination shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In the Business Combination Agreement, each of Novus, Merger Sub, and AppHarvest agrees to use its respective reasonable best efforts to cause the Business Combination to qualify, and agrees not to take, and not to permit or cause any of its affiliates or subsidiaries to take, any action which to its knowledge could reasonably be expected to prevent or impede the Business Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
U.S. Federal Income Tax Consequences for U.S. Holders
If the Business Combination qualifies as a reorganization, the U.S. federal income tax consequences to U.S. holders of AppHarvest Common Stock will be as follows:
•
a U.S. holder will not recognize gain or loss upon the exchange of AppHarvest Common Stock for Novus Common Stock pursuant to the Business Combination;

•
a U.S. holder’s aggregate tax basis for the shares of Novus Common Stock received in the Business Combination will generally equal the U.S. holder’s aggregate tax basis in the shares of AppHarvest Common Stock surrendered in the Business Combination; and

•
the holding period of the shares of Novus Common Stock received by a U.S. holder in the Business Combination will include the holding period of the shares of AppHarvest Common Stock surrendered in exchange therefor.

In addition, for purposes of the above discussion regarding the determination of the basis and holding periods for shares of Novus Common Stock received in the Business Combination, U.S. holders who acquired different blocks of AppHarvest Common Stock at different times for different prices must calculate their basis and holding period in their shares of AppHarvest Common Stock separately for each identifiable block of such stock exchanged in the Business Combination.
As provided in Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of Novus Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of the total outstanding stock of AppHarvest, or AppHarvest “securities” (as specially defined for U.S. federal income tax purposes) the aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in and fair market value of such U.S. holder’s shares of AppHarvest Common Stock, and any such “securities” surrendered in the Business Combination, the date of completion of the Business Combination and the name and employer identification number of each of AppHarvest and Novus, among other information.
If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder would recognize gain or loss upon the exchange of the holder’s shares of AppHarvest Common Stock for shares of Novus Common Stock equal to the difference between the fair market value, at the time of the exchange, of the Novus Common Stock received in the Business Combination (including any cash or property other than Novus Common Stock received in the Business Combination) and such U.S. holder’s tax basis in the shares of AppHarvest Common Stock surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the AppHarvest Common Stock was held for more than one year at the time of the Business Combination. Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate (up to a maximum rate of 20%). In addition, the U.S. holder’s aggregate tax basis in the shares of Novus Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. holder’s holding period of such shares of Novus Common Stock would commence the day after the closing of the Business Combination. Under current law, the deductibility of capital losses is subject to limitations.
Non-U.S. Holders
The U.S. federal income tax consequences of the Business Combination for Non-U.S. holders of AppHarvest Common Stock will generally be the same as for U.S. holders except as noted below.
Non-U.S. holders will not be subject to U.S. federal income tax in connection with the Business Combination unless the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and:
•
the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

•
AppHarvest is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. holder held AppHarvest Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s AppHarvest Common Stock as a result of the Business Combination would generally be subject to tax at applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, AppHarvest believes that it is not, and has not been at any time since its formation, a United States real property holding corporation and neither AppHarvest nor Novus expects to be a United States real property holding corporation immediately after the Business Combination is completed.
In view of the complexities relating to the U.S. income tax consequences of the Business Combination for Non-U.S. holders of AppHarvest Common Stock, such Non-U.S. holders are strongly urged to consult their own tax advisors regarding the U.S. (and foreign) income tax consequences with respect thereto.

PROPOSAL NO. 2 — THE CHARTER PROPOSALS
Overview
If the Business Combination is consummated, Novus will replace the Existing Certificate of Incorporation with the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B. In the judgment of Novus’s board of directors, adoption of the Proposed Certificate of Incorporation is necessary to adequately address the needs of the Combined Company.
The Charter Proposals are comprised of the following amendments to the Existing Certificate of Incorporation:
2a.
Name Change Charter Amendment — to change Novus’s name to “AppHarvest, Inc.;” and

2b.
Public Benefit Charter Amendment — to designate Novus as a public benefit corporation and identify its public benefit as (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry and (iii) improving the lives of the company’s employees and the community at large; and

2c.
Authorized Share Charter Amendment — to increase the number of authorized shares of Novus’s common stock and “blank check” preferred stock; and

2d.
Board Composition Charter Amendment — to change the classified board of directors to a single class board; and

2e.
Actions by Stockholders Charter Amendment — to require that stockholders only act at annual and special meeting of the corporation and not by written consent; and

2f.
Corporate Opportunity Charter Amendment — to eliminate the current limitations in place on the corporate opportunity doctrine; and

2g.
Voting Thresholds Charter Amendment — to increase the required vote thresholds for approving amendments to the certificate of incorporation and bylaws to 66 2∕3%; and

2h.
Additional Charter Amendment — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

The following table sets forth a summary of the principal proposed changes and the material differences between the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.
	Existing Certificate of Incorporation	Proposed Certificate of Incorporation
Name Change	Novus’s current name is Novus Capital Corporation.	Under the Proposed Certificate of Incorporation, the Combined Company's name will be AppHarvest, Inc.
Purpose
The Existing Certificate of Incorporation provides that the purpose of Novus shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Novus by law and those incidental thereto, Novus shall possess and may

The Proposed Certificate of Incorporation will provide that the nature of the business or purposes to be conducted or promoted by the Combined Company is to engage in any lawful act or activity for which corporations, including Public Benefit Corporations, may be organized under the DGCL, including without limitation the

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation
	exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Novus including, but not limited to, a business combination (as defined in the Existing Certificate of Incorporation).	following public benefits: (i) empowering individuals in Appalachia; (ii) driving positive environmental change in the agriculture industry; and (iii) improving the lives of the Combined Company's employees and the community at large.
Authorized Shares of Common Stock	The Existing Certificate of Incorporation authorizes the issuance of up to 30,000,000 shares of common stock, par value $0.0001 per share.	The Proposed Certificate of Incorporation will authorize the issuance of up to 750,000,000 shares of common stock, par value $0.0001 per share.
Authorized Shares of Blank Check Preferred Stock	The Existing Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.
The Proposed Certificate of Incorporation will authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by the Combined Company’s board of directors to increase the number of outstanding shares and discourage a takeover attempt.

Declassification of Board	The Existing Certificate of Incorporation provides that Novus’s board of directors shall be divided into three classes with staggered three-year terms.	The Proposed Certificate of Incorporation will not include staggered terms for directors. Instead, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting, and shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
Actions by Stockholders Amendment	The Existing Certificate of Incorporation does not specifically address the issue of stockholder actions pursuant to Section 228 of the Delaware General Corporation Law.	The Proposed Certificate of Incorporation will provide that no action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action shall be taken by the stockholders by written consent.
Corporate Opportunity Amendment	The Existing Certificate of Incorporation limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.
Amendment of Voting Threshold for Charter	During the Target Business Acquisition Period (as defined in the	The Proposed Certificate of Incorporation will provide that any

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation
Amendment	Existing Certificate of Incorporation), an amendment of Article VI requires the approval of the holders of a majority of the then outstanding shares of Novus Common Stock. The Existing Certificate of Incorporation is otherwise silent on the requirements for a minimum vote to amend the charter.	amendment to certain provisions of the Proposed Certificate of Incorporation will require the approval of the holders of at least 66 2/3% of the Combined Company's then-outstanding shares of capital stock entitled to vote generally at an election of directors.
Amendment of Voting Threshold for Bylaws Amendment	The Existing Certificate of Incorporation is silent on the requirements for a minimum vote to amend the bylaws.	The Proposed Certificate of Incorporation will provide that any amendment to the Combined Company's bylaws will require the approval of the holders of at least 66 2/3% of the Combined Company's then-outstanding shares of capital stock entitled to vote generally at an election of directors.
Provisions Specific to a Blank Check Company	Under the Existing Certificate of Incorporation, Article Sixth sets forth various provisions related to its operations as a blank check company prior to the consummation of an initial business combination.	The Proposed Certificate of Incorporation will not include these blank check company provisions because, upon consummation of the Business Combination, Novus will cease to be a blank check company. In addition, the provisions requiring that the proceeds from its initial public offering be held in a trust account until a business combination or liquidation of Novus and the terms governing Novus’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.
Reasons for the Amendments to the Existing Certificate of Incorporation
Name Change
Changing the post-combination corporate name from “Novus Capital Corporation” to “AppHarvest, Inc.” is desirable to reflect the business combination with AppHarvest and to clearly identify the Combined Company as the publicly traded entity. Additionally, Novus’s board of directors believes the name of the post-combination company should more closely align with the name of the existing operating business of AppHarvest.
Purpose
Changing the purpose under the Proposed Certificate of Incorporation reflects the designation of the Combined Company as a public benefit corporation under Delaware law and identifies its public benefit as (i) empowering individuals in Appalachia, (ii) driving positive environmental change in the agriculture industry and (iii) improving the lives of the company’s employees and the community at large.

Delaware public benefit corporations are governed by the DGCL, including subchapter XV of the DGCL. Section 361 of the DGCL states that if a corporation elects to become a public benefit corporation, it shall be subject in all respects to the provisions of the DGCL, except to the extent subchapter XV imposes additional or different requirements, in which case such requirements shall apply. Perhaps the most notable distinction of subchapter XV is its requirement that public benefit corporation directors balance the financial interests of stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefits identified in the public benefit corporation’s certificate of incorporation when making decisions. To date, there is limited case law involving public benefit corporations and the application of this and other distinct public benefit corporation requirements, which may create some uncertainty until additional case law develops.
Stockholders should note, however, that Sections 361 and 365 of the DGCL indicate that Delaware’s longstanding “business judgment rule” should apply to the balancing determinations required of public benefit corporation directors so long as directors remain informed and free of conflicts of interests. Similarly, a director’s ownership of or other interest in stock of the public benefit corporation will not, for purposes of Subsection XV, create a conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement in the DGCL, except to the extent that such ownership or interest would create a conflict of interest if the corporation were not a public benefit corporation. AppHarvest expects that, in large part, traditional Delaware corporation law principles and the application of those principles in case law—including those related to self-dealing, conflicts of interest, and the application of the business judgment rule—will continue to apply with respect to public benefit corporations.
The following is a summary of the material differences between traditional Delaware corporations not subject to subchapter XV of the DGCL and Delaware public benefit corporations to the extent subchapter XV of the DGCL imposes additional or different requirements than the DGCL generally. This summary is subject to the complete text of subchapter XV of the DGCL, which stockholders are encouraged to read carefully.
Provision	Traditional Delaware Corporations	Delaware Public Benefit Corporations	Additional Practical Differences
General	Subject in all respects to the provisions of the DGCL.	Same as a traditional Delaware corporation, except to the extent subchapter XV imposes additional or different requirements, in which case such requirements shall apply.	Not applicable.
Purpose	Usually incorporated as a for-profit corporation that may engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.
Same as a traditional Delaware corporation; in addition, a Delaware public benefit corporation is intended to produce a public benefit or public benefits and to operate in a responsible and sustainable manner. Accordingly, a Delaware public benefit corporation shall:
•
Identify within its statement of business or purpose one or more specific “public benefits,” i.e., a positive effect (or reduction of negative

A public benefit corporation may be managed both to consider the financial interests of its shareholders as well as to promote its public benefits and operate in a responsible and sustainable manner.

Provision	Traditional Delaware Corporations	Delaware Public Benefit Corporations	Additional Practical Differences

effects) on one or more categories of persons, entities, communities or interests (other than shareholders in their capacities as shareholders), to be promoted by the corporation; and
•
State within its heading that it is a public benefit corporation.

Duties of Directors	Manage in the best interests of the corporation and its stockholders.	Manage in a manner that balances the pecuniary interests of the shareholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in its certificate of incorporation.	Directors of a traditional Delaware corporation may ordinarily take actions that they believe are not in the best interests of the stockholders in the short-term, at least if they believe that the action is in the long-term best interests of the corporation. The balancing requirement for directors of a public benefit corporation might more readily permit them, but does not require them, to take actions that stockholders consider not to be in their financial best interest.
Director Liability for Public Benefit Purpose	Not applicable.	A director of a public benefit corporation shall not, by virtue of the public benefit provisions of the DGCL, have any duty to any person on account of any interest of such person in the public benefit or public benefits identified in the certificate of incorporation or on account of any interest materially affected by the corporation’s conduct and, with respect to a decision implicating the balance	No practical difference; directors of traditional Delaware corporations and public benefit corporations must both act with a duty of care and duty of loyalty.

Provision	Traditional Delaware Corporations	Delaware Public Benefit Corporations	Additional Practical Differences
requirement described in “Duties of Directors” above, will be deemed to satisfy such director’s fiduciary duties to stockholders and the corporation if such director’s decision is both informed and disinterested and not such that no person of ordinary, sound judgment would approve.
Conflicts of Interest for Public Benefit Duties of Directors	Not applicable.	A director’s ownership of or other interest in the stock of the public benefit corporation shall not alone create a conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement described in “Duties of Directors” above, except to the extent that such ownership or interest would create a conflict of interest if the corporation were not a public benefit corporation. In the absence of a conflict of interest, no failure to satisfy that balancing requirement shall, for the purposes of §102(b)(7) or §145 of the DGCL, constitute an act or omission not in good faith, or a breach of the duty of loyalty, unless the certificate of incorporation so provides.	No practical difference; the same DGCL requirements regarding officer and director conflicts of interest of a traditional Delaware corporation are applicable to a public benefit corporation.
Suits to Enforce Public Benefit Duties of Directors	Not applicable.	Any action to enforce the balancing requirement described in “Duties of Directors” above, including any individual, derivative or any other type of action, may not be brought unless the plaintiffs in such action own individually or collectively, as of the date of instituting such action, at	The enforcement suit structure available to shareholders of a Delaware public benefit corporation that have met the threshold requirements may provide for additional circumstances in which a Delaware public benefit corporation is the subject

Provision	Traditional Delaware Corporations	Delaware Public Benefit Corporations	Additional Practical Differences
		least 2% of the corporation’s outstanding shares or, in the case of a corporation with shares listed on a national securities exchange, the lesser of such percentage or shares of the corporation with a market value of at least $2,000,000 as of the date the action is instituted. The provisions of subchapter XV do not relieve the plaintiffs from complying with any other conditions applicable to filing a derivative action including §327 of the DGCL and any rules of the court in which the action is filed.	of litigation related to a particular balancing decision made by the Board.
Public Benefit Notices	Not applicable.	A public benefit corporation shall include in every notice of a meeting of stockholders a statement to the effect that it is a public benefit corporation formed pursuant to subchapter XV.	A public benefit corporation’s notice of meeting of stockholders must include a statement that it is a public benefit corporation.
Biennial Public Benefit Corporation Reporting	Not applicable.	A public benefit corporation shall no less than biennially provide its stockholders with a statement as to the corporation’s promotion of the public benefit or public benefits identified in the certificate of incorporation and of the best interests of those materially affected by the corporation’s conduct. The statement shall include items specified in subchapter XV.	The stockholders of a public benefit corporation will have access to regular reports highlighting certain aspects of the public benefit corporation’s conduct that might not be provided to stockholders of a traditional Delaware corporation.
Common Law Fiduciary Duties in Transactions for Corporate Control	In the context of certain transactions implicating a sale of control of a company, Delaware common law may impose on directors of a	In response to all sale transactions, the directors of a public benefit corporation are required to adhere to the balancing requirement described in	In a potential sale of control transaction of a public benefit corporation, the board of directors would consider and balance factors in

Provision	Traditional Delaware Corporations	Delaware Public Benefit Corporations	Additional Practical Differences
	traditional corporation a duty to maximize short-term stockholder value.	“Duties of Directors” above.	addition to maximizing short-term stockholder value. In the context of a hostile bid for a public benefit corporation, the board of directors could choose to reject such a bid in circumstances where the directors of a traditional corporation might be compelled by their fiduciary duties to accept such an offer. Consequently, the stockholders of a public benefit corporation may not as easily realize their investment through a sale of control transaction.
Common Stock
The additional authorized shares of Novus Common Stock is desirable for the Combined Company to have sufficient shares to issue to the investors in the PIPE and the AppHarvest stockholders at the Closing. Additionally, Novus’s board of directors believes that it is important for the Combined Company to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support the Combined Company’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).
Notwithstanding the foregoing, authorized but unissued common shares may enable the Combined Company Board to render it more difficult or to discourage an attempt to obtain control of the Combined Company and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Company’s common stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Company Board were to determine that a takeover proposal was not in the best interests of the Combined Company, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Company to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Company currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.
Blank Check Preferred Stock
Novus’s board of directors believes that the authorization of shares of “blank check” preferred stock will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances the Combined Company considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Notwithstanding the foregoing, authorized but unissued preferred stock may enable the Combined Company Board to render it more difficult or to discourage an attempt to obtain control of the Combined

Company and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Combined Company. If, in the due exercise of its fiduciary obligations, for example, the Combined Company Board was to determine that a takeover proposal was not in the best interests of the Combined Company, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Combined Company Board to issue the authorized preferred stock on its own volition will enable the Combined Company to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Company currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Declassification of Board
Novus’s board of directors believes that declassifying the board is consistent a commitment to strong corporate governance standards. Novus’s board of directors has considered the advantages and disadvantages of a classified board of directors in light of the goals and objectives of the Combined Company after the Business Combination, and believes that the advantages of allowing stockholders to review and express their opinions on the performance of all directors each year rather than over a three-year period outweigh the advantages of a classified board of directors.
Actions by Stockholders Charter Amendment
The elimination of stockholder written consents prevent a controlling stockholder or group of stockholders from amending the Proposed Certificate or bylaws of the Combined Company or removing directors without calling a special meeting of the stockholders and waiting the notice periods determined by the Combined Company Board pursuant to the bylaws prior to taking any such action. This guarantees that stockholders are given sufficient time to weigh the arguments presented by both sides in connection with any contested stockholder vote. Notwithstanding the foregoing, elimination of such stockholder written consents may lengthen the amount of time required to take stockholder actions since actions by written consent are generally not subject to the minimum notice requirement of a stockholders’ meeting.
Corporate Opportunity Amendment
The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as the Company, to renounce any interest or expectancy of the corporation in certain business opportunities. The Existing Certificate currently provides that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Proposed Certificate will be silent on the issue of the application of the doctrine of corporate opportunity.
Charter Amendment
Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the Proposed Certificate is intended to protect key provisions of the Proposed Certificate from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Bylaws Amendment
Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to the Combined Company’s bylaws is intended to protect key provisions of the Combined Company’s bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Provisions Specific to a Blank Check Company
The elimination of certain provisions related to Novus’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate does not include the requirement to dissolve the Combined Company after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Novus’s board of directors believes it is the most appropriate period for the post-combination company following the Business Combination. In addition, certain other provisions in the Existing Certificate require that proceeds from Novus’s IPO be held in the trust account until a business combination or liquidation of Novus has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate.
Vote Required for Approval
Each of Charter Proposals 2a through 2h will be approved and adopted if the holders of a majority of all outstanding shares of Novus Common Stock entitled to vote thereon at the special meeting vote “FOR” such respective Charter Proposals. Each of Charter Proposals 2a through 2h needs to be approved in order for the Charter Proposals to be approved.
Adoption of the Charter Proposals is conditioned on the approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
The Closing is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
Recommendation of Novus’s Board of Directors
NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER PROPOSALS 2A THROUGH 2H.

PROPOSAL NO. 3 — THE EQUITY INCENTIVE PLAN PROPOSAL
Overview
In this Proposal No. 3, we are asking our stockholders to approve the AppHarvest, Inc. 2021 Equity Incentive Plan, which we refer to herein as the “2021 Plan.” Novus’s board of directions approved the 2021 Plan on November 8, 2020, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the 2021 Plan will become effective on the consummation of the Business Combination. If the 2021 Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder and the Combined Company Board will be able to grant awards under the AppHarvest, Inc. 2018 Equity Incentive Plan, which we refer to herein as the “2018 Plan.” If the 2021 Plan is adopted, no awards will be granted under the 2018 Plan following the Closing. The 2021 Plan is described in more detail below.
General Information
The purpose of the 2021 Plan is to provide a means whereby the Combined Company can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the Combined Company and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards under the 2021 Plan.
Approval of the 2021 Plan by our stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options under the 2021 Plan. If this Equity Incentive Plan Proposal is approved by our stockholders, the 2021 Plan will become effective as of the date of the closing of the Business Combination. In the event that our stockholders do not approve this proposal, the 2021 Plan will not become effective.
The Combined Company’s equity compensation program, as implemented under the 2021 Plan, will allow the Combined Company to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to the Combined Company’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2021 Plan will allow the Combined Company to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success and ultimately increase stockholder value. The 2021 Plan allows the Combined Company to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Combined Company.
If the request to approve the 2021 Plan is approved by our stockholders, there will be approximately shares, subject to adjustment for specified changes in the Combined Company’s capitalization, available for grant under the 2021 Plan as of the effective time of the closing of the Business Combination. In addition, as further described below under the section titled “— Description of the AppHarvest, Inc. 2021 Equity Incentive Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to 2.5% of shares of the Combined Company Common Stock outstanding (or a lesser number determined by the Combined Company Board). Novus’s board of directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.
Description of the AppHarvest, Inc. 2021 Equity Incentive Plan
A summary description of the material features of the 2021 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2021 Plan and is qualified by reference to the 2021 Plan, the form of which is attached to this proxy statement/prospectus as

Annex C and incorporated by reference in its entirety. Novus’s stockholders should refer to the 2021 Plan for more complete and detailed information about the terms and conditions of the 2021 Plan.
Eligibility.   Any individual who is an employee of the Combined Company or any of its affiliates, or any person who provides services to the Combined Company or its affiliates, including members of the Combined Company Board, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of the Combined Company’s employees, directors and consultants (approximately 83 as of September 30, 2020) will be eligible to receive awards following the closing of the Business Combination.
Awards.   The 2021 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of the Combined Company’s affiliates.
Authorized Shares.   Initially, the maximum number of shares of Combined Company Common Stock that may be issued under the 2021 Plan after it becomes effective will not exceed 10,026,958 shares of Combined Company Common Stock. In addition, the number of shares of Combined Company Common Stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, starting on January 1, 2022 through January 1, 2030, in an amount equal to (1) 2.5% of the total number of shares of Combined Company Common Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of Combined Company Common Stock determined by the Combined Company Board prior to the date of the increase. The maximum number of shares of Combined Company Common Stock that may be issued on the exercise of ISOs under the 2021 Plan is 30,080,874 shares. As of            , 2020, the Record Date, the closing price of Novus Common Stock as reported on The Nasdaq Capital Market was $11.06 per share.
Shares subject to stock awards granted under the 2021 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2021 Plan. If any shares of Combined Company Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by the Combined Company (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price, or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2021 Plan.
Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $650,000 in total value or (2) if such non-employee director is first appointed or elected to the Combined Company Board during such calendar year, $900,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.
Plan Administration.   The Combined Company Board, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. The Combined Company Board may also delegate to one or more of the Combined Company’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, the Combined Company Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Under the 2021 Plan, the Combined Company Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right;

(2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.
Stock Options.   ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Combined Company Common Stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of Combined Company Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Combined Company Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of Combined Company Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of the Combined Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Company’s total combined voting power or that of any of the Combined Company’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Combined Company Common Stock, a combination of cash and shares of Combined Company Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards.   Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with the Combined Company ends for any reason, the Combined Company may receive any or all of the shares of Combined Company Common Stock held by the participant that have not vested as of the date the participant terminates service with the Combined Company through a forfeiture condition or a repurchase right.
Stock Appreciation Rights.   Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of Combined Company Common Stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Combined Company Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards.   The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Combined Company Common Stock.
The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of the Combined Company’s business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Combined Company Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Combined Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.
Other Stock Awards.   The plan administrator may grant other awards based in whole or in part by reference to Combined Company Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure.   In the event there is a specified type of change in the capital structure of the Combined Company, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions.   The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with the Combined Company or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by the Combined Company with respect to the stock award may be assigned to the Combined Company’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Combined Company Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.
Plan Amendment or Termination.   The Combined Company Board has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the Combined Company’s stockholders. No ISOs may be granted after the tenth anniversary of the date Novus’s board of directors adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the 2021 Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the 2021 Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Plan. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Combined Company’s ability to realize the benefit of any tax deductions described below depends on the Combined Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Combined Company’s tax reporting obligations.
Nonstatutory Stock Options.   Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by the Combined Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options.   The 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The Combined Company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or the Combined Company timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards.   Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards.   Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights.   Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Tax Consequences to the Combined Company
Compensation of Covered Employees.   The ability of the Combined Company to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Combined Company’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.
Golden Parachute Payments.   The ability of the Combined Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
The awards, if any, that will be made to eligible persons under the 2021 Plan are subject to the discretion of the compensation committee of the Combined Company Board. Therefore, Novus cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.
Interests of Novus’s Directors and Officers in the Equity Incentive Plan Proposal
When you consider the recommendation of Novus’s board of directors in favor of approval of the 2021 Plan, you should keep in mind that certain of Novus’s board of directors and officers have interests in the 2021 Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the potential future issuance of awards to Robert J. Laikin as a director of the Combined Company. See the section titled “Proposal No. 1 — The Business Combination—Interests of Novus’s Directors and Officers in the Business Combination” for a further discussion.
Vote Required for Approval
The Equity Incentive Plan Proposal will be approved and adopted if the holders of a majority of the shares of Novus Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” the Equity Incentive Plan Proposal.
Adoption of the Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
The Closing is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
Recommendation of Novus’s Board of Directors
NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 4 — THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
Overview
In this Proposal No. 4, Novus is asking our stockholders to approve the AppHarvest, Inc. 2021 Employee Stock Purchase Plan, which we refer to herein as the “ESPP.” Novus’s board of directors approved the ESPP on November 8, 2020, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.
The purpose of the ESPP is to provide a means whereby the Combined Company can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the board of directors believes that the ability to allow its employees to purchase shares of Combined Company Common Stock will help the Combined Company to attract, retain, and motivate employees and encourages them to devote their best efforts to the Combined Company’s business and financial success. Approval of the ESPP by Novus’s stockholders will allow the Combined Company to provide its employees with the opportunity to acquire an ownership interest in the Combined Company through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of Combined Company’s stockholders.
Description of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex D. Novus’s stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
Purpose.   The purpose of the ESPP is to provide a means by which eligible employees of Combined Company (approximately 69 employees as of September 30, 2020) and certain designated companies may be given an opportunity to purchase shares of Combined Company Common Stock following the closing of the Business Combination, to assist Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for Combined Company’s success.
The Plan includes two components: a 423 Component and a Non-423 Component. The Combined Company intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Combined Company Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Share Reserve.   The maximum number of shares of Combined Company Common Stock that may be issued under the ESPP is 2,005,392 shares. Additionally, the number of shares of Combined Company Common Stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2021 and continuing through and including January 1, 2030, by the lesser of (1) 1% of the total number of shares of Combined Company Common Stock outstanding on December 31st of the preceding calendar year, (2) 3,008,087 shares of Combined Company Common Stock, or (3) such lesser number of shares of Combined Company Common Stock as determined by the Combined Company Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of            , 2020, the Record Date, the closing price of Novus Common Stock as reported on The Nasdaq Capital Market was $11.06 per share.
Administration.   The Combined Company Board, or a duly authorized committee thereof, will administer the ESPP.
Limitations.   Combined Company employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with the Combined Company or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with the Combined Company or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Combined Company Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the 69 employees of the Combined Company and its related corporations (as of September 30, 2020) will be eligible to participate in the ESPP following the closing of the Business Combination. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Combined Company stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Combined Company stock for each calendar year that the rights remain outstanding.
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Combined Company Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of Combined Company stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Combined Company stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions.   The ESPP permits participants to purchase shares of Combined Company Common Stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of Combined Company Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with the Combined Company and its related corporations.
Withdrawal.   Participants may withdraw from an offering by delivering a withdrawal form to the Combined Company and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, the Combined Company will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment.   A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by the Combined Company or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, the Combined Company will distribute to the participant his or her accumulated but unused contributions, without interest.
Corporate Transactions.   In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.
Amendment and Termination.   The Combined Company Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the Combined Company stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Combined Company Board in accordance with the terms of the ESPP.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of Combined Company Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
423 Component of the ESPP
Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of Combined Company Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
Non-423 Component
A participant will be taxed on amounts withheld for the purchase of shares of Combined Company Common Stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by the Combined Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
There are no U.S. federal income tax consequences to the Combined Company by reason of the grant or exercise of rights under the ESPP. The Combined Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, Novus cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.
Interests of Novus’s Directors and Officers in the Employee Stock Purchase Plan Proposal
When you consider the recommendation of Novus’s board of directors in favor of approval of the ESPP, you should keep in mind that certain of Novus’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section titled “Proposal No. 1 — The Business Combination—Interests of Novus’s Directors and Officers in the Business Combination” for a further discussion.
Vote Required for Approval
The Employee Stock Purchase Plan Proposal will be approved and adopted if the holders of a majority of the shares of Novus Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” the Employee Stock Purchase Plan Proposal.
Adoption of the Employee Stock Purchase Plan Proposal is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal, and the Nasdaq Proposal at the special meeting.
The Closing is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
Recommendation of Novus’s Board of Directors
NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL
Overview
In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing):
•
the issuance of 46,898,526 shares of Novus Common Stock to the holders of AppHarvest Common Stock;

•
the issuance of 37,500,000 shares of Novus Common Stock to the investors in the PIPE, which will be consummated concurrently with the Closing; and

•
the issuance of 3,221,053 shares of Novus Common Stock to the holders of the AppHarvest Interim Period Convertible Notes, which will be consummated concurrently with the Closing, assuming the Closing occurs 90 days after the date of the AppHarvest Interim Period Convertible Notes; and

•
the adoption of the 2021 Plan and ESPP.

For further information, see the section titled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.
Why Novus Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d).
Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for Common Stock); or (ii) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.
Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of Common Stock (or securities convertible into or exercisable for Common Stock) at a price that is less than the greater of book or market value of the stock if the number of shares of Common Stock to be issued is or may be equal to 20% or more of the Common Stock, or 20% or more of the voting power, outstanding before the issuance.
Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Business Combination Agreement.
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, we will issue (i) up to 50,000,000 shares of Novus Common Stock to the holders of AppHarvest Common Stock upon the Closing, (ii) 37,500,000 shares of Novus Common Stock to the Subscribers upon the closing of the PIPE, (iii) 3,221,053 shares of Novus Common Stock to the holders of the AppHarvest Interim Period Convertible Notes, assuming the Closing occurs 90 days after the date of the AppHarvest Interim Period Convertible Notes and (iv) issue equity awards under the 2021 Plan and ESPP if such plans are approved in accordance with Proposal 3 (Equity Incentive Plan Proposal) and Proposal 4 (Employee Stock Purchase Plan Proposal).
The issuance of the shares of Novus Common Stock described above will result in significant dilution to Novus stockholders and result in Novus’s stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Novus.

Vote Required for Approval
Approval of the Nasdaq Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Novus Common Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.
Adoption of the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the special meeting.
The Closing is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal at the special meeting.
Recommendation of Novus’s Board of Directors
NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NASDAQ PROPOSAL.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal
The Adjournment Proposal, if adopted, will allow Novus’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Novus’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied. In no event will Novus’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under the Existing Certificate of Incorporation and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by Novus’s stockholders, Novus’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.
Vote Required for Approval
The Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of Novus Common Stock represented virtually in person or by proxy and voted thereon at the special meeting vote “FOR” the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Stockholder Proposals.
Recommendation of Novus’s Board of Directors
NOVUS’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT APPHARVEST
Unless the context otherwise requires, all references in this section to “we,” the “Company,” “us,” or “our” refer to AppHarvest and its subsidiaries prior to the consummation of the Business Combination.
Overview
AppHarvest is building some of the world’s largest high-tech greenhouses, combining conventional agricultural techniques with today’s technology to grow fruits and vegetables that are not genetically modified organisms and are free from chemical pesticides. The Company’s vision is to create America’s AgTech capital from within Appalachia and provide better produce, better farming practices and better jobs.
Our Founder and Chief Executive Officer, Jonathan Webb, is a Kentucky native, and AppHarvest’s employees have deep ties to this region, which has endured the rapid decline of its signature coal industry. AppHarvest chose its location intentionally to do its part in helping build a more inclusive, resilient economy. The Company’s location in Eastern Kentucky also allows it to be within a day’s drive of nearly 70% of the U.S. population, significantly reducing transportation costs compared to fruits and vegetables trucked cross-country from the southwestern United States and Mexico. This is expected to allow AppHarvest’s produce to be cost-competitive, and, by harvesting closer to consumers, AppHarvest can minimize the need to treat its produce, a practice that can reduce nutritional value.
Our Challenge and Opportunity
Agriculture’s challenges today are serious and wide-reaching. The United Nations forecasts that global food production will need to increase at least 50% by 2050 to feed the growing global population. Climate change is redistributing water resources around the world, and traditional farming areas are being displaced. Soil erosion linked to agriculture is estimated to range from 10 to 20 times, up to more than 100 times, higher than soil formation according to the United Nations Intergovernmental Panel on Climate Change. Furthermore, an estimated 23% of land areas have become less productive farmland because of land degradation. Meanwhile, in most regions of the world, more than 70% of the world’s freshwater is used for agriculture. If traditional farming does not change, we would require a second planet Earth to feed the world’s population.
AppHarvest believes that controlled environment agriculture is the solution. By utilizing leading-edge controlled environment agriculture technology, AppHarvest plans to grow up to 30 times more food on a single indoor acre compared to a single outdoor acre traditionally farmed. This belief is based on third-party research and publications that state that produce grown in controlled environment agriculture facilities can produce anywhere from 20 to 100 times as much yield as traditional farming on the same amount of land. All the while, AppHarvest’s facilities will be designed to use up to 90% less water and only recycled rainwater at that.
The COVID-19 global pandemic has also exposed faults in the world’s food systems, threatening food security and amplifying supply chain issues. The United States imported 29% of all fresh fruits and vegetables in 2019, up 53% from 19% in 2009. Other risks come with crops such as leafy greens, which are predominantly grown in the southwestern United States and shipped cross-country to large portions of the American population. California and Arizona alone account for approximately 90% of U.S. leafy green production.
By contrast, the majority of America’s supply of fresh tomatoes and other vine crops including cucumbers, bell peppers and eggplant are imported. In 2019, 60% of fresh tomatoes for sale in the United States were imported, up from 41% in 2009. Eggplant imports account for 56% of supply, up from 43% in 2009. Meanwhile, 66% of bell peppers are imported, up from 51% in 2009, and 81% of cucumbers are imported, up from 56% in 2009.

The following table illustrates the increase in imports as a percentage of U.S. sourcing of vine crops and the accompanying pie chart illustrates the sources of imported vine crops for 2018.

Desperate Need for U.S. Sourcing
By Country
70% Mexico
18% Canada
4% Peru
2% China
7% Other
% Vine Crop Imported
69%
80
60
40
20
0
1990
1992
1994
1996
1998
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018

This continued emphasis on imports places the U.S. food supply at risk from natural and politically destabilizing events. The COVID-19 pandemic has led grocers to focus on reducing risk in their supply chains and seeking reliable supply provided by domestic controlled environment agriculture facilities. AppHarvest believes it is well positioned to take advantage of these macro- and micro- trends by building high-tech sustainable fruit and vegetable production capacity in the United States.
Upon the completion of its first controlled environment agriculture facility, AppHarvest will be positioned among controlled environment agriculture’s larger companies in America. This is due in part to the absence of domestic producers, as the current supply of greenhouse production in North America is focused in Canada and Mexico. The industry began in Canada in the middle of the 20th century with companies moving production to Mexico and relying on increasing imports. As these companies chose not to build in the United States, it has created a domestic production deficit that can be addressed by new entrants such as AppHarvest utilizing cutting-edge, sustainable technology.
The U.S. Department of Agriculture predicts the total value of U.S. fruit, vegetable and nut production will grow 2.6% annually over the next decade to $66.4 billion in 2029, up from $52.4 billion in 2020. Vegetable production accounts for 41% of total farm value, or $21.5 billion, with fresh use approximately 32% or $6.9 billion.
Tomatoes are the second most popular fresh market vegetable per capita in the United States, behind only potatoes. Per capita consumption of fresh tomatoes was around 12 pounds in the early 1980s but has since risen to almost 21 pounds. The U.S. Department of Agriculture attributes the growth, among other reasons, to the desire to eat healthier, as tomatoes are a good source of vitamin C, folate, and potassium, and they also contain lycopene, which has been associated with reduced risk of some diseases, including cancer, making tomatoes a healthful addition to many diets.
Our Solution
AppHarvest is building a large-scale, sustainable produce hub in Central Appalachia. The Company is well-positioned to implement its sustainable infrastructure across the region with the key to success being the large-scale production operations. The key components to AppHarvest’s strategy include:
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Sustainable controlled environment agriculture facilities:   By insulating its food production system from seasonal and weather constraints, AppHarvest facilities are expected to produce up to 30 times more fruits and vegetables compared to traditional open-field agriculture while using up to 90% less water. At the Company’s core is the creation of this sustainable, resilient, large-scale infrastructure.

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Accessible proximity:   Given its proximity to nearly 70% of the U.S. population within a day’s drive, AppHarvest’s location positions the Company to use significantly less fuel in transportation compared to fruits and vegetables shipped cross-country from the southwestern United States and Mexico.

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AgTech ecosystem:   AppHarvest has already led the signing of a non-binding collaboration agreement by a 17-organization coalition including leading universities, government and leading AgTech companies in the Netherlands to collaborate on finding opportunities to work together to create an ecosystem in Central Appalachia to support large-scale development.

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Technology:   AppHarvest works with leading technology companies in the industry, such as Dalsem for greenhouse building, Philips for LED lighting, Ecoation for next generation integrated pest management, rootIA for harvesting robotics and Priva for greenhouse software, to deploy best-of-breed technologies in its facilities.

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Strong and available local labor force:   The Appalachian population exhibits faith and grit, as they seek to build a more resilient economy to move forward following the precipitous decline of the coal industry. Nearly 32% of Appalachian workers ages 16 and older commute to work in a county other than that in which they live, higher than the 28% rate nationally. That willingness to drive long distances for work comes as coal industry employment has fallen in Central Appalachia. In Kentucky, for instance, direct coal industry employment fell from 17,115 in 2010 to 6,521 in the first quarter of 2019. In Morehead, Kentucky, where AppHarvest’s first controlled environment agriculture facility is located, the U.S. Census Bureau estimates that 24% of residents live in poverty, nearly double the national average.

Morehead Facility
AppHarvest’s controlled environment agriculture facility in Morehead, Kentucky, which partially opened in October 2020, is among the world’s largest such facilities at 2.76 million square feet all under one roof. Revenue from the first harvest at the facility is expected in 2021. The farm includes cutting-edge technology including the following:
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The facility will have a hybrid lighting system that features a combination of natural sunlight, Philips GreenPower LEDs that are 40% more efficient than typical industry lighting, and high-pressure sodium lighting.

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AppHarvest plans to irrigate its plants with recycled rainwater, collected in a 10-acre on-site retention pond, eliminating the need for city water or well water. The pond is constantly aerated with nanobubble technology, which combats harmful algae blooms and cyanotoxins. Once rainwater is pumped into the facility from the pond, it enters a closed-loop irrigation system. The water is processed through a sand filter and then sanitized with UV light. This destroys any viruses, bacteria and protozoa without the use of chemicals and with no unwanted disinfection by-products. This system is expected to enable AppHarvest to use up to 90% less water compared to open-field agriculture. The closed-loop nature of the system and its reliance on rainwater is how the Company eliminates agricultural runoff, as a rainwater-based system does not need flushing to eliminate the sodium common in city water.

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AppHarvest’s growers are aided in their work by climate and greenhouse operations software designed by Priva B.V. This allows AppHarvest’s growers to carefully monitor microclimates inside the farm and calculate the precise levels of light, water and carbon dioxide that each plant needs to thrive. It also allows for exact dosing of nutrients as well as temperature and humidity control.

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AppHarvest utilizes an innovative pest control strategy called integrated pest management, or IPM. IPM is an environmentally sensitive approach to pest management. It relies on common-sense practices and current, comprehensive information to control the pest population inside the greenhouse. It also minimizes pest damage economically, with the least possible hazard to people, property and the environment. A particularly effective tool in IPM is the use of beneficial insects which combat pests that are damaging to the crop. AppHarvest uses parasitic wasps to control one of the most detrimental greenhouse pests: the whitefly. AppHarvest also uses predatory mites that work similarly against harmful spider mites and fungus gnats.

Development Pipeline
AppHarvest’s first controlled environment agriculture facility, which spans more than 63 acres, opened its first 30 acres of growing space in Morehead, Kentucky in October 2020. AppHarvest also purchased two additional properties in October 2020, and plans to build a 60 acre facility in Richmond, Kentucky, and a 15 acre facility in Berea, Kentucky. Beyond that, the Company plans to continue developing and opening additional facilities throughout Central Appalachia. AppHarvest anticipates reaching 525 acres of production facilities by the end of 2025. On that front, AppHarvest has an option to acquire a property located in Russell Springs, Kentucky and has purchased land in Pulaski County, Kentucky, where it could build additional facilities in the years ahead. AppHarvest is also expanding its educational programs in high schools across Eastern Kentucky to increase interest in AgTech careers and to help build an inclusive, resilient Appalachian economy for the future.
Our Strengths
Integrating Proven Technologies
AppHarvest is a system integrator of best-of-breed technology. The Company partners with leaders in horticulture and information technology to develop systems that produce high-quality produce in an efficient and sustainable manner. AppHarvest’s strategy is centered on its belief that technology already exists today to help grow dramatically more food with far fewer resources. The Netherlands has long relied on increasingly high-tech controlled environment agriculture facilities for domestic fruit and vegetable production, becoming the world’s second-largest agricultural exporter despite a land mass roughly one-third the size of Kentucky. AppHarvest is working directly with companies that have been successful in the Netherlands, as well as construction firms that have built these types of structures.
In June 2020, AppHarvest led 17 organizations, including leading government officials in the Netherlands and Kentucky, as well as top universities and leading Dutch AgTech companies, in signing a non-binding collaboration agreement that it believes will redefine agriculture in America and create the country’s AgTech capital in Appalachia. This collaboration agreement contemplates that the parties will later enter into a formal development agreement expected to provide for the opening of a Dutch representative office in Kentucky, creating a series of research programs, developing a center of excellence, and looking for opportunities to both build high-tech greenhouses, pack houses and office space similar to AppHarvest’s flagship controlled environment agriculture facility in Morehead, Kentucky, as well as building manufacturing facilities for products used in the construction of such controlled environment agriculture facilities. Any obligations of the parties to complete and fund these projects, and the timeline for such projects, will be set forth in a future development agreement.
Signatories to the agreement include:
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Dutch Ministry of Agriculture, Nature & Food Quality (LNV), Directorate International Affairs;

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Commonwealth of Kentucky’s Office of the Governor;

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Dutch AgTech companies Dalsem, Signify, Certhon, Light4Food, Priva and Rijk Zwaan;

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The Netherlands’ HAS University of Applied Science and Fontys University of Applied Sciences;

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The University of Kentucky, Morehead State University, University of Pikeville, Eastern Kentucky University and Berea College;

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Dutch public-private network organization NLWorks; and

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AppHarvest

AppHarvest believes that having these organizations invested in furthering AgTech in Kentucky could accelerate, and reduce costs associated with, AppHarvest's internal research and development related to new technologies, seed varieties and growing methods. In addition, moving more greenhouse manufacturing to Kentucky would reduce AppHarvest’s import and supply chain risks and potentially lower its cost of production.

Central Appalachia
As severe droughts continue to beset major American agriculture centers in areas including California, changes in climate have increased water availability in other areas of the country. Annual precipitation in Kentucky has remained above average since the 2000s, according to the National Oceanic and Atmospheric Administration’s National Centers for Environmental Information. The state’s wettest period on record was 2011-2015.
Kentucky, and Central Appalachia as a whole, is an ideal geographic location for AppHarvest’s business, capable of reaching nearly 70% of the U.S. population within a day’s drive. This is expected to allow AppHarvest to dramatically reduce transportation costs compared to foreign competitors. Other companies utilizing the Bluegrass State’s strategic location for distribution centers include Amazon, DHL International GmbH and United Parcel Service, Inc.
Central Appalachia’s labor force long powered the United States through its coal mining operations. Over the past decade, the industry’s precipitous decline and replacement by natural gas has left tens of thousands of skilled workers unemployed throughout the region. Coal industry employment dropped 27% between 2005 and 2015. This decline in the region’s most identifiable industry has led to a labor participation rate in Eastern Kentucky of 45%, far lower than the state average of 60% and national average of 64%. This represents a major labor opportunity for new industry in the region. AppHarvest has rapidly hired in the region as it prepares to open its first controlled environment agriculture facility and benefited from a strong network of employer assistance programs ready to help companies interested in locating in the region to provide jobs for its ready workforce. A recent study by Boyette Strategic Advisers found that 80% of Eastern Kentucky employers are highly satisfied or satisfied with their workforce. Countering stereotypes, federal studies have found 88.5% of Appalachian adults have earned high school diplomas directly in line with the national average of 88.6%. In fact, a higher percentage of Appalachian adults at 9.7% hold associate’s degrees than the national average of 9%.
AppHarvest chose to locate its headquarters and first facilities in Kentucky, a state that has many business-friendly attributes including:
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Favorable taxation.   Kentucky ranks 24th in the Tax Foundation’s 2020 Business Tax Climate Index. The state has a 5% corporate income tax rate, 6% sales tax rate, and 9.5% state and local tax burden per capita.

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Low utility costs.   Kentucky has long enjoyed a competitive advantage in utility rates benefiting from its location on the interstate natural gas pipeline corridor and abundant natural water supply. For example, Kentucky has the lowest cost of electricity in the industrial sector among states east of the Mississippi River and one of the lowest in the United States, coming in at 21% lower than the national average.

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Labor costs and support programs.   Labor costs in Kentucky are significantly below the national average — almost 20 percent lower than the United States average. The state also offers the Kentucky

Skills Network, designed to be a business’ first stop for all workforce needs. The Kentucky Skills Network brings together a wide variety of resources to design custom solutions for businesses of all sizes.
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Strong international presence.   Kentucky is a leader in foreign direct investment with more than 500 foreign-owned facilities employing more than 110,000 people.

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Financial incentives.   Kentucky offers a number of strong tax incentive program to support business investment.

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Environmental factors.   Kentucky earned second place nationally for its air and water quality according to an assessment by U.S. News & World Report.

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Cost of living.   Kentucky’s of living is about 10% lower than the U.S. average with housing costs around 30% lower.

Sustainable Production at Scale
AppHarvest is focused on building large-scale controlled environment agriculture facilities in Central Appalachia with the goal of providing quality domestic supply of fresh fruits and vegetables to nearly 70% of the U.S. population. AppHarvest is working with leaders in their field to execute on building facilities and distributing fruits and vegetables.
Dalsem
This third-generation, family-owned firm has more than 85 years of greenhouse manufacturing and construction experience. Dalsem is specialized in supplying complete, high-tech greenhouse projects. The company relieves the burden on its customers by taking care of every aspect involved in developing and implementing a successful greenhouse project. Dalsem was selected as AppHarvest’s construction partner for its first controlled environment agriculture facility in Morehead, Kentucky pursuant to an engineering, procurement and construction agreement between Dalsem and a subsidiary of Equilibrium. The selection was announced at the 2019 Global Entrepreneurship Summit by The Netherlands Deputy Prime Minister and Minister of Agriculture, Nature and Food Quality Carola Schouten, AppHarvest Founder and Chief Executive Officer Jonathan Webb, and Managing Director Jan Pieter Dalsem.
AppHarvest has entered into a direct contractual relationship with Dalsem for the construction of its new greenhouse facility in Richmond and anticipates entering into a similar direct contractual relationship for the construction of its new greenhouse facility in Berea. In November 2020, AppHarvest Richmond Farm, LLC, a subsidiary of AppHarvest, entered into an Engineering, Procurement and Construction Agreement with Dalsem, or the Richmond EPC Agreement, pursuant to which AppHarvest has engaged Dalsem to provide certain services related to the design, engineering, procurement, construction, startup and testing a greenhouse and certain ancillary facilities at AppHarvest’s Richmond, Kentucky facility. The total contract price is currently expected to be approximately $130 million to $135 million, subject to specified adjustments, and will be paid a portion in euros and a portion in U.S. dollars. AppHarvest has entered into a Parent Guaranty to partially guaranty the performance and payments of AppHarvest Richmond Farm, LLC.
The Richmond EPC Agreement sets forth timelines, milestones and standards for completion of the project, including a local workforce goal by which Dalsem has agreed to use commercially reasonable efforts to have the primary subcontractor employ a specified minimum percentage of the total work force each month from Madison County, Kentucky or contiguous counties. Either party is entitled to terminate the Richmond EPC Agreement upon the occurrence of specified events of default, including, without limitation, the other party’s bankruptcy, insolvency or dissolution, failure to make payments, termination of the guaranty for either party and uncured material breaches of the agreement. In addition, AppHarvest is entitled to terminate the Richmond EPC Agreement if Dalsem fails to meet specified deadlines for completion, makes prohibited transfers or assignments of its obligations under the agreement or fails to maintain insurance coverage. AppHarvest may terminate the Richmond EPC Agreement without cause with written notice and a termination payment to Dalsem.

Mastronardi
Mastronardi is AppHarvest’s exclusive marketing and distribution partner for fresh fruits and vegetables grown in Kentucky and West Virginia, including tomatoes, cucumbers, peppers, berries and/or leafy greens that meet certain quality standards. Mastronardi is a fourth-generation family owned company and the leading marketer and distributor in North America of tomatoes, peppers, cucumbers, berries and leafy greens (collectively, the “Products”). Mastronardi has an extensive and long-tenured retail network and is nationally recognized under the primary SUNSET® brand and other brands, including Campari®, Angel Sweet®, Flavor Bombs®, Sugar Bombs® tomatoes and WOW™ berries.
Pursuant to the Mastronardi Morehead Agreement, Mastronardi will be the sole and exclusive marketer and distributor of all Products of the facility. Under the terms of the Mastronardi Morehead Agreement, AppHarvest is responsible for growing, producing, packing and delivering all Products to Mastronardi, and Mastronardi is responsible for marketing, branding and distributing the Products to its customers. Mastronardi will sell the Products at market prices that are consistent with the best and highest prices available during the duration of the applicable growing season for like kind USDA Grade No. 1 products. Mastronardi will set the market price for the Products and will pay over to AppHarvest the gross sale price of the Products sold by Mastronardi, less a marketing fee (a low double-digit percentage of gross sales) and Mastronardi’s costs incurred in the sale and distribution of the Products. If Mastronardi rejects, returns or otherwise refuses Products for failure to meet certain quality standards, AppHarvest has the right, at its cost and expense, to sell or otherwise dispose of the Products, subject to certain conditions. AppHarvest is currently exploring options for selling any such rejected, returned or refused Products to secondary distribution outlets.
If AppHarvest expands the growing acreage or operations of any of its existing facilities in Kentucky or West Virginia, Mastronardi has a right of first refusal to be the exclusive distributor of any produce arising as a result of such expansion for the greater of ten years from the date of first commercial production of the additional products or the remainder of the term of the Mastronardi Morehead Agreement. In the event AppHarvest or its affiliates operate a new facility in Kentucky or West Virginia, Mastronardi has the right to deem such New Grower Facility to be under an agreement with Mastronardi on the same material terms and conditions of the Mastronardi Morehead Agreement for a period of ten years. In December 2020, Mastronardi elected to deem AppHarvest's new facilities in Richmond and Berea to be New Grower Facilities.
The initial term of the Mastronardi Morehead Agreement is ten years beginning on the date of the commercial harvest of AppHarvest’s first crop. After the initial term, the Mastronardi Morehead Agreement renews automatically for additional one year terms unless terminated by either party by written notice not later than 240 calendar days prior to the end of the then applicable term. Either AppHarvest or Mastronardi can terminate the Mastronardi Morehead Agreement if the other party is subject to certain bankruptcy or insolvency proceedings or if the other party is in breach of the Mastronardi Morehead Agreement and the breach remains uncured for a specified period. AppHarvest’s obligation to timely deliver Products to Mastronardi and to maintain exclusivity is not subject to cure. AppHarvest also has a limited, one-time conditional right to terminate the Mastronardi Morehead Agreement early by providing written notice 240 days prior to and effective as of the end of the growing season in which such notice is received, and such right to provide notice of early termination is conditioned upon all of the following: (i) AppHarvest has in good faith failed to make timely payments under the Master Lease Agreement (as defined below) (provided that Mastronardi has the right to make up such shortfall within 60 days of its receipt of the early termination notice), (ii) AppHarvest has not materially breached the Mastronardi Morehead Agreement, or any other agreement with Mastronardi, (iii) AppHarvest has met its quality specifications, volume, delivery and packaging forecasts and schedules during the term of the Mastronardi Morehead Agreement, (iv) Mastronardi returned to AppHarvest an average return that is less than agreed upon thresholds (subject to a cure period) and (v) Mastronardi has received payment for all costs and expenditures incurred by Mastronardi in furtherance of the operation of the Morehead facility as contemplated by the Mastronardi Morehead Agreement or related agreements.
Mastronardi has the exclusive right to sell and market all fresh fruits and vegetables, including tomatoes, peppers, cucumbers, berries and/or leafy greens, grown by AppHarvest in Kentucky and West Virginia for an initial term of 10 years from each facility’s first commercial harvest. If Mastronardi declines to exercise its right of first refusal with respect to AppHarvest Products grown in Kentucky and West Virginia,

AppHarvest has the right to contract with unaffiliated third parties that are industry recognized bona fide marketers for distribution of such produce. Sale transactions are at market price less the marketing fee and costs incurred in the sale and distribution of Products. Outside of Kentucky and West Virginia, AppHarvest has agreed not to compete with Mastronardi. AppHarvest has also agreed not to solicit any employee of Mastronardi or its affiliates without Mastronardi’s written consent during the term of each applicable Mastronardi purchase and marketing agreement and for a period thereafter.
Equilibrium
Equilibrium Controlled Environment Foods Fund, LLC (together with its affiliates, “Equilibrium”) provided project financing for AppHarvest’s Morehead, Kentucky controlled environment agriculture facility. Equilibrium is a leading U.S. sustainable investment manager and creator of the world’s first controlled environment foods fund. AppHarvest’s arrangements with Equilibrium are described in the sections titled “Certain AppHarvest Relationships and Related Party Transactions — Agreements with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates — Master Lease Agreement,” and “Certain AppHarvest Relationships and Related Party Transactions — Agreements with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates — Right of First Refusal Agreement” and “Certain AppHarvest Relationships and Related Party Transactions — Agreements with EquilibriumControlled Environment Foods Fund, LLC and its affiliates — Membership Interest Purchase and Sale Agreement.”
Experienced and Passionate Team
AppHarvest’s highly experienced corporate and facility management team has more than 120 years of agricultural experience, including 70 years of sustainable agriculture experience, a sustainability team with 20 years of experience and construction managers who have successfully managed more than $19 billion in projects. The team’s experience, focus and enthusiasm for the mission is the foundation for the growth and success of the Company. AppHarvest has assembled a world-class controlled environment agriculture operations team complemented by the Company’s experienced corporate team of executives.
Growth Strategy
AppHarvest believes investments in Central Appalachia, its brand, its stakeholders and its infrastructure position the Company to deliver industry-leading growth that could outpace both the natural food industry and overall food industry. AppHarvest believes it is well-positioned to grow its brand with consumers through its distribution partner which provides AppHarvest with full distribution on day one of production, allowing customers to experience AppHarvest’s products and grow customer recognition and loyalty.
New Project Pipeline
The first 30 acres of growing space in AppHarvest’s first controlled environment agriculture facility, which spans more than 63 acres and is expected to provide approximately 45 million pounds of annual production capacity, was opened in October 2020, with the remainder expected to open in early 2021. AppHarvest has purchased, and begun the grading work on, the land for its next two facilities located in Berea and Richmond, both within Madison County, Kentucky. Construction of these two facilities is expected to be financed from the cash and cash equivalents of the Combined Company after completion of the Business Combination and the PIPE. The facilities are expected to include 60 acres of growing space for tomatoes and/or other vine crops (peppers or cucumbers) in Richmond and 15 acres of leafy greens in Berea. Both new facilities are expected to be operational by the end of 2022. Beyond that, the Company is already planning additional facilities throughout Central Appalachia. AppHarvest’s current development pipeline includes an aggregate of 525 acres of controlled environment agriculture facilities through 2025 and is projected to grow over 300 million pounds of food annually. On that front, AppHarvest has an option to acquire a property located in Russell Springs, Kentucky and has purchased land in Pulaski County, Kentucky, where it could build additional facilities in the years ahead.
Numerous sites have been evaluated and identified for future development both in Kentucky and throughout the wider Appalachian region, which encompasses 13 states and 420 counties. Several sites within Kentucky allow for opportunities to continue grow within the Commonwealth; however, additional sites have already been identified in North Carolina, Ohio and Tennessee, while exploration continues farther afield. Several additional projects are in the pipeline through 2025, combining more leafy greens and cucumbers, as well as beefsteak and tomatoes on the vine production.
Strategy to Develop Branded and Sustainable Value-Add Products
AppHarvest aspires to develop a leading fruit and vegetable brand widely known for its sustainable practices. The Company plans to leverage its strong mission to build an iconic brand recognized and revered by a loyal customer base that values a sustainable homegrown food supplier. The Company also considers the development of value-added products to be important to its long-term growth strategy with value-added defined as being beyond the traditional fresh vegetable offerings of tomatoes on the vine and beefsteak tomatoes. This includes lines of co-branded fresh food and snacking products, as well as processed foods that would include items such as salsa and sauces.
Components of this value-added products strategy may include:
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Partnering with AppHarvest Board member Martha Stewart to curate and develop products;

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Partnerships with top retailers; and

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Public relations exposure at time of launch with ongoing support.

Over the longer term, AppHarvest anticipates evaluating opportunities to launching several classes of products in the categories of fresh snackables and licensed processed products. Fresh snackables include snackable foods found in retailers beyond traditional grocers such as convenience stores and airports. The vegetables to be used in snacking products include cherry tomatoes, radishes, celery sticks, carrot sticks or slices, cucumber rounds or spears, sugar snap peas, snow peas, bell pepper slices, jicama sticks, and zucchini spears. The fruit and vegetable snackable category reported sales of $16.3 billion in the year ended May 27, 2017, according to Nielsen. A presence in this category diversifies revenues beyond the traditional grocery store channel and leverages America’s desire to increase vegetable consumption in the diet. A 2019 study by the Food Marketing Institute found 38% of shoppers said they wanted their grocers’ produce departments to carry more snack-size vegetables, up from 15% in 2017. The same report found 97% of American households aim to eat more fresh produce.
The other category expected to be leveraged by AppHarvest is licensed value-added products, ranging from tomato paste and sauces to ketchup and a variety of other categories. AppHarvest considers benchmark brands to include Newman’s Own, which has created a successful value-added products company anchored by a strong social purpose. AppHarvest’s social purpose to help create a resilient economy in Appalachia serves as a similar social purpose anchor to entice sales. Another model is Sir Kensington’s, a high-end “craft” ketchup line that became the top-selling condiment at Whole Foods Market Inc. and was acquired by Unilever plc in 2017.
Competition
With the importing of vine crops rapidly increasing, AppHarvest’s competition includes large-scale operations in Mexico and, to a lesser extent, the southwestern United States. It is because of this increase that studies have found an American meal travels 1,500 miles on average to the consumer’s plate. AppHarvest believes it is unique in becoming a large-scale operator growing closer to the consumers.
Overall Competition
The U.S. greenhouse industry has grown steadily over the past decade as producers use the industry’s advantages to grow more using fewer resources, seeking to solve issues caused by limited land, energy and resources including water and labor. The U.S. Department of Agriculture attributes growth to greenhouse operators’ ability to realize greater market access both in the off-season and in northern retail produce markets, better product consistency, and improved yields.
By 2017, the percentage of greenhouse-grown U.S. shipments of fresh tomatoes had grown to 5% of all shipments. Only four states (California, Minnesota, Nebraska and New York) produce more than 10 million pounds of greenhouse-grown tomatoes annually, according to the most recent U.S. Department of Agriculture data. Kentucky’s production was estimated by the U.S. Department of Agriculture to be between 500,000 pounds to 1 million pounds annually. The commencement of AppHarvest’s operations in Morehead, Kentucky is expected to immediately vault Kentucky to the higher production category.
Competition from Imports
In 2004, growers in the United States, Canada and Mexico each provided around 300 million pounds of greenhouse-grown tomatoes to fresh supply in the United States. Since that time, though, Mexico’s market share has averaged 35 percent annual growth, growing even stronger than growth in the export of field-grown tomatoes to the United States. Greenhouse-grown tomato imports from Mexico accounted for 84% of total greenhouse-grown tomato imports in the United States in 2017. Imports from Canada of greenhouse-grown tomatoes have stayed steady at around 300 million pounds annually.
A challenge for high-tech producers in the United States is the possibility that lower-cost Mexican producers will be able to increasingly step up and meet emerging U.S. retail market preferences for higher quality, improved product safety, year-round availability, and product innovation. Mexican producers achieve this not by investing equivalent capital, but by leveraging climatic advantages at lower cost. AppHarvest believes that market leadership will accrue to the most efficient producers who are able to reliably meet the needs of large U.S. retailers and can demonstrate advantages in marketing strategy, geography, technology, and production learning curves sufficient to warrant the substantial long-term working capital required to fuel the expected sustained growth of this niche.
Meanwhile, Canadian producers are beginning or expanding production in the United States. The major factors driving this expansion are brand value of U.S. production and lower transportation and energy costs at U.S. facilities. The Canadian greenhouse industry is located primarily in Ontario in the east and British Columbia in the west. The Canadian greenhouse industry is supported by extensive government subsidies and financing that allows them to compete with the United States and Mexico on production cost.
Beyond greenhouse-grown tomatoes, importers are providing an increasing percentage of all fresh tomatoes. In 2000, imports accounted for only 30% of fresh tomatoes in the United States and have increased to 60% in 2019. Imports accounted for a majority of fresh tomato supply starting in 2010 after a series of weather-related issues in Florida necessitated imports to replace expected open-field tomato production. Mexico now accounts for more than 90% of all fresh tomato imports, approaching nearly 4 billion pounds annually.
Traditional Greenhouse Operators
Large-scale greenhouse operators currently dominate the market in the indoor agriculture space, as they have large-scale distribution networks and own and operate hundreds to thousands of acres of greenhouse. Most of the companies have the major portions of their operations in Mexico and Canada, but all are either looking to develop, are developing or have already developed U.S.-based high-tech greenhouses. These companies have broad product lines and are moving into the prepared food space to leverage their scale and distribution networks.
High-Tech Agricultural Startups
While traditional greenhouse companies dominate the marketplace and the store shelves, a new crop of high-tech warehouse farms is seeking to disrupt the industry. These startups are focused on development of farms either in or near major cities. To date, they have been successful in raising capital, but they have not managed to take significant market share from entrenched market leaders in indoor agriculture. These companies have smaller product offerings and tend to focus on the leafy green products due to limitations of their technologies and economics. By contrast, AppHarvest’s facilities will have the ability to grow a variety of crops including leafy greens, tomatoes, cucumbers, peppers, eggplant and more. AppHarvest is also different in that the Company prioritizes using the earth’s two natural inputs: sunlight and water. In fact, AppHarvest’s Morehead farm is the only facility of its size in the world to exclusively use recycled rainwater. Although the Company does supplement the light its plants receive with LED lighting and high-pressure sodium lighting, AppHarvest’s plants primarily grow using natural sunlight, requiring less energy per plant than indoor warehouse farms.

Government Regulation
AppHarvest is subject to laws and regulations administered by various federal, state and local government agencies in the United States, such as the FDA, the FTC, the Environmental Protection Agency (“EPA”), the Occupational Safety and Health Administration (“OSHA”), and the U.S. Department of Agriculture. These laws and regulations apply to the processing, packaging, distribution, sale, marketing, labeling, quality, safety, and transportation of AppHarvest’s products, as well as its occupational safety and health practices.
Under various federal statutes and implementing regulations, these agencies, among other things, prescribe the requirements and establish the standards for quality and safety and regulate AppHarvest’s products and the manufacturing, labeling, marketing, promotion, and advertising thereof.
Among other things, the facilities in which AppHarvest’s products are grown, packed or processed may be required to must register with the FDA (depending on specific growing, packing, and processing operations), comply with regulatory schemes including Standards for the Growing, Harvesting, Packing, and Holding of Produce for Human Consumption (the “Produce Safety Rule”), Current Good Manufacturing Practice, Hazard Analysis, and Risk-Based Preventive Controls for Human Food (the “Preventive Controls Rule”) and FDA and USDA labeling and marketing requirements , as amended by the Food Safety Modernization Act of 2011 (“FSMA”), the Organic Food Production Act, among other laws and regulations implemented by the FDA, the USDA, and other regulators. FSMA regulations are still being developed and implemented, including product traceability requirements recently proposed, which would be directly applicable to AppHarvest’s products. The FDA and the USDA have the authority to inspect these facilities depending on the type of product and operations involved. The FDA and the USDA also require that certain nutrition and product information appear on its product labels and, more generally, that its labels and labeling be truthful and non-misleading. Similarly, the FTC requires that AppHarvest’s marketing and advertising be truthful, non-misleading, not deceptive to consumers, and not otherwise an unfair means of competition. AppHarvest is also restricted by FDA and USDA from making certain types of claims about its products, including nutrient content claims, health claims, organic claims, and claims regarding the effects of AppHarvest’s products on any structure or function of the body, whether express or implied, unless AppHarvest satisfies certain regulatory requirements.
AppHarvest is also subject to parallel state and local food safety regulation, including registration and licensing requirements for its facilities, enforcement of standards for its products and facilities by state and local health agencies, and regulation of its trade practices in connection with selling its products.
AppHarvest is also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. AppHarvest’s operations, and those of its distributors and suppliers, are subject to various laws and regulations relating to environmental protection and worker health and safety matters.
Certified B Corporation
While not required by Delaware law or the terms of its amended and restated certificate of incorporation, AppHarvest has elected to have its social and environmental performance, accountability and transparency assessed against the proprietary criteria established by B Lab, an independent non-profit organization. As a result of this assessment, in December 2019, AppHarvest was designated as a Certified B Corporation.
In order to be designated as a Certified B Corporation, companies are required to take a comprehensive and objective assessment of their positive impact on society and the environment. The assessment evaluates how a company’s operations and business model impacts its workers, customers, suppliers, community and the environment using a 200-point scale. While the assessment varies depending on a company’s size (number of employees), sector and location, representative indicators in the assessment include payment above a living wage, employee benefits, stakeholder engagement, supporting underserved suppliers and environmental benefits from a company’s products or services. After completing the assessment, B Lab will verify the company’s score to determine if it meets the 80-point minimum bar for certification. The review process includes a phone review, a random selection of indicators for verifying documentation and a random selection of company locations for onsite reviews, including employee interviews and facility tours. Once certified, every Certified B Corporation must make its assessment score transparent on B Lab’s website.
Acceptance as a Certified B Corporation and continued certification is at the sole discretion of B Lab. To maintain its certification, AppHarvest is required to update its assessment and verify its updated score with B Lab every three years. AppHarvest will need to update its current certification no later than December 30, 2022. Additionally, AppHarvest is required to commit to recertifying within 90 days following the closing of the Business Combination and to complete this recertification within one year following the closing of the Business Combination.
Public Benefit Corporation Status
In connection with its Certified B Corporation status and as a demonstration of its long-term commitment to its mission, AppHarvest has been a public benefit corporation under Delaware law since inception.
Under Delaware law, a public benefit corporation is required to identify in its certificate of incorporation the public benefit or benefits it will promote and its directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the corporation’s stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. To date, there is limited case law involving public benefit corporations and the application of this and other distinct public benefit corporation requirements, which may create some uncertainty until additional case law develops. Stockholders should note, however, that Sections 361 and 365 of the DGCL indicate that Delaware’s longstanding “business judgment rule” should apply to the balancing determinations required of public benefit corporation directors so long as directors remain informed and free of conflicts of interests. Similarly, a director’s ownership of or other interest in stock of the public benefit corporation will not, for purposes of Subsection XV, create conflict of interest on the part of the director with respect to the director’s decision implicating the balancing requirement in the public benefit corporation, except to the extent that such ownership or interest would create a conflict of interest if the corporation were not a public benefit corporation. AppHarvest expects that, in large part, traditional Delaware corporation law principles and the application of those principles in case law — including those related to self-dealing, conflicts of interest, and the application of the business judgment rule — will continue to apply with respect to public benefit corporations.
Public benefit corporations organized in Delaware are also required to assess their benefit performance internally and to disclose to stockholders at least biennially a report detailing their success in meeting their benefit objectives. The Combined Company will evaluate how to meet the additional reporting obligations required as a public benefit corporation under Delaware law, and the frequency with which it intends to issue such reports. The Combined Company expects to finalize its plans with respect to its reporting obligations within six months of the closing of the Business Combination and further expects that it will make such reports publicly available, including on its website. Assuming that the closing of the Business Combination occurs in the first quarter of 2021, it is expected that the Combined Company will issue its first public benefit corporation report for the period ending December 31, 2021, in the first half of 2022.
As provided in AppHarvest’s amended and restated certificate of incorporation, the public benefits that AppHarvest promotes, and pursuant to which it manages the Company, are empowering individuals in Appalachia, driving positive environmental change in the agriculture industry, and improving the lives of AppHarvest’s employees and the community at large. The Combined Company will also consider the objectives and standards by which it will measure and report its public benefit performance in its public benefit corporation reports, including potential key performance metrics, and it has not made a final decision on such matters. It is expected that the Combined Company will finalize its plans within six months of the closing of the Business Combination.
Trademarks and Other Intellectual Property
AppHarvest owns trademarks and other proprietary rights that are important to its business, including its principal trademark, AppHarvest. All of AppHarvest’s trademarks are registered with the U.S. Patent and Trademark Office. AppHarvest’s trademarks are valuable assets that reinforce the distinctiveness of its brand to its consumers. The Company believes the protection of its trademarks, copyrights and domain names are important to its success. AppHarvest aggressively protects its intellectual property rights by relying on trademark and copyright.
Employees and Human Capital Resources
As of September 30, 2020, AppHarvest had 69 full-time employees, including 34 at its Lexington location and 35 at its Morehead facility, all of whom are located in the United States. None of AppHarvest’s employees are represented by a labor union. AppHarvest has never experienced a labor-related work stoppage. AppHarvest treats its employees with respect and dignity and considers its relations with its employees to be very good. AppHarvest expects that it will employ more than 300 employees at its Morehead facility by the end of 2020.
AppHarvest’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating its existing and new employees. The principal purposes of AppHarvest’s equity incentive plans are to attract, retain and motivate personnel through the granting of equity‑based compensation awards, in order to increase stockholder value and the success of the company by motivating such individuals to perform to the best of their abilities and achieve AppHarvest’s objectives.
Facilities
AppHarvest leases its corporate headquarters located at 500 Appalachian Way, Morehead, Kentucky 40351 where it occupies approximately 12,000 square feet of office space pursuant to a lease that expires in 2040. AppHarvest leases the Morehead controlled environment agriculture facility, which consists of 2.6 million square feet of growing space. AppHarvest believes that its current facilities are suitable and adequate to meet its current needs.
Legal Proceedings
AppHarvest is subject to various legal proceedings and claims that arise in the ordinary course of its business. Although the outcome of these and other claims cannot be predicted with certainty, AppHarvest does not believe the ultimate resolution of the current matters will have a material adverse effect on its business, financial condition, results of operations or cash flows.
APPHARVEST’S EXECUTIVE COMPENSATION
For the year ended December 31, 2019, AppHarvest’s named executive officers consisted solely of Jonathan Webb, AppHarvest’s Chief Executive Officer, and Loren Eggleton, AppHarvest’s Chief Financial Officer.
Summary Compensation Table
The following table sets forth information concerning the compensation of AppHarvest’s named executive officers for the year ended December 31, 2019:
Name and Principal Position	Salary(1)	Bonus	Option Awards(2)	All Other Compensation	Total
Jonathan Webb Chief Executive Officer	$60,000	$8,073(3)	—	$29,332(4)	$97,405
Loren Eggleton Chief Financial Officer	$80,881	—	$84,441	$12,495(5)	$177,817

(1)
Salary amounts represent actual amounts paid during 2019. Mr. Eggleton joined AppHarvest on July 15, 2019.

(2)
Amounts reported represent the aggregate grant date fair value of the stock options granted to the named executive officers during 2019 under the 2018 Plan, computed in accordance with Accounting

Standards Codification (“ASC”) Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 2(i) to AppHarvest’s audited consolidated financial statements included elsewhere in this prospectus/proxy statement. This amount does not reflect the actual economic value that may be realized by the named executive officer.
(3)
Consists of a discretionary cash bonus paid to Mr. Webb to recognize his efforts in growing AppHarvest.

(4)
Consists of amounts paid for corporate housing, vehicle lease and cell phone, as well as AppHarvest’s 401(k) matching contributions for Mr. Webb during the year.

(5)
Consists of amounts paid for relocation expenses and cell phone, as well as AppHarvest’s 401(k) matching contributions for Mr. Eggleton during the year.

Outstanding Equity Awards as of December 31, 2019
The following table presents information regarding outstanding equity awards held by AppHarvest’s named executive officers as of December 31, 2019:
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Jonathan Webb	—	—	—	—	—
Loren Eggleton	05/21/2019	—	275,000(1)	$0.46	05/20/2029

(1)
25% of the shares underlying this option vest on May 21, 2020, and the remaining 75% of the shares underlying this option vest in 36 equal monthly installments thereafter, subject to Mr. Eggleton’s continued service at each vesting date.

Employment Arrangements with Executive Officers
Each of AppHarvest’s named executive officers is an at-will employee with certain rights to advance notice prior to termination. Except as set forth below, AppHarvest has not entered into any employment agreements or offer letters with its named executive officers.
Jonathan Webb
In December 2020, AppHarvest entered into an employment agreement with Jonathan Webb, its Chief Executive Officer, which will become effective contingent upon and concurent with the Closing of the Business Combination. Pursuant to the agreement, Mr. Webb will receive an annual base salary of $250,000 and will be eligible (i) to participate in the Combined Company’s benefit plans and (ii) for an annual discretionary cash bonus beginning on January 1, 2024 in accordance with any bonus plan adopted by the Combined Company. Contingent upon the Closing of the Business Combination and his continued employment with AppHarvest through such date, Mr. Webb will receive a cash bonus of $1.5 million payable within 30 days of the Closing.
In addition, pursuant to the terms of his employment agreement, and subject to the approval of the Combined Company Board or its compensation committee, Mr. Webb will be granted (on a one-time basis), a performance stock unit (“PSU”) award with respect to a number of shares of Combined Company common stock equal to 3.0% of the Combined Company’s outstanding shares of common stock as of the date of grant, which will vest over a period of three years, contingent upon the achievement of performance goals that will be determined by the Combined Company Board or its compensation committee in connection with the grant. The PSU award will vest as to 25% in three equal annual installments based on the achievement of goals relating to operational, social and environmental metrics, and the remaining 75% will vest in three equal annual installments based on the achievement of stock price hurdles determined by the Combined Company Board or its compensation committee. Such stock price hurdles will be met only if the relevant stock price is achieved based on a trading average over the course of a 90 consecutive day period during the applicable performance year. Mr. Webb will also be eligible under the employment agreement to receive, subject to the approval of the Combined Company Board or its compensation committee, future awards of stock options or other equity awards pursuant to any plans or arrangements the Combined Company may have in effect from time to time.
Pursuant to the terms of the employment agreement, if Mr. Webb’s employment is terminated by the Combined Company without “Cause” or by Mr. Webb for “Good Reason” (such terms as defined in the employment agreement), then, provided Mr. Webb timely executes and does not revoke a release agreement in the Combined Company’s favor (in the form attached to his employment agreement) and complies with his continuing obligations under the agreement and his confidential information agreement, he will receive the following severance benefits: (a) continuing payments of his then-current annual base salary for six months; (b) payment of the premiums necessary to continue health insurance coverage for himself and his eligible dependents under the Combined Company’s group health plans pursuant to COBRA or similar state insurance laws, for up to six months; (c) if the separation occurs after January 1, 2024, a prorated annual bonus using the target bonus amount, prorated based on the number of days elapsed in the bonus year through the date of termination; and (d) accelerated vesting and, if applicable, exercisability of the then-unvested portion of each of his outstanding equity awards (other than any equity awards subject to performance-based or other similar vesting criteria) that would have become vested had he remained employed for an additional six months following his termination.
Loren Eggleton
In December 2020, AppHarvest entered into an employment agreement with Loren Eggleton, its Chief Financial Officer, which will become effective contingent upon and concurrent with the Closing of the Business Combination and will replace and supersede his prior offer letter. Pursuant to the agreement, Mr. Eggleton will receive an annual base salary of $345,000 and will be eligible: (i) to participate in the Combined Company’s benefit plans; and (ii) for an annual discretionary cash bonus in accordance with any bonus plan adopted by the Combined Company. Mr. Eggleton will also be eligible under his employment agreement to receive future awards of stock options or other equity awards, subject to the approval of the Combined Company Board or its compensation committee, pursuant to any plans or arrangements the Combined Company may have in effect from time to time.
Pursuant to the terms of the employment agreement, if Mr. Eggleton’s employment is terminated by the Combined Company without “Cause” or by Mr. Eggleton for “Good Reason” (such terms as defined in the employment agreement), then, provided Mr. Eggleton timely executes and does not revoke a separation agreement including, among other terms, a release of claims in the Combined Company’s favor, and complies with his continuing obligations under the agreement and his confidential information agreement, he will receive the following severance benefits: (a) continuing payments of his then-current annual base salary for six months; (b) payment of the premiums necessary to continue health insurance coverage for himself and his eligible dependents under the Combined Company’s group health plans pursuant to COBRA or similar state insurance laws, for up to six months; (c) an amount equal to 50% of his then-current annual target bonus; and (d) accelerated vesting and, if applicable, exercisability of the then-unvested portion of each of his outstanding equity awards (other than any equity awards subject to performance-based or other similar vesting criteria) that would have become vested had he remained employed for an additional six months following his termination.
Marcella Butler
In December 2020, AppHarvest entered into an employment agreement with Marcella Butler, its Chief Operating Officer, which will become effective contingent upon and concurrent with the Closing of the Business Combination and will replace and supersede her prior offer letter. Pursuant to the agreement, Ms. Butler will receive an annual base salary of $350,000 and will be eligible: (i) to participate in the Combined Company’s benefit plans; (ii) for reimbursement of up to $20,000 in relocation expenses incurred in 2020 in connection with her relocation to the Lexington, Kentucky area; and (iii) for an annual discretionary cash bonus in accordance with any bonus plan adopted by the Combined Company. Ms. Butler will also be eligible under her employment agreement to receive future awards of stock options or other equity awards, subject to the approval of the Combined Company Board or its compensation committee, pursuant to any plans or arrangements the Combined Company may have in effect from time to time.

Pursuant to the terms of the employment agreement, if Ms. Butler’s employment is terminated by the Combined Company without “Cause” or by Ms. Butler for “Good Reason” (such terms as defined in the employment agreement), then, provided Ms. Butler timely executes and does not revoke a separation agreement including, among other terms, a release of claims in the Combined Company’s favor, and complies with her continuing obligations under the agreement and her confidential information agreement, she will receive the following severance benefits: (a) continuing payments of her then-current annual base salary for six months; (b) payment of the premiums necessary to continue health insurance coverage for herself and her eligible dependents under the Combined Company’s group health plans pursuant to COBRA or similar state insurance laws, for up to six months; (c) an amount equal to 50% of her then-current annual target bonus; and (d) accelerated vesting and, if applicable, exercisability of the then-unvested portion of each of her outstanding equity awards (other than any equity awards subject to performance-based or other similar vesting criteria) that would have become vested had she remained employed for an additional six months following her termination.
Executive Compensation
Following the Business Combination, the Compensation Committee will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by the Combined Company will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of AppHarvest and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.
Following the consummation of the Business Combination, AppHarvest intends to develop an executive compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, empowering individuals in Appalachia, driving positive environmental change in the agriculture industry and improving the lives of AppHarvest's employees and the community at large, while enabling the Combined Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Combined Company. Decisions on the executive compensation program will be made by the Compensation Committee.
Employee Benefit Plans
Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as AppHarvest believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. AppHarvest believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2021 Plan described in Proposal No. 3 will be an important element of the Combined Company’s compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP described in Proposal No. 4. Below is a description of the 2018 Plan.
The 2018 Plan
AppHarvest’s board of directors adopted, and AppHarvest’s stockholders approved, the 2018 Plan in January 2018.
Stock Awards.   The 2018 Plan provides for the grant of options to purchase shares of AppHarvest Common Stock intended to qualify as ISOs, NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards (collectively, “stock awards”). ISOs may be granted only to AppHarvest employees and the employees of any parent corporation or subsidiary corporation. All other awards may be granted to AppHarvest employees, non-employee directors and consultants and the employees and consultants of AppHarvest affiliates. AppHarvest has granted stock options and restricted stock awards under the 2018 Plan. As of September 30, 2020, 2,011,984 shares of AppHarvest Common

Stock was issuable pursuant to outstanding options, restricted stock awards, restricted stock units and other purchase rights and 674,650 shares of AppHarvest Common Stock was available for future issuance under the 2018 Plan.
If a stock award granted under the 2018 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of AppHarvest Common Stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2018 Plan. In addition, the following types of shares of AppHarvest Common Stock under the 2018 Plan may become available for the grant of new stock awards under the 2018 Plan: (1) shares that are forfeited to or repurchased by AppHarvest prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award.
Administration.   AppHarvest’s board of directors, or a duly authorized committee thereof, has the authority to administer the 2018 Plan. AppHarvest’s board of directors may also delegate to one or more officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2018 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply.
The plan administrator has the authority to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.
Stock Options.   ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of AppHarvest Common Stock on the date of grant. Options granted under the 2018 Plan vest at the rate specified by the plan administrator.
The plan administrator determines the term of stock options granted under the 2018 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of AppHarvest’s affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws. If an optionholder’s service relationship with AppHarvest or any of its affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft, electronic funds transfer or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of AppHarvest Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) deferred payment or a similar arrangement with the optionholder and (6) other legal consideration approved by the plan administrator.
Tax Limitations on Incentive Stock Options.   The aggregate fair market value, determined at the time of grant, of AppHarvest Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all AppHarvest stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of AppHarvest or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Incentive Stock Option Limit.   The maximum number of shares of AppHarvest Common Stock that may be issued upon the exercise of ISOs under the 2018 Plan is the number of shares of Common Stock equal to three multiplied by the share reserve.
Restricted Stock Awards.   Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to AppHarvest or its affiliates or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in AppHarvest’s favor in accordance with a vesting schedule to be determined by the plan administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by AppHarvest upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to AppHarvest’s board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Changes to Capital Structure.   In the event that there is a specified type of change in AppHarvest’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2018 Plan, (2) the class and maximum number of shares that may be issued upon the exercise of ISOs and (3) the class and number of shares and price per share of stock subject to outstanding stock awards.
Corporate Transactions.   The 2018 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between AppHarvest and the award holder, the plan administrator may take one or more of the following actions with respect to each stock award, contingent upon the closing or completion of the transaction: (1) arrange for the assumption, continuation or substitution of the stock award by a successor corporation, (2) arrange for the assignment of any reacquisition or repurchase rights held by AppHarvest in respect of AppHarvest Common Stock issued pursuant to the stock award to a successor corporation, (3) accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised prior to the effective time of the transaction, (4) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by AppHarvest with respect to the stock award, (5) cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for a cash payment, or no payment, as determined by the plan administrator or (6) make a payment, in the form determined by the plan administrator, equal to the excess, if any, of the value of the property the holder would have received upon exercise of the stock award immediately prior to the effective time of the transaction over any exercise price payable by the holder (which payment may be delayed to the same extent that payment of consideration to the holders of AppHarvest Common Stock in connection with the transaction is delayed as a result of any escrow, holdback, earnout or other contingencies). The plan administrator is not obligated to treat all stock awards or portions thereof in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.
Under the 2018 Plan, a significant corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of AppHarvest’s consolidated assets, (2) a sale or other disposition of more than 50% of AppHarvest’s outstanding securities, (3) a merger, consolidation or similar transaction following which AppHarvest is not the surviving corporation or (4) a merger, consolidation or similar transaction following which AppHarvest is the surviving corporation but the shares of AppHarvest Common Stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control.   In the event of a change in control, awards granted under the 2018 Plan will not receive additional acceleration of vesting and exercisability, although this treatment may be provided for in a stock award agreement or other written agreement between AppHarvest or its affiliates and the holder. Under the 2018 Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of the combined voting power of AppHarvest other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which AppHarvest’s stockholders cease to own more than 50% of the combined voting power of the surviving entity or (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of AppHarvest’s consolidated assets other than to an entity more than 50% of the combined voting power of which is owned by AppHarvest’s stockholders.
Transferability.   A participant generally may not transfer stock awards under the 2018 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2018 Plan.
Amendment and Termination.    AppHarvest’s board of directors has the authority to amend, suspend or terminate the 2018 Plan, provided that, with certain exceptions, such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of AppHarvest’s stockholders. Unless terminated sooner by AppHarvest’s board of directors, the 2018 Plan will automatically terminate on January 18, 2028. No stock awards may be granted under the 2018 Plan while it is suspended or terminated. The 2018 Plan will terminate in connection with the Merger.

APPHARVEST MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of AppHarvest, Inc. and its subsidiaries should be read together with the section of this proxy statement/prospectus titled “Selected Historical Financial Information of AppHarvest” and the audited and unaudited consolidated financial statements, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus titled “Information About AppHarvest” and the unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019 (in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section titled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors — Risks Related to AppHarvest’s Business and Industry” or elsewhere in this proxy statement/prospectus. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” the “Company” or “AppHarvest” refer to AppHarvest, Inc. and its subsidiaries prior to the consummation of the Business Combination.
Overview
AppHarvest, Inc. (together with its subsidiaries, the “Company” or “AppHarvest”) was founded on January 18, 2018 and is building some of the world’s largest high-tech controlled environment agriculture facilities, combining conventional agricultural techniques with today’s leading technologies to grow affordable fruits and vegetables that are not genetically modified organisms and are free from chemical pesticides. The Company’s vision is to create America’s AgTech capital from within Appalachia and provide better produce, better farming practices and better jobs in the process. The Company’s operations through September 30, 2020 were limited to organizing and staffing the Company, business planning, raising capital, and acquiring and developing properties for high-tech controlled environment agriculture facilities. The Company has not generated any revenues to date. AppHarvest planted its’ initial crop of tomatoes in October 2020 and expects to begin recognizing revenues no later than the first quarter of 2021.
Morehead Facility
On April 15, 2019, the Company entered into a mortgage loan with Controlled Environment Foods Fund, LLC (together with its affiliates, “Equilibrium”) to finance the Company’s purchase of land from a third party in Morehead, Kentucky. The loan had a principal balance of $3,481,222 and bore interest at 8.00% per year.
On May 13, 2019, the Company entered into a series of agreements with Equilibrium, resulting in the sale of the legal entity that the Company had established to purchase the land in Morehead, Kentucky. The net assets of the entity sold to Equilibrium included the land and related permitting and the mortgage note owed to Equilibrium. On the same date, the Company also entered into a Master Lease Agreement, with a term of 20 years, whereby the Company will lease an indoor controlled environment agriculture facility from Equilibrium once construction is complete. The facility is being constructed on a portion of the land acquired in the preceding transaction and the Master Lease Agreement includes a ground lease for the related land. Equilibrium maintains an option to sell, and the Company has a requirement to purchase, any excess land not otherwise utilized by the construction of the facility at a price equal to its acquisition cost. At September 30, 2020, construction of the Morehead facility was in progress and the lease term had not yet commenced. The Morehead facility was substantially completed in October 2020, and the lease term commenced at that time.
Under the terms of the Master Lease Agreement and upon lease commencement, the lease payments will consist of a base rent calculated as a percentage of defined construction costs, certain non-lease costs and rent based on gross revenues generated from the Morehead facility. Based on estimates of lease construction cost, the lease payments upon lease commencement are expected to be at least $10.4 million per year with aggregate lease payments over the 20-year term to exceed $200 million. Equilibrium may terminate the Master Lease Agreement if the Morehead facility is not fully constructed by a certain date. The

Company may also terminate the Master Lease Agreement in the event of certain loss events not remedied by Equilibrium, including damage or destruction by fire, theft, material defect not subject to a warranty claim, or other casualty event. Either party may terminate the Master Lease Agreement in the event of an uncured default of the Master Lease Agreement by the other party or if Equilibrium terminates its Engineering, Procurement and Construction Agreement with Dalsem Greenhouse Technology B.V. (the “EPC Contract”) for convenience in accordance with the terms therein. If the EPC Contract is terminated as a result of Equilibrium’s default thereunder, the Company may terminate the Master Lease Agreement.
The Master Lease Agreement will terminate concurrently with the closing of the Membership Interest Purchase and Sale Agreement, which is conditioned upon the occurrence of certain events, including the closing of the Business Combination. See “Certain AppHarvest Relationships and Related Party Transactions — Agreements with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates — Membership Interest Purchase and Sale Agreement.”
Mastronardi Morehead Agreement
On March 28, 2019, the Company entered into an agreement with Mastronardi with regard to the output from its controlled environment agriculture facilities as amended on December 18, 2020, (the “Mastronardi Morehead Agreement”). Under the Mastronardi Morehead Agreement, the Company will sell certain output of its Morehead, Kentucky indoor farm exclusively to Mastronardi and Mastronardi will purchase all output that meets a stated quality threshold. The Company will receive the price at which Mastronardi sells the produce, less a fee and costs. The Mastronardi Morehead Agreement has a term of 10 years. The Company has a limited, one-time right to terminate the Mastronardi Morehead Agreement if certain return targets are not reached and other conditions are satisfied. Mastronardi has a right of first refusal to enter into similar arrangements with regard to any additional growing facilities the Company establishes in Kentucky or West Virginia. The Company has not yet commenced commercial production. Once commenced, the Company will derive substantially all revenue from the Mastronardi Morehead Agreement.
Factors Affecting the Company’s Financial Condition and Results of Operations
The Company expects to expend substantial resources as it:
•
completes the build-out of the Morehead facility after lease commencement;

•
begins its first growing season;

•
fulfills its obligations under its Mastronardi Morehead Agreement;

•
identifies and invests in future growth opportunities, including new or expanded facilities and new product lines;

•
invests in sales and marketing efforts to increase brand awareness, engage customers and drive sales of its products;

•
invests in product innovation and development; and

•
incurs additional general administration expenses, including increased finance, legal and accounting expenses, associated with being a public company and growing operations.

Business Combination and Public Company Costs
On September 28, 2020, AppHarvest, Novus and Merger Sub entered into the Business Combination Agreement pursuant to which AppHarvest will be merged with and into Merger Sub, with AppHarvest surviving the merger as a wholly-owned subsidiary of Novus. The transaction will provide AppHarvest with $475.0 million of gross proceeds, including $375.0 million from the PIPE. AppHarvest will be deemed the accounting predecessor and the combined entity will be the successor registrant with the SEC, meaning that AppHarvest’s consolidated financial statements for previous periods will be disclosed in the Novus Capital’s future periodic reports filed with the SEC.
While the legal acquirer in the Business Combination Agreement is Novus, for financial accounting and reporting purposes under U.S. GAAP, AppHarvest will be the accounting acquirer and the Business

Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization (i.e., a capital transaction involving the issuance of stock by Novus for the stock of AppHarvest) does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of AppHarvest in many respects. Accordingly, the consolidated assets, liabilities and results of operations of AppHarvest will become the historical consolidated financial statements of the Combined Company, and Novus Capital’s assets, liabilities and results of operations will be consolidated with AppHarvest beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of AppHarvest in future reports. The net assets of Novus will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded upon execution of the Business Combination.
Upon consummation of the Business Combination and the closing of the PIPE, the most significant change in AppHarvest’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to AppHarvest’s condensed consolidated balance sheet at September 30, 2020) of approximately $340.9 million, assuming maximum stockholder redemptions of all 9,560,798 Public Shares, or $436.5 million, assuming no redemptions, and, in each case, including $375.0 million in gross proceeds from the PIPE by the PIPE Investors. Total direct and incremental transaction costs of Novus and AppHarvest are estimated at approximately $39.1 million and will be treated as a reduction of the cash proceeds of which $24.2 million will be deducted from the Combined Company’s additional paid-in capital and $14.9 million will be recognized as an expense. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
As a consequence of the Business Combination, AppHarvest will become the successor to an SEC-registered and Nasdaq-listed company, which will require AppHarvest to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. AppHarvest expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. The Company will be classified as an Emerging Growth Company, as defined under the Jumpstart Our Business Act (the “Jobs Act”), which was enacted on April 5, 2012. As a result, upon execution of the Business Combination, the Company will be provided certain disclosure and regulatory relief, provided by the SEC, as an Emerging Growth Company.
AppHarvest’s future results of consolidated operations and financial position may not be comparable to historical results as a result of the Business Combination.
Convertible Debt
On September 28, 2020, the Company entered into a convertible promissory note with Inclusive Capital Partners Spring Master Fund, L.P., a related party, to finance capital investments and operating needs (the “Convertible Note”). The Convertible Note has a principal balance of $30,000,000 and bears interest at 8.0% per annum. The outstanding principal amount of the Convertible Notes and any unpaid accrued interest shall automatically convert into shares of Novus Capital at a conversion price equal to $9.50 per share upon the successful closing of the Business Combination. Absent such conversion, all unpaid interest and principal shall be due and payable upon demand on or after September 28, 2021.
Key Components of Statement of Operations
Basis of Presentation
Currently, AppHarvest conducts business through one operating segment. As of the date of this proxy statement/prospectus, AppHarvest is a pre-revenue company with no commercial operations, and its activities to date have been limited and were conducted in the United States. For more information about AppHarvest’s basis of presentation, refer to Note 2 in the accompanying audited consolidated financial statements of AppHarvest as of and for the year ended December 31, 2019 and period from inception to December 31, 2018 included elsewhere in this proxy statement/prospectus.
The unaudited interim condensed consolidated financial statements of the Company for the nine months ended September 30, 2020 and 2019, and the audited consolidated financial statements for the year ended December 31, 2019 and period from inception to December 31, 2018, contained herein, include a summary of our significant accounting policies and should be read in conjunction with the discussion below.
Revenue
AppHarvest has not generated any revenues to date as it has not yet commenced commercial production.
Selling, General and Administrative Expenses
Selling, general and administrative expenses (SG&A) consist of payroll and payroll related expenses, supplies and other costs related to the upcoming first growing season, stock-based compensation, professional services and legal fees, rent expense, marketing and advertising, communications, insurance, and various other personnel and office related costs.
Depreciation
Depreciation expense relates to the depreciation of property and equipment. Property and equipment subject to depreciation consist primarily of equipment, machinery, automobiles and leasehold improvements.
Development Fee Income
Development fee income represents the amortization of a one-time development fee received by AppHarvest in May 2019. The fee is for limited oversight services the Company performs at Equilibrium’s greenhouse construction site in Morehead. The fee is being amortized on a straight-line basis, consistent with the timing of our services, from date of receipt through the project completion date in October 2020.
Interest Expense
Interest expense consists primarily of interest recognized per the terms of the Company’s various financing obligations.
Results of Operations
Comparison of the Nine Months Ended September 30, 2020 and 2019
The following table sets forth AppHarvest’s historical operating results for the periods indicated:
	2020	2019	$ Change	% Change
Total revenue	$—	$—	$—	—
Operating expenses:
Selling, general and administrative expenses	8,368,899	1,912,157	6,456,742	337.7%
Depreciation	66,023	11,421	54,602	478.1%
Total operating expenses	8,434,922	1,923,578	6,511,344	338.5%
Operating loss	(8,434,922)	(1,923,578)	(6,511,344)	338.5%
Development fee income from a related party	407,861	211,118	196,743	93.2%
Loss on SAFE note revaluation	—	(345,003)	345,003	-100.0%
Interest expense	(90,005)	(26,649)	(63,356)	237.7%
Other	(12,659)	(2,346)	(10,313)	439.6%
Loss before income taxes	(8,129,725)	(2,086,458)	(6,043,267)	289.6%
Income tax expense	—	—	—	—
Net loss	$(8,129,725)	$(2,086,458)	$(6,043,267)	289.6%
The following sections discuss and analyze the changes in the significant line items in the Company’s condensed consolidated statements of operations for the comparison periods identified.

Revenue
AppHarvest has not generated any revenues to date as it has not yet commenced commercial production.
Selling, General, and Administrative Expenses
SG&A for the nine months ended September 30, 2020 increased by $6.5 million or 337.7%, from the comparable 2019 period. The increase was primarily due to increased payroll and related expenses of approximately $2.1 million; an increase in professional services, including accounting and other consulting fees related to preparing to go public, of $2.6 million; an increase in supplies and other pre-production costs of $1.0 million; and an increase in software, networking, and office supplies of $0.6 million to support growing operations. These increased costs relate to the increased headcount to support the buildup of AppHarvest’s operations, the preparation for commercial production to commence after completion of the Morehead facility, and the Company’s preparing to go public. Headcount increased from 15 employees as of September 30, 2019, to 69 employees as of September 30, 2020.
Depreciation
Depreciation expense relates to the depreciation of property and equipment. Property and equipment subject to depreciation consists primarily of equipment, machinery, automobiles, and leasehold improvements. The increase in depreciation for the nine months ended September 30, 2020 compared to the comparable period in 2019 is due to additional equipment and machinery being placed in service during the first nine months of 2020.
Development Fee Income from a Related Party
Development fee income represents the amortization of a one-time development fee received by AppHarvest in May 2019. The fee is for limited oversight services the Company performs at Equilibrium’s greenhouse construction site in Morehead, Kentucky. The fee is being amortized on a straight-line basis, consistent with the timing of our services, from date of receipt through the project completion date in October 2020. The increase in development fee income of $0.2 million, or 93.2%, was primarily due to the nine months ending September 30, 2019 only including five months of development services.
Loss on SAFE Note Revaluation
The loss on SAFE Notes in 2019 represents the expense associated with the increase in value of these financing obligations prior to their conversion to Series A Preferred Stock in March 2019. The SAFE Notes were measured at fair value, determined using a binominal lattice model, with changes in fair value recognized in the condensed consolidated statement of operations. There was no comparable expense in 2020.
Interest Expense
Interest expense during the first nine months of 2020 primarily relates to the $2.0 million loan entered into in May 2020 with Equilibrium to finance the purchase of equipment for the Morehead facility. Interest expense in 2019 primarily relates to the mortgage loan between the Company and Equilibrium used to finance the Company’s land purchase in Morehead, Kentucky. The mortgage loan was outstanding for a 29-day period prior to the sale of the land to Equilibrium as part of the overall lease transaction.

Comparison of the Year Ended December 31, 2019 to the Period from January 18, 2018 (Inception) to December 31, 2018
	Years Ended December 31,		YoY Change
	2019	2018	$ Change	% Change
Total revenue	$—	$—	$—	—
Operating expenses:
Selling, general and administrative expenses	2,716,796	901,700	1,815,096	201.3%
Depreciation	16,129	3,032	13,097	432.0%
Total operating expenses	2,732,925	904,732	1,828,193	202.1%
Operating loss	(2,732,925)	(904,732)	(1,828,193)	202.1%
Development fee income from a related party	349,788	—	349,788	N/A
Loss on SAFE Note revaluation	(345,003)	(26,000)	(319,003)	1,226.9%
Interest expense	(27,515)	—	(27,515)	N/A
Other	9,634	—	9,634	N/A
Loss before income taxes	(2,746,021)	(930,732)	(1,815,289)	195.0%
Income tax expense	—	3,675	(3,675)	-100.0%
Net loss	$(2,746,021)	$(934,407)	$(1,811,614)	193.9%
Selling, General, and Administrative Expenses
SG&A increased by $1.8 million (or 201.3%), when compared to the comparable period in 2018. The increase was primarily due to increased payroll and related expenses of $0.8 million, an increase in professional services, including consulting, legal and accounting, of $0.5 million, increased stock compensation expense of $0.1 million, and increased travel costs of $0.1 million. These increased costs relate to the Company’s growth in 2019, primarily increased headcount, travel and consulting to support the buildup of AppHarvest’s operations. Headcount at the beginning of 2019 was 5 and by the end of 2019 had increased to 15.
Depreciation
Depreciation expense primarily relates to the depreciation of equipment and furniture. The increase in depreciation expense relates to an increase in property and equipment being placed in service during 2019 to support the growth in headcount as well as expanding operations of the Company.
Development Fee Income from a Related Party
Development fee income represents the amortization of a one-time development fee received by AppHarvest in May 2019. The fee is for limited oversight services the Company performs at Equilibrium’s greenhouse construction site in Morehead, Kentucky. The fee is being amortized on a straight-line basis, consistent with the timing of our service, from date of receipt through the project completion date in October 2020.
Loss on SAFE Note Revaluation
The loss on SAFE Note revaluation represents the expense associated with the change in value of these obligations prior to their conversion to Series A Preferred Stock and Common Stock in March 2019. The SAFE Notes were measured at fair value, determined using a binominal lattice model, with changes in fair value recognized in the consolidated statement of operations. The increase in loss on SAFE Note revaluation in 2019 reflects the increased value of the SAFE Notes prior to conversion. The Company entered into the SAFE Notes in 2018, and the loss in 2018 represents the mark to market fair value adjustment of the SAFE Notes as of December 31, 2018.

Interest Expense
Interest expense in 2019 primarily relates to the mortgage loan between the Company and Equilibrium used to finance the Company’s land purchase in Morehead, Kentucky. The mortgage loan was outstanding for a 29-day period prior to the sale of the land to Equilibrium as part of the overall lease transaction. Due to the fact the mortgage loan was entered into in 2019, there was no comparable interest expense in 2018.
Other Income
Other income in 2019 represents interest income on the $4.0 million lease deposit required under the Master Lease Agreement with Equilibrium. This deposit was established in 2019, so there is no comparable income in 2018.
Liquidity and Capital Resources
Cash and cash equivalents totaled $53.6 million and $6.0 million as of September 30, 2020 and December 31, 2019, respectively. Currently, the Company’s primary sources of liquidity are cash flows generated from issuances of debt and preferred stock to investors, and a development fee received from a related party in May 2019 for limited oversight services of construction of the greenhouse facility. The Company has incurred losses and generated negative cash flows from operations since its inception in 2018. At September 30, 2020, the Company had an accumulated deficit of $11.8 million. The large-scale high-tech controlled environment agriculture business is capital-intensive, and the Company expects to expend significant resources to begin its first growing season, with first plantings scheduled in the fourth quarter 2020. These expenditures are expected to include working capital, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, and the cost of attracting and retaining a skilled local labor force. Additionally, once the proceeds from the Business Combination are received, the Company will accelerate construction of its next two controlled environment agriculture facilities in Richmond and Berea, Kentucky. In addition, other unanticipated costs may arise due to the unique nature of the Morehead facility, the start of the Company’s first growing season, and the continued purchase and development of additional properties for high-tech controlled environment agriculture facilities. AppHarvest believes it will continue to incur net losses for the foreseeable future as it begins its first growing and then selling its produce. Upon the closing of the Business Combination, the Company also expects to incur additional costs associated with operating as a public company.
The Company believes that its cash and cash equivalents on hand at September 30, 2020 are sufficient to meet its current payroll and working capital requirements for a period of at least 12 months from the date of this proxy statement/prospectus. The Company further believes that the proceeds of the Business Combination, including the proceeds from the PIPE Financing, will be sufficient to meet its capital expenditure requirements as it builds out additional large-scale high-tech controlled environment agriculture facilities. The amount and timing of the Company’s future funding requirements, if any, will depend on many factors, including the timing and costs of completion of the Company’s large-scale high-tech controlled environment agriculture facilities. The Company may be unable to obtain any such additional financing on reasonable terms or at all.
The Company could potentially use its available financial resources sooner than it currently expects and may incur additional indebtedness to meet future financing needs. Adequate additional funding may not be available to the Company on acceptable terms or at all. In addition, although the Company anticipates being able to obtain additional financing through non-dilutive means, it may be unable to do so. The Company’s failure to raise capital as and when needed could have significant negative consequences for its business, financial condition and results of consolidated operations. The Company’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors”.

Summary of Cash Flows
A summary of the Company’s cash flows from operating, investing and financing activities is presented in the following table:
	Years Ended December 31,		Period Ended September 30,
	2019	2018	2020	2019
Net cash used in operating activities	$(5,490,681)	$(772,391)	$(6,256,733)	(4,790,289)
Net cash used in investing activities	(3,615,167)	(97,302)	(11,164,171)	(3,619,600)
Net cash provided by financing activities	14,781,811	1,225,000	64,981,023	8,720,256
Cash and cash equivalents, beginning of year	355,307	—	6,031,270	355,307
Cash and cash equivalents, end of period	$6,031,270	$355,307	$53,591,389	$665,674
Net Cash from Operating Activities
Net cash used in operating activities was $5.5 million for 2019 due to net loss of $2.7 million adjusted by $0.1 million in stock compensation expense, a $0.3 million revaluation of SAFE Notes to market value, a $0.3 million increase in accounts payable, and an increase of $0.4 million in deferred income, offset by a payment of a $4.0 million lease deposit to Equilibrium for the purpose of securing the Company’s obligations under the Master Lease Agreement related to its Morehead facility.
Net cash used in operating activities was $0.8 million for 2018 due to net loss of $0.9 million offset by an increase of $0.1 million in accounts payable.
Net cash used in operating activities was $6.3 million for the nine months ended September 30, 2020 primarily due to the net loss incurred of $8.1 million, offset by an increase in accounts payable of $1.3 million, an increase in accrued expenses of $1.2 million, and changes in other operating assets and liabilities.
For the nine months ended September 30, 2019, net cash used in operating activities was $4.8 million due to net loss of $2.1 million and a payment of a $4.0 million lease deposit to Equilibrium for the purpose of securing the Company’s obligations under the Master Lease Agreement related to its Morehead facility. The loss and lease deposit were offset by a non-cash charge of $0.3 million for revaluation of SAFE Notes to market value and increases of $0.3 million and $0.5 million in accounts payable and deferred income, respectively, during the nine-month period.
Net Cash from Investing Activities
Cash used in investing activities was $3.6 million for 2019, representing purchases of property and equipment, principally the purchase of land in Morehead, all of which took place during the nine months ended September 30, 2019. Cash used in investing activities was $0.1 million for 2018, representing purchases of property and equipment, principally machinery.
For the nine months ended September 30, 2020, cash used in investing activities was $11.2 million for purchases of equipment for the increased operations of the Company and additional parcels of land for future development.
Net Cash from Financing Activities
Cash from financing activities was $14.8 million for 2019, reflecting $3.8 million in borrowings from a land mortgage loan and related financings and $11.0 million in net proceeds from the issuance of redeemable convertible preferred stock. Cash from financing activities in 2018 reflects $1.2 million in receipts associated with the SAFE Notes, which were converted into Series A Redeemable Convertible Preferred Stock in March 2019.
For the nine months ended September 30, 2020, net cash provided by financing activities was $65.0 million, representing $33.0 million net proceeds from issuance of redeemable convertible preferred stock and $32.0 million net proceeds from a convertible note agreement and equipment loan.

Cash from financing activities was $8.7 million for the nine months ended September 30, 2019, representing $3.8 million in borrowings from a land mortgage loan and related financings and $4.9 million in net proceeds from the issuance of redeemable convertible preferred stock.
Contractual Obligations
The Company’s contractual obligations consist primarily of long-term financing obligations, loan agreements, operating leases and finance leases. These contractual obligations impact the Company’s short-term and long-term liquidity and capital needs. The table below is presented as of September 30, 2020.
	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Contractual obligations
Morehead lease (1)	$207,936,188	$7,752,090	$20,847,840	$20,847,840	$158,488,418
Other leases	550,751	106,406	241,091	203,254	—
Total contractual obligations	$208,486,939	$7,858,496	$21,088,931	$21,051,094	$158,488,418

(1)
The Morehead lease had not commenced as of September 30, 2020. The table above reflects its commencement in October 2020. Payments due by period exclude variable rent.

The table above does not include the Company's contractual obligations related to the Richmond EPC Agreement, entered into in November 2020, or the Membership Interest Purchase and Sale Agreement entered into in December 2020. See “About AppHarvest — Our Strengths — Sustainable Production at Scale — Dalsem” and “Certain AppHarvest Relationships and Related Party Transactions — Agreements with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates — Membership Interest Purchase and Sale Agreement.”
Off-Balance Sheet Arrangements
The Company has not entered into off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on the Company’s knowledge of current events and actions the Company may undertake in the future, actual results could differ from those estimates and assumptions.
Stock-Based Compensation
The Company recognizes in its Consolidated Statements of Operations and Comprehensive Loss the grant-date fair value of stock options and restricted stock awards issued to employees and directors. The Company’s options are subject only to service-based vesting conditions. The Company’s restricted stock units are subject to both service-based vesting conditions and performance-based vesting conditions that would be satisfied upon certain liquidity events, including, but not limited to, the Business Combination. Stock-based compensation expense is recognized on a straight-line basis over the associated service period of the award, which is generally the vesting term. The Company recognizes forfeitures of awards as they occur.
The Company estimates the fair value of its stock option awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the fair value of the Company’s common stock, expected term, expected volatility, risk-free interest rate and expected dividends.
Fair Value of Common Stock — Historically, as there has been no public market for the Company’s common stock, the fair value of its common stock was determined by the board of directors based in part on valuations of the common stock prepared by a third-party valuation firm. See the subsection titled “Fair Value of Common Stock” below.
Expected Term — The expected term of the options represents the average period the stock options are expected to remain outstanding. As the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the expected term of options granted is derived from the average midpoint between the weighted average vesting and the contractual term, also known as the simplified method.
Expected Volatility — Since the Company is not a public company and does not have any trading history for its common stock, the expected volatility is based on the historical volatilities of the common stock of comparable publicly traded companies.
Risk-Free Interest Rate — The risk-free interest rate is based on the yield of zero-coupon U.S. Treasury notes as of the grant date with maturities commensurate with the expected term of the awards.
Expected Dividends — The expected dividends assumption is based on the expectation of not paying dividends in the foreseeable future; therefore, the Company used an expected dividend yield of zero.
The grant date fair value for the Company’s stock options granted in 2019 and during the nine-month period ended September 30, 2020 were based on the following assumptions used within the Black-Scholes option pricing model:
	2020	2019
Expected term	5.83	5.72
Risk-free interest rate	0.41%	2.27%
Expected volatility	49.39%	40.98%
Expected dividend yield	—%	—%
Assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, the Company’s equity-based compensation could be materially different.
Fair Value of Common Stock
In connection with the preparation of the consolidated financial statements for the year ended December 31, 2019, the period from inception to December 31, 2018, and the nine-month periods ended September 30, 2020 and 2019, the Company reexamined the valuation of its common stock. In connection with that reexamination, the Company prepared retrospective appraisals of the fair value of its common stock for financial reporting purposes. Prior to this reexamination, the contemporaneous valuations were prepared to comply with Section 409A of the Code. As a result, the contemporaneous valuations were not performed under the fair value framework as set forth under Accounting Standards Codification 820, Fair Value Measurements (“ASC 820”) and did not take into account the guidance provided in the American Institute of Certified Public Accountants’ (“AICPA”) Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Accordingly, the contemporaneous valuations had limited value for purposes of financial reporting under GAAP. Therefore, in connection with the preparation of the Company’s financial statements, it re-assessed the fair value of its common stock for financial reporting purposes by having retrospective valuations performed in accordance with the fair value framework under ASC 820 and the AICPA Technical Practice Aid. The Company believes that the valuation methodologies used in the retrospective valuations are reasonable and consistent with the AICPA Practice Aid.
For the retrospective valuations, the Company used the option-pricing method (“OPM”). Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options. Specifically, the Company used the OPM backsolve method to estimate the fair value of its common stock, which derives the implied equity value for the Company’s common stock from a contemporaneous transaction involving the issuance of the Company’s preferred stock. The Company used the OPM back solve method because it was at an early stage of development and future liquidity events were difficult to forecast. The Company applied a discount for lack of marketability to account for a lack of access to an active public market.
In connection with the grants of stock-based awards in July 2020 through September 2020, the Company obtained contemporaneous valuations of its common stock. The Company used a hybrid probability-weighted expected return method (“hybrid PWERM”). Under the hybrid PWERM, the value of common stock is estimated based upon an analysis of future values for the Company assuming various possible future liquidity events. Share value is based upon the probability-weighted present value of expected future net cash flows, considering each of the possible future events, as well as the rights and preferences of each share class. In the Company’s application of the hybrid PWERM, two scenarios are considered: a “favorable exit” or “merger” scenario and a “remain private” scenario. The option-pricing method (“OPM”) is used to allocate value in the “remain private” scenario. Under the OPM, shares are valued as a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. In the July 2020 valuation of its common stock, the Company used the hybrid PWERM to back solve to the contemporaneous Series C preferred stock financing. The Company applied an incremental discount for lack of marketability to the common stock. The grants of stock-based awards in July 2020 through September 2020 contain a performance and service vesting condition. Vesting of these stock-based awards is dependent upon a liquidity event, which has not occurred at September 30, 2020. Accordingly, the Company has not recognized any stock-based compensation related to these stock-based awards through the period ended September 30, 2020.
Emerging Growth Company Status
Novus is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Combined Company expects to remain an emerging growth company at least through the end of the 2020 fiscal year and the Combined Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. The Combined Company expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date the Combined Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare the Combined Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements of AppHarvest included elsewhere in this proxy statement/prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2019 and 2018 and for the nine months ended September 30, 2020.
In addition, the Combined Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, the Combined Company intends to rely on such exemptions, Combined Company is not required to, among other things: (a) provide an auditor’s attestation report on AppHarvest’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

The Combined Company will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of the Combined Company’s fiscal year in which Combined Company has total annual gross revenue of at least $1.07 billion, (c) the date on which Combined Company is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Combined Company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.
Recent Accounting Guidance
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by AppHarvest as of the specified effective date. Unless otherwise discussed, AppHarvest believes that the impact of recently issued standards that are not yet effective will not have a material impact on AppHarvest’s financial position or results of operations under adoption.
See Note 2(p) — Summary of Significant Accounting Policies — Recent Accounting Pronouncements of the accompanying audited consolidated financial statements of AppHarvest included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption and AppHarvest’s assessment, to the extent AppHarvest has made one, of their potential impact on AppHarvest’s financial condition and results of operations for the years ended December 31, 2019 and 2018 and for the period ended September 30, 2020.
Quantitative and Qualitative Disclosures about Market Risks
Foreign Currency Risk
While substantially all of the Company’s business is conducted in the United States, the Company purchases inventory and equipment from suppliers in Europe. As a result, the Company is exposed to risk from fluctuations in exchange rate between the Euro and the U.S. dollar. As the Company expands its operations in conjunction with receipt of the proceeds of the Business Combination, including the proceeds from the PIPE Financing, to include building its own large-scale high-tech controlled environment agriculture facilities, the Company’s exposure to risk from fluctuations in exchange rate between the Euro and the U.S. dollar will increase.

CERTAIN APPHARVEST RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for AppHarvest’s directors and executive officers, which are described elsewhere in this prospectus/proxy statement, below is a description of transactions since AppHarvest’s inception on January 19, 2018 to which AppHarvest was a party or will be a party, in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
any of AppHarvest’s directors, executive officers or holders of more than 5% of AppHarvest’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Private Placements of AppHarvest Securities
Series A Preferred Stock Financing and Issuance of Common Stock Upon Conversion of Simple Agreements for Future Equity
In March 2019, AppHarvest issued and sold an aggregate of 2,111,856 shares of its Series A Preferred Stock at a purchase price of $1.8988 per share, for an aggregate purchase price of $4.0 million, and, issued an aggregate of 658,309 shares of AppHarvest Series A Preferred Stock and 576,677 shares of AppHarvest Common Stock upon conversion of an aggregate of $1.3 million of simple agreements for future equity. Each share of AppHarvest’s Series A Preferred Stock will convert into one share of AppHarvest’s common stock immediately prior to the closing of the Business Combination.
The table below sets forth the number of shares of Series A Preferred Stock purchased by AppHarvest’s related parties:
Stockholder	Shares of Series A Preferred Stock	Shares of Common Stock	Total Cash Purchase Price	Conversion of Simple Agreement for Future Equity
Rise of the Rest Seed Fund, LP(1)	1,395,617	462,460	$1,499,999	$1,193,510
Inclusive Capital Partners Spring Master Fund, L.P.(2)	1,053,296	—	$1,999,999	—

(1)
Anna Mason, a member of AppHarvest’s board of directors, is a partner of Rise of the Rest Seed Fund, LP, a beneficial owner of greater than 5% of AppHarvest’s capital stock.

(2)
Jeffrey Ubben, a member of AppHarvest’s board of directors, is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to Inclusive Capital Partners Spring Master Fund, L.P., an owner of greater than 5% of AppHarvest’s capital stock.

Series B Preferred Stock Financing
Between December 2019 and February 2020, AppHarvest issued and sold an aggregate of 2,631,972 shares of its Series B Preferred Stock at a purchase price of $4.1681 per share, for an aggregate purchase price of $11.0 million. Each share of AppHarvest’s Series B Preferred Stock will convert into one share of AppHarvest’s common stock immediately prior to the closing of the Business Combination.
The table below sets forth the number of shares of Series B Preferred Stock purchased by AppHarvest’s related parties:
Stockholder	Shares of Series B Preferred Stock	Total Purchase Price
CEFF AppHarvest Equity Holdings, LLC(1)	1,079,628	$4,499,997
Inclusive Capital Partners Spring Master Fund, L.P.(2)	719,752	$2,999,998
Rise of the Rest Seed Fund, LP(3)	359,876	$1,499,999

(1)
David Chen, a member of AppHarvest’s board of directors, is the chief executive officer and chairman of Equilibrium Capital Group, the manager of CEFF AppHarvest Equity Holdings, LLC, a beneficial owner of greater than 5% of AppHarvest’s capital stock.

(2)
Jeffrey Ubben, a member of AppHarvest’s board of directors, is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to Inclusive Capital Partners Spring Master Fund, L.P., an owner of greater than 5% of AppHarvest’s capital stock.

(3)
Anna Mason, a member of AppHarvest’s board of directors, is a partner of Rise of the Rest Seed Fund, LP, a beneficial owner of greater than 5% of AppHarvest’s capital stock.

Series C Preferred Stock Financing
In July 2020, AppHarvest issued and sold an aggregate of 5,130,657 shares of its Series C Preferred Stock at a purchase price of $5.4865 per share, for an aggregate purchase price of $28.1 million. Each share of AppHarvest’s Series C Preferred Stock will convert into one share of AppHarvest’s common stock immediately prior to the closing of the Business Combination.
The table below sets forth the number of shares of Series C Preferred Stock purchased by AppHarvest’s related parties:
Stockholder	Shares of Series C Preferred Stock	Total Purchase Price
Narya Capital Fund I, L.P.(1)	1,366,991	$7,499,996
Inclusive Capital Partners Spring Master Fund, L.P.(2)	1,275,858	$6,999,995
CEFF AppHarvest Equity Holdings, LLC(3)	452,173	$2,480,847
Rise of the Rest Seed Fund, LP(4)	291,624	$1,599,995
Couch Holdings II, LLC(5)	23,839	$130,793

(1)
J.D. Vance, a member of AppHarvest’s board of directors, is the managing partner of Narya Capital Management LLC, the general partner of Narya Capital Fund I, L.P., a beneficial owner of greater than 5% of AppHarvest’s capital stock.

(2)
Jeffrey Ubben, a member of AppHarvest’s board of directors, is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to Inclusive Capital Partners Spring Master Fund, L.P., an owner of greater than 5% of AppHarvest’s capital stock.

(3)
David Chen, a member of AppHarvest’s board of directors, is the chief executive officer and chairman of Equilibrium Capital Group, the manager of CEFF AppHarvest Equity Holdings, LLC, a beneficial owner of greater than 5% of AppHarvest’s capital stock.

(4)
Anna Mason, a member of AppHarvest’s board of directors, is a partner of Rise of the Rest Seed Fund, LP, a beneficial owner of greater than 5% of AppHarvest’s capital stock.

(5)
Gregory Couch, a member of AppHarvest’s board of directors, is affiliated with Couch Holdings II, LLC.

Business Combination Private Placement
In connection with the execution of the Business Combination Agreement, Novus entered into Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and Novus agreed to sell the Subscribers, an aggregate of 37,500,000 shares of Novus Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $375.0 million, in the PIPE. Inclusive Capital Partners Spring Master Fund, L.P., which is affiliated with Jeffrey Ubben and is an owner of greater than 5% of AppHarvest’s capital stock, agreed to purchase 2,000,000 shares of Novus Common Stock in the PIPE for an aggregate purchase price of $20.0 million. Peter Halt, AppHarvest’s former Chief Financial Officer, agreed to purchase 40,000 shares of Novus Common Stock in the PIPE for an aggregate purchase price of $400,000 when he was AppHarvest’s Chief Financial Officer.
Convertible Promissory Note
In connection with the execution of the Business Combination Agreement, AppHarvest entered into the AppHarvest Interim Period Convertible Notes in the principal amount of $30.0 million with Inclusive Capital Partners Spring Master Fund, L.P., which is affiliated with Jeffrey Ubben and is an owner of greater than 5% of AppHarvest’s capital stock. The notes bear interest at 8.0% per year. Immediately prior to the Effective Time, Novus will assume the AppHarvest Interim Period Convertible Notes and cause the outstanding principal and unpaid accrued interest outstanding immediately prior to the Effective Time to be automatically converted into shares of Novus Common Stock at a purchase price of $9.50 per share. The notes will convert into an aggregate of 3,221,053 shares of Novus Common Stock, assuming the conversion occurs 90 days after the date of the notes.
Agreements with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates
Master Lease Agreement
In April 2019, AppHarvest entered into a mortgage loan (the “Mortgage Loan”) with Equilibrium to finance the purchase of land from a third party in Morehead, Kentucky (the “Morehead Land”). In May 2019, AppHarvest entered into an asset purchase agreement with Equilibrium resulting in the sale to Equilibrium of 100% of the membership interests in Morehead Farm, LLC (“Morehead Farm”), the Morehead Land and related permits and the Mortgage Loan. AppHarvest Morehead Farm, LLC (“AppHarvest Morehead”), AppHarvest’s wholly-owned subsidiary, then entered into a master lease agreement (the “Master Lease Agreement”) with Morehead Farm pursuant to which AppHarvest Morehead will lease the Morehead facility being constructed on the Morehead Land with occupancy to commence once a portion of the Morehead facility is substantially complete. A ground lease for the Morehead Land will be executed upon occupancy of the Morehead facility. Under the terms of the Master Lease Agreement, the lease payments will consist of a base rent calculated as a percentage of defined construction costs, certain non-lease costs and rent based on gross revenues generated from the Morehead facility.
Equilibrium maintains an option to sell, and AppHarvest is required to purchase, any excess land not otherwise utilized by the construction of the Morehead facility (the “Excess Land”) at a price equal to the original cost of acquisition. During the term of the Master Lease Agreement, AppHarvest has a right of first refusal to purchase the Excess Land.
The term of the Master Lease Agreement is 20 years. Morehead Farm may terminate the Master Lease Agreement if the Morehead facility is not fully constructed by a certain date. AppHarvest may also terminate the Master Lease Agreement in the event of certain loss events not remedied by Equilibrium, including damage or destruction by fire, theft, material defect not subject to a warranty claim, or other casualty event. Either party may terminate the Master Lease Agreement in the event of an uncured default of the Master Lease Agreement by the other party or if Morehead Farm terminates its Engineering, Procurement and Construction Agreement with Dalsem Greenhouse Technology B.V. (the “EPC Contract”) for convenience in accordance with the terms therein. If the EPC Contract is terminated as a result of Morehead Farm’s default thereunder, AppHarvest may terminate the Master Lease Agreement.
Development Services Agreement
In connection with the asset sale described above, AppHarvest entered into a development services agreement (the “Development Services Agreement”) with Morehead Farm, which is now a wholly-owned indirect subsidiary of Equilibrium. Under the terms of the Development Service Agreement, AppHarvest provides limited oversight of contractors engaged by Equilibrium for the construction of the Morehead facility and other related management services.
As compensation for AppHarvest’s services, Equilibrium will pay AppHarvest a development fee, $0.75 million of which was paid upon the signing of the Development Services Agreement and the balance of which, if any, is payable upon the substantial completion of the construction of the Morehead facility. In addition to the development fee, Equilibrium will reimburse AppHarvest for costs incurred in connection with the construction of the Morehead facility to the extent such costs are part of the approved budget or are otherwise approved in advance in writing.
Unless earlier terminated, the Development Services Agreement expires upon the later of the completion of the Morehead facility and the date on which all amounts owed to AppHarvest as the development fee have been paid in full unless earlier terminated. Either party may terminate the Development Services Agreement in the event of an uncured default of the Development Services Agreement by the other party.
Equipment Loan Agreement
In May 2020, AppHarvest and AppHarvest Morehead entered into a commercial note and loan agreement (the “Note”) with Morehead Farm pursuant to which Morehead Farm loaned AppHarvest the principal amount of $2.0 million at an annual interest rate equal to 9.5% in order to finance the purchase of certain equipment associated with the Morehead facility (the “Financed Equipment”). In accordance with the terms of the Note, AppHarvest granted Morehead Farm a first priority security interest in the Financed Equipment. Upon completion of construction of the Morehead facility, the principal amount of the loan will be added to the future base rent calculation under the Master Lease Agreement. If AppHarvest does not take occupancy of the Morehead facility within a certain period following of completion of the Morehead facility, the principal and all interest owed under the Note will become immediately due and payable.
The Equipment Loan was terminated in accordance with its terms when AppHarvest began partially occupying the Morehead facility in October 2020 and the principal and interest AppHarvest owed under the Equipment Loan Agreement was included in the purchase price under the Membership Interest Purchase and Sale Agreement.
Right of First Refusal Agreement
In May 2019, AppHarvest entered into a right of first refusal agreement (the “ROFR Agreement”) with Equilibrium pursuant to which AppHarvest granted Equilibrium a right of first refusal to finance the construction of any greenhouse built by AppHarvest within a certain distance of the Morehead facility for a period of five years. If AppHarvest receives a bona fide offer from a third party for the financing of such a project, AppHarvest must notify Equilibrium of the material terms of the proposed financing, and Equilibrium has the right, but not the obligation, to participate in the financing on the same terms and conditions. Either party may terminate the ROFR Agreement in the event of an uncured breach by the other party of any representation or warranty, if the other party fails to perform any material obligation under the ROFR Agreement (subject to cure periods), if the other party admits in writing its inability to pay its debts as they become due, or commences or is subject to bankruptcy, insolvency, receivership or similar proceedings.
Concurrent with the closing of the Membership Interest Purchase and Sale Agreement described below, AppHarvest and Equilibrium will enter into an amendment to the ROFR Agreement (the “ROFR Amendment”). Under the ROFR Agreement as amended by the ROFR Amendment, Equilibrium will have a right of first refusal to act as the financier for the construction by AppHarvest or its affiliates of any greenhouse within a specified geographic area in the United States that is structured as a sale-leaseback or build-to-suit lease financing. Equilibrium’s right of first refusal will apply to projects that exceed a certain dollar threshold and will not apply to projects which AppHarvest finances itself or in combination with any traditional mortgage, equipment or other commercial lender financing of a project. The other material provisions of the ROFR Agreement will remain the same.
Membership Interest Purchase and Sale Agreement
In December 2020, AppHarvest Morehead entered in a Membership Interest Purchase and Sale Agreement with Equilibrium pursuant to which it agreed to purchase from Equilibrium 100% of the membership interests in Morehead Farm, the legal entity that owns the Morehead facility and related land. The purchase price for such membership interest will be determined by an independent auditor and will equal a multiple of Equilibrium’s costs to acquire, develop and construct the Morehead facility. AppHarvest currently estimates that the purchase price will be between $127.0 million and $132.0 million. Closing of the Membership Interest Purchase and Sale Agreement is conditioned upon certain events, including full readiness to occupy the Morehead facility and the closing of the Business Combination. AppHarvest currently expects that full readiness to occupy the Morehead facility will occur by the end of the first quarter 2021.
Concurrently with the closing of the Membership Interest Purchase and Sale Agreement, the Master Lease Agreement and ancillary agreements relating thereto will be terminated, the $4.0 million lease deposit will become unrestricted cash upon the termination of an account control agreement relating to Master Lease Agreement, the ROFR Amendment described above will be executed and the Equipment Loan Agreement described above will be terminated. Upon the Closing, Morehead Farm will be the sole owner and operator of the Morehead facility and Morehead Farm will become a wholly owned subsidiary of AppHarvest Morehead.
Stockholder Support Agreement
In September 2020, Novus, AppHarvest and certain AppHarvest’s stockholders, including holders affiliated with members of AppHarvest’s board of directors and beneficial owners of greater than 5% of AppHarvest’s capital stock, entered into the Stockholder Support Agreement, whereby such AppHarvest’s stockholders agreed to vote all of their shares of AppHarvest’s capital stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such stockholders agreed, among other things, not to transfer any of their shares of AppHarvest Common Stock and AppHarvest Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.
Indemnification Agreements
AppHarvest has entered into indemnification agreements with each of its directors. The indemnification agreements require AppHarvest to indemnify its directors to the fullest extent permitted by Delaware law.
Related Person Transactions Policy Following the Business Combination
Upon the consummation of the Business Combination, the Combined Company Board will adopt a written related person transactions policy that sets forth the Combined Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Combined Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to the Combined Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Combined Company’s voting securities (including the Combined Company’s Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Combined Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Combined Company’s audit committee (or, where review by the Combined Company’s audit committee would be inappropriate, to another independent body of the Combined Company Board) for review. To identify related person transactions in advance, the Combined Company will rely on information supplied by the Combined Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Combined Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•
the risks, costs, and benefits to the Combined Company;

•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the terms of the transaction;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties.

The Combined Company’s audit committee will approve only those transactions that it determines are fair to us and in the Combined Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

INFORMATION ABOUT NOVUS
As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Novus” refer to Novus Capital Corporation.
Overview
We are a Delaware blank check company incorporated on March 5, 2020 formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. We seek to capitalize on the significant experience and contacts of our management team to complete our initial business combination. Although we may pursue an initial business combination with a target business in any industry or geographic location, we currently intend to focus on opportunities in the smart technology innovations market. Specifically, we intend to target companies that are at the forefront of high technology and are enabling the future evolution of 5G communication, virtual reality, artificial intelligence, cloud computing, machine learning, hardware and software distribution and value-added customized logistics services.
The registration statement on Form S-1 (File No. 333-237877) for our IPO was declared effective by the SEC on May 14, 2020. On May 19, 2020, we consummated our IPO of 10,000,000 Novus Units, with each Novus Unit consisting of one share of Novus Common Stock and one redeemable Novus Warrant. Each Novus Warrant entitles the holder to purchase one share of Novus Common Stock, $0.0001 par value per share, at $11.50 per share. The Novus Warrants will expire at 5:00 p.m., New York City time, five years after the completion of Novus’s initial business combination, or earlier upon redemption or liquidation. The Novus Units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $100.0 million.
Simultaneously with the consummation of our IPO, we consummated a private placement in which the Founders purchased an aggregate of 2,650,000 shares of Novus Common Stock, generating total gross proceeds of approximately $25,000. In addition, the Founders and/or their designees purchased from us an aggregate of 3,250,000 Private Warrants (2,750,000 Private Warrants by the Novus Initial Stockholders and/or their designees and 500,000 Private Warrants by EarlyBirdCapital and/or its designees) at a price of $1.00 per warrant, for an aggregate purchase price of $3.25 million in a private placement that occurred simultaneously with the closing of our IPO.
In connection with the IPO, we incurred transaction costs of $2.5 million, consisting of $2.0 million of underwriting fees and $0.5 million of other costs. A total of $100 million from the net proceeds of the sale of the Novus Units in the IPO and the private placement were placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee.
Initial Business Combination
Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. with respect to the satisfaction of such criteria.
Submission of Our Initial Business Combination to a Stockholder Vote
We are providing the Public Stockholders with redemption rights upon consummation of the Business Combination. Public stockholder electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.
The Novus Initial Stockholders and our executive officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of the Business Combination, including the Initial Stockholder Shares and the shares of Novus Common Stock underlying the Private Units, (2) not to redeem any shares of Novus Common Stock in connection with a stockholder vote to approve the Business Combination, and (3) not sell any shares of Novus Common Stock in any tender in connection with the Business Combination. As a result, we would need only 3,675,001, or approximately 36.8%, of the 10,000,000 Public Shares sold in the IPO to be voted in favor of a transaction in order to proceed with the Business Combination.
Permitted Purchases of Our Securities
Although certain of the Founders and their affiliates have agreed to purchase an aggregate of 1,430,000 shares of Novus Common Stock in the PIPE, none of our Founders, executive officers, directors, director nominees or their affiliates have indicated any intention to purchase units or shares of common stock from persons in the open market or in private transactions. However, in connection with the stockholder vote to approve the proposed Business Combination, the Founders and Novus’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of AppHarvest. None of the Founders, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Founders, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Novus for use in the Business Combination. However, such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.
We cannot currently determine whether any of our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as that would be dependent upon several factors, including but not limited to the timing and size of any such purchase. Depending on the circumstances, any of our insiders may decide to make purchases of our securities pursuant to a Rule 10b5-1 plan or may determine that acting pursuant to such a plan is not required under the Exchange Act.
Our Founders, executive officers, directors, director nominees and their affiliates anticipate that they may identify the stockholders with whom they may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Founders, executive officers, directors, director nominees or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination.
We do not currently anticipate that purchases of our Public Shares or Public Warrants by any of our Founders, directors, director nominees, executive officers, advisors or any of their affiliates, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of our Founders, directors, director nominees, officers, advisors or any of their affiliates will purchase shares of Novus Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Stockholders
We will provide the Public Stockholders with the opportunity to redeem all or a portion of their shares of Novus Common Stock upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any interests earned on the funds held in the Trust Account less any taxes then due but not yet paid (which taxes may be paid only from the interest earned on the funds in the Trust Account). As of September 30, 2020, the amount in the Trust Account was approximately $100.0 million, which is equal to approximately $10.00 per Public Share. Our Founders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination.
Redemption of Public Shares and Liquidation if No Initial Business Combination
The Existing Certificate of Incorporation provides that we will have until November 19, 2021 to complete an initial business combination. If we have not completed an initial business combination by such date or obtained the approval of Novus’s stockholders to extend the deadline for us to consummate an initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay taxes and any other taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Novus Warrants, which will expire worthless if we fail to complete our initial business combination within the 18-month time period.
Our Founders, executive officers, directors and director nominees have agreed that they will not propose any amendment to the Existing Certificate of Incorporation that would stop the Public Stockholders from redeeming their shares of common stock in connection with a business combination or affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete a business combination within 18 months from the closing of the IPO unless we provide the Public Stockholders with the opportunity to redeem their shares of common stock upon such approval at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, net of income taxes or any other taxes payable, divided by the number of then outstanding Public Shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Founders, any executive officer, director or director nominee, or any other person.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of 100% of our outstanding Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of 100% of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If we are unable to complete an initial business combination within the prescribed time frame, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following the 18-month anniversary of the closing of the IPO, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.
We are required to use our reasonable best efforts to have all third parties (including any vendors or other entities we engage after the IPO) and any prospective target businesses enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to the Public Stockholders. Nevertheless, we cannot assure you of this fact as there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Our underwriters and auditor are the only third parties we are currently aware of that may not execute a waiver. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the Trust Account.
In the event that the proceeds in the Trust Account are reduced below: (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our franchise and income taxes, and Mr. Donargo, our Chief Financial Officer, asserts that he is unable to satisfy its indemnification obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Mr. Donargo to enforce his indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Mr. Donargo to enforce his indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in certain instances. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.00 per share.

We anticipate notifying the trustee of the Trust Account to begin liquidating such assets promptly after such date and anticipate it will take no more than ten business days to effectuate such distribution. Our Founders have waived their rights to participate in any liquidation distribution with respect to the Founder Shares. There will be no distribution from the Trust Account with respect to the Novus Warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the Trust Account and the interest earned on the funds held in the Trust Account that we are permitted to withdraw to pay such expenses.
If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the initial per share redemption price would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of Public Stockholders.
The Public Stockholders shall be entitled to receive funds from the Trust Account only in the event of our failure to complete an initial business combination within the required time period or if the stockholders seek to redeem their respective shares upon a business combination which is actually completed by us or upon certain amendments to our charter documents as described elsewhere herein. In no other circumstances shall a stockholder have any right or interest of any kind to or in the Trust Account.
The Founders will not participate in any redemption distribution from our Trust Account with respect to such Founder Shares. Additionally, any loans made by our officers, directors, sponsors or their affiliates for working capital needs will be forgiven and not repaid if we are unable to complete an initial business combination.
If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to the Public Stockholders at least $10.00 per share.
If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after eighteen months from the closing of the IPO, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board of directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Facilities
We currently maintain our principal executive offices at 8556 Oakmont Lane, Indianapolis, IN 46260 which is provided to us by Robert J. Laikin, our Chairman, for no fee. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.
Employees
We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once a suitable target business to acquire has been located, management may spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on our affairs) than had been spent prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full-time employees prior to the consummation of an initial business combination.
Directors and Executive Officers
Our directors and executive officers as of September 30, 2020 are listed below:
Name	Age	Position
Robert J. Laikin	57	Chairman
Larry M. Paulson	66	Chief Executive Officer and Director
Vincent Donargo	60	Chief Financial Officer
Heather Goodman	47	Director
Bradley A. Bostic	45	Director
Robert J. Laikin has served as our Chairman of the board of directors since our inception. Mr. Laikin currently serves as the non-executive Chairman of the board of directors of Washington Prime Group Inc. (NYSE:WPG), where he has held a director role since May 2014. Mr. Laikin held the Lead Independent Director role at Washington Prime Group Inc. until the position was eliminated by the board of directors in 2016 and he at that time became Chairman of the board of directors. Mr. Laikin has also been the managing member of L7 Investments LLC, a closely held company that invests primarily in multi-family apartments as well as single-purpose buildings, hotels, divestitures and single-family homes, since January 2016. Mr. Laikin served as Executive Advisor to the CEO and Government Relations Executive of Ingram Micro Inc. (NYSE:IM), a wholesale technology distributor and supply-chain management and mobile device lifecycle services company, from November 2012 to December 2019. Previously Mr. Laikin served as the founder, Chief Executive Officer and member of the board of directors of Brightpoint, Inc. (Nasdaq:CELL) from August 1989 until it was acquired by Ingram Micro Inc. in November 2012. Mr. Laikin holds a Bachelor of Science from Indiana University. We believe Mr. Laikin is well-qualified to serve as our Chairman because of his significant experience in the areas of executive leadership, corporate management, retail, real estate, business strategy and corporate finance, banking, financing, accounting, corporate management, general business and global business operations, accounting, corporate governance, public company compliance, political/governmental matters, audit/compliance, entrepreneurism, real estate development, sales, charitable/philanthropic matters, marketing, risk management/insurance, legal, investor, media and public relations, negotiation and deal structure.
Larry M. Paulson has served as our Chief Executive Officer and a member of our board of directors since our inception. He has also served as principal and founder of Rancho Santa Fe Solutions, a wireless industry consulting company he founded in February 2010. From 2013 to January 2020, Mr. Paulson was with Qualcomm (Nasdaq:QCOM) where he served as Vice President of Product Management (2013-16), Vice President and President India and SAARC (2016-2018) and Vice President Sales NA and Australia (2018-Jan 2020). Prior to Qualcomm, he served as Executive Vice President and Chief Marketing officer of Brightpoint, Inc., a provider of worldwide distribution and integrated logistics services to the wireless communications industry, from 2010 to 2013. Prior to that, he served with Nokia (NYSE:NOK) from 1987 to 2010 where he had numerous roles including global Senior Vice President and General Manager CDMA Product line. Mr. Paulson holds a BA in Communications from Point Park University. We believe Mr. Paulson is well-qualified to serve on our board of directors because of his more than thirty years of global senior management positions in the tech industry with expertise in wireless communications.
Vincent Donargo has served as our Chief Financial Officer since our inception. Since August 2020, Mr. Donargo has served as the Chief Accounting Officer for Calumet Specialty Products Partners, LP, a leading producer of specialty hydrocarbons and fuels. From December 2019 to August 2020, Mr. Donargo provided financial advisory and consulting services to private clients. From May 2019 to December 2019, Mr. Donargo served as Executive Vice President and Chief Financial Officer of the Celadon Group Inc. (OTC:CGIPQ). From November 2017 to April 2019, he was Vice President and Chief Accounting Officer of the Celadon Group Inc., where he was brought in to assist with Celadon Group’s financial restructuring.

Celadon Group filed a voluntary petition for bankruptcy on December 8, 2019. From August 2016 to November 2017, Mr. Donargo was Executive Vice President and Chief Financial Officer of Beaulieu Group LLC, a North American carpet and flooring manufacturing company, where he assisted the company with its financial restructuring process. Beaulieu Group LLC filed a voluntary petition for bankruptcy on July 16, 2017. Prior to joining Beaulieu Group, Mr. Donargo held senior finance positions at several publicly traded companies, including Executive Vice President and Chief Financial Officer of Brightstar Corporation from April 2014 to August 2016 and Executive Vice President, Chief Financial Officer and Treasurer of Brightpoint, Inc. from September 2005 until it was acquired by Ingram Micro Inc. in November 2012. From 1998 to 2005, Mr. Donargo was the strategic business unit controller, director of finance and corporate controller of Aearo Company, a safety products manufacturing company. Prior to that, from 1990 to 1998, Mr. Donargo was employed in various financial positions with National Starch and Chemical Company, a specialty chemical manufacturing company. Mr. Donargo holds a BA in Accounting from Rutgers University.
Heather Goodman has served as a member of our board of directors since our inception. Since March 2007, Ms. Goodman has served as the Chief Operating Officer and President of True Capital Management, a boutique multi-family office specializing in business management and investment advisory services for athletes, entertainers and high net worth individuals. Previously Ms. Goodman acted as Financial Advisor at Morgan Stanley Smith Barney from February 2002 to February 2007. Ms. Goodman holds a BS in Business Administration with an emphasis in Accounting from California Polytechnic State University, San Luis Obispo. She is a Certified Public Accountant and maintains Series 63, 65 and life insurance licenses. We believe Ms. Goodman is well-qualified to serve as a director given her experience in building infrastructures which have created scalable platforms to achieve goals.
Bradley A. Bostic has served as a member of our board of directors since our inception. Mr. Bostic has served as the Chairman and Chief Executive Officer of hc1, a bioinformatics company with more than 1,000 health systems and diagnostic laboratory sites utilizing its machine-learning powered software, since founding hc1 in 2011. Mr. Bostic has also served as the Managing Director of Health Cloud Capital since June 2017, where he leads the deployment of Health Cloud Capital Fund I, a special purpose vehicle targeting SaaS bioinformatics businesses that can be consolidated with hc1. Mr. Bostic has been responsible for forging strategic partnerships for hcl with global healthcare technology leaders including Quest Diagnostics, Appriss Health, CliniSys, and Amazon Web Services and leading healthcare organizations including Cleveland Clinic, University of Washington Health System, Sonora Quest Labs, and Sonic Healthcare. Mr. Bostic has served on the board of directors of TechPoint Indiana, an advisory body advising technology companies headquartered in Indiana, since January 2015 and Eskenazi Health Foundation, a non-profit organization aiming to promote a vital, healthy Indianapolis community, since December 2017. Mr. Bostic holds a BS in Business at Indiana University with a concentration in Informatics. We believe Mr. Bostic is well-qualified to serve on our board of directors given his expertise in the technology industry.
Number, Terms of Office and Election of Executive Officers and Directors
Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Mr. Bostic, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Ms. Goodman, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Mr. Laikin, will expire at the third annual meeting. We may not hold an annual meeting of stockholders until after we consummate our initial business combination (unless required by Nasdaq). Our executive officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our executive officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.
Executive Officer and Director Compensation
No executive officer has received any cash compensation for services rendered to us.

No compensation or fees of any kind will be paid to the Novus Initial Stockholders, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.
Committees of the Board of Directors
Our board of directors has two standing committees, an audit committee and a compensation committee. Each of our audit committee and our compensation committee is composed solely of independent directors. Each committee operates under a charter that was approved by our board of directors and has the composition and responsibilities described below.
Audit Committee
Upon the completion of the IPO, we established an audit committee of the board of directors. Messrs. Laikin and Bostic and Ms. Goodman serve as members of our audit committee, and Ms. Goodman chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Laikin and Bostic and Ms. Goodman meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:
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reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

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discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

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discussing with management major risk assessment and risk management policies;

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monitoring the independence of the independent auditor;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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reviewing and approving all related-party transactions;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

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appointing or replacing the independent auditor;

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determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

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approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee
Upon the completion of the IPO, we established a compensation committee of the board of directors. Messrs. Laikin and Bostic and Ms. Goodman, each of whom is an independent director under Nasdaq’s listing standards, serve as members of the compensation committee. Mr. Bostic chairs the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving the compensation of all of our other executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement/prospectus and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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if required, producing a report on executive compensation to be included in our annual proxy statement/prospectus; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating Committee
Upon the completion of the IPO, we established a nominating committee of the board of directors, which consists of Messrs. Laikin and Bostic and Ms. Goodman, each of whom is an independent director under Nasdaq’s listing standards. Mr. Laikin chairs the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.
Code of Ethics
We have adopted a code of ethics that applies to our officers and directors. We have filed copies of our code of ethics, our audit committee charter, nominating committee charter and compensation committee charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us.
Audit Fees
The firm of Marcum LLP (“Marcum”) acts as our independent registered public accounting firm. The following is a summary of fees paid to Marcum for services rendered.
Audit Fees. Audit fees consist of fees for professional services rendered for the review of our quarterly financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees of Marcum for professional services rendered for the review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from March 5, 2020 (date of inception) to September 30, 2020 totaled approximately $42,000. The aggregate fees of Marcum related to audit services in connection with our IPO totaled approximately $33,475. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.
Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “ — Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the period from March 5, 2020 (date of inception) to September 30, 2020, we did not pay Marcum any audit-related fees.
Tax Fees. We did not pay Marcum any fees for tax return services, planning and tax advice for the period from March 5, 2020 (date of inception) to September 30, 2020.
All Other Fees. We did not pay Marcum for any other services for the period from March 5, 2020 (date of inception) to September 30, 2020.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team.

NOVUS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections titled “Risk Factors,” “Information About Novus” and the audited consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Novus” refer to Novus Capital Corporation.
Overview
We are a newly organized company incorporated as a Delaware corporation on March 5, 2020 and formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. We intend to effectuate our business combination using cash from the proceeds of our IPO and the sale of Private Units that occurred simultaneously with the consummation of the IPO.
The issuance of additional shares of our stock in the Business Combination:
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may significantly reduce the equity interest of our stockholders;

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may subordinate the rights of holders of shares of common stock if we issue shares of preferred stock with rights senior to those afforded to our shares of common stock;

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will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

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may adversely affect prevailing market prices for our securities.

As indicated in the accompanying financial statements, we had $519,800 in cash and investments held in the Trust Account of approximately $100,038,271 at September 30, 2020. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.
Proposed Business Combination
Business Combination Agreement
On September 28, 2020, we entered into the Business Combination Agreement with Merger Sub and AppHarvest, pursuant to which we will affect the Business Combination.
Pursuant to the Business Combination Agreement, at Closing, AppHarvest will be merged with and into Merger Sub, with AppHarvest surviving the Merger as a wholly-owned direct subsidiary of us. At the Effective Time, by virtue of the Merger and without any action on the part of Novus, Merger Sub, AppHarvest or the holders of any of AppHarvest’s securities:
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all of the then issued and outstanding shares of AppHarvest Common Stock (expressed on a fully diluted basis) will be cancelled and automatically convert into up to 50,000,000 shares of common stock of Novus;

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all shares of AppHarvest Common Stock and AppHarvest Preferred Stock held in the treasury of AppHarvest shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

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each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation; and

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no certificates or scrip or shares representing fractional shares of Novus Common Stock shall be issued upon the exchange of AppHarvest Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Novus or a holder of shares of Novus Common Stock. In lieu of any fractional share of Novus Common Stock to which each holder of AppHarvest Common Stock would otherwise be entitled, the fractional share shall be rounded up or down to the nearest whole share of Novus Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Additionally, at the Closing, an aggregate of 37,500,000 shares of Novus Common Stock will be issued in connection with the PIPE.
The Closing is subject to certain conditions, including but not limited to the approval of our stockholders and AppHarvest’s stockholders of the Business Combination Agreement. The Business Combination Agreement may also be terminated by either party under certain circumstances.
The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions contained in the Business Combination Agreement.
Lock-Up Agreements
At the Closing, the Novus Initial Stockholders and certain stockholders of AppHarvest will enter into Lock-up Agreements pursuant to which up of (i) 50% of the shares held by such holders upon the Closing (which may be Escrow Shares with respect to the Novus Initial Stockholders) will be locked up for a period of one year following the Closing Date; provided, that, if the closing price of the Combined Company Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the Closing Date, the shares will be released from the lock-up regardless of whether a period of one year has passed from the Closing Date and (ii) with respect to the remaining 50% of such shares of the Combined Company Common Stock, until one year after the Closing Date, or earlier, in either case, if, upon the closing of a Subsequent Transaction.
Registration Rights Agreement
In connection with the Closing, Novus’ existing registration rights agreement will be amended and restated to: (i) provide that the Combined Company will file a registration statement within 30 days following the Closing to register for resale (A) the Founder Shares, Private Warrants and shares of Novus Common Stock issuable upon exercise of the Private Warrants held by the Founders and (B) the shares of the Combined Company Common Stock to be issued to AppHarvest’s stockholders in the Business Combination; (ii) provide AppHarvest’s stockholders with three (3) demand registration rights, (iii) provide the AppHarvest stockholders and the Founders customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of AppHarvest’s stockholders and the Founders, on a pari passu basis, “piggy back” registration rights with respect to an unlimited number of underwritten offerings by the other stockholders and by the Combined Company. Following the Closing, holders of approximately 45.3 million shares of Novus Common Stock (including up to 3,250,000 shares issuable upon the exercise of Private Warrants) will be entitled to these registration rights. The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of the Combined Company’s securities.
Subscription Agreements
In connection with the execution of the Business Combination Agreement, on September 28, 2020, Novus entered into separate Subscription Agreements with the Subscribers, pursuant to which the

Subscribers agreed to purchase, and Novus agreed to sell to the Subscribers, the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $375.0 million, in the PIPE. In connection with the PIPE, certain of the Founders and their affiliates agreed to purchase an aggregate of 1,430,000 shares of Novus Common Stock and Inclusive Capital Partners Spring Master Fund, L.P. agreed to purchase 2,000,000 shares of Novus Common Stock.
The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by the Combined Company following the Closing.
Pursuant to the Subscription Agreements, Novus agreed that, within 30 calendar days after the consummation of the Business Combination, Novus will file with the SEC (at Novus’s sole cost and expense) the PIPE Resale Registration Statement, and Novus shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies Novus that it will “review” the PIPE Resale Registration Statement) following the Closing and (ii) the 10th business day after the date Novus is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.
Results of Operations
Our activities since May 19, 2020, have consisted of the search and evaluation of potential targets in contemplation of a business combination. Our activities from March 5, 2020 (inception) through May 18, 2020 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the period from March 5, 2020 (inception) through June 30, 2020, we had a net loss of $76,491, which consisted of operating costs of $87,924 and an unrealized loss on marketable securities held in our Trust Account of $1,909, offset by interest income on marketable securities held in the Trust Account of $12,941 and a benefit for income taxes of $401.
For the three months ended September 30, 2020, we had a net loss of $128,710, which consisted of operating costs of $155,350, offset by interest income on marketable securities held in the Trust Account of $24,384, an unrealized gain on marketable securities held in our Trust Account of $2,855 and a provision for income taxes of $599.
For the period from March 5, 2020 (inception), through September 30, 2020, we had a net loss of $205,201, which consisted of operating costs of $243,274, offset by interest income on marketable securities held in the Trust Account of $37,325, an unrealized gain on marketable securities held in our Trust Account of $946 and a provision for income taxes of $198.
Liquidity and Capital Resources
Until the consummation of the Initial Public Offering, our only source of liquidity was an initial purchase of common stock by the initial stockholders and loans from the initial stockholders.
On May 19, 2020, we consummated an initial public offering of 10,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $100,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 3,250,000 Private Warrants to our initial stockholders and EarlyBirdCapital, generating gross proceeds of $3,250,000.
Following the Initial Public Offering and the sale of the Private Warrants, a total of $100,000,000 was placed in the Trust Account. We incurred $2,456,726 in Initial Public Offering related costs, including $2,000,000 of underwriting fees and $456,726 of other costs.

For the period from March 5, 2020 (inception) though June 30, 2020, cash used in operating activities was $219,210. Net loss of $76,491 was affected by interest earned on marketable securities held in the Trust Account of $12,941, an unrealized loss on marketable securities held in our Trust Account of $1,909 and a deferred tax benefit of $401. Changes in operating assets and liabilities used $131,286 of cash for operating activities.
For the period from March 5, 2020 (inception), through September 30, 2020, cash used in operating activities was $298,489, which consisted of our net loss of $205,201, interest earned on marketable securities held in the Trust Account of $37,325, an unrealized gain on marketable securities held in our Trust Account of $946 and a deferred tax provision of $198. Changes in operating assets and liabilities used $55,215 of cash for operating activities.
As of June 30, 2020, we had investments of $100,011,032 held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of June 30, 2020, we had cash of $599,079 held outside of the Trust Account. We’ve used the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel (to the extent necessary and practicable) to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
As of September 30, 2020, we had investments of $100,038,271 held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of September 30, 2020, we had cash of $519,800 held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel (to the extent necessary and practicable) to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the Private Warrants.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public share of our common stock sold in the Initial Public Offering upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of September 30, 2020.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than the promissory note to a related party .
We have engaged EarlyBirdCapital as an advisor in connection with a business combination to assist us in holding meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with a Business Combination, assist us in obtaining shareholder approval for the Business Combination and assist us with its press releases and public filings in connection with the Business Combination. We will pay EarlyBirdCapital a cash fee of $3.50 million (the “EBC Fee”) for such services upon the consummation of a business combination; provided that up to 30% of the fee may be allocated at our sole discretion to other third parties who are investment banks or financial advisory firms not participating in the Initial Public Offering that assist us in identifying and consummating a business combination.
We have engaged Cowen to act as placement agent in connection with the PIPE. We will pay Cowen $1.05 million (or 30%) of the EBC Fee payable to EarlyBirdCapital.
Related Party Transactions
In March 2020, the Novus Initial Stockholders purchased 2,875,000 shares of Novus Common Stock for an aggregate price of $25,000. All shares were issued, and proceeds were received, as of March 26, 2020. The Initial Stockholder Shares included an aggregate of 375,000 shares, which were forfeited by the Novus Initial Stockholders when the underwriters’ over-allotment was not exercised in full or in part, so that Novus Initial Stockholders collectively own 20% of Novus’s issued and outstanding shares after the IPO.
The Novus Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Initial Stockholder Shares until, with respect to 50% of the Initial Stockholder Shares, the earlier of one year after the consummation of a business combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a business combination and, with respect to the remaining 50% of the Initial Stockholder Shares, until the one year after the consummation of a business combination, or earlier, in either case, if, subsequent to a business combination, Novus completes a liquidation, merger, stock exchange or other similar transaction which results in all of Novus’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
The Novus Initial Stockholders and EarlyBirdCapital and/or their designees purchased an aggregate of 3,250,000 Private Warrants at $1.00 per private warrant (for a total purchase price of $3.25 million) from us.
In March 2020, Novus issued an unsecured promissory note to Robert J. Laikin, our Chairman, pursuant to which Novus may borrow up to an aggregate principal amount of $150,000, of which $97,525 was drawn and was repaid with proceeds of the IPO.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, in order to finance transaction costs in connection with an intended initial business combination, the Novus Initial Stockholders, officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we consummate an initial business combination, we would repay such loaned amounts, provided that up to $1.5 million of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. These additional warrants would be identical to the Private Warrants. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment.
Pursuant to a registration rights agreement entered into on May 19, 2020, the Novus Initial Stockholders, including Novus's executive officers, directors and director nominees, and EarlyBird and their permitted transferees will be entitled to demand that Novus register for resale the Founder Shares, the Private Placement Warrants and component securities and any securities issued upon conversion of working capital loans. The holders of these securities will be entitled to make up to two demands, excluding short form demands, that Novus register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Novus’s consummation of our initial business combination. Novus will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, EarlyBirdCapital may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement relating to the IPO and may not exercise its demand rights on more than one occasion. The existing Registration Rights Agreement will be amended at the Closing. See the section titled “Certain Novus Relationships and Related Party Transactions.”
Critical Accounting Policies and Significant Judgments and Estimates
This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following critical accounting policies:
Common Stock Subject to Possible Redemption
We account for our common stock subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.
Net loss Per Common Share
We apply the two-class method in calculating loss per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net loss is adjusted for the portion of loss that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Novus has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, Novus, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of Novus’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Income Taxes
We follow the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020. We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from March 5, 2020 (date of inception) to September 30, 2020. Novus is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. We are subject to income tax examinations by major taxing authorities since inception.
Novus may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. Novus has recorded deferred tax liabilities relating to expenses deferred for income tax purposes as of September 30, 2020 amounting to $198. On December 22, 2017, the Tax Act was signed into legislation. As part of the legislation, the U.S. corporate income tax rate was reduced from 35% to 21%, among other changes.
Recent Accounting Pronouncements
Our management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

CERTAIN NOVUS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Novus” refer to Novus Capital Corporation.
In March 2020, the Novus Initial Stockholders purchased an aggregate of 2,500,000 Initial Stockholder Shares for an aggregate purchase price of $25,000. In addition, in March 2020, EarlyBirdCapital purchased 150,000 EBC Shares for $15 per share.
Lock-Up Agreements
At the Closing, the Novus Initial Stockholders and certain stockholders of AppHarvest will enter into Lock-up Agreements pursuant to which up of (i) the Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the day after the date on which the closing price of the Combined Company Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the closing date of the Merger. With respect to the shares held by any signatories of the Lock-up Agreement that are not Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger.
Registration Rights Agreement
In connection with the Closing, Novus’ existing registration rights agreement (described under “Novus Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions”) will be amended and restated to: (i) provide that the Combined Company will file a registration statement within 30 days following the Closing to register for resale (A) the securities held by the Founders that currently constitute Registrable Securities and (B) 10,000,000 shares of the Combined Company Common Stock to be issued to AppHarvest’s stockholders in the Business Combination; (ii) provide AppHarvest’s stockholders with three demand registration rights, (iii) provide AppHarvest’s stockholders and Novus Founders customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of AppHarvest’s Stockholders and the Founders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by the Combined Company (with the Combined Company having priority in case of an underwriter’s cutback).
Private Warrants
Simultaneously with the IPO, the Founders purchased an aggregate of 3,250,000 Private Warrants at a price of $1.00 per Private Warrant ($3.25 million in the aggregate) in a private placement. Each Private Warrant entitles the holder to purchase one share of Novus Common Stock at a price of $11.50 per share, subject to adjustment. Proceeds from the Private Warrants were added to the proceeds from the IPO held in the Trust Account. If we do not complete an initial business combination within 18 months from the closing of our IPO, the proceeds from the sale of the Private Warrants will expire worthless. The Private Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Founders or their permitted transferees.
Promissory Note and Potential Affiliate Loans
From March through May 2020, Mr. Laikin, our Chairman, loaned Novus an aggregate of $97,525 under the $150,000 promissory note to cover expenses related to the IPO pursuant to a promissory note. These loans were non-interest bearing and were repaid with the proceeds from the IPO.
In order to meet our working capital needs following the consummation of the Business Combination, the Novus Initial Stockholders, officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at holder’s discretion, up to $1.5 million of the notes may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account other than the interest earned thereon would be used for such repayment.
Sponsor Restricted Stock Agreement
In connection with the Closing, the Novus Initial Stockholders, Novus and AppHarvest will enter into a Sponsor Restricted Stock Agreement which will supersede and terminate the Stock Escrow Agreement. Pursuant to the Sponsor Restricted Stock Agreement, restrictions will apply to a number of shares of Novus Common Stock equal to 1,250,000 shares of the Novus Common Stock held by the Novus Initial Stockholders, multiplied by (x) a number, not less than 0, equal to (i) the number of shares of Novus Common Stock validly redeemed by holders thereof pursuant to redemption rights provided in the Existing Certificate of Incorporation minus (ii) 1,025,000, divided by (y) the number of shares of Novus Common Stock outstanding immediately prior to the Effective Time. Such Restricted Shares shall be subject to release upon satisfaction of the following trigger:
•
50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Combined Company Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period commencing after the Closing or (y) the Combined Company consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $12.50 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of the Combined Company); and

•
50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Combined Company Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period commencing after the Closing or (y) the Combined Company consummates a Subsequent Transaction, which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $15.00 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of the Combined Company).

In the event that none of the trigger events occur prior to the fifth anniversary of the Closing, the Restricted Shares shall be forfeited to the Combined Company and canceled and no stockholder shall have any rights with respect thereto.
The following examples illustrate the number of Novus Initial Stockholder Shares that will be restricted as Restricted Shares:
Novus Initial Stockholder Shares to become Restricted Shares	=	1,250,000 x (number of shares of Novus Common Stock that are redeemed – 1,025,000 shares) number of shares of Novus Common Stock outstanding immediately prior to the Merger
1.	Assuming 5,000,000 shares of Novus Common Stock are redeemed:	1,250,000	x	(5,000,000 – 1,025,000) 12,500,000	=	397,500 Restricted Shares
2.	Assuming no shares of Novus Common Stock are redeemed:	1,250,000	x	0 12,500,000	=	0 Restricted Shares

3.	Assuming 1,000,000 shares of Novus Common Stock are redeemed:	1,250,000	x	(1,000,000 – 1,025,000) 12,500,000	=	0 Restricted Shares
Sponsor Support Agreement
On September 28, 2020, Novus, AppHarvest and the Novus Initial Stockholders entered into the Sponsor Support Agreement pursuant to which the Novus Initial Stockholders agreed to vote all of their shares of Novus Common Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Novus Initial Stockholders have agreed, among other things, not to (a) transfer any of their shares of Novus Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Merger.
PIPE
In connection with the PIPE, Robert J. Laikin, Larry M. Paulson, Heather Goodman, and Bradley Bostic, each a director of Novus, or their affiliates agreed to purchase 125,000 shares, 100,000 shares, 50,000 shares and 75,000 shares, respectively, at a purchase price of $10.00 per share and on the same terms and conditions as the other investors in the PIPE.
Other Arrangements
No compensation or fees of any kind will be paid to the Novus Initial Stockholders, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. However, the amount of such compensation may not be known at the time of the stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K or a periodic report, as required by the SEC.
All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.
Related Party Policy
Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.
Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee considers all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Novus Initial Stockholders, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the Business Combination is fair to our unaffiliated stockholders from a financial point of view. We will also need to obtain approval of a majority of our disinterested independent directors.

MANAGEMENT AFTER THE BUSINESS COMBINATION
Executive Officers and Directors After the Business Combination
Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of its board of directors. It is expected that the directors and executive officers of the Combined Company upon the consummation of the Business Combination will include the following:
Name	Age*	Position
Executive Officers
Jonathan Webb	35	President, Chief Executive Officer and Chairman
Loren Eggleton	38	Chief Financial Officer
Marcella Butler	55	Chief Operating Officer
Non-Employee Directors
Kiran Bhatraju(2)	35	Director
David Chen(3)	60	Director
Greg Couch(1)	47	Director
Robert J. Laikin(2)	57	Director
David Lee(3)	48	Director
Anna Mason(1)	36	Director
Martha Stewart(2)	79	Director
Jeffrey Ubben(3)	59	Director
J.D. Vance(1)	36	Director

*
As of September 30, 2020.

(1)
Member the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

Executive Officers
Jonathan Webb is AppHarvest’s founder and has served as its President and Chief Executive Officer and as a member of AppHarvest’s board of directors since its incorporation in January 2018. Mr. Webb previously served as contract support with Archetype USA for the U.S. Army Office of Energy Initiatives through the U.S. Department of Defense from 2014 to February 2017. Mr. Webb received a B.B.A. in Marketing from the University of Kentucky. We believe that Mr. Webb is qualified to serve on the board of directors of the Combined Company because of his deep knowledge of AppHarvest and his industry experience.
Loren Eggleton has served as our Chief Financial Officer since November 2020 and previously served as our Senior Vice President, Finance and Treasurer from September 2020 to November 2020 and our Chief Financial Officer from July 2019 to September 2020. Mr. Eggleton previously served as Vice President of Finance for Famous Brands International from January 2014 to July 2019. Mr. Eggleton received a B.S. in Accounting from the University of Kentucky and an M.S. in Accountancy from the University of Notre Dame – Mendoza College of Business.
Marcella Butler has served as AppHarvest’s Chief Operating Officer since December 2020; prior to that, she served as AppHarvest's Chief People Officer from July 2020 through November 2020. From September 2017 to September 2019, Ms. Butler served as the Chief People Officer of Impossible Foods Inc. and as President of People for Opower Inc. from 2014 to September 2016. Ms. Butler received a B.A. in Geography from the University of North Carolina at Chapel Hill and a M.S. in Public Policy from Harvard University Kennedy School of Government.

Non-Employee Directors
Kiran Bhatraju has served as a member of AppHarvest’s board of directors since January 2018. Mr. Bhatraju currently serves as the Chief Executive Officer of Arcadia Power, Inc., a company he founded in 2014. Mr. Bhatraju received a B.A. in Political Science and Literature from the University of Pennsylvania. We believe that Mr. Bhatraju is qualified to serve on the board of directors of the Combined Company because of his extensive experience in the clean energy industry.
David Chen has served as a member of AppHarvest’s board of directors since December 2019. Mr. Chen currently serves as the Chief Executive Officer and Chairman of Equilibrium Capital Group, positions he has held since 2008. Mr. Chen received a B.A. in Biology from the University of California, Berkeley and an M.B.A. from the Kellogg School of Management at Northwestern University. We believe that Mr. Chen is qualified to serve on the board of directors of the Combined Company because of his extensive experience and knowledge as an investor in companies focused on sustainability.
Greg Couch has served as a member of AppHarvest’s board of directors since January 2018. Mr. Couch currently serves as the President of Meridian Wealth Management, LLC, which he founded in 2009. Mr. Couch received a bachelor's degree from Eastern Kentucky University. We believe that Mr. Couch is qualified to serve on the board of directors of the Combined Company because of his financial and investment background and his deep knowledge of and involvement in Kentucky and the Appalachian region.
Robert J. Laikin has served as the Chairman of Novus’s board of directors since its inception in March 2020. Mr. Laikin currently serves as the non-executive Chairman of the board of directors of Washington Prime Group Inc., where he has held a director role since 2014, and as the managing member of L7 Investments LLC, a position he has held since 2016. Mr. Laikin previously served as Executive Advisor to the CEO and Government Relations Executive of Ingram Micro Inc. from 2012 to December 2019. Mr. Laikin received a B.S. in Business from Indiana University. We believe that Mr. Laikin is qualified to serve on the board of directors of the Combined Company because of his extensive executive and public company board experience.
David Lee has served as a member of AppHarvest’s board of directors since August 2020. Mr. Lee currently serves as the Chief Financial Officer of Impossible Foods Inc., a position he has held since December 2015. Mr. Lee also served as the Chief Operating Officer of Impossible Foods Inc. from December 2015 to March 2019. Prior to that, Mr. Lee served as the Chief Financial Officer of Zynga Inc. from 2014 to December 2015. Mr. Lee received a B.A. in Government from Harvard College and an M.B.A. from the University of Chicago. We believe that Mr. Lee is qualified to serve on the board of directors of the Combined Company because of his extensive executive, financial and operational expertise within the agriculture industry, including his experience as CFO of a public company.
Anna Mason has served as a member of AppHarvest’s board of directors since July 2020. Ms. Mason currently serves as a Partner of Rise of the Rest Seed Fund at Revolution, a position she has held since December 2017, and previously served as Director of Investments of Rise of the Rest Seed Fund from June 2016 to December 2017. Ms. Mason served as the Co-Founder of Burn This, Inc. from August 2012 to December 2015 and held the position of Vice President — Distressed and High Yield Trading at The Seaport Group from June 2009 to May 2013. Ms. Mason received a B.A. in Political Science and Government from Harvard College and a M.B.A from the New York University Stern School of Business. We believe that Ms. Mason is qualified to serve on the board of directors of the Combined Company because of her financial and investment expertise, including her particular focus in the growth of startups.
Martha Stewart has served as a member of AppHarvest’s board of directors since May 2020. Ms. Stewart currently serves as the Chief Creative Officer of Marquee Brands, a position she has held since June 2019. Prior to that, Ms. Stewart served as Chief Creative Officer of Sequential Brands Group Inc. from December 2015 to June 2019 and Founder and Chief Creative Officer of Martha Stewart Living Omnimedia, Inc. from 1996 until its sale to Sequential Brands Group Inc. in December 2015. Ms. Stewart has served on the board of directors of the Sequential Brands Group, Inc. since December 2015. Ms. Stewart received a B.A. in European History and Architectural History from Barnard College. We believe that Ms. Stewart is qualified to serve on the board of directors of the Combined Company because of her deep executive experience leading global food and retail companies.

Jeffrey Ubben has served as a member of AppHarvest’s board of directors since March 2019. Mr. Ubben currently serves as the Founder and Chairman of Inclusive Capital Partners, L.P., a position he has held since July 2020. Prior to that, Mr. Ubben held a number of positions with ValueAct Capital, a company he helped co-found, including Chairman, Chief Executive Officer and Chief Investment Officer, from 2000 to June 2020. Mr. Ubben has served on the boards of directors of AES Corporation and Nikola Corporation since January 2018 and September 2019, respectively. Mr. Ubben previously served on the boards of directors of Twenty-First Century Fox Inc. from November 2015 to April 2018 and Willis Towers Watson plc from January 2016 to November 2017. Mr. Ubben received a B.A. from Duke University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. We believe that Mr. Ubben is qualified to serve on the board of directors of the Combined Company because of his investment industry background, experience serving on the boards of directors of public companies and leadership in socially responsible investing.
J.D. Vance has served as a member of AppHarvest’s board of directors since July 2020. Mr. Vance currently serves as Partner of Narya Capital, which he co-founded in December 2019. Prior to that, Mr. Vance served as to the Managing Partner to Rise of the Rest Seed Fund at Revolution from March 2017 to August 2019; He remains a special advisor to Rise of the Rest Seed Fund. Mr. Vance previously served as a Principal at Mithril Capital from April 2016 to March 2017 and the Director of Operations at Circuit Therapeutics from 2015 to April 2016. Mr. Vance received a B.A. in Political Science and Philosophy from The Ohio State University and a J.D. from Yale Law School. We believe that Mr. Vance is qualified to serve on the board of directors of the Combined Company because of his investment experience and his deep knowledge of the Appalachian region.
Family Relationships
There are no family relationships among any of the Combined Company’s directors or executive officers.
Board Composition
The Combined Company’s business and affairs will be organized under the direction of its board of directors. The board of directors of the Combined Company will meet on a regular basis and additionally as required.
In accordance with the terms of the Combined Company’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, the board of directors may establish the authorized number of directors from time to time by resolution. The board of directors will consist of nine members upon the consummation of the Business Combination. Each member of the Combined Company’s board of directors following the Business Combination will serve a one-year term expiring at the Combined Company’s next annual meeting of stockholders, subject to his or her office being vacated sooner pursuant to the Combined Company’s amended and restated bylaws to be in effect upon the closing of the Business Combination.
Board Leadership Structure
The board of directors of the Combined Company will be chaired by Mr. Webb, the current Chief Executive Officer of AppHarvest. The board of directors believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that the board and management act with a common purpose. The board of directors believes that combining the positions of Chief Executive Officer and Chairperson provides a single, clear chain of command to execute the Combined Company’s strategic initiatives and business plans. In addition, the board of directors believes that a combined Chief Executive Officer/Chairperson is better positioned to act as a bridge between management and the board of directors, facilitating the regular flow of information. The board of directors also believes that it is advantageous to have a chairperson with significant history with and extensive knowledge of AppHarvest, as is the case with Mr. Webb.
The board of directors will appoint Mr. Bhatraju as lead independent director in order to help reinforce the independence of the board as a whole. The position of lead independent director has been structured to serve as an effective balance to Mr. Webb’s leadership as the combined Chief Executive Officer and Chairman. The lead independent director is empowered to, among other duties and responsibilities, work with the Chief Executive Officer to develop and approve an appropriate board meeting schedule; work with the Chief Executive Officer to develop and approve meeting agendas; provide the Chief Executive Officer feedback on the quality, quantity, and timeliness of the information provided to the board; develop the agenda and moderate executive sessions of the independent members of the board of directors; preside over board meetings when the Chief Executive Officer is not present or when such person’s performance or compensation is discussed; act as principal liaison between the independent members of the board of directors and the Chief Executive Officer; convene meetings of the independent directors as appropriate; and perform such other duties as may be established or delegated by the board of directors. As a result, the Combined Company believes that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities. In addition, the Combined Company believes that the lead independent director serves as a conduit between the other independent directors and the Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.
Director Independence
Prior to the consummation of the Business Combination, the board of directors of Novus will undertake a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, it is expected that the board of directors of Novus will determine that none of the directors, other than Mr. Webb, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the board of directors of Novus will consider the current and prior relationships that each non-employee director has with the Combined Company and all other facts and circumstances the board of directors of Novus deems relevant in determining their independence, including the beneficial ownership of securities of the Combined Company by each non-employee director and the transactions described in the section titled “Certain AppHarvest Relationships and Related Party Transactions.”
Role of the Combined Company Board in Risk Oversight/Risk Committee
Upon the consummation of Business Combination, one of the key functions of the board of directors will be informed oversight of the Combined Company’s risk management process. The board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company Board as a whole, as well as through various standing committees of the Combined Company Board that address risks inherent in their respective areas of oversight. In particular, the Combined Company Board will be responsible for monitoring and assessing strategic risk exposure and the Combined Company’s audit committee will have the responsibility to consider and discuss the Combined Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The Combined Company’s compensation committee will also assess and monitor whether the Combined Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
Upon the consummation of the Business Combination, the board of directors will reconstitute its audit committee, compensation committee, and nominating and corporate governance committee. The board will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and Nasdaq rules. The Combined Company intends to comply with future requirements to the extent applicable. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of the Combined Company’s website.

Audit Committee
The audit committee will consist of Ms. Mason and Messrs. Couch and Vance, each of whom Novus’s board of directors has determined satisfies the independence requirements under Nasdaq listing standards and Rule 10A- 3(b)(1) of the Exchange Act. The chair of the audit committee will be Ms. Mason. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, Novus’s board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary purpose of the audit committee will be to discharge the responsibilities of the board of directors with respect to the Combined Company’s corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee will include:
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helping the board of directors oversee corporate accounting and financial reporting processes;

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managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

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developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

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reviewing related person transactions;

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obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

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approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee
The compensation committee will consist of Messrs. Bhatraju and Laikin and Ms. Stewart. The chair of the compensation committee will be Mr. Bhatraju. Novus’s Board has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:
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reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

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administering the equity incentive plans and other benefit programs;

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reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

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reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee will consist of Messrs. Ubben, Chen and Lee. The chair of the nominating and corporate governance committee will be Mr. Ubben. Novus’s board of directors has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.
Specific responsibilities of the nominating and corporate governance committee will include:
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identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors;

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considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

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reviewing and recommending to the board the compensation paid to the directors;

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instituting plans or programs for the continuing education of the board of directors and orientation of new directors;

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reviewing, evaluating and recommending to the board of directors succession plans for its executive officers;

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developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

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overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.

Compensation Committee Interlocks
None of the intended members of the Combined Company’s compensation committee has ever been an executive officer or employee of the Combined Company. None of the Combined Company’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Combined Company Board or compensation committee.
Director Compensation
During 2019, no director received cash, equity or other non-equity compensation for service on AppHarvest’s board of directors. AppHarvest currently has no formal arrangements under which directors receive compensation for their service on AppHarvest’s board of directors or its committees. AppHarvest’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Mr. Webb does not receive additional compensation for his services as a director.
AppHarvest’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that the Combined Company is able to recruit and retain qualified directors. Following the consummation of the Business Combination, the Combined Company intends to develop a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward directors who contribute to the long-term success of the Combined Company.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
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for any transaction from which the director derives an improper personal benefit;

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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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for any unlawful payment of dividends or redemption of shares; or

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for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the amended and restated bylaws provide that the Combined Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, the Combined Company will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Combined Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.
The Combined Company plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Certificate of Incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
Following the Closing of the Business Combination, the board of directors will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of the Combined Company’s employees, executive officers and directors. The Code of Conduct will be available at the investors section of the Combined Company’s website at www.appharvest.com. Information contained on or accessible through this website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements.

DESCRIPTION OF NOVUS’S SECURITIES
The following summary of the material terms of Novus’s securities prior to and following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of Novus’s securities following the Business Combination. The Proposed Certificate of Incorporation is described in “Proposal No. 2 — The Charter Proposals” and the full text of the proposed certificate, which includes the proposed amendments described in Proposal No. 2 and eliminates the provisions of the Existing Certificate of Incorporation that terminate pursuant to their terms upon the closing of the Business Combination is attached as Annex B to this proxy statement/prospectus.
Authorized and Outstanding Stock
The Proposed Certificate of Incorporation authorizes the issuance of 750,000,000 shares of common stock, $0.0001 par value per share and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of Novus Common Stock are, and the shares of Novus Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the Record Date for the special meeting, there were 12,650,000 shares of Novus Common Stock held by 6,589 stockholders of record, and no shares of preferred stock of Novus outstanding, including holders of record of Novus Units.
Combined Company Common Stock Following the Business Combination
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Combined Company Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Combined Company Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of Combined Company Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Combined Company Common Stock unless the shares of Combined Company Common Stock at the time outstanding are treated equally and identically.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Combined Company Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Combined Company Common Stock.
Election of Directors
Following the Business Combination, our board of directors will have one class of directors and each director will generally serve for a term of one year. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Novus Common Stock Prior to the Business Combination
We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable, divided by the number of then outstanding Public Shares, subject to the limitations described herein. All of the Founders, including the Novus Initial Stockholders, have agreed to waive their redemption rights with respect to all of the shares of Novus Common Stock held by them at the closing of the IPO and the Novus Initial Stockholders, have agreed to waive their redemption rights with respect to any Public Shares that they may have acquired during or after our IPO in connection with the completion of our Business Combination.
We will consummate the Business Combination only if a majority of the outstanding shares of Novus Common Stock voted at the special meeting are voted in favor of the Business Combination Proposal. However, the participation of Novus’s officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the Business Combination even if a majority of the remaining stockholders vote, or indicate their intention to vote, against the Business Combination.
The Novus Initial Stockholders have agreed to vote the Initial Stockholder Shares and any Public Shares purchased during or after the IPO in favor of the Business Combination. Public stockholders may elect to redeem their Public Shares whether they vote for or against the Business Combination.
Pursuant to the Existing Certificate of Incorporation, if we are unable to complete our initial business combination by November 19, 2021 or obtain the approval of Novus’s stockholders to extend the deadline for us to consummate an initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per share price which is payable in cash and equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable by us) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our Founders, executive officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to (1) waive their redemption rights with respect to any common stock held by them in connection with the completion of our initial business combination or any amendment to the provisions of the Existing Certificate of Incorporation relating to our pre-initial business combination activity and related stockholders’ rights and (2) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our business combination within the prescribed timeframe (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold).
Holders of Novus Common Stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Novus Common Stock, except that we will provide our stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable by us), divided by the number of then outstanding Public Shares, subject to the limitations described herein.
Our board of directors is currently divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. In accordance with the terms of the Existing Certificate of Incorporation, the classification of the board of directors expires on its terms upon consummation of the Business Combination.
Founder Shares
The Founder Shares are identical to the shares of common stock sold in our IPO, and holders of these shares have the same stockholder rights as Public Stockholders, except that (A) all of the Founders, including the Novus Initial Stockholders, have agreed to waive their redemption rights with respect to all of the shares of Novus Common Stock held by them at the closing of the IPO and the Founders have agreed to waive their redemption rights with respect to any Public Shares that they may have acquired during or after our IPO in connection with the completion of our Business Combination and (B) all of the Founders, including the Novus Initial Stockholders, have agreed to waive their redemption rights with respect to their Founder Shares if Novus fails to consummate an initial business combination by November 19, 2021, although they will be entitled to redemption rights with respect to any Public Shares they hold if Novus fails to consummate a business combination within such time period. The Novus Initial Stockholders have agreed to vote the Initial Stockholder Shares and any Public Shares purchased during or after our IPO in favor of our initial business combination.
Pursuant to agreements entered into in connection with the IPO, the Initial Stockholder Shares are not transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any Novus Initial Stockholders, or any affiliates of the Novus Initial Stockholders; (b) by gift to a member of one of the members of the Novus Initial Stockholders’ immediate family or to a trust, the beneficiary of which is a member of one of the members of the Novus Initial Stockholders’ immediate family, to an affiliate of the Novus Initial Stockholders or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the Novus Initial Stockholders; (d) pursuant to a qualified domestic relations order; (e) in the event of our liquidation prior to our completion of our initial business combination; or (f) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The Initial Stockholder Shares held by the Novus Initial Stockholders will be released from the lock-up one year following closing of the initial business combination, except that if, subsequent to the initial business combination, the Initial Stockholder Shares will be released earlier when the last sale price of Novus Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination. Notwithstanding the foregoing, the Initial Stockholder Shares will be released from the lock-up on the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Preferred Stock
Our Existing Certificate of Incorporation provides, and the Proposed Certificate of Incorporation will provide, that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Novus or the removal of existing management.
Novus has no preferred stock outstanding at the date hereof and will have no preferred stock outstanding immediately after the Closing.
Warrants
As of September 30, 2020, there were 13,250,000 Novus Warrants to purchase Novus Common Stock outstanding, consisting of 10,000,000 Public Warrants and 3,250,000 Private Warrants held by our Founders. Each Novus Warrant entitles the registered holder to purchase one share of Novus Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. The Novus Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or liquidation.

Holders of our Public Warrants cannot pay cash to exercise of their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the five trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Private Warrants, as well as any warrants underlying additional units we issue to the Novus Initial Stockholders, officers, directors or their affiliates in payment of working capital loans made to us, will be identical to the warrants underlying the units being offered by this proxy statement/prospectus except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Novus Initial Stockholders or their permitted transferees.
We may call the warrants for redemption (excluding the private warrants and any warrants underlying additional units issued to the Novus Initial Stockholders, officers, directors or their affiliates in payment of working capital loans made to us), in whole and not in part, at a price of $0.01 per warrant,
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at any time after the warrants become exercisable;

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upon not less than 30 days’ prior written notice of redemption to each warrant holder;

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if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders; and

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if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Public Warrants and Private Warrants, if such modification or amendment is being undertaken prior to, or in connection with, the Closing, or warrants, if such modification or amendment is being undertaken after the Closing, in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.
In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to the Novus Initial Stockholders or their affiliates, without taking into account any Initial Stockholder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the “fair market value” (as defined below) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the fair market value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities. The “fair market value” for this purpose shall mean the volume weighted average reported trading price of Novus Common Stock for the 20 trading days ending on the trading day prior to the date of the consummation of the Business Combination.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the office of the warrant agent, with the subscription form, as set forth in the warrant, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to the order of the warrant agent, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.
Dividends
We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.
Certain Anti-Takeover Provisions of Delaware Law
Special Meeting of Stockholders
Our current bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our president or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote. The bylaws that will be in effect upon consummation of the Business Combination provide that special meetings of our stockholders may be called by the chairperson of our board of directors, our Chief Executive Officer and our board of directors pursuant to adoption of a resolution.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our current bylaws provide, and the bylaws to be in effect upon consummation of the Business Combination will provide, that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. Our current bylaws, and the bylaws to be in effect upon consummation of the Business Combination, also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Authorized but Unissued Shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Selection
The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.
The Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a breach of fiduciary duty; (3) any action asserting a claim against us arising under the Delaware General Corporation Law; (4) any action regarding the Existing Certificate of Incorporation or our amended and restated bylaws; (5) any action as to which the Delaware General Corporate Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any action asserting a claim against us that is governed by the internal affairs doctrine. The Proposed Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Existing Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Limitation on Liability and Indemnification of Directors and Officers
The Existing Certificate of Incorporation and the Proposed Certificate of Incorporation provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We will also enter into agreements with our officers and directors to provide contractual indemnification. Our current bylaws permit, and the bylaws to be in effect upon the consummation of the Business Combination will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of the Business Combination, Novus will have 750,000,000 shares of Novus Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to:
•
100,269,579 shares of Novus Common Stock issued and outstanding, assuming that no Public Stockholders exercise their redemption rights;

•
90,269,579 shares of Novus Common Stock issued and outstanding, assuming that all 10,000,000 Public Shares are redeemed.

All of the shares of Novus Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Novus’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Novus Common Stock in the public market could adversely affect prevailing market prices of the Novus Common Stock.
Lock-up Agreements and Registration Rights
Pursuant to the terms of the Subscription Agreement, Combined Company is obligated to file a registration statement to register the resale of the Novus Common Stock purchased by the PIPE Subscribers.
In connection with the Closing, the Novus Initial Stockholders and certain stockholders of AppHarvest will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, the Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii), provided, however, that with respect to the Novus Initial Stockholders, the Lock-up Shares are limited to the 2,500,000 Initial Stockholder Shares held by them. With respect to the Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the day after the date on which the closing price of the Novus Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the closing date of the Merger. With respect to the shares held by any signatory of the Lock-Up Agreement that are not Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger.
In connection with the Closing, that certain registration rights agreement dated May 19, 2020 will be amended and restated and Novus, and the Reg Rights Holders shall enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Novus will agree that, within 30 calendar days after the closing of the Business Combination, Novus will file with the SEC (at Novus’s sole cost and expense) the Resale Registration Statement, and Novus shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. In certain circumstances, the New Holders can demand up to three underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.
For more information about the Lock-Up Agreement and Registration Rights, see the section titled “Certain Agreements Related to the Business Combination—Lock-Up Agreements” and “Certain Agreements Related to the Business Combination—Registration Rights Agreement.”
Rule 144
A person who has beneficially owned restricted shares of Novus Common Stock or restricted Novus Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of Novus Common Stock or restricted Novus Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:
•
1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal approximately 1,002,695 shares of Novus Common Stock and 132,500 Novus Warrants, assuming that no Public Shares are redeemed; or

•
the average weekly trading volume of Novus Common Stock of the same class or Novus Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Novus under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Novus.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 12,650,000 shares of Novus Common Stock outstanding. Of these shares, the 10,000,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 2,650,000 shares owned collectively by the Founders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
As of the date of this proxy statement/prospectus, there are a total of 13,250,000 Novus Warrants outstanding. Each warrant is exercisable for one share of Novus Common Stock, in accordance with the terms of the warrant agreement governing the Novus Warrants. 10,000,000 of these Novus Warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 10,000,000 shares of Novus Common Stock that may be issued upon the exercise of the public Novus Warrants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding (i) the actual beneficial ownership of Novus Common Stock as of October 1, 2020 (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of Combined Company Common Stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares (10,000,000 shares) are redeemed, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Novus Common Stock or of Combined Company Common Stock;

•
each of our current executive officers and directors;

•
each person who will become an executive officer or director of the Combined Company post-Business Combination; and

•
all executive officers and directors of Novus as a group pre-Business Combination and all executive officers and directors of the Combined Company post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of shares of Novus Common Stock pre-Business Combination is based on 12,650,000 shares of Novus Common Stock (including 10,000,000 Public Shares and 2,650,000 Founder Shares) issued and outstanding as of the Ownership Date.
The expected beneficial ownership of shares of the Combined Company Common Stock post-Business Combination assumes:
•
no exercise of the 10,000,000 Public Warrants or the 3,250,000 Private Placement Warrants that will remain outstanding post-Business Combination;

•
the issuance of 37,500,000 shares of Novus Common Stock to the PIPE Subscribers;

•
the issuance of 3,221,053 shares of Combined Company Common Stock upon conversion of the AppHarvest Interim Period Convertible Notes immediately following the Closing, assuming that such conversion and Closing occurs 90 days after the date of the AppHarvest Interim Period Convertible Notes; and

•
that 46,898,526 shares of Combined Company Common Stock are issued to AppHarvest’s stockholders.

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination Assuming No Redemption in the table below has been determined based upon the following assumptions: (i) no Public Stockholders exercise their redemption rights and (ii) that there are 100,269,579 shares of Combined Company Common Stock outstanding.
The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination Assuming Maximum Redemption in the table below has been determined based upon the following assumptions: (i) that all 10,000,000 Public Shares are redeemed for an aggregate payment of approximately $100 million (based on the estimated per share redemption price of approximately $10.00 per share based on the fair value of marketable securities held in the Trust Account as of September 30, 2020 of approximately $100.0 million) from the Trust Account and (ii) that there are 90,269,579 shares of Combined Company Common Stock outstanding.

			After the Business Combination
	Before the Business Combination		Assuming No Redemption		Assuming Maximum Redemption
	Number of Shares of Novus		Number of Shares of Combined Company		Number of Shares of Combined Company
Name and Address of Beneficial Owner (1)	Common Stock	%	Common Stock	%	Common Stock	%
Directors and Executive Officers of Novus:
Robert J. Laikin	276,635	2.2%	439,635	*	439,635	*
Larry M. Paulson(2)	237,380	1.9%	337,380	*	337,380	*
Vincent Donargo	158,253	1.3%	183,253	*	183,253	*
Heather Goodman	86,956	*	136,956	*	136,956	*
Bradley Bostic(3)	118,690	*	193,690	*	193,690	*
All Directors and Executive Officers of Novus as a Group (5 Individuals)	877,914	6.9%	1,290,414	1.3%	1,290,414	1.4%
Five Percent Holders of Novus:
BlueCrest(4)	826,000	6.5%	1,326,000	1.3%	1,326,000	1.5%
David Kempner Partners(5)	750,000	5.9%	750,000	*	750,000	*
Directors and Executive Officers of the Combined Company After Consummation of the Business Combination
Jonathan Webb(6)	—	—	18,801,610	18.8%	18,801,610	20.8%
Loren Eggleton(7)	—	—	260,404	*	260,404	*
Marcella Butler(8)	—	—	264,521	*	264,521	*
David Lee(9)	—	—	220,434	*	220,434	*
Kiran Bhatraju(10)	—	—	564,477	*	564,477	*
Dave Chen(11)	—	—	3,376,617	3.4%	3,376,617	3.7%
Greg Couch(12)	—	—	262,747	*	262,747	*
Robert J. Laikin(13)	276,505	2.2%	439,005	*	439,005	*
Anna Mason	—	—	—	—	—	—
Martha Stewart(14)	—	—	53,227	*	53,227	*
Jeffrey Ubben(15)	—	—	11,941,893	11.9%	11,941,893	13.2%
J.D. Vance(16)	—	—	3,013,319	3.0%	3,013,319	3.3%
All Directors and Executive Officers of the Combined Company as a Group (12 individuals)	276,505	2.2%	39,189,254	39.1%	39,189,254	43.4%
Five Percent Holders of the Combined Company After Consummation of the Business Combination:
Jonathan Webb(6)	—	—	18,801,610	18.8%	18,801,610	20.8%
Entities affiliated with FMR, LLC(17)	—	—	12,500,000	12.5%	12,500,000	13.8%
Inclusive Capital Partners Spring Master Fund, L.P.(15)	—	—	11,941,893	11.9%	11,941,893	13.2%
Alyeska Master Fund, L.P.(18)	—	—	6,000,000	6.0%	6,000,000	6.6%
Rise of the Rest Seed Fund, LP(19)	—	—	5,531,973	5.5%	5,531,973	6.1%

*
Less than one percent.

(1)
Unless otherwise indicated, the business address of each of the directors and executive officers of Novus (including Robert J. Laikin) is c/o Novus Capital Corporation, 8556 Oakmont Lane, Indianapolis, IN 46260. Unless otherwise indicated, the business address of each of the directors and executive officers of the Combined Company (excluding Robert J. Laikin) is c/o AppHarvest, Inc., 401 W. Main Street, Suite 321, Lexington, KY 40507.

(2)
Mr. Paulson holds Initial Stockholder Shares through the Larry M Paulson and Gretchen V Paulson Family Trust dated Sept 4, 2019, and any amendments thereto, of which he is a trustee. Consequently, Mr. Paulson may be deemed to be the beneficial owner of such. He disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.

(3)
Bradley A. Bostic holds Initial Stockholder Shares through BEA Holdings II, LLC of which he is the managing director. Consequently, Mr. Bostic has voting and dispositive control over the shares held by BEA Holdings II, LLC and may be deemed to be the beneficial owner of such. He disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.

(4)
As reported by BlueCrest Capital Management Limited (“BlueCrest”) on a Schedule 13G filed with the SEC on August 14, 2020, which states that BlueCrest and Michael Platt each hold shared voting and dispositive power over 826,000 shares. BlueCrest serves as investment manager to Millais Limited (“Millais”) and Michael Platt serves as principal, director and control person of BlueCrest, with respect to the shares held for the account of Millais. Millais USA LLC acts as sub-investment manager of Millais, and reports to BlueCrest. The amount of shares held post-Business Combination includes 500,000 shares purchased in the PIPE. The principal business address of BlueCrest and Michael Platt is Ground Floor, Harbour Reach, La Rue de Carteret, St. Helier, Jersey, Channel Islands, JE2 4HR.

(5)
As reported by Davidson Kempner Partners on a Schedule 13G filed with the SEC on May 29, 2020, which states that (i) Davidson Kempner Partners (“DKP”) holds shared voting and dispositive power over 133,575 shares, (ii) Davidson Kempner Institutional Partners, L.P. (“DKIP”) holds shared voting and dispositive power over 292,050 shares, (iii) Davidson Kempner International, Ltd. (“DKIL”) holds shared voting and dispositive power over 324,375 shares, and (iv) each of Davidson Kempner Capital Management LP (“DKCM”) and Anthony A. Yoseloff hold shared voting and dispositive power over 750,000 shares. MHD Management Co. (“MHD”) is the general partner of DKP and MHD Management Co. GP, L.L.C. is the general partner of MHD. DKCM is responsible for the voting and investment decisions of DKP. Davidson Kempner Advisers Inc. is the general partner of DKIP. DKCM is responsible for the voting and investment decisions of DKIP. DKCM is the investment manager of DKIL and is responsible for the voting and investment decisions of DKIL. DKCM acts as investment manager to each of DKP, DKIP and DKIL either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund. DKCM GP LLC is the general partner of DKCM. The managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons. Mr. Anthony A. Yoseloff through DKCM, is responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL. The principal business address of DKP, DKIP, DKIL, DKCM and Mr. Anthony A. Yoseloff is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, NY 10022.

(6)
Consists of 18,801,610 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing.

(7)
Consists of (i) 151,549 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing and (ii) 108,855 shares of Combined Company Common Stock issuable pursuant to AppHarvest Options exercisable within 60 days of the Ownership Date.

(8)
Consists of 264,521 shares of Combined Company Common Stock issuable pursuant to AppHarvest RSUs exercisable within 60 days of the Ownership Date.

(9)
Consists of 220,434 shares of Combined Company Common Stock issuable pursuant to AppHarvest RSUs exercisable within 60 days of the Ownership Date.

(10)
Consists of 564,477 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing.

(11)
Consists of 3,351,681 shares of Combined Company Common Stock to be issued to CEFF AppHarvest Equity Holdings, LLC (“CEFF AppHarvest”) in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing. Dave Chen is the CEO and Chairman of Equilibrium. CEFF AppHarvest is a subsidiary of Controlled Environment Foods Fund (AIV II), LLC, both of which are managed by EqCEF I, LLC (“Eq Manager”). Eq Manager appoints an investment committee which holds voting and dispositive power over the shares held by CEFF AppHarvest and is currently comprised of R. Thomas Amis, Dave Chen, John J. Pierrepont and Marco de Bruin. The principal business address of CEFF AppHarvest is 411 NW Park Ave., Suite 401, Portland, OR 97209.

(12)
Consists of 260,807 shares of Combined Company Common Stock to be issued to Couch Holdings II, LLC (“Couch Holdings”) in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing. Greg Couch is the Managing Member of Couch Holdings. The principal business address of Couch Holdings is 250 West Main Street, Suite 3150, Lexington, KY 40507.

(13)
Includes 162,500 shares of Combined Company Common Stock purchased in the PIPE.

(14)
Consists of 53,227 shares of Combined Company Common Stock issuable pursuant to AppHarvest Options exercisable within 60 days of the Ownership Date.

(15)
Consists of (i) 6,720,840 shares of Combined Company Common Stock to be issued to Inclusive Capital Partners Spring Master Fund, L.P. (“In-Cap Spring Master Fund”) in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing, (ii) 2,000,000 shares Combined Company Common Stock purchased in the PIPE and (iii) 3,221,053 shares of Combined Company Common Stock upon conversion of the AppHarvest Interim Period Convertible Notes immediately following the Closing, assuming that such conversion and Closing occurs 90 days after the date of the AppHarvest Interim Period Convertible Notes. Jeffrey Ubben is the controlling member of the management committee of Inclusive Capital Partners, L.L.C., the general partner of Inclusive Capital Partners, L.P., the investment manager to In-Cap Spring Master Fund. The principal business address of In-Cap Spring Master Fund is 572 Ruger Street, Suite B, San Francisco, CA 94129.

(16)
Consists of 2,991,066 shares of Combined Company Common Stock to be issued to Narya Capital Fund I, L.P. (“Narya”) in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing. J.D. Vance is a Partner of Narya. The principal business address of Narya is 1435 Vine Street, Cincinnati, OH 45202.

(17)
Consists of (i) 485,276 shares of Combined Company Stock purchased in the PIPE by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (ii) 2,170,878 shares of Combined Company Stock purchased in the PIPE by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (iii) 2,041,529 shares of Combined Company Stock purchased in the PIPE by Fidelity Growth Company Commingled Pool, (iv) 302,318 shares of Combined Company Stock purchased in the PIPE by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund, (v) 1,824,864 shares of Combined Company Stock purchased in the PIPE by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, (vi) 56,448 shares of Combined Company Stock purchased in the PIPE by Fidelity Blue Chip Growth Commingled Pool, (vii) 3,042 shares of Combined Company Stock purchased in the PIPE by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, (viii) 195,665 shares of Combined Company Stock purchased in the PIPE by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, (ix) 5,509 shares of Combined Company Stock purchased in the PIPE by Fidelity Blue Chip Growth Institutional Trust, (x) 251,069 shares of Combined Company Stock purchased in the PIPE by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, (xi) 163,402 shares of Combined Company Stock purchased in the PIPE by FIAM Target Date Blue Chip Growth Commingled Pool, (xii) 608,885 shares of Combined Company Stock purchased in the PIPE by Variable Insurance Products Fund III: Growth Opportunities Portfolio, (xiii) 3,990,851 shares of Combined Company Stock purchased in the PIPE by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, (xiv) 117,259 shares of Combined Company Stock purchased in the PIPE by Fidelity Advisory Series I: Fidelity Advisor Series Growth Opportunities Fund, (xv) 104,394 shares of Combined Company Stock purchased in the PIPE by Fidelity U.S. Growth Opportunities Investment Trust and (xvi) 178,611 shares of Combined Company Stock purchased in the PIPE by Fidelity NorthStar Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a director, the chairman, the chief executive officer and the president of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders of FMR LLC have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (the “Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal business address for each person and entity named in this footnote is 245 Summer Street, Boston, MA 02110.
(18)
Consists of 6,000,000 shares of Combined Company Common Stock purchased in the PIPE. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of these shares. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims beneficial ownership of shares held by Alyeska Master Fund, L.P. The principal business address of Alyeska Master Fund, L.P. is 77 W. Wacker, Suite 700, Chicago , IL 60601.

(19)
Consists of 5,531,973 shares of Combined Company Common Stock to be issued to Rise of the Rest Seed Fund, LP (“ROTR”) in exchange for outstanding pre-Closing AppHarvest Common Stock at the Closing. Stephen M. Case holds sole voting and dispositive power over the shares held by ROTR. The principal business address of ROTR is 1717 Rhode Island Avenue NW, Suite 1000, Washington, DC 20036.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Price Range of Novus Securities
The following table shows, for the periods indicated, the high and low sales prices per share of the Novus Units, Novus Common Stock and Novus Warrants as reported by Nasdaq. Prior to May 15, 2020, there was no established public trading market for Novus’s securities.
	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
2020
June 30(1)	$10.87	$9.90	$10.50	$9.61	$3.02	$0.0386
September 30	$18.11	$9.95	$12.99	$9.76	$4.20	$0.60

(1)
Reflects the high and low trade prices of Novus Units beginning as of May 15, 2020, and of Novus Common Stock and Novus Warrants on June 12, 2020, the first day that the Novus Units, Novus Common Stock and Novus Warrants, respectively, began trading on Nasdaq.

AppHarvest Securities
Historical market price information regarding AppHarvest is not provided because there is no public market for AppHarvest’s securities. See the section titled “AppHarvest Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Dividends
Novus has not paid any cash dividends on the Novus Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

ADDITIONAL INFORMATION
Submission of Future Stockholder Proposals
Novus’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
Novus does not expect to hold a 2020 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if Novus does not consummate an initial business combination by November 19, 2021 or obtain the approval of Novus’s stockholders to extend the deadline for Novus to consummate an initial business combination, Novus is required to begin the dissolution process provided for in the Existing Certificate of Incorporation. Novus will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.
Legal Matters
The validity of the shares of Novus Common Stock to be issued in connection with the Business Combination will be passed upon by Blank Rome LLP.
Experts
The consolidated financial statements of AppHarvest, Inc. and Subsidiaries at December 31, 2019 and 2018, and for the year ended December 31, 2019 and the period ended December 31, 2018, included in the Proxy Statement of Novus Capital Corporation, which is referred to and made a part of this proxy statement/prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements as of September 30, 2020 and for the period from March 5, 2020 (inception) to September 30, 2020 of Novus appearing in this proxy statement/prospectus and Registration Statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
Delivery of Documents to Stockholders
Pursuant to the rules of the SEC, Novus and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Novus will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Stockholders may notify Novus of their requests by calling or writing Novus at its principal executive offices at (317) 590-6959 and 8556 Oakmont Lane, Indianapolis, IN 46260.
Transfer Agent; Warrant Agent and Registrar
The registrar and transfer agent for the shares of common stock of Novus the warrant agent for Novus Warrants is Continental Stock Transfer & Trust Company. Novus has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION
Novus files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Novus’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:
Novus Capital Corporation
8556 Oakmont Lane
Indianapolis, IN 46260
Telephone: (317) 590-6959
Attention: Secretary
You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: NOVS.info@investor.morrowsodali.com
If you are a stockholder of Novus and would like to request documents, please do so by        , 2020 to receive them before the Novus special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information contained or incorporated by reference in this proxy statement/prospectus relating to Novus has been supplied by Novus, and all such information relating to AppHarvest has been supplied by AppHarvest. Information provided by either Novus or AppHarvest does not constitute any representation, estimate or projection of any other party.
Neither Novus or AppHarvest has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.
TRADEMARK NOTICE
“AppHarvest,” the AppHarvest logo and other trademarks, service marks, and trade names of AppHarvest are registered and unregistered marks of AppHarvest, Inc.

INDEX TO FINANCIAL STATEMENTS
Page
APPHARVEST FINANCIAL STATEMENTS
Consolidated Financial Statements of AppHarvest, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-3
Consolidated Statements of Operations and Comprehensive Loss for the Year Ended December 31, 2019 and the Period from Inception to December 31, 2018	F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Year Ended December 31, 2019 and the Period from Inception to December 31, 2018	F-5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2019 and the Period from Inception to December 31, 2018	F-6
Notes to Consolidated Financial Statements.	F-7
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019	F-26
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Nine Months Ended September 30, 2020 and 2019	F-27
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Nine Months Ended September 30, 2020 and 2019	F-28
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2020 and 2019	F-29
Notes to Unaudited Condensed Consolidated Financial Statements	F-30
NOVUS FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-39
Balance Sheet as of June 30, 2020	F-40
Statement of Operations for the Period from March 5, 2020 (Inception) to June 30, 2020	F-41
Statement of Changes in Stockholders’ Equity for the Period from March 5, 2020 (Inception) to June 30, 2020	F-42
Statement of Cash Flows for the Period from March 5, 2020 (Inception) to June 30, 2020	F-43
Notes to Unaudited Financial Statements.	F-44
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2020	F-54
Unaudited Condensed Consolidated Statement of Operations for the Period from March 5, 2020 (Inception) to September 30, 2020	F-55
Unaudited Condensed Consolidated Statement of Changes in Stockholders’ Equity for the Period from March 5, 2020 (Inception) to September 30, 2020	F-56
Unaudited Condensed Consolidated Statement of Cash Flows for the Period from March 5, 2020 (Inception) to September 30, 2020	F-57
Notes to Unaudited Condensed Consolidated Financial Statements.	F-58

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of AppHarvest, Inc. and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of AppHarvest, Inc. and Subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the year ended December 31, 2019 and the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2020.
Louisville, Kentucky
October 9, 2020

AppHarvest, Inc. and Subsidiaries
Consolidated Balance Sheets
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$6,031,270	$355,307
Prepaid expenses and other current assets	26,300	4,275
Total current assets	6,057,570	359,582
Operating lease right-of-use assets, net	144,127	13,107
Property and equipment, net	3,701,074	94,270
Lease deposits with a related party	4,000,000	—
Other assets	40,334	5,807
	7,885,535	113,184
Total assets	$13,943,105	$472,766
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$166,956	$117,734
Accrued expenses	49,235	11,833
Current portion of lease liabilities	44,654	14,137
Deferred development fee income from a related party	406,004	—
Total current liabilities	666,849	143,704
SAFE Notes	—	1,251,000
Lease liabilities, net of current portion	103,524	—
Financing obligation with a related party	4,096,754	—
Total non-current liabilities	4,200,278	1,251,000
Total liabilities	4,867,127	1,394,704
Redeemable convertible preferred stock, $0.0001 par value:
Series A, 2,770,165 and 0 shares authorized, issued, and outstanding, as of December 31, 2019 and 2018, respectively	5,203,342	—
Series A-1, 392,276 and 0 shares authorized, issued, and outstanding, as of December 31, 2019 and 2018, respectively	992,285	—
Series B, 2,000,000 and 0 shares authorized, 1,483,491 and 0 shares issued and outstanding, as of December 31, 2019 and 2018, respectively	6,062,505	—
Total redeemable convertible preferred stock	12,258,132	—
Stockholders’ deficit:
Common stock, par value $0.0001, 19,600,000 and 15,000,000 shares authorized, 9,676,677 and 9,100,000 shares issued and outstanding as of December 31, 2019 and 2018, respectively	968	910
Additional paid-in capital	497,306	11,559
Accumulated deficit	(3,680,428)	(934,407)
Total stockholders’ deficit	(3,182,154)	(921,938)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$13,943,105	$472,766
See accompanying notes to the consolidated financial statements.

AppHarvest, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
	Year ended December 31, 2019	Period ended December 31, 2018
Revenue	$—	$—
Operating expenses
Selling, general and administrative expenses	2,716,796	901,700
Depreciation	16,129	3,032
Total operating expenses	2,732,925	904,732
Loss from operations	(2,732,925)	(904,732)
Other income (expense):
Development fee income from a related party	349,788	—
Loss on SAFE Note revaluation	(345,003)	(26,000)
Interest expense	(27,515)	—
Other	9,634	—
Loss before income taxes	(2,746,021)	(930,732)
Income tax expense	—	3,675
Net and comprehensive loss	$(2,746,021)	$(934,407)
Net loss per common share, basic and diluted	$(0.29)	$(0.10)
Weighted average common shares used in computing net loss per common share, basic and diluted	9,507,926	9,001,830
See accompanying notes to the consolidated financial statements.

AppHarvest, Inc. and Subsidiaries
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
	Redeemable Convertible Preferred Stock
	Series A		Series A-1		Series B		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at inception	—	$—	—	$—	—	$—	9,000,000	$900	$—	$—	$900
Net loss	—	—	—	—	—	—	—	—	—	(934,407)	(934,407)
Issuance of restricted stock	—	—	—	—	—	—	100,000	10	—	—	10
Stock-based compensation	—	—	—	—	—	—	—	—	11,559	—	11,559
Balance, December 31, 2018	—	—	—	—	—	—	9,100,000	910	11,559	(934,407)	(921,938)
Net loss	—	—	—	—	—	—	—	—	—	(2,746,021)	(2,746,021)
Preferred shares issuance, net	2,111,856	3,953,345	392,276	992,285	1,483,491	6,062,505	—	—	—	—	—
SAFE Note conversion	658,309	1,249,997	—	—	—	—	576,677	58	345,949	—	346,007
Stock-based compensation	—	—	—	—	—	—	—	—	139,798	—	139,798
Balance, December 31, 2019	2,770,165	$5,203,342	392,276	$992,285	1,483,491	$6,062,505	9,676,677	$968	$497,306	$(3,680,428)	$(3,182,154)

See accompanying notes to the consolidated financial statements.

AppHarvest, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
	Year ended December 31, 2019	Period ended December 31, 2018
Operating activities
Net loss	$(2,746,021)	$(934,407)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax	—	3,675
Depreciation	16,129	3,032
Stock-based compensation expense	139,798	11,559
Loss on SAFE Note revaluation	345,003	26,000
Rent payments in (excess of) less than average rent expense, net	(462)	1,030
Interest accrual on mortgage loan from a related party	22,127	—
Changes in assets and liabilities:
Prepaid expenses and other current assets	(22,025)	(4,275)
Other assets	(34,527)	(5,807)
Accounts payable	345,890	117,734
Accrued expenses	37,403	9,068
Deferred income from a related party	406,004	—
Payments for lease deposit with a related party	(4,000,000)	—
Net cash used in operating activities	(5,490,681)	(772,391)
Investing activities
Purchases of property and equipment	(3,615,167)	(97,302)
Net cash used in investing activities	(3,615,167)	(97,302)
Financing activities
Borrowings on land mortgage loan and related financing with a related party	3,774,627	—
Proceeds from SAFE Notes	—	1,225,000
Issuance of Series A Preferred Stock	4,009,992	—
Issuance of Series A-1 Preferred Stock	999,990	—
Issuance of Series B Preferred Stock	6,083,346	—
Preferred stock issuance costs	(85,193)	—
Other financing activities	(951)	—
Net cash provided by financing activities	14,781,811	1,225,000
Change in cash and cash equivalents	$5,675,963	$355,307
Cash and cash equivalents
Beginning of period	355,307	—
End of period	$6,031,270	$355,307
Non-cash financing activities
SAFE Notes conversion	$1,596,003	$—
See accompanying notes to the consolidated financial statements.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(1)   Description of Business
AppHarvest, Inc. and Subsidiaries (the “Company” or “AppHarvest”) was founded on January 18, 2018 and is building some of the world’s largest high-tech controlled environment agriculture facilities, combining conventional agricultural techniques with today’s technology to grow fruits and vegetables that are not genetically modified organisms and are free from chemical pesticides. The Company’s vision is to create America’s Ag Tech capital from within Appalachia and provide better produce, better farming practices and better jobs. The Company’s operations through September 30, 2020, have been limited to organizing and staffing the Company, business planning, raising capital, acquiring and developing properties for high-tech controlled environment agriculture facilities. The Company has not generated any revenues to date.
(2)   Summary of Significant Accounting Policies
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are presented in U.S. Dollars. Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).
a)   Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on the Company’s knowledge of current events and actions the Company may undertake in the future, actual results could differ from those estimates and assumptions. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, the valuation of instruments issued for financing and stock-based compensation, and income taxes.
The Company utilizes estimates and assumptions in determining the fair value of its Common Stock and other equity instruments. The fair value was determined using valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The Company granted stock options at exercise prices not less than the fair value of its Common Stock, as determined by the Board of Directors contemporaneously at the date such grants were made, with input from management. The fair value of Common Stock at the grant date was determined to have been higher in connection with retrospective fair value assessments for financial reporting purposes. The exercise prices of the stock option awards affected by the retrospective fair value assessment were not modified. The Company’s retrospective fair value assessment estimated the fair value of the Company’s Common Stock based on a number of objective and subjective factors, including external market conditions affecting the Company’s industry sector and the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities senior to the Company’s Common Stock at the time, and the likelihood of achieving a Deemed Liquidity Event, as defined, such as a public offering or sale of the Company. Significant changes to the key assumptions used in the valuations could result in different fair values of Common Stock and other equity instruments at each valuation date.
The Company’s results can also be affected by economic, political, legislative, regulatory, legal actions, and the impact from the global outbreak of the novel coronavirus disease (“COVID-19”). Economic conditions, such as recessionary trends, inflation, interest and monetary exchange rates, government fiscal policies, and changes in the prices of research and development costs, can have a significant effect on operations. While the Company maintains reserves for anticipated liabilities and carries various levels of

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
insurance, the Company could be affected by civil, criminal, environmental, regulatory or administrative actions, claims, or proceedings.
b)   Principles of Consolidation
The Company consolidates entities in which it holds a controlling financial interest. For voting interest entities, the Company is considered to hold a controlling financial interest when it is able to exercise control over the investees’ operating and financial decisions.
The Company does not have interests in any entities that would be considered variable interest entities.
All significant intercompany balances and transactions have been eliminated in consolidation.
c)   Cash and Cash Equivalents
The Company considers all highly liquid, short-term investments with an original maturity date of three months or less to be cash equivalents.
The Company deposits its cash and cash equivalents in a commercial bank. From time to time, cash balances in these accounts exceed the Federal Deposit Insurance Corporation insured limits. The Company mitigates exposure to credit risk by placing cash and cash equivalents with highly rated financial institutions. To date, the Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk on its cash and cash equivalents.
d)   Fair Value Measurements and Disclosures
The Company is required to disclose information on all assets and liabilities using fair value measurements on a recurring basis. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date on an open market.
Financial assets and liabilities measured or disclosed at fair value are classified under three broad levels based on a specified hierarchy of valuation techniques depending on whether the inputs used in the valuation techniques are observable or unobservable.
Level 1:
Quoted prices (unadjusted) for identical instruments in active markets. An active market for an asset or liability is a market in which transactions occur with sufficient frequency and volume to provide information on an ongoing basis.

Level 2:
Includes the following observable and unobservable inputs:

a.
Quoted prices for similar assets or liabilities in active markets

b.
Quoted prices for identical or similar assets or liabilities in markets that are not active

c.
Inputs other than quoted prices that are observable for the asset or liability

d.
Inputs that are derived principally from or can be corroborated by observable market data by correlation or other means.

Level 3:
Unobservable inputs for assets or liabilities used to measure fair value to the extent that observable inputs are not available, including situations in which there is little, if any, market activity for the assets or liabilities at the measurement date. Unobservable inputs reflect an entity’s own assumptions, including the entity’s own data.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
When available, and if necessary, the Company generally uses quoted market prices to determine fair value and classifies such items within Level 1. In some cases where a quoted market price is not available, the Company will make use of acceptable practical expedients to calculate fair value, in which case the items are classified within Level 2.
If quoted market prices are not available, fair value is based upon internally developed valuation models that use, where possible, current market based or independently sourced market parameters such as interest rates, currency rates, and option volatilities. The valuation model used generally depends on the specific asset or liability being valued. The determination of fair value considers various factors including interest rate yield curves, time value and volatility factors, underlying options, and derivatives and price activity for equivalent synthetic instruments.
Effective as of the inception of the Company on January 19, 2018, the Company elected to early-adopt ASU 2018-13, Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 which removed, modified and added various disclosure requirements around the topic in order to clarify and improve the cost-benefit nature of disclosures.
e)   Long-Lived Assets
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Expenditures for additions or renewals and improvements are capitalized; expenditures for maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its economic life are charged to expense as incurred.
Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:
•
Building: 25 years

•
Leasehold and building improvements: the lesser of the lease term or 4 to 10 years

•
Machinery: 5 to 10 years

•
Equipment: 3 to 10 years

Assets held under financing leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Depreciation expense for assets held under financing leases are computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.
Impairment
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of a long-lived asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company did not record any impairment losses for the year ended December 31, 2019 and the period from inception through December 31, 2018.
f)   Leases
The consolidated financial statements reflect the Company’s adoption of ASU No. 2016-02, Leases (“ASC 842”), effective January 18, 2018 (the date of the Company’s incorporation) since it was early

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
adopted by the Company. The Company determines if an arrangement contains a lease at inception. The right-of-use assets, net and liabilities associated with leases are recognized based on the present value of the future minimum lease payments over the lease term. The Company uses its incremental borrowing rate at the recognition date in determining the present value of future payments for leases that do not have a readily determinable implicit rate. Lease terms reflect options to extend or terminate the lease when it is reasonably certain that the option will be exercised. For leases that include residual value guarantees or payments for terminating the lease, the Company includes these costs in the lease liability when it is probable such costs will be incurred. Right-of-use assets and obligations for short-term leases (leases with an initial term of 12 months or less) are not recognized in the consolidated balance sheet. Lease expense for short-term leases is recognized on a straight-line basis over the lease term.
g)   Income Taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that some or all of the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. As of December 31, 2019 and 2018, the Company does not have any uncertain tax positions. The Company’s policy is to recognize interest and penalties on uncertain tax positions as income tax expense.
h)   Retirement Plans
The AppHarvest 401(k) Plan became effective on September 9, 2019. Employer 401(k) matching contributions during the year ended December 31, 2019 and the period from inception through December 31, 2018 were $11,154 and $0, respectively. No profit-sharing contributions were made since inception through December 31, 2019.
i)   Stock-Based Compensation
The Company recognizes in its Consolidated Statements of Operations and Comprehensive Loss the grant-date fair value of stock options and restricted stock awards issued to employees and directors. All the Company’s stock-based awards are subject only to service-based vesting conditions. Stock-based compensation expense is recognized on a straight-line basis over the associated service period of the award, which is generally the vesting term. The Company recognizes forfeitures of awards as they occur.
The Company estimates the fair value of its stock option awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate, and (d) expected dividends. The Company estimates the fair value of its restricted stock awards based upon the fair value of the common stock at the date the terms of the awards are mutually agreed upon between the Company and the award holder. Due to the lack of a public market for the trading of the Company’s Common Stock and a lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded and have similar characteristics to the Company. The Company believes the group selected has sufficient similar economic and industry characteristics and includes companies that are most representative of the Company.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
The Company uses the simplified method as prescribed by the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term, as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. The expected term of the awards granted historically were assumed to be the weighted average between the options contract life and the vesting term of the underlying award (based upon the underlying arrangement). The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options.
j)   Development Fee Income from a Related Party
The Company recognizes development fee income related to indirect limited oversight services it performs in connection with the greenhouse construction site in Morehead, Kentucky. The development fee of $750,000 was received in May 2019 and is being recognized on a straight-line basis, consistent with the level of service, through the anticipated project completion date in the fall of 2020.
k)   Net Loss Per Common Share
The Company’s basic net loss per common share is calculated by dividing the net by the weighted-average number of shares of Common Stock outstanding for the period. The diluted net loss per common share is computed by giving effect to all potential common stock equivalents outstanding for the period determined using the treasury stock method. For purposes of this calculation, stock options to purchase Common Stock are considered to be Common Stock equivalents but have been excluded from the calculation of diluted net loss per common share as their effect is anti-dilutive.
l)   Advertising
Advertising costs are charged to operations when incurred. Advertising expense for the year ended December 31, 2019 and the period from inception through December 31, 2018 was $40,217 and $82,754, respectively, and is included in selling, general, and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss.
m)   Segment Information
The Company is organized as a single operating segment. All the assets and operations of the Company are located in the United States (“U.S.”)
n)   Comprehensive Loss
Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events. Comprehensive loss was equal to net loss for all periods presented.
o)   Distribution Agreement
On March 28, 2019, the Company entered into a Purchase and Marketing Agreement (the “Purchase and Marketing Agreement”) with Mastronardi Produce Limited (“Mastronardi”) pursuant to which Mastronardi will be the sole and exclusive marketer and distributor of all tomatoes, cucumbers, and peppers produced at the Company’s facility in Morehead, Kentucky that meet certain quality standards (collectively, the “Products”). Under the terms of the Purchase and Marketing Agreement, the Company is responsible for growing, producing, packing, and delivering the Products to Mastronardi, and Mastronardi is responsible for marketing, branding and distributing the Products to its customers. Mastronardi will pay the Company market prices for the Products that are consistent with the best and highest prices available during the duration

APPHARVEST, INC.
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Notes to Consolidated Financial Statements
December 31, 2019 and 2018
of the applicable growing season for like kind USDA Grade No. 1 products. Mastronardi will set the market price for the Products and will pay over to the Company the gross sale price of the Product sold by Mastronardi, less a marketing fee and Mastronardi’s costs incurred in the sale and distribution of the Products. If Mastronardi rejects, returns or otherwise refuses Products for failure to meet certain quality standards, the Company has the right, at its cost and expense, to sell or otherwise dispose of the Products, subject to certain conditions.
The Purchase and Marketing Agreement has a term of 10 years. The Company has a limited, one-time right to terminate the Purchase and Marketing Agreement if certain return targets are not reached. During the term of the Purchase and Market Agreement, Mastronardi has a right of first refusal to enter into similar arrangements with regard to any additional growing facilities the Company established in Kentucky or West Virginia.
The Company has not yet commenced commercial production. Once commenced, the Company will derive substantially all revenue from the Purchase and Marketing Agreement.
p)   Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.
In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” The ASU, as updated, represented a comprehensive overhaul of substantially all previous revenue recognition guidance within U.S. GAAP. Additionally, the ASU required expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company early adopted the new standard effective January 18, 2018 (the date of the Company’s incorporation). The Company remains in the development phase and has not recognized any revenue from customers.
In May 2017, the FASB issued ASU 2017-09, “Stock Compensation — Scope of Modification Accounting.” This ASU provides clarification around which changes to the terms or conditions of a share-based payment award require the application of modification accounting under ASC 718. The Company adopted this ASU as of January 18, 2018. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326)” (“ASU 2016-13”). This ASU amends guidance on reporting credit losses for assets held at amortized cost and available for sale debt securities. For assets held at amortized cost, the amendment eliminates the probable initial recognition threshold in current U.S. GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost of the financial assets to present the net amount expected to be collected. ASU 2016-13 is effective for the Company as of January 1, 2023 and early adoption is permitted.
In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic740): Simplifying the Accounting for Income Taxes.” ASU 2019-12 is part of the FASB’s overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. ASU2019-12 removes certain exceptions to the general principles of ASC 740, “Income Taxes” in order to reduce the cost and complexity of its application in the areas of intraperiod tax allocation, deferred tax liabilities related to outside basis differences, year-to-date losses in interim periods and other areas within ASC 740. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15,

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
2022, which for the Company would be January 1, 2022. Early adoption is permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of this standard on its consolidated financial statements.
(3)   Property and Equipment
Property and equipment at cost and accumulated depreciation at December 31 are as follows:
	2019
	Original cost	Accumulated depreciation	Assets net
Land with a related party – see Note 6(a)	$3,599,324	$—	$3,599,324
Equipment	25,399	(7,235)	18,164
Machinery	95,512	(11,926)	83,586
	$3,720,235	$(19,161)	$3,701,074

	2018
	Original cost	Accumulated depreciation	Assets net
Equipment	$5,402	$(1,500)	$3,902
Machinery	91,900	(1,532)	90,368
	$97,302	$(3,032)	$94,270
Depreciation expense for property and equipment for the year ended December 31, 2019 and the period ended December 31, 2018 was $16,129 and $3,032, respectively.
(4)   Fair Value Measurements
Carrying values of cash and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate fair value because of their short-term nature. There are no assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2019. The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2018:
	Liabilities	Fair Value Hierarchy Level
SAFE Notes	$1,251,000	Level 3
Total	$1,251,000
The fair value of Simple Agreements for Future Equity (the “SAFE Notes”) were estimated as the weighted average present value of an equity financing outcome or dissolution outcome. The dissolution outcome has no fair value. A binominal lattice model was used to generate a range of future equity values in

APPHARVEST, INC.
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Notes to Consolidated Financial Statements
December 31, 2019 and 2018
a financing outcome and was also used to calculate the single present value associated with these potential outcomes. Significant inputs for Level 3 fair value measurement at December 31, 2018 are as follows:
	Equity financing	Dissolution
Key assumptions:
Probability weighting	55%	45%
Years to equity financing	0.25	not applicable
Annual volatility	34%	not applicable
Risk-free interest rate	2.45%	not applicable
The following table provides a reconciliation of the beginning and ending balances for assets and liabilities measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2019 and the period from inception through December 31, 2018:
	December 31, 2018	Issuances	Loss on SAFE Note revaluation	Conversions	December 31, 2019
Liabilities:
SAFE Notes	$1,251,000	$—	$345,003	$(1,596,003)	$—
Total liabilities at fair value	$1,251,000	$—	$345,003	$1,596,003	$—

	Balance at Inception	Issuances	Loss on SAFE Note revaluation	December 31, 2018
Liabilities:
SAFE Notes	$—	$1,225,000	$26,000	$1,251,000
Total liabilities at fair value	$—	$1,225,000	$26,000	$1,251,000
(5)   Income Taxes
For the year ended December 31, 2019 the period from inception through December 31, 2018, the Company incurred net operating losses and, accordingly, no current provision for income taxes has been recorded. For the year ended December 31, 2019, no deferred income tax benefit for income taxes has been recorded due to the uncertainty of the realization of net deferred tax assets. Income tax expense for the period from inception through December 31, 2018 consisted of the following components:
Deferred income taxes:
Federal	$(3,736)
State	61
Total deferred income taxes	(3,675)
Total income tax expense	$(3,675)
The reconciliation of the statutory federal income tax with the provision for income taxes are as follows for the year ended December 31, 2019 and period ended December 31, 2018:

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
	2019	2018
Loss before income taxes	$(2,746,021)	$(930,732)
Income tax benefit at U.S. Federal statutory rate	(576,664)	(195,454)
Permanent items	95,081	7,156
Change in valuation allowance	572,404	227,485
State income taxes, net of U.S. Federal income tax benefit	(90,821)	(35,512)
Income tax expense	$—	$3,675
The Company has considered the impact of state rate changes, apportionment weighting and state filing positions when determining its state effective tax rate. The Company adjusts its state effective tax rate for enacted law changes during the year.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income and for tax carryforwards. Significant components of the Company’s deferred tax assets and liabilities are as follows:
	December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$812,183	$242,186
Lease liabilities	39,604	3,778
Financing obligation	962,009	—
Other	3,811	1,146
	1,817,607	247,110
Valuation allowance	(799,889)	(227,485)
	$1,017,718	$19,625
Deferred tax liabilities:
Property and equipment	$(982,871)	$(19,797)
Operating lease right-of-use assets, net	(38,522)	(3,503)
	(1,021,393)	(23,300)
Net deferred tax liabilities	$(3,675)	$(3,675)
When realization of the deferred tax asset is more likely than not to occur, the benefit related to the deductible temporary differences attributable to operations is recognized as a reduction of income tax expense. Valuation allowances are provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The Company cannot be certain that future taxable income will be sufficient to realize its deferred tax assets, and accordingly, a full valuation allowance has been provided on its net deferred tax assets as of December 31, 2019 and 2018. The valuation allowance increased $572,404 during the year ended December 31, 2019 primarily as a result of an increase in net operating loss carryforwards. The Company continues to monitor the need for a valuation allowance based on the profitability of its future operations.
At December 31, 2019, the Company has approximately $3.3 million of federal net operating loss carryforwards that have no expiration. The Company has approximately $3.2 million of state net operating loss carryforwards that have no expiration.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
Under the provisions of the Internal Revenue Code, net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may be subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders by more than 50% over a three-year period, as defined in Sections 382 and 383 of the Internal Revenue Code and similar state provisions. The amount of the annual limitation is determined based on the value of the Company immediately before the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not completed a study to assess whether a change of control has occurred or whether there have been multiple changes of control since the date of the Company’s formation and that there could be additional changes in control in the future. As a result, the Company is unable to estimate the effect of these limitations, if any, on the Company’s ability to utilize net operating losses in the future. A valuation allowance has been provided against the Company’s net operating and tax credit carryforwards and, if an adjustment is required, this adjustment would be offset by an adjustment to the deferred tax asset established for the NOL carryforward and the valuation allowance.
As of December 31, 2019 and 2018, the Company had no accrued uncertain tax positions or associated interest or penalties and no amounts have been recognized in the Company’s Consolidated Statements of Operations and Comprehensive Loss.
The Company files income tax returns in the U.S. federal jurisdiction and state jurisdictions. The tax years since inception remain open and subject to examination by federal and state taxing authorities.
(6)   Commitments and Contingencies
(a)   Equilibrium Transactions
On April 15, 2019, the Company entered into a mortgage loan with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates (“Equilibrium”), a related party, to finance the purchase of land from a third-party in Morehead, Kentucky (the “Morehead Land”). The loan had a principal balance of $3,481,222 and bore interest at 8.00% per year.
On May 13, 2019, the Company entered into an asset purchase agreement with Equilibrium resulting in the sale to Equilibrium of the legal entity that the Company had established to purchase the land in Morehead, Kentucky. The net assets of the entity sold to Equilibrium included the Morehead Land and related permitting and the mortgage note owed to Equilibrium. The Company and Equilibrium also entered into a Master Lease Agreement on May 13, 2019, pursuant to which the Company will lease an indoor controlled agriculture facility on the Morehead Land (the “Morehead Facility”) with lease commencement and occupancy to commence once construction of the Morehead Facility is complete. The Master Lease Agreement includes a ground lease for the Morehead Land. Under the terms of the Master Lease Agreement, the lease payments will consist of a base rent calculated as a percentage of defined construction costs, certain non-lease costs and rent based on gross revenues generated from the Morehead Facility. Equilibrium maintains an option to sell, and the Company is required to purchase, any excess land not otherwise utilized by the construction of the Morehead Facility at a price equal to the original cost of acquisition. During the term of the Master Lease Agreement, the Company has a right of first refusal to purchase the Morehead Land. The lease term is 20 years. At December 31, 2019, construction of the Morehead Facility is in progress and the lease term has not commenced. The Company provides limited development services to the construction project but does not have control over the Morehead Facility construction.
The Company has accounted for the transfer of the Morehead Land to Equilibrium in 2019 as a financing transaction. As the lease term has not yet commenced, the criteria to account for the transaction as a sale of land and leaseback under ASC 842 had not been satisfied as the Company is unable to evaluate whether the subsequent leaseback of the land will be treated as a finance lease. At December 31, 2019, the

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
consolidated financial statements reflect the cost of the Morehead Land as well as a financing obligation equal to the original purchase price of the land prior to the sale of the aforementioned entity to Equilibrium and other development and legal costs incurred. The Company has not capitalized any costs associated with the subsequent build-to-suite Morehead Facility at December 31, 2019, as such costs are being incurred by Equilibrium and the Company has no control over the construction effort. The Company earns a development fee from Equilibrium for limited oversight services performed by the Company in connection with the Morehead Facility construction. Proceeds for the development fee were received from Equilibrium in May 2019 and recorded as deferred income within the Company’s Consolidated Balance Sheet. The development fee income is recognized on a straight-line basis, consistent with the level of service, from the date of receipt through the project completion date in October 2020.
Upon completion of greenhouse construction, the lease term under the Master Lease Agreement will commence. At that time, the Company will determine if the arrangement contains an operating or finance lease.
As of December 31, 2019, the Company also maintains a $4,000,000 lease deposit with Equilibrium for the purpose of securing its obligations under the Master Lease Agreement.
Approximately 90 days before completion of the Morehead Facility construction, the Company is required to make a one-time deposit of $6,000,000 into a separate bank account (“General Account”). The funds in the General Account may be used only for payment of lessee maintenance costs, facility operating costs, or transfers to other restricted accounts, or, only if specified conditions are met, for other purposes. As of December 31, 2019, the Company has not yet made the deposit into the General Account.
(b)   Other Leases
The Company’s lease portfolio is primarily comprised of operating leases for offices and certain equipment. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on whether the contract conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. Leases are classified as operating or finance leases at the commencement date of the lease.
Operating lease right-of-use assets, net and liabilities are recognized within the Consolidated Balance Sheets based on the present value of lease payments over the lease term. As the implicit rate is generally not readily determinable for most leases, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate reflects the estimated rate of interest that the Company would pay to borrow on a collateralized basis over a similar term in a similar economic environment. Lease expense for operating leases is recognized on a straight-line basis over the lease term. The Company’s finance leases were insignificant as of December 31, 2019.
Leases may include renewal options, and the renewal option is included in the lease term if the Company concludes that it is reasonably certain that the option will be exercised. A certain number of the Company’s leases contain rent escalation clauses, either fixed or adjusted periodically for inflation of market rates, that are factored into the calculation of lease payments to the extent they are fixed and determinable at lease inception.
For the year ended December 31, 2019 and the period from inception through December 31, 2018, the Company recognized $70,129 and $27,469, respectively, of operating lease expense, including short-term lease expense and variable lease costs, which were immaterial. Rent expense relating to short-term leases totaled $32,923 and $20,030 for the year ended December 31, 2019 and the period from inception through December 31, 2018, respectively. Rent expense is included in selling, general and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
The future minimum rental payments required under the leases for each year of the next five years ending December 31, and in the aggregate thereafter are as follows:
Operating leases
2020	$52,208
2021	54,992
2022	54,557
2023	—
2024 and thereafter	—
Total minimum payments required	161,757
Less: imputed interest costs(1)	(13,579)
Present value of net minimum lease payments(2)	$148,178
Weighted-average imputed interest rate	6.01%
Weighted-average remaining lease term	3.0

(1)
Represents the amount necessary to reduce net minimum lease payments to present value using actual rate in the lease agreement or the Company’s incremental borrowing rate at lease inception.

(2)
Included in the Consolidated Balance Sheet as of December 31, 2019 as current and noncurrent lease liability of $44,654 and $103,524 respectively.

Supplemental Consolidated Statement of Cash Flow information is as follows:
	Year Ended December 31, 2019	Period Ended December 31, 2018
Cash paid for amounts included in the measurement of operating lease liabilities	$37,668	$6,409
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	$160,948	$20,078
(c)   Purchase Commitments
There were no purchase commitments that were unrecorded at December 31, 2019 and 2018.
(7)   Stock Compensation Plan
In 2018, the Company adopted a stock compensation plan (the “Plan”) pursuant to which the Company’s Board of Directors may grant stock awards to officers, key employees and directors. The Plan initially authorized awards to purchase up to 1,382,983 shares of Common Stock. The Plan was amended in December 2019 to allow for an additional 1,472,401 shares of Common Stock to be issued. The Plan provides for both incentive and nonqualified stock options. The options granted under the Plan may only be granted with an exercise price of not less than fair market value of the Company’s common stock on the date of grant. Awards under the Plan may be either vested or unvested options and each award will specify the vesting period or requisite performance conditions. No option shall be exercisable after ten years from date of grant.
At December 31, 2019, the Company has only granted incentive stock options (“ISO”). The ISOs generally vest over 48 months, with 25% vesting at the end of the first year and ratable vesting thereafter for

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
the next 36 months. The ISOs expire ten years after the date of grant. The fair value of the ISOs is recognized as an expense over the requisite service period.
The Company uses the Black-Scholes option-pricing model to calculate the fair value of the ISOs granted. The ISO grant date fair value was based on the following assumptions used within the Black-Scholes option pricing model:
Expected term	5.72
Risk-free interest rate	2.27%
Expected volatility	40.98%
Expected dividend yield	—%
The following table summarizes stock option activity for the year ended December 31, 2019:
Options	Shares	Weighted average exercise price	Average remaining contractual term
Outstanding at December 31, 2018	—	—	—
Granted	1,004,000	$0.46	10.00
Exercised	—
Forfeited or expired	—
Outstanding at December 31, 2019	1,004,000	$0.46	9.39
Expected to vest, December 31, 2019	725,875	0.46	9.39
Options-exercisable, December 31, 2019	278,125	0.46	9.39
The Company recorded $101,357 of stock-based compensation expense for ISOs issued to employees and directors for the year ended December 31, 2019. No stock-based compensation expense for stock options was recorded for the period from inception through December 31, 2018. As of December 31, 2019, unrecognized stock-based compensation expense of $200,278 is related to non-vested options granted, which is anticipated to be recognized over the next 2.79 weighted average years, commensurate with the vesting schedules.
Aggregate intrinsic value represents the estimated fair value of the Company’s Common Stock at the end of the period in excess of the weighted average exercise price multiplied by the number of ISOs outstanding or exercisable. The intrinsic value for all outstanding options as of December 31, 2019 was $321,280 and $89,000 for those awards exercisable.
The weighted average grant date fair value of ISOs granted during the year ended December 31, 2019, was $0.30. No options were granted during the period from inception through December 31, 2018. No options were exercised as of December 31, 2019. The Company will use authorized and unissued shares to satisfy award exercises.
On October 8, 2018, the Company granted a restricted stock award to a director with a twelve-month requisite service period. The award share total was 100,000 and the grant date fair value was based upon a Common Stock value of $0.50. The award was fully vested by December 31, 2019. The number of shares vested was 83,334 and 16,666 during the year ended December 31, 2019 and the period from inception through December 31, 2018, respectively. Stock-based compensation expense recognized related to this restricted stock award was $38,441 and $11,559 in the year ended December 31, 2019 and the period from inception through December 31, 2018, respectively.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
Aggregate stock-based compensation expense of $139,798 and $11,559 for the year ended December 31, 2019 and the period from inception through December 31, 2018, respectively, is included in selling, general, and administrative expense within the Company’s Consolidated Statements of Operations and Comprehensive Loss.
(8)   SAFE Notes
During 2018, the Company raised $1,225,000 by entering into SAFE Notes with several parties. The SAFE Notes resulted in cash proceeds to the Company in exchange for the right to certain capital units of the Company or cash upon occurrence of a future financing. The SAFE Notes had an Adjusted Purchase Amount, calculated as the amount originally invested by the SAFE Note counterparty plus 5% per year, non-compounding. The SAFE Notes allowed the holder to participate in the future equity financings through a share-settled redemption. The SAFE Notes would automatically convert into preferred shares upon a future equity financing in which the Company sold shares of its preferred stock. The number of shares into which the SAFE Notes would convert would be the greater of (a) a stated valuation cap divided by the number of shares outstanding before the capital raise transaction or (b) the Adjusted Purchase Amount divided by the per-share price of the issued preferred stock less a discount of 20%. The number of shares that could be issued upon conversion of SAFE Notes was not limited. Upon an event of liquidation or dissolution, SAFE Noteholders would receive cash payment based on the Adjusted Purchase Amount in satisfaction of the SAFE Note. SAFE Noteholders did not have dividend or voting rights. The Company determined that the SAFE Notes are not legal form debt (i.e., no creditors’ rights) and allow for redemption based upon certain events that are outside of the control of the Company. Therefore, the SAFEs are classified as marked-to-market liabilities pursuant to ASC 480, Distinguishing Liabilities from Equity. As a result, the SAFE Note, the SAFE Notes were measured at fair value, with changes in fair value recorded within loss on SAFE Note revaluation within the Consolidated Statement of Operations and Comprehensive Loss.
In conjunction with the issuance of Series A Redeemable Convertible Preferred Stock (Series A Preferred Stock) in March 2019, the SAFE Notes were converted into shares of Series A Preferred Stock and Common Stock in accordance with the terms of the Series A Preferred Stock Investment Agreement.
(9)   Redeemable Convertible Preferred Stock
There was no redeemable convertible preferred stock issued or outstanding at December 31, 2018. The following table summarizes redeemable convertible preferred stock activity in the year ended December 31, 2019:
	Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
Balance, December 31, 2018	—	—	—	—	—	—
Preferred shares issuance, net	2,111,856	$3,953,345	392,276	$992,285	1,483,491	$6,062,505
SAFE Note conversion	658,309	1,249,997	—	—	—	—
Balance, December 31, 2019	2,770,165	$5,203,342	392,276	$992,285	1,483,491	$6,062,505
On March 27, 2019, the Company issued 2,111,856 of $0.0001 par value Series A Preferred Stock for cash of $1.8988 per share, for total proceeds of $4,009,992, less issuance costs of $56,647, for net proceeds to the Company of $3,953,345. Concurrently, upon conversion of SAFE Notes, the Company issued 658,309 shares of $0.0001 par value Series A Preferred Stock and 576,677 shares of Common Stock.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
On June 7, 2019, the Company issued 392,276 shares of $0.0001 par value Series A-1 Redeemable Convertible Preferred Stock (the “Series A-1 Preferred Stock”) for cash of $2.5492 per share, for total proceeds of $999,990, less issuance costs of $7,705, for net proceeds to the Company of $992,285.
On several dates in December 2019, the Company issued 1,483,491 shares of $0.0001 par value Series B Redeemable Convertible Preferred Stock (the “Series B Preferred Stock”) for cash of $4.1681 per share, for total proceeds of $6,083,346, less issuance costs of $20,841, for net proceeds to the Company of $6,062,505. Total and net proceeds include subscription receivable of $99,993, which is recorded in mezzanine equity on the consolidated balance sheet as of December 31, 2019.
The Series A, A-1, and B Preferred Stock is referred to collectively as “Preferred Stock.” Due to the contingent redeemable nature of the Company’s Preferred Stock upon a Deemed Liquidation Event as further discussed below, the Company’s Preferred Stock has been classified as temporary equity. However, the Preferred Stock is not currently redeemable as the redemption depends on a Deemed Liquidation Event that is not probable of occurrence. The Preferred Stock is not being accreted to its liquidation preference, as it is not probable that the Preferred Stock will become redeemable as December 31, 2019. The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable.
Voting
The holders of Preferred Stock are entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of the applicable series of Preferred Stock are convertible. Except as provided otherwise by law or the Company’s certificate of incorporation, the holders of Preferred Stock vote together with the holders of Common Stock as a single class. Certain significant actions must be approved by at least 65% of the holders of Preferred Stock voting as a single class on an as converted basis. Such significant actions include but are not limited to increase of the authorized number of shares, authorization of a new class of preferred shares, redemption of shares, declaration of dividends, changes in the authorized numbers of directors constituting the Board of Directors, liquidation or Deemed Liquidation, amendments to the certificate of incorporation and bylaws, and other. Additionally, certain actions affecting Series B Preferred Stock rights require approval of at least 50% of the holders of Series B Preferred Stock.
The holders of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class, are entitled to elect one director to the Company’s Board of Directors. The holders of Common Stock, exclusively and as a separate class, are entitled to elect two directors to the Company’s Board of Directors. Two additional directors are elected by mutual consent of the holders of at least 65% of the Preferred Stock and a majority of Common Stock, excluding Common Stock that would be issued upon conversion of Preferred Stock.
Dividends
Dividends are payable pro rata on Common Stock and Preferred Stock according to the number of shares of Common Stock held by such holders on an as-converted basis. Dividends are payable, if permitted by law, in accordance with the Preferred Stock terms or when and if declared by the Board of Directors. No dividends have been declared or paid in 2019 or 2018. The Preferred Stock does not have a stipulated dividend yield.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, or upon the occurrence of a Deemed Liquidation Event, as defined, holders of Series B Preferred Stock are

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
entitled to be paid the greater of (a) $4.1681 per share, plus any accrued but unpaid dividends (the “Series B Liquidation Preference”) or (b) the amounts they would receive if converted to Common Stock. In the event the assets of the Company available for distribution to stockholders are insufficient to pay the full Series B Liquidation Preference, the holders of Series B Preferred Stock will share ratably any assets available for distribution in proportion to the amounts they would be paid if the Series B Liquidation Preference was paid in full. The aggregate Series B Liquidation Preference is $6,083,346 at December 31, 2019.
After the Series B Liquidation Preference is satisfied, out of any remaining proceeds, holders of Series A Preferred Stock and Series A-1 Preferred Stock are entitled to be paid the greater of (a) $1.8988 and $2.5492 per share, respectively, plus any accrued but unpaid dividends (the “Series A Liquidation Preference”) or (b) the amounts they would receive if converted to Common Stock. If the assets of the Company available for distribution to stockholders, after Series B Liquidation Preference, are insufficient to pay the full Series A Liquidation Preference, the holders of Series A Preferred Stock and Series A-1 Preferred Stock will share ratably any assets available for distribution in proportion to the amounts they would be paid if their respective liquidation preferences were paid in full. The aggregate Series A Liquidation Preference is $5,259,989 at December 31, 2019. The aggregate Series A-1 Liquidation Preference is $999,990 at December 31, 2019.
After the payment of all preferential amounts required to be paid to the holders of Preferred Stock, the remaining assets, if any, available for distribution will be distributed among the holders of Preferred Stock and Common Stock on a pro rata basis based on the number of shares held by each such holder, treating such securities as if they had been converted to Common Stock immediately prior to such dissolution, liquidation or winding up of the Company.
Conversion
Each share of Preferred Stock is convertible at the option of the holder, at any time and from time to time, into fully paid and non-assessable shares of Common Stock, at a conversion rate of 1 to 1 initially, subject to adjustments. At December 31, 2019, the applicable conversion price for each series of Preferred Stock is equal to its initial offering price. The conversion ratio is subject to adjustments upon specified events, including stock splits, dividends, and certain dilutive issuances, none of which have occurred as of December 31, 2019.
Each share of Preferred Stock is automatically converted into fully paid and non-assessable shares of Common Stock at the then-applicable conversion ratio, as defined, upon either: (i) the closing of the sale of shares of the Company’s Common Stock to the public in an underwritten public offering of at least $50,000,000, or (ii) written consent of the holders of more than 65% of the then outstanding shares of Preferred Stock on an as-converted basis.
The Company accounts for potentially beneficial conversion features under ASC Topic 470-20, Debt with Conversion and Other Options. The Company assesses whether beneficial conversion features exist for the optional conversion rights that do not require bifurcation as derivatives. If the conversion option is in-the-money as of the commitment date, the Preferred Stock contains a beneficial conversion feature. The beneficial conversion feature is recognized as a deemed dividend against the carrying amount of the Preferred Stock. At the time of each of the issuances of Preferred Stock, the Company’s Common Stock into which each series of the Company’s Preferred Stock is convertible had an estimated fair value less than the effective conversion prices of the convertible Preferred Stock. Therefore, no beneficial conversion element existed at the respective issuance dates. The Preferred Stock also contains a down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration. As such, if this provision is triggered, it could result in the conversion option becoming more beneficial if such adjustment causes the applicable conversion price to decline below the commitment date fair value of the Common Stock. If this occurs, a contingent beneficial conversion feature will be recognized

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
at the date of such adjustment. The Company continues to monitor for the issuance of additional shares below the conversion price, which could result in a contingent beneficial conversion feature.
Redemption
The Company is obligated to redeem Preferred Stock upon the occurrence of certain Deemed Liquidation Events, as defined (including merger, share exchange, or consolidation in which the Company is a party, or a subsidiary of the Company is a party where the Company issues shares of its capital stock, resulting in a loss of control by the current stockholders; or sale or other disposition of substantially all assets of the Company). The Company determined that triggering events that could result in a Deemed Liquidation Event are not solely within the control of the Company. Additionally, the Company is obligated to redeem all Preferred Stock upon the occurrence of such Deemed Liquidation Events if 65%, by voting power, of all holders of Preferred Stock request such redemption (“Redemption Event”). The redemption price shall be equal to the liquidation preferences, as defined above. If the assets of the Company are not sufficient to redeem all of the Preferred Stock upon the occurrence of a Redemption Event, the Company shall redeem Preferred Stock ratably based on amounts that would be payable if the assets were sufficient, and redeem the remaining Preferred Stock as soon as the Company may lawfully do so thereafter.
The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable.
(10)   Common Stock
The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of Preferred Stock. The Common Stock has the following characteristics:
Voting
The holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders and written actions in lieu of meetings.
Dividends
The holders of Common Stock are entitled to receive dividends, if and when declared by the Board of Directors. The Company may not declare or pay any cash dividends to the holders of Common Stock unless, in addition to obtaining any necessary consents, dividends are paid on each series of Preferred Stock in accordance with their respective terms. No dividends have been declared or paid in the year ended December 31, 2019 or the period ended December 31, 2018.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of Common Stock are entitled to share ratably with the holders of Preferred Stock in the Company’s assets available for distribution to stockholders after payment to the holders of Preferred Stock of their liquidation preferences have been satisfied.
Common Stock Reserved for Future Issuance
As of December 31, 2019, the Company has reserved 9,923,323 shares of Common Stock for future issuance.

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(11)   Net Loss Per Share
Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:
	December 31,
Anti-dilutive common share equivalents:	2019	2018
Series A Preferred Stock	2,770,165	—
Series A-1 Preferred Stock	392,276	—
Series B Preferred Stock	1,483,491	—
Restricted stock	—	83,334
Stock options	1,004,000	—
Total anti-dilutive common share equivalents	5,649,932	83,334
Basic and diluted net loss per common share is calculated as follows:
	Year Ended December 31, 2019	Period Ended December 31, 2018
Numerator:
Net loss	$(2,746,021)	$(934,407)
Denominator:
Weighted-average common shares outstanding, basic and diluted	9,507,926	9,001,830
Net loss per common share, basic and diluted	$(0.29)	$(0.10)
(12)   Subsequent Events
In January and February 2020, the Company concluded a Series B Preferred Stock funding by issuing 1,148,481 shares of $0.0001 par value Series B Preferred Stock for $4.1681 per share, for total proceeds of $4,786,984 before issuance costs.
In May 2020, the Company entered into a short-term loan agreement to finance the purchase of certain equipment. The loan has a principal balance of $2,000,000 and bears interest at 9.5% per annum.
In July 2020, the Company concluded a Series C Preferred Stock funding by issuing 5,130,657 shares of $0.0001 par value Series C Redeemable Convertible Preferred Stock for $5.4865 per share, for total proceeds of $28,149,350 before issuance costs.
In September 2020, the Company purchased 248 acres of land in Richmond, Kentucky, and 40 acres of land in Berea, Kentucky, for the purpose of building additional greenhouses. The total purchase price was $3,506,623.
In September 2020, the Company entered into a business combination agreement and plan of reorganization (“Business Combination Agreement”) with Novus Capital Corporation (“Novus”) and ORGA, Inc., a wholly owned subsidiary of Novus (“Merger Sub”). Pursuant to the Business Combination Agreement, the Company will be merged with and into Merger Sub (the “Merger”), with the Company

APPHARVEST, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
surviving the Merger as a wholly owned subsidiary of Novus. The transaction is estimated to provide $475 million of gross proceeds, including $375 million fully committed private placement of common stock at $10.00 per share.
In September 2020, the Company entered into a convertible promissory note with Inclusive Capital Partners Spring Master Fund, L.P. (“Lender”) to finance capital investments and operating needs. The loan has a principal balance of $30,000,000 and bears interest at 8.0% per annum. In conjunction with the Merger, the outstanding principal amount of this note and any unpaid accrued interest shall automatically convert into shares of Novus Common Stock (as defined in the Business Combination Agreement) at a conversion price equal to $9.50 per share. Absent such conversion, all unpaid interest and principal shall be due and payable upon request of the holders of the majority of the principal of the note on or after September 28, 2021.

AppHarvest, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
	September 30, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$53,591,389	$6,031,270
Inventory	276,957	—
Advances on equipment	14,901	—
Prepaid expenses and other current assets	318,182	26,300
Total current assets	54,201,429	6,057,570
Operating lease right-of-use assets, net	471,323	144,127
Property and equipment, net	14,868,968	3,701,074
Lease deposits with a related party	4,000,000	4,000,000
Other assets	42,565	40,334
Total non-current assets	19,382,856	7,885,535
Total assets	$73,584,285	$13,943,105
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current Liabilities:
Accounts payable	$1,513,774	$166,956
Accrued expenses	1,380,405	49,235
Current portion of lease liabilities	75,789	44,654
Deferred development fee income from a related party	1,476	406,004
Notes payable with related parties	32,000,000	—
Other current liabilities	80,992	—
Total current liabilities	35,052,436	666,849
Lease liabilities, net of current portion	399,390	103,524
Financing obligation with a related party	4,096,754	4,096,754
Total non-current liabilities	4,496,144	4,200,278
Total liabilities	39,548,580	4,867,127
Redeemable convertible preferred stock, $0.0001 par value:
Series A, 2,770,165 shares authorized, issued, and outstanding, as of September 30, 2020 and December 31, 2019, respectively	5,203,342	5,203,342
Series A-1, 392,276 shares authorized, issued, and outstanding, as of September 30, 2020 and December 31, 2019, respectively	992,285	992,285
Series B, 3,500,000 and 2,000,000 shares authorized, 2,631,972 and 1,483,491 shares issued and outstanding, as of September 30, 2020 and December 31, 2019, respectively	10,942,411	6,062,505
Series C, 5,250,000 authorized, 5,130,658 shares issued and outstanding, as of September 30, 2020	28,069,492	—
Total redeemable convertible preferred stock	45,207,530	12,258,132
Stockholders’ deficit:
Common stock, par value $0.0001, 25,500,000 and 19,600,000 shares authorized, 9,745,427 and 9,676,677 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	975	968
Additional paid-in capital	637,353	497,306
Accumulated deficit	(11,810,153)	(3,680,428)
Total stockholders’ deficit	(11,171,825)	(3,182,154)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$73,584,285	$13,943,105

See accompanying notes to the condensed consolidated financial statements.

AppHarvest, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
	Nine months ended September 30,
	2020	2019
Revenue	$—	$—
Operating expenses
Selling, general and administrative expenses	8,368,899	1,912,157
Depreciation	66,023	11,421
Total operating expenses	8,434,922	1,923,578
Loss from operations	(8,434,922)	(1,923,578)
Other income (expense):
Development fee income from a related party	407,861	211,118
Loss on SAFE Note revaluation	—	(345,003)
Interest expense	(90,005)	(26,649)
Other	(12,659)	(2,346)
Loss before income taxes	(8,129,725)	(2,086,458)
Income tax expense	—	—
Net and comprehensive loss	$(8,129,725)	$(2,086,458)
Net loss per common share, basic and diluted	$(0.84)	$(0.22)
Weighted average common shares used in computing net loss per common share, basic and diluted	9,706,677	9,452,090
See accompanying notes to the condensed consolidated financial statements.

AppHarvest, Inc. and Subsidiaries
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(unaudited)
	Redeemable Convertible Preferred Stock				Common Stock - Shares	Common Stock - Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Series A - Shares	Series A - Amount	Series A-1 - Shares	Series A-1 - Amount
Balance, December 31, 2018	—	$—	—	$—	9,100,000	$910	$11,559	$(934,407)	$(921,938)
Net loss	—	—	—	—	—	—	—	(2,086,458)	(2,086,458)
Issuance of preferred shares, net	2,111,856	3,953,345	392,276	992,285	—	—	—	—	—
SAFE Note conversion	658,309	1,249,997	—	—	576,677	58	345,949	—	346,007
Stock option exercise	—	—	—	—		—	—	—	—
Stock-based compensation	—	—	—	—		—	118,197	—	118,197
Balance, September 30, 2019	2,770,165	$5,203,342	392,276	$992,285	9,676,677	$968	$475,705	$(3,020,865)	$(2,544,192)

	Redeemable Convertible Preferred Stock								Common Stock - Shares	Common Stock - Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Series A - Shares	Series A - Amount	Series A-1 - Shares	Series A-1 - Amount	Series B - Shares	Series B - Amount	Series C - Shares	Series C - Amount
Balance, December 31, 2019	2,770,165	$5,203,342	392,276	$992,285	1,483,491	$6,062,505	—	$—	9,676,677	$968	$497,306	$(3,680,428)	$(3,182,154)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(8,129,725)	(8,129,725)
Issuance of preferred shares, net	—	—	—	—	1,148,481	4,879,906	5,130,658	28,069,492	—	—	—	—	—
Stock option exercise	—	—	—	—	—	—	—	—	68,750	7	31,618	—	31,625
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	108,429	—	108,429
Balance, September 30, 2020	2,770,165	$5,203,342	392,276	$992,285	2,631,972	$10,942,411	5,130,658	$28,069,492	9,745,427	$975	$637,353	$(11,810,153)	$(11,171,825)
See accompanying notes to the condensed consolidated financial statements.

AppHarvest, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(unaudited)
	Nine months ended September 30,
	2020	2019
Operating Activities
Net loss	$(8,129,725)	$(2,086,458)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	66,023	11,421
Stock-based compensation expense	108,429	118,197
Loss on SAFE Note revaluation	—	345,003
Rent payments (in excess of) less than rent expense, net	(195)	1,204
Interest accrual with a related party	49,614	22,127
Changes in operating assets and liabilities
Inventory	(276,957)	—
Prepaid expenses and other current assets	(291,882)	(40,134)
Other assets	(2,231)	(2,481)
Accounts payable	1,346,818	278,729
Accrued expenses	1,281,556	20,272
Deferred income from a related party	(404,528)	541,831
Other current liabilities	(3,655)	—
Lease deposits with a related party	—	(4,000,000)
Net cash used in operating activities	(6,256,733)	(4,790,289)
Investing Activities
Purchases of property and equipment	(11,149,270)	(3,619,600)
Advances on equipment	(14,901)	—
Net cash used in investing activities	(11,164,171)	(3,619,600)
Financing Activities
Proceeds from loan agreements with related parties	32,000,000	—
Borrowings on land mortgage loan and related financing with a related party	—	3,774,627
Stock option exercise	31,625	—
Issuance of Series A Preferred Stock	—	4,009,992
Issuance of Series A-1 Preferred Stock	—	999,990
Issuance of Series B Preferred Stock	4,886,976	—
Issuance of Series C Preferred Stock	28,149,355	—
Preferred stock issuance costs	(86,933)	(64,353)
Net cash provided by financing activities	64,981,023	8,720,256
Change in cash and cash equivalents	$47,560,119	$310,367
Cash and Cash Equivalents
Beginning of period	6,031,270	355,307
End of period	$53,591,389	$665,674
Noncash Activities
SAFE Conversion	$—	$1,596,003
See accompanying notes to the condensed consolidated financial statements.

APPHARVEST, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
(1)   Description of Business
AppHarvest, Inc. and Subsidiaries (the “Company” or “AppHarvest”) was founded on January 18, 2018 and is building some of the world’s largest high-tech controlled environment agriculture facilities, combining conventional agricultural techniques with today’s technology to grow fruits and vegetables that are not genetically modified organisms and are free from chemical pesticides. The Company’s vision is to create America’s AgTech capital from within Appalachia and provide better produce, better farming practices and better jobs. The Company’s operations through September 30, 2020, have been limited to organizing and staffing the Company, business planning, raising capital, acquiring and developing properties for high-tech controlled environment agriculture facilities. The Company has not generated any revenues to date. The Company is organized as a single operating segment. All the assets and operations of the Company are located in the United States (“U.S.”).
(2) Summary of Significant Accounting Policies
a)   Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial reporting and Securities and Exchange Commission regulations. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year ended December 31, 2020. A description of the Company’s significant accounting policies is included in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019. These condensed consolidated financial statements should be read in conjunction with the December 31, 2019 audited consolidated financial statements and the notes thereto.
The condensed consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated.
b)   Use of Estimates in Condensed Consolidated Financial Statements
In preparing condensed consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses during the periods presented. Actual results could differ from those estimates.
c)   Fair Value Measurements and Disclosures
Carrying values of cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses, other current liabilities, and notes payable approximate fair values because of their short-term nature. There were no material assets or liabilities that were measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019.
d)   Inventories
As of September 30, 2020, inventories are valued at the lower of the first-in, first-out (“FIFO”) cost, or net realizable value.
Inventories consisted of the following:
	September 30, 2020	December 31, 2019
Raw materials	$276,957	$—

APPHARVEST, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
(3)   Property and Equipment
Property and equipment at cost and accumulated depreciation at September 30, 2020 and December 31, 2019 are as follows:
	September 30, 2020
	Original cost	Accumulated depreciation	Assets net
Land	$3,512,508	$—	$3,512,508
Land with a related party — see Note 6(a)	3,599,324	—	3,599,324
Construction in progress	1,618,526	—	1,618,526
Automobiles	151,897	(4,968)	146,929
Leasehold improvements	117,427	(2,677)	114,750
Equipment	5,862,570	(59,925)	5,802,645
Machinery	91,900	(17,614)	74,286
	$14,954,152	$(85,184)	$14,868,968

	December 31, 2019
	Original cost	Accumulated depreciation	Assets net
Land with a related party — see Note 6(a)	$3,599,324	$—	$3,599,324
Equipment	25,399	(7,235)	18,164
Machinery	95,512	(11,926)	83,586
	$3,720,235	$(19,161)	$3,701,074
Depreciation expense for property and equipment for the periods ended September 30, 2020 and 2019 was $66,023 and $11,421, respectively.
(4)   Notes Payable
On May 12, 2020, the Company entered into a loan agreement with Equilibrium Controlled Environment Foods Fund, LLC and its affiliates (“Equilibrium”), a related party, to finance the purchase of equipment to be used in the Company’s operations in Morehead, Kentucky (the “Equipment Loan”.) The loan agreement has a principal balance of $2,000,000 and an interest rate of 9.5% per year. In October 2020, as a result of completion of the Morehead Facility and subsequent occupancy, the principal balance of the loan was extinguished and added to the future base rent calculation to be paid over the term of the lease. Had the Company not taken occupancy of the Morehead Facility within 30 days of its completion, all principal and interest owed would have become immediately due and payable. Accordingly, the Company has recorded this obligation as a current liability at September 30, 2020.
On September 28, 2020, the Company entered into a convertible promissory note with Inclusive Capital Partners Spring Master Fund, L.P., a related party, to finance capital investments and operating needs (the “Convertible Note”). The Convertible Note has a principal balance of $30,000,000 and bears interest at 8.0% per annum. The outstanding principal amount of the Convertible Notes and any unpaid accrued interest shall automatically convert into shares of Novus Capital Corporation (“Novus”) at a conversion price equal to $9.50 per share upon the successful closing of a business combination between Novus and the Company. Absent such conversion, all unpaid interest and principal shall be due and payable upon demand on or after September 28, 2021. The Company has recorded the Convertible Notes as a current liability at September 30, 2020.
The Convertible Notes include certain other terms which can accelerate and/or change the manner in which the Convertible Notes are redeemed or converted. In a change in control, the holders of the Convertible

APPHARVEST, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Notes can demand repayment of principal, accrued but unpaid interest, and a repayment premium in the amount of 50% of principal. In addition, upon a future equity financing event, the holders of the Convertible Notes may elect to convert the outstanding principal and interest into the most senior stock of the Company issued in such a financing at the lower of 80% of the price paid by such investor or based on a valuation of $500 million. A merger between the Company and Novus, and any merger related financings, do not qualify as a change in control or future financing event under the terms of the Convertible Notes. The fair value of these embedded derivatives was not significant at issuance or at September 30, 2020.
(5)   Income Taxes
Deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and tax basis of assets and liabilities using statutory rates. A valuation allowance is recorded against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized. There were no significant income tax provisions or benefits recorded for the period ended September 30, 2020 and 2019. Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has recorded a full valuation allowance against the Company’s otherwise recognizable net deferred tax assets at September 30, 2020 and December 31, 2019.
(6)   Commitments and Contingencies
(a)   Equilibrium Transaction
On April 15, 2019, the Company entered into a mortgage loan (the “Mortgage Loan”) with Equilibrium to finance the purchase of land from a third-party in Morehead, Kentucky (the “Morehead Land”). The loan had a principal balance of $3,481,222 and bore interest at 8.00% per year.
On May 13, 2019, the Company entered into an asset purchase agreement with Equilibrium resulting in the sale to Equilibrium of the legal entity that the Company had established to purchase the land in Morehead, Kentucky. The net assets of the entity sold to Equilibrium included the Morehead Land and related permitting and the mortgage note owed to Equilibrium. The Company and Equilibrium also entered into a Master Lease Agreement on May 13, 2019, pursuant to which the Company will lease an indoor controlled agriculture facility on the Morehead Land (the “Morehead Facility”) with lease and occupancy to commence once construction of the Morehead Facility is complete. The Master Lease Agreement includes a ground lease for the Morehead Land. Under the terms of the Master Lease Agreement, the lease payments will consist of a base rent calculated as a percentage of defined construction costs, an annual inflation-based rent escalator, certain non-lease costs and rent based on gross revenues generated from the Morehead Facility. Equilibrium maintains an option to sell, and the Company is required to purchase, any excess land not otherwise utilized by the construction of the Morehead Facility at a price equal to the original cost of acquisition. During the term of the Master Lease Agreement, the Company has a right of first refusal to purchase the Morehead Land. The lease term is 20 years. At September 30, 2020, construction of the Morehead Facility was in progress and the lease term had not commenced. The Company provides limited development services to the construction project but does not have control over the Morehead Facility construction.
The Company has accounted for the transfer of the Morehead Land to Equilibrium in 2019 as a financing transaction. As the lease term has not yet commenced, the criteria to account for the transaction as a sale of land and leaseback under Accounting Standards Update No. 2016-02. Leases (“ASC 842”) had not been satisfied as the Company is unable to evaluate whether the subsequent leaseback of the land will be treated as a finance lease. At September 30, 2020 and December 31, 2019, the condensed consolidated financial statements reflect the cost of the Morehead Land as well as a financing obligation equal to the original purchase price of the land prior to the sale of the aforementioned entity to Equilibrium and other development and legal costs incurred. The Company has not capitalized any costs associated with the subsequent build-to-suit Morehead Facility at September 30, 2020 and December 31, 2019, as such costs are being incurred by Equilibrium and the Company has no control over the construction effort. The Company

APPHARVEST, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
earns a development fee from Equilibrium for the limited oversight services performed by the Company in connection with the Morehead Facility. Proceeds for the development services were received from Equilibrium in May 2019 and recorded as deferred income within the Company’s Condensed Consolidated Balance Sheets. The development fee income is recognized on a straight-line basis, consistent with the level of service, from the date of receipt through the project completion date in October 2020.
Upon completion of the greenhouse construction, the lease term under the Master Lease Agreement will commence. At that time, the Company will determine if the arrangement contains an operating or finance lease.
As of September 30, 2020, and December 31, 2019, the Company also maintains a $4,000,000 lease deposit with Equilibrium for the purpose of securing its obligations under the Master Lease Agreement.
Approximately 90 days before completion of construction, the Company is required to make a one-time deposit of $6,000,000 into a separate bank account (“General Account”). The funds in the General Account may be used for payment of lessee maintenance costs, facility operating costs, or transfers to other restricted accounts, or, only if specified conditions are met, for other purposes. As of September 30, 2020, the Company has deposited $3,223,738 in the General Account, which is recorded within Cash and cash equivalents within the condensed consolidated balance sheet.
(b) Other Leases
The Company’s lease portfolio is primarily comprised of operating leases for offices and certain equipment. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on whether the contract conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. Leases are classified as operating or finance leases at the commencement date of the lease.
Operating lease right-of-use assets, net and liabilities are recognized within the Condensed Consolidated Balance Sheets based on the present value of lease payments over the lease term. As the implicit rate is generally not readily determinable for most leases, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate reflects the estimated rate of interest that the Company would pay to borrow on a collateralized basis over a similar term in a similar economic environment. Lease expense for operating leases is recognized on a straight-line basis over the lease term. The Company’s finance leases were insignificant as of September 30, 2020 and December 31, 2019.
Leases may include renewal options, and the renewal option is included in the lease term if the Company concludes that it is reasonably certain that the option will be exercised. A certain number of the Company’s leases contain rent escalation clauses, either fixed or adjusted periodically for inflation of market rates, that are factored into the calculation of lease payments to the extent they are fixed and determinable at lease inception.
For the period ended September 30, 2020 and 2019 the Company recognized $107,745 and $49,438, respectively, of operating lease expense, including short-term lease expense and variable lease costs, which were immaterial. Rent expense is included in “Selling, general and administrative expense” in the Condensed Consolidated Statements of Operations and Comprehensive Loss.
The future minimum rental payments required under the leases for each year of the next five years and in the aggregate thereafter are as follows:

APPHARVEST, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Operating leases
2020 (remaining three months)	$16,435
2021	118,278
2022	125,298
2023	113,550
2024	116,578
2025 and thereafter	58,289
Total minimum payments required	548,428
Less: imputed interest costs(1)	(73,249)
Present value of net minimum lease payments(2)	$475,179
Weighted-average imputed interest rate	6.04%
Weighted-average remaining lease term	4.6

(1)
Represents the amount necessary to reduce net minimum lease payments to present value using actual rate in the lease agreement or the Company’s incremental borrowing rate at lease inception.

(2)
Included in the Condensed Consolidated Balance Sheet as of September 30, 2020 as current and noncurrent lease liability of $75,789 and $399,390, respectively.

Supplemental Condensed Consolidated Statement of Cash Flow information is as follows:
	Period Ended September 30,
	2020	2019
Cash paid for amounts included in the measurement of operating lease liabilities	$54,103	$23,886
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	$375,509	$163,135
(7)   Stock Compensation Plan
At September 30, 2020 and 2019, the Company has granted 1,185,000 incentive stock options (“ISO”) and 290,734 non-qualified stock options (“NSO”). The ISOs generally vest over 48 months, with 25% vesting at the end of the first year and ratable vesting thereafter for the next 36 months. The NSOs vest ratably over 10 to 36 months. The ISOs and NSOs generally expire ten years after the date of grant. The fair value of the ISOs and NSOs on the date of grant is recognized as an expense over the requisite service period.
The Company recorded $108,429 and $80,728 of stock-based compensation expense for options issued to employees and directors during the periods ended September 30, 2020 and 2019, respectively. As of September 30, 2020, and December 31, 2019, unrecognized stock-based compensation expense of $423,895 and $200,278, respectively, is related to non-vested options granted, which is anticipated to be recognized over the next weighted average 3.47 years and 2.79 years, respectively, commensurate with the vesting schedules.
During the period ended September 30, 2020, the Company granted 605,000 Restricted Stock Units (“RSU”) to directors, officers, and employees. The RSUs contain a performance and service vesting condition. The requisite service period for 505,000 of the RSUs vest over 48 months, with 25% vesting at the end of the first year and ratable vesting every 3 months thereafter for the next 36 months. The remaining 100,000 RSUs vest ratably every 3 months over 36 months. Vesting of the RSUs is also dependent upon a liquidity event, which has not occurred at September 30, 2020. Accordingly, the Company has not recognized any stock-based compensation related to the RSUs through the period ended September 30, 2020.

APPHARVEST, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
Aggregate stock-based compensation expense of $108,429 and $118,197 for the periods ended September 30, 2020 and 2019, respectively, is included in “Selling, general, and administrative expense” within the Company’s Condensed Consolidated Statements of Operations and Comprehensive Loss.
(8)   SAFE Notes
During 2018, the Company raised $1,225,000 by entering into SAFE Notes with several parties. The SAFE Notes resulted in cash proceeds to the Company in exchange for the right to certain capital units of the Company or cash upon occurrence of a future financing event. The SAFE Notes were measured at fair value, with changes in fair value recorded within loss on SAFE Note revaluation within the Condensed Consolidated Statement of Operations and Comprehensive Loss.
In conjunction with the issuance of Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) in March of 2019, the SAFE Notes were converted into shares of Series A Preferred Stock and Common Stock in accordance with the terms of the Series A Preferred Stock Investment Agreement.
(9) Redeemable Convertible Preferred Stock
The following table summarizes redeemable convertible preferred stock activity for the period ended September 30, 2020:
	Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock		Series C Preferred Stock
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
Balance, December 31, 2019	2,770,165	$5,203,342	392,276	$992,285	1,483,491	$6,062,505	—	$—
Issuance of preferred shares	—	—	—	—	1,148,481	4,879,906	5,130,658	28,069,492
Balance, September 30, 2020	2,770,165	$5,203,342	392,276	$992,285	2,631,972	$10,942,411	5,130,658	$28,069,492

The following table summarizes redeemable convertible preferred stock activity for the period ended September 30, 2019:
	Series A Preferred Stock		Series A-1 Preferred Stock
	Number of shares	Amount	Number of shares	Amount
Balance, December 31, 2018	—	$—	—	$—
Issuance of preferred shares	2,111,856	3,953,345	392,276	992,285
SAFE Note Conversion	658,309	1,249,997	—	—
Balance, September 30, 2019	2,770,165	$5,203,342	392,276	$992,285
On March 27, 2019, the Company issued 2,111,856 of $0.0001 par value Series A Preferred Stock for cash consideration of $1.8988 per share, for total proceeds of $4,009,992, less issuance costs of $56,647, for net proceeds to the Company of $3,953,345. Concurrently, upon conversion of SAFE Notes in March 2019, the Company issued 658,309 shares of $0.0001 par value Series A Preferred Stock and 576,677 shares of $0.0001 par value Common Stock.
On June 7, 2019, the Company issued 392,276 shares of $0.0001 par value Series A-1 Redeemable Convertible Preferred Stock (the “Series A-1 Preferred Stock”) for cash of $2.5492 per share, for total proceeds of $999,990, less issuance costs of $7,705, for net proceeds to the Company of $992,285.

APPHARVEST, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
In December 2019, the Company issued 1,483,491 shares of $0.0001 par value Series B Redeemable Convertible Preferred Stock (the “Series B Preferred Stock”) for cash of $4.1681 per share, for total proceeds of $6,083,346, less issuance costs of $20,841, for net proceeds to the Company of $6,062,505. Total and net proceeds include subscription receivable of $99,993, which is recorded in mezzanine equity on the Condensed Consolidated Balance Sheet as of December 31, 2019.
In January and February 2020, the Company concluded its Series B Preferred Stock funding round by issuing 1,148,481 shares for $4.1618 per share, for total proceeds of $4,886,976, less issuance costs of $7,070, for net proceeds to the Company of $4,879,906.
In July 2020, the Company issued 5,130,658 shares of $0.0001 par value Series C Redeemable Convertible Preferred Stock (the “Series C Preferred Stock”) for cash of $5.4865 per share, for total proceeds of $28,149,355, less issuance costs of $79,863, for net proceeds to the Company of $28,069,492.
The Series A, A-1, B, and C Preferred Stock is referred to collectively as “Preferred Stock.” Due to the contingent redeemable nature of the Company’s Preferred Stock upon a Deemed Liquidation Event as further discussed below, the Company’s Preferred Stock has been classified as temporary equity. However, the Preferred Stock is not currently redeemable as the redemption depends on a Deemed Liquidation Event that is not probable of occurrence. The Preferred Stock is not being accreted to its liquidation preference, as it is not probable that the Preferred Stock will become redeemable as of September 30, 2020 or December 31, 2019.
Voting
The holders of Preferred Stock are entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of the applicable series of Preferred Stock are convertible. Except as provided otherwise by law or the Company’s certificate of incorporation, the holders of Preferred Stock vote together with the holders of Common Stock as a single class. Certain significant actions must be approved by at least 50% of the holders of Preferred Stock voting as a single class on an as converted basis. Such significant actions include but are not limited to increase of the authorized number of shares, authorization of a new class of preferred shares, redemption of shares, declaration of dividends, changes in the authorized numbers of directors constituting the Board of Directors, liquidation or Deemed Liquidation, amendments to the certificate of incorporation and bylaws, and other. Additionally, certain actions affecting Series B Preferred Stock rights or Series C Preferred Stock Rights require approval of at least 50% of the holders of the corresponding Series.
Several named holders of the Company’s Preferred Stock and Common Stock designate four members of the Company’s Board of Directors. All holders of the Company’s Common Stock designate two members of the Company’s Board of Directors. The remaining four members of the Company’s Board of Directors are elected by holders of a majority of the Company’s Preferred Stock and Common Stock.
Dividends
Dividends are payable pro rata on Common Stock and Preferred Stock according to the number of shares of Common Stock held by such holders on an as-converted basis. Dividends are payable, if permitted by law, in accordance with the Preferred Stock terms or when and if declared by the Board of Directors. No dividends have been declared or paid for the periods ended September 30, 2020 or 2019. The Preferred Stock does not have a stipulated dividend yield.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, or upon the occurrence of a Deemed Liquidation Event, as defined, holders of Series C Preferred Stock are entitled to be paid the Series C Liquidation Preference. The aggregate Series C Liquidation Preference is $28,149,355 at September 30, 2020. After the Series C Liquidation Preference is satisfied, out of any remaining

APPHARVEST, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
proceeds, holders of Series B Preferred Stock are entitled to be paid the Series B Liquidation Preference. The aggregate Series B Liquidation Preference is $10,970,322 at September 30, 2020. After the Series C Liquidation Preference and Series B Liquidation Preference are satisfied, out of any remaining proceeds, holders of Series A Preferred Stock and Series A-1 Preferred Stock are entitled to be paid the Series A Liquidation Preference and the Series A-1 Liquidation Preference, respectively. The aggregate Series A Liquidation Preference is $5,259,989 at September 30, 2020. The aggregate Series A-1 Liquidation Preference is $999,990 at September 30, 2020. After the payment of all preferential amounts required to be paid to the holders of Preferred Stock, the remaining assets, if any, available for distribution will be distributed among the holders of Preferred Stock and Common Stockholders on an as-converted basis.
Conversion
Each share of Preferred Stock is convertible at the option of the holder into fully paid and non-assessable shares of Common Stock, at a conversion rate of 1 to 1 initially, subject to adjustments. At September 30, 2020, the applicable conversion price for each series of Preferred Stock is equal to its initial offering price.
Each share of Preferred Stock is automatically converted into fully paid and non-assessable shares of Common Stock at the then-applicable conversion ratio, as defined, upon either: (i) the closing of the sale of shares of the Company’s Common Stock to the public in an underwritten public offering of at least $50,000,000 or (ii) written consent of the holders of a majority of the then outstanding shares of Preferred Stock on an as-converted basis.
At the time of each of the issuances of Preferred Stock, the Company’s Common Stock into which each series of the Company’s Preferred Stock is convertible had an estimated fair value less than the effective conversion prices of the convertible Preferred Stock. Therefore, no beneficial conversion element existed at the respective issuance dates.
The Preferred Stock also contains a down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration. As such, if this provision is triggered, it could result in the conversion option becoming more beneficial if such adjustment causes the applicable conversion price to decline below the commitment date fair value of the Common Stock. If this occurs, a contingent beneficial conversion feature will be recognized at the date of such adjustment. The Company continues to monitor for the issuance of additional shares below the conversion price, which could result in a contingent beneficial conversion feature.
Redemption
The Company is obligated to redeem Preferred Stock upon the occurrence of certain Deemed Liquidation Events, as defined (including merger, share exchange, or consolidation in which the Company is a party, or a subsidiary of the Company is a party where the Company issues shares of its capital stock, resulting in a loss of control by the current stockholders; or sale or other disposition of substantially all assets of the Company). The Company determined that triggering events that could result in a Deemed Liquidation Event are not solely within the control of the Company.
Additionally, the Company is obligated to redeem all Preferred Stock upon the occurrence of such Deemed Liquidation Events if a majority, by voting power, of all holders of Preferred Stock request such redemption (a “Redemption Event”). The redemption price shall be equal to the liquidation preferences, as defined above. If the assets of the Company are not sufficient to redeem all of the Preferred Stock upon the occurrence of a Redemption Event, the Company shall redeem Preferred Stock ratably based on amounts that would be payable if the assets were sufficient, and redeem the remaining Preferred Stock as soon as the Company may lawfully do so thereafter.

APPHARVEST, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable.
(10)   Net Loss Per Common Share
Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive:
Anti-dilutive common share equivalents	September 30, 2020
Series A Preferred Stock	2,770,165
Series A-1 Preferred Stock	392,276
Series B Preferred Stock	2,631,972
Series C Preferred Stock	5,130,658
Stock options	1,406,984
Restricted Stock Units	605,000
Total anti-dilutive common share equivalents	12,937,055

	Period Ended September 30,
	2020	2019
Numerator:
Net loss	$(8,129,725)	$(2,086,458)
Denominator:
Weighted-average common shares outstanding, basic and diluted	9,706,677	9,452,090
Net loss per common share, basic and diluted	$(0.84)	$(0.22)
(11)   Subsequent Events
In October 2020, the Company paid $305,555 to purchase real estate adjacent to the adjacent to land that the Company owns.
In October 2020, the Occupancy Date for the Morehead Facility occurred, and the lease term under the Master Lease Agreement commenced. The Company will recognize a right-of-use asset and liability associated with the lease based on the present value of the future minimum lease payments over the lease term. The lease payments will consist of a base rent, which the Company estimates at $10.4 million per year, an annual inflation-based rent escalator, certain non-lease costs and rent based on gross revenues generated from the Morehead Facility. The lease term is 20 years.
In December 2020, the Company entered in a Membership Interest Purchase and Sale Agreement with Equilibrium pursuant to which it agreed to purchase from Equilibrium 100% of the membership interests in Morehead Farm, the legal entity that owns the Morehead Facility and related land. The purchase price for such membership interest will be determined by an independent auditor and will equal a multiple of Equilibrium’s costs to acquire, develop and construct the Morehead Facility. Closing of the Membership Interest Purchase and Sale Agreement is conditioned upon certain events, including full readiness to occupy the Morehead Facility and the closing of the Business Combination. Concurrently with the closing of the Membership Interest Purchase and Sale Agreement, the Master Lease Agreement will be terminated and the Company will be the sole owner and operator of the Morehead Facility.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Novus Capital Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Novus Capital Corporation (the “Company”) as of June 30, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from March 5, 2020 (inception) through June 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020, and the results of its operations and its cash flows for the period from March 5, 2020 (inception) through June 30, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2020.
New York, NY
October 9, 2020

NOVUS CAPITAL CORPORATION
BALANCE SHEET
JUNE 30, 2020
ASSETS
Current Assets
Cash	$599,079
Prepaid expense and other current assets	164,218
Total Current Assets	763,297
Marketable securities held in Trust Account	100,011,032
Deferred tax asset	401
TOTAL ASSETS	$100,774,730
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$32,932
Total Current Liabilities	32,932
Commitments
Common stock subject to possible redemption 9,574,179 shares at redemption value	95,741,790
Stockholders’ Equity
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding	—
Common stock, $0.0001 par value, 30,000,000 shares authorized, 3,075,821 shares issued and outstanding (excluding 9,574,179 shares subject to possible redemption)	308
Additional paid in capital	5,076,191
Accumulated deficit	(76,491)
Total Stockholders’ Equity	5,000,008
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$100,774,730
The accompanying notes are an integral part of these financial statements.

NOVUS CAPITAL CORPORATION
STATEMENTS OF OPERATIONS
For the Period from March 5, 2020 (Inception) Through June 30, 2020
Formation and operating costs	$87,924
Loss from operations	(87,924)
Other income:
Interest earned on marketable securities held in Trust Account	12,941
Unrealized loss on marketable securities held in Trust Account	(1,909)
Other income, net	11,032
Loss before benefit for income taxes	(76,892)
Benefit for income taxes	401
Net Loss	$(76,491)
Weighted average shares outstanding, basic and diluted(1)	2,800,125
Basic and diluted net loss per common share	$(0.03)

(1)
Excludes an aggregate of 9,574,179 shares subject to possible redemption.

The accompanying notes are an integral part of these financial statements.

NOVUS CAPITAL CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
THREE MONTHS ENDED JUNE 30, 2020 AND
FOR THE PERIOD FROM MARCH 5, 2020 (INCEPTION) TO JUNE 30, 2020
	Common Stock		Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance — March 5, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to initial stockholders	2,875,000	287	24,713	—	25,000
Issuance of Representative Shares	150,000	15	—	—	15
Forfeiture of Founder Shares	(375,000)	(37)	37	—	—
Sales of 10,000,000 Units, net of underwriter discounts and fees	10,000,000	1,000	97,542,274	—	97,543,274
Sale of 3,250,000 Private Warrants	—	—	3,250,000	—	3,250,000
Common stock subject to redemption	(9,574,179)	(957)	(95,740,833)	—	(95,741,790)
Net loss	—	—	—	(76,491)	(76,491)
Balance — June 30, 2020	3,075,821	$308	$5,076,191	$(76,491)	$5,000,008
The accompanying notes are an integral part of these financial statements.

NOVUS CAPITAL CORPORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 5, 2020 (INCEPTION) TO JUNE 30, 2020
Cash Flow from Operating Activities:
Net loss	$(76,491)
Adjustments to reconcile net loss to net cash used in operating activities
Interest earned on marketable securities held in Trust Account	(12,941)
Unrealized loss on marketable securities held in Trust Account	1,909
Deferred tax benefit	(401)
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(164,218)
Accrued expenses	32,932
Net cash used in operating activities	(219,210)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(100,000,000)
Net cash used in investing activities	(100,000,000)
Cash Flow from Financing Activities:
Proceeds from initial stockholders	25,000
Proceeds from sale of Units, net of underwriting discounts paid	98,000,000
Proceeds from sale of Private Warrants	3,250,000
Proceeds from issuance of Representative Shares	15
Proceeds from promissory note — related party	97,525
Repayment of promissory note — related party	(97,525)
Payment of deferred offering costs	(456,726)
Net cash provided by financing activities	100,818,289
Net change in cash	599,079
Cash — Beginning, March 5, 2020 (inception)	—
Cash — Ending	$599,079
Non-Cash Investing and Financing Activities:
Initial classification of common stock subject to possible redemption	$95,817,950
Change in value of common stock subject to possible redemption	$(76,160)
The accompanying notes are an integral part of these financial statements.

NOVUS CAPITAL CORPORATION
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2020
Note 1 — Description of Organization and Business Operations
Novus Capital Corporation (the “Company”) was incorporated in Delaware on March 5, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).
The Company is an early stage and emerging growth company and, as such, the Company is subject to all the risks associated with early stage and emerging growth companies.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19. A significant outbreak of COVID- 19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and the business of any potential target business with which we consummate a business combination could be materially and adversely affected. Furthermore, we may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate a business combination, or the operations of a target business with which we ultimately consummate a business combination, may be materially adversely affected.
Our activities since May 19, 2020, have consisted of the search and evaluation of potential targets in contemplation of a business combination. All activity for the period from March 5, 2020 (inception) through May 18, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on May 14, 2020. On May 19, 2020, the Company consummated the Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $100,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,250,000 warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to the Company’s founding stockholders (the “Sponsors”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $3,250,000, which is described in Note 4.
Following the closing of the Initial Public Offering on May 19, 2020, an amount of $100,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”) located in the United States, and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the

Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
Transaction costs amounted to $2,456,726 consisting of $2,000,000 of underwriting fees and $456,726 of other offering costs. In addition, as of June 30, 2020, cash of $599,079 was held outside of the Trust Account and is available for working capital purposes.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s initial stockholders and EarlyBirdCapital have agreed to vote their Founder Shares (as defined in Note 5), Representative Shares (as defined in Note 7) and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.
The initial stockholders and EarlyBirdCapital have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Representative Shares if the Company fails to consummate a Business Combination and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until November 19, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
In order to protect the amounts held in the Trust Account, the Company’s Chief Financial Officer has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2020.
Marketable Securities Held in Trust Account
At June 30, 2020, substantially all of the assets held in the Trust Account were held U.S. Treasury Bills.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholder’s equity section of the Company’s balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement process for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL”) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.
Net Loss per Common Share
Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during the period. Shares of common stock subject to possible redemption at June 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 13,250,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Public Offering
Pursuant to the Initial Public Offering, the Company sold 10,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Private Placement
Simultaneously with the closing of the Initial Public offering, the Sponsors and EarlyBirdCapital purchased 3,250,000 Private Warrants (2,750,000 private warrants by our Sponsors and/or their designees and 500,000 Private Warrants by EarlyBirdCapital and/or its designees) at a price of $1.00 per Private Warrant. The proceeds from the private placement of the Private Warrants were added to the proceeds of the Initial

Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).
Note 5 — Related Party Transactions
Founder Shares
In March 2020, the initial stockholders purchased 2,875,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture by the initial stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders did not purchase any Public Shares in the Initial Public Offering and excluding the Representative Shares). As a result of the underwriters’ election to not exercise their over-allotment option on May 19, 2020, the 375,000 Founder Shares were forfeited.
The initial stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until, with respect to 50% of the Founder Shares, the earlier of one year after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Founder Shares, until the one year after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
In March 2020, the Company issued an unsecured promissory note to Robert J. Laikin, the Company’s Chairman (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) March 1, 2021, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determines not to proceed with the Initial Public Offering. The outstanding amount of $97,525 was repaid on May 19, 2020.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, or certain of the Company’s officers, directors or initial stockholders or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants.
Note 6 — Commitments
Registration Rights
Pursuant to a registration of rights agreement entered into on May 19, 2020, the holders of the Founder Shares and Representative Shares, as well as the holders of the Private Warrants and any warrants that may be issued in payment of Working Capital Loans made to the Company (and all underlying securities), are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Warrants and warrants issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Business Combination Marketing Agreement
The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of Initial Public Offering, or an aggregate of $3,500,000 (exclusive of any applicable finders’ fees which might become payable); provided that up to 30% of the fee may be allocated at the Company’s sole discretion to other third parties who are investment banks or financial advisory firms not participating in the Initial Public Offering that assist the Company in identifying and consummating a Business Combination. EarlyBirdCapital will also receive a cash fee equal to 1% of the consideration issued to the target business, if a Business Combination is consummated with a target business introduced by EarlyBirdCapital.
Note 7 — Stockholders’ Equity
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2020, there were no shares of preferred stock issued or outstanding.
Common Stock — The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.0001 per share. At June 30, 2020, there were 3,075,821 shares of common stock issued and outstanding, excluding 9,574,179 shares of common stock subject to possible redemption.
Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.
Representative Shares
In March 2020, the Company issued to the designees of EarlyBirdCapital 150,000 shares of common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $1,304 based upon the price of the Founder Shares issued to the initial stockholders. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business

Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.
The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.
Note 8 — Fair Value Measurements
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2020
Assets:
Marketable securities held in Trust Account	1	$100,011,032
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On September 28, 2020, the Company, ORGA, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and AppHarvest, Inc., a Delaware public benefit corporation

(“AppHarvest”), entered into a business combination agreement and plan of reorganization (the “AppHarvest Business Combination Agreement”), pursuant to which AppHarvest will be merged with and into Merger Sub (the “Merger,” together with the other transactions related thereto, the “Proposed Transactions”), with AppHarvest surviving the Merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”).
Immediately prior to the effective time of the Merger (the “Effective Time”), the Company shall assume certain convertible notes issued by AppHarvest on or after the date of the AppHarvest Business Combination Agreement and before the Effective Time with an aggregate principal balance up to $30,000,000 (the “Company Interim Period Convertible Notes”) and cause the outstanding principal and unpaid accrued interest due on such Company Interim Period Convertible Notes outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Novus Common Stock at a purchase price of $9.50 per share, and such converted Company Interim Period Convertible Notes will no longer be outstanding and will cease to exist. All of the Company Interim Period Convertible Notes converted into shares of Novus Common Stock shall no longer be outstanding and shall cease to exist, any liens securing obligations under the Company Interim Period Convertible Notes shall be released and each holder of Company Interim Period Convertible Notes shall thereafter cease to have any rights with respect to such securities.
At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, AppHarvest or the holders of any of AppHarvest’s securities, each share of AppHarvest Common Stock issued and outstanding immediately prior to the Effective Time (including shares of AppHarvest Common Stock resulting from the conversion of AppHarvest Preferred Stock and each AppHarvest restricted share) will be canceled and converted into the right to receive the number of shares of the Company’s common stock (“Novus Common Stock”) equal to the quotient obtained by dividing (a) 50,000,000 by (b) the total number of shares of AppHarvest Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to AppHarvest Common Stock basis, and including, without limitation or duplication, the number of shares of AppHarvest Common Stock issuable upon conversion of the AppHarvest Preferred Stock, AppHarvest restricted shares, the number of shares of AppHarvest Common Stock subject to unexpired, issued and outstanding AppHarvest RSUs, AppHarvest Options or any other AppHarvest Share Award and the number of shares of AppHarvest Common Stock issuable with respect to any issued and outstanding Company Interim Securities, excluding any shares issuable upon the conversion of up to $30 million in aggregate principal amount of Company Interim Period Convertible Notes (the “Exchange Ratio”); provided, however, that each share of Novus Common Stock issued in exchange for AppHarvest restricted shares shall be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such AppHarvest restricted shares immediately prior to the Effective Time to the extent consistent with the terms of such AppHarvest restricted shares
The Proposed Transactions will be consummated after the required approval by the stockholders of the Company and the satisfaction of certain other conditions as further described in the AppHarvest Business Combination Agreement.

NOVUS CAPITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2020
(UNAUDITED)
ASSETS
Current Assets
Cash	$519,800
Prepaid expenses	115,902
Total Current Assets	635,702
Marketable securities held in Trust Account	100,038,271
TOTAL ASSETS	$100,673,973
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$60,687
Total Current Liabilities	60,687
Deferred tax liability	198
Total Liabilities	60,885
Commitments
Common stock subject to possible redemption 9,560,798 shares at redemption value	95,613,084
Stockholders’ Equity
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding	—
Common stock, $0.0001 par value, 30,000,000 shares authorized, 3,089,202 shares issued and outstanding (excluding 9,560,798 shares subject to possible redemption)	309
Additional paid in capital	5,204,896
Accumulated deficit	(205,201)
Total Stockholders’ Equity	5,000,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$100,673,973
The accompanying notes are an integral part of these condensed consolidated financial statements.

NOVUS CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30, 2020	For the Period from March 5, 2020 (Inception) Through September 30, 2020
Formation and operating costs	$155,350	$243,274
Loss from operations	(155,350)	(243,274)
Other income:
Interest earned on marketable securities held in Trust Account	24,384	37,325
Unrealized gain on marketable securities held in Trust Account	2,855	946
Other income, net	27,239	38,271
Loss before benefit for income taxes	(128,111)	(205,003)
Provision for income taxes	(599)	(198)
Net Loss	$(128,710)	$(205,201)
Weighted average shares outstanding, basic and diluted(1)	3,075,821	2,921,484
Basic and diluted net loss per common share(2)	$(0.05)	$(0.07)

(1)
Excludes an aggregate of 9,560,798 shares subject to possible redemption.

(2)
Net loss per common share — basic and diluted excludes income attributable to common stock subject to possible redemption of $25,471 and $4,914 for the three months ended September 30, 2020 and for the period from March 5, 2020 (inception) through September 30, 2020, respectively (see Note 2).

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOVUS CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
THREE MONTHS ENDED SEPTEMBER 30, 2020 AND
FOR THE PERIOD FROM MARCH 5, 2020 (INCEPTION) TO SEPTEMBER 30, 2020
(UNAUDITED)
	Common Stock		Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – March 5, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to initial stockholders	2,875,000	287	24,713	—	25,000
Issuance of Representative Shares	150,000	15	—	—	15
Net loss	—	—	—	(205)	(205)
Balance – March 31, 2020	3,025,000	302	24,713	(205)	24,810
Forfeiture of Founder Shares	(375,000)	(37)	37	—	—
Sales of 10,000,000 Units, net of underwriter discounts and fees	10,000,000	1,000	97,542,274	—	97,543,274
Sale of 3,250,000 Private Warrants	—	—	3,250,000	—	3,250,000
Common stock subject to redemption	(9,574,179)	(957)	(95,740,833)	—	(95,741,790)
Net loss	—	—	—	(76,286)	(76,286)
Balance – June 30, 2020	3,075,821	$308	$5,076,191	$(76,491)	$5,000,008
Change in value of common stock subject to redemption	13,381	1	128,705	—	(128,706)
Net loss	—	—	—	(128,710)	(128,710)
Balance – September 30, 2020	3,089,202	$309	$5,204,896	$(205,201)	$5,000,004
The accompanying notes are an integral part of these condensed consolidated financial statements.

NOVUS CAPITAL CORPORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 5, 2020 (INCEPTION) TO SEPTEMBER 30, 2020
(UNAUDITED)
Cash Flow from Operating Activities:
Net loss	$(205,201)
Adjustments to reconcile net loss to net cash used in operating activities
Interest earned on marketable securities held in Trust Account	(37,325)
Unrealized gain on marketable securities held in Trust Account	(946)
Deferred tax provision	198
Changes in operating assets and liabilities
Prepaid expenses	(115,902)
Accounts payable and accrued expenses	60,687
Net cash used in operating activities	(298,489)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(100,000,000)
Net cash used in investing activities	(100,000,000)
Cash Flow from Financing Activities:
Proceeds from initial stockholders	25,000
Proceeds from sale of Units, net of underwriting discounts paid	98,000,000
Proceeds from sale of Private Warrants	3,250,000
Proceeds from issuance of Representative Shares	15
Proceeds from promissory note – related party	97,525
Repayment of promissory note – related party	(97,525)
Payment of deferred offering costs	(456,726)
Net cash provided by financing activities	100,818,289
Net change in cash	519,800
Cash – Beginning, March 5, 2020 (inception)	—
Cash – Ending	$519,800
Non-Cash Investing and Financing Activities:
Initial classification of common stock subject to possible redemption	$95,817,950
Change in value of common stock subject to possible redemption	$(204,866)
The accompanying notes are an integral part of these condensed consolidated financial statements.

Note 1 — Description of Organization and Business Operations
Novus Capital Corporation (the “Company”) was incorporated in Delaware on March 5, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).
ORGA, Inc., a Delaware corporation, is a wholly owned subsidiary of the Company (“Merger Sub”) (see Note 6).
The Company is an early stage and emerging growth company and, as such, the Company is subject to all the risks associated with early stage and emerging growth companies.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19. A significant outbreak of COVID- 19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and the business of any potential target business with which we consummate a business combination could be materially and adversely affected. Furthermore, we may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate a business combination, or the operations of a target business with which we ultimately consummate a business combination, may be materially adversely affected.
Our activities since May 19, 2020, have consisted of the search and evaluation of potential targets in contemplation of a business combination. All activity for the period from March 5, 2020 (inception) through May 18, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. On September 28, 2020, the Company entered into a proposed business combination with AppHarvest, Inc. (“AppHarvest”) (see Note 6).
The registration statement for the Company’s Initial Public Offering was declared effective on May 14, 2020. On May 19, 2020, the Company consummated the Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $100,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,250,000 warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to the Company’s founding stockholders (the “Sponsors”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $3,250,000, which is described in Note 4.
Following the closing of the Initial Public Offering on May 19, 2020, an amount of $100,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”) located in the United States, and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.

Transaction costs amounted to $2,456,726 consisting of $2,000,000 of underwriting fees and $456,726 of other offering costs. In addition, as of September 30, 2020, cash of $519,800 was held outside of the Trust Account and is available for working capital purposes.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s initial stockholders and EarlyBirdCapital have agreed to vote their Founder Shares (as defined in Note 5), Representative Shares (as defined in Note 7) and any Public Shares purchased during or after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.
The initial stockholders and EarlyBirdCapital have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Representative Shares if the Company fails to consummate a Business Combination and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until November 19, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
In order to protect the amounts held in the Trust Account, the Company’s Chief Financial Officer has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. The accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on May 15, 2020, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on May 20, 2020 and May 22, 2020. The interim results for the three months ended September 30, 2020 and for the period from March 5, 2020 (inception) through September 30, 2020 are not necessarily indicative of the results to be expected for the period ending December 31, 2020 or for any future periods.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020.
Marketable Securities Held in Trust Account
At September 30, 2020, substantially all of the assets held in the Trust Account were held U.S. Treasury Bills.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement process for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.
Net Loss per Common Share
Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during the period. Shares of common stock subject to possible redemption at September 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 13,250,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the period presented.

Reconciliation of Net Loss Per Common Share
The Company’s net loss is adjusted for the portion of income that is attributable to common stock subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:
	Three Months Ended September 30, 2020	For the Period from March 5, 2020 (Inception) Through September 30, 2020
Net loss	$(128,710)	$(205,201)
Less: Income attributable to common stock subject to possible redemption	(25,471)	(4,914)
Adjusted net loss	(154,181)	(210,115)
Weighted average common shares outstanding, basic and diluted	3,075,821	2,921,484
Basic and diluted net loss per common share	$(0.05)	$(0.07)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheet, primarily due to their short-term nature.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
Note 3 — Public Offering
Pursuant to the Initial Public Offering, the Company sold 10,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Private Placement
Simultaneously with the closing of the Initial Public offering, the Sponsors and EarlyBirdCapital purchased 3,250,000 Private Warrants (2,750,000 private warrants by our Sponsors and/or their designees and 500,000 Private Warrants by EarlyBirdCapital and/or its designees) at a price of $1.00 per Private Warrant. The proceeds from the private placement of the Private Warrants were added to the proceeds of the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Note 5 — Related Party Transactions
Founder Shares
In March 2020, the initial stockholders purchased 2,875,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture by the initial stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders did not purchase any Public Shares in the Initial Public Offering and excluding the Representative Shares). As a result of the underwriters’ election to not exercise their over-allotment option on May 19, 2020, the 375,000 Founder Shares were forfeited.
The initial stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until, with respect to 50% of the Founder Shares, the earlier of one year after the consummation of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Founder Shares, until the one year after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
In March 2020, the Company issued an unsecured promissory note to Robert J. Laikin, the Company’s Chairman (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) March 1, 2021, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determines not to proceed with the Initial Public Offering. The outstanding amount of $97,525 was repaid on May 19, 2020.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, or certain of the Company’s officers, directors or initial stockholders or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants.
Note 6 — Commitments
Registration Rights
Pursuant to a registration of rights agreement entered into on May 19, 2020, the holders of the Founder Shares and Representative Shares, as well as the holders of the Private Warrants and any warrants that may be issued in payment of Working Capital Loans made to the Company (and all underlying securities), are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the

Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Warrants and warrants issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBirdCapital may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Business Combination Marketing Agreement
The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of Initial Public Offering, or an aggregate of $3,500,000 (exclusive of any applicable finders’ fees which might become payable); provided that up to 30% of the fee may be allocated at the Company’s sole discretion to other third parties who are investment banks or financial advisory firms not participating in the Initial Public Offering that assist the Company in identifying and consummating a Business Combination. EarlyBirdCapital will also receive a cash fee equal to 1% of the consideration issued to the target business, if a Business Combination is consummated with a target business introduced by EarlyBirdCapital.
Merger Agreement
On September 28, 2020, the Company, Merger Sub, and AppHarvest entered into a business combination agreement and plan of reorganization (the “AppHarvest Business Combination Agreement”), pursuant to which AppHarvest will be merged with and into Merger Sub (the “Merger,” together with the other transactions related thereto, the “Proposed Transactions”), with AppHarvest surviving the Merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”).
Immediately prior to the effective time of the Merger (the “Effective Time”), the Company shall assume certain convertible notes issued by AppHarvest after the date of the AppHarvest Business Combination Agreement and before the Effective Time with an aggregate principal balance up to $30,000,000 (the “Company Interim Period Convertible Notes”) and cause the outstanding principal and unpaid accrued interest due on such Company Interim Period Convertible Notes outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Novus Common Stock at a purchase price of $9.50 per share, and such converted Company Interim Period Convertible Notes will no longer be outstanding and will cease to exist. All of the Company Interim Period Convertible Notes converted into shares of Novus Common Stock shall no longer be outstanding and shall cease to exist, any liens securing obligations under the Company Interim Period Convertible Notes shall be released and each holder of Company Interim Period Convertible Notes shall thereafter cease to have any rights with respect to such securities.
At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, AppHarvest or the holders of any of AppHarvest’s securities, each share of AppHarvest Common Stock issued and outstanding immediately prior to the Effective Time (including shares of AppHarvest Common Stock resulting from the conversion of AppHarvest Preferred Stock and each AppHarvest restricted share) will be canceled and converted into the right to receive the number of shares of the Company’s common stock (“Novus Common Stock”) equal to the quotient obtained by dividing (a) 50,000,000 by (b) the total number of shares of AppHarvest Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to AppHarvest Common Stock basis, and including, without limitation or duplication, the number of shares of AppHarvest Common Stock issuable upon conversion of the AppHarvest Preferred Stock, AppHarvest restricted shares, the number of shares of AppHarvest Common Stock subject to unexpired, issued and outstanding AppHarvest RSUs, AppHarvest Options or any other AppHarvest Share Award and the number of shares of AppHarvest Common Stock issuable with respect to any issued and outstanding Company Interim Securities, excluding any shares issuable upon the conversion of up to $30 million in aggregate principal amount of Company Interim Period Convertible Notes (the “Exchange Ratio”); provided, however, that each share of Novus Common Stock issued in exchange for AppHarvest restricted shares shall be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such AppHarvest restricted shares immediately prior to the Effective Time to the extent consistent with the terms of such AppHarvest restricted shares
The Proposed Transactions will be consummated after the required approval by the stockholders of the Company and the satisfaction of certain other conditions as further described in the AppHarvest Business Combination Agreement.
Note 7 — Stockholders’ Equity
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020, there were no shares of preferred stock issued or outstanding.
Common Stock — The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.0001 per share. At September 30, 2020, there were 3,089,202 shares of common stock issued and outstanding, excluding 9,560,798 shares of common stock subject to possible redemption.
Warrants — The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.
Representative Shares
In March 2020, the Company issued to the designees of EarlyBirdCapital 150,000 shares of common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $1,304 based upon the price of the Founder Shares issued to the initial stockholders. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.
The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.
Note 8 — Fair Value Measurements
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	September 30, 2020
Assets:
Marketable securities held in Trust Account	1	$100,038,271
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

ANNEX A
EXECUTION
BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION
by and among
NOVUS CAPITAL CORPORATION,
ORGA, INC.,
and
APPHARVEST, INC.
Dated as of September 28, 2020

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 28, 2020 (this “Agreement”), by and among Novus Capital Corporation, a Delaware corporation (“Novus”), ORGA Inc., a Delaware corporation (“Merger Sub”), and AppHarvest, Inc., a Delaware public benefit corporation (the “Company”).
WHEREAS, Merger Sub is a wholly owned direct subsidiary of Novus;
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, Subchapter XV (the “DGCL”), Novus and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Novus;
WHEREAS, each of the parties intends that, for U.S. federal income Tax purposes, (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (clauses (i) and (ii), the “Intended Tax-Free Treatment”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;
WHEREAS, the Board of Directors of Novus (the “Novus Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Novus;
WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;
WHEREAS, Novus, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Novus Initial Stockholders shall enter into a Sponsor Support Agreement (the “Sponsor Support Agreement”) providing that, among other things, the Novus Initial Stockholders will vote their shares of Novus Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;
WHEREAS, in connection with the Closing, Novus, the Novus Initial Stockholders and the Key Company Stockholders, shall enter into the Stockholders Rights Agreement, (the “Stockholders Rights Agreement”), substantially in the form attached hereto as Exhibit A, setting forth their agreement with respect to the governance of Novus after the Closing and certain other matters;
WHEREAS, in connection with the Closing, Novus, the Key Company Stockholders and the parties to the original Novus Registration Rights Agreement, including the Novus Initial Stockholders, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit B;
WHEREAS, in connection with the Closing, the Key Company Stockholders and the Novus Initial Stockholders shall enter into separate Lock-Up Agreements (each, a “Lock-Up Agreement”), substantially in the form attached hereto as Exhibit C;

WHEREAS, Novus, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Novus Common Stock at a purchase price of $10.00 in one or more private placement transactions (the “Private Placements”) of no less than $140.25 million, in the aggregate (the “Minimum PIPE Commitments”), and no more than $375 million, in the aggregate, or such greater amount approved by the Company (the “Maximum PIPE Allocation”), to be consummated concurrently with the consummation of the transactions contemplated hereby; and
WHEREAS, in connection with the Closing, the Novus Initial Stockholders shall enter into a Sponsor Restricted Stock Agreement (the “Sponsor Restricted Stock Agreement”), substantially in the form attached hereto as Exhibit D.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.01   Certain Definitions.   For purposes of this Agreement:
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided, further, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company.
“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Stockholders Rights Agreement, the Sponsor Restricted Stock Agreement and all other agreements, certificates and instruments executed and delivered by Novus, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.
“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company Group.
“Business Day” means any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.
“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiary.
“Company Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company dated July 24, 2020, as such may have been amended, supplemented or modified from time to time.
“Company Common Stock” means the Company’s Common Stock, with a par value of $0.0001 per share.
“Company Group” means the Company and the Company Subsidiaries.
“Company Group Member” means the Company or any Company Subsidiary.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.
“Company Interim Period Convertible Notes” means convertible promissory notes issued by the Company in a Company Permitted Interim Financing, substantially in the form set forth on Section 6.01b)ii) of the Company Disclosure Schedule.
“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to any Company Group Member or to which any Company Group Member otherwise has a right to use.
“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects); (v) any actions taken or not taken by any Company Group Member as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Novus has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that the Company and the Company Subsidiaries are as a whole materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.
“Company Option Plan” means the 2018 Equity Incentive Plan of the Company, as such may have been amended, supplemented or modified from time to time.
“Company Options” means all options to purchase outstanding shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan or otherwise.
“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without limitation or duplication, (i) the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock pursuant to Section 3.01(a), (ii) the Company Restricted Shares, (iii) the number of shares of Company Common Stock subject to unexpired, issued and outstanding Company RSUs, Company Options or any other Company Share Award and (iv) the number of shares of Company Common Stock issuable with respect to any issued and outstanding Company Interim Securities, except that the Company Outstanding Shares shall not include, and Novus shall assume immediately prior to the Closing, up to $30 million in aggregate principal amount of Company Interim Period Convertible Notes issued in accordance with the limitations set forth in Section 6.01(b)(ii), in accordance with the form of note set forth on Section 6.01b)ii) of the Company Disclosure Schedule.
“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by any Company Group Member.
“Company Organizational Documents” means the Company Certificate of Incorporation, and the bylaws of the Company, in each case as amended, modified or supplemented from time to time.
“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock.
“Company Restricted Shares” means the shares of Company Common Stock subject to forfeiture restrictions or other restrictions issued pursuant to the Company Option Plan or otherwise.
“Company RSUs” means all outstanding restricted stock units to acquire shares of Company Common Stock immediately prior to the Closing issued pursuant to an award granted under the Company Option Plan or otherwise.
“Company Series A Preferred Stock” means the shares of the Preferred Stock of the Company, par value $0.0001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.
“Company Series A-1 Preferred Stock” means the shares of the Preferred Stock of the Company, par value $0.0001 per share, designated as Series A-1 Preferred Stock in the Company Certificate of Incorporation.
“Company Series B Preferred Stock” means the shares of the Preferred Stock of the Company, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.
“Company Series C Preferred Stock” means the shares of the Preferred Stock of the Company, par value $0.0001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.
“Company Subsidiary Organizational Documents” means with respect to each Company Subsidiary, its certificate of formation and limited liability company agreement, in each case as amended, modified or supplemented from time to time.
“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company Group or any Suppliers or customers of the Company Group or Novus or its subsidiaries (as applicable) that is not already generally available to the public.
“Continental” means Continental Stock Transfer & Trust Company, Novus’s escrow and transfer agent.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company intentionally to protect Company IP from misuse.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten and whether or not subject to ERISA.
“Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, and natural resources.
“Environmental Claim” means any claim, judicial or administrative proceeding, investigation or notice by any Person, including any Governmental Authority, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, as applicable, or (b) any Environmental Law, including the alleged or actual violation thereof.
“Environmental Laws” means any law, statute, ordinance, regulation, order or rule relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) the protection of human health with respect to, or the exposure of employees or third parties to, any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.
“Environmental Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority required under Environmental Laws for the conduct of the business and activities of the Company and its Subsidiaries, as currently conducted.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) 50,000,000 by (b) the Company Outstanding Shares.
“Governmental Authority” means (a) the United States, (b) any federal, state, provincial, municipal, local or any governmental or quasi-governmental authority of any nature, (c) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, standards, regulatory or taxing authority, or (d) any subdivision, agency, department, branch, official, bureau, commission, board, court, tribunal, judicial or arbitral body or other instrumentality or authority of any of the foregoing.
“Hazardous Materials” means all materials, chemicals, wastes, compounds and substances in any form defined, regulated or characterized as a pollutant, contaminant or toxic or hazardous substance or waste (or terms of similar meaning) under Laws protecting the Environment and human health, including petroleum, crude oil and any fraction thereof.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.
“Key Company Stockholders” means the persons and entities listed on Schedule B.
“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry (and for all purposes of Section 4.13 hereof, “reasonable inquiry” shall not require Company to have conducted patent clearance or similar freedom to operate searches, or other Intellectual Property searches), and in the case of Novus, the actual knowledge of Robert J. Laikin, Larry M. Paulson and Vincent Donargo after reasonable inquiry.
“Laws” mean, collectively, all federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Leased Real Property” means the real property leased by any Company Group Member as tenant, together with, to the extent leased by any Company Group Member, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of any Company Group Member relating to the foregoing.
“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).
“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.
“Novus Certificate of Incorporation” means the Amended and Restated Novus Certificate of Incorporation dated May 15, 2020.
“Novus Common Stock” means Novus’s Common Stock, par value $0.0001 per share.
“Novus Initial Stockholders” means the initial stockholders of Novus listed on Schedule C hereto.
“Novus Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Novus; or (b) would prevent, materially delay or materially impede the performance by Novus or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Novus Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP;

(ii) events or conditions generally affecting the industries or geographic areas in which Novus operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects); (v) any actions taken or not taken by Novus as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), or (vii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Novus is materially disproportionately affected thereby as compared with other participants in the industry in which Novus operate.
“Novus Organizational Documents” means the Novus Certificate of Incorporation, Novus bylaws, and Trust Agreement of Novus, in each case as amended, modified or supplemented from time to time.
“Novus Units” means one share of Novus Common Stock and one Novus Warrant.
“Novus Warrant Agreement” means that certain warrant agreement dated May 19, 2020 by and between Novus and Continental.
“Novus Warrants” means whole warrants to purchase shares of Novus Common Stock as contemplated under the Novus Warrant Agreement, with each whole warrant exercisable for one share of Novus Common Stock at an exercise price of $11.50.
“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the uses of such real property as presently conducted by the Company and its Subsidiaries, (g) Liens identified in the Annual Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.
“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.
“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of any Company Group Member, from which any Company Group Member has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.
“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).
“Redemption Rights” means the redemption rights provided for in Paragraph F of ARTICLE VI of the Novus Certificate of Incorporation.
“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.
“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the Environment.
“Requisite Approval” means the affirmative vote of (i) the holders of at least a majority of the shares of Company Common Stock and Company Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, (ii) the holders of at least a majority of the Company Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, (iii) the holders of at least a majority of the Company Series B Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, and (iv) the holders of at least a majority of the Company Series C Preferred Stock (on an as-converted basis) outstanding, voting together as a single class.
“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.
“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Novus or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company Group.

“Tax” or “Taxes” means (i) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and (ii) a liability for amounts of the type described in clause (i) as a result Treasury Regulations Section 1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case supplied or required to be supplied to a Tax authority.
“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Novus, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Merger.
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.
“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Novus in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.
SECTION 1.02   Further Definitions.   The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
2020 Balance Sheet	§ 4.07b)
Action	§ 4.09
Agreement	Preamble
Annual Financial Statements	§ 4.07a)
Antitrust Laws	§ 7.13a)
Audited Financial Statements	§ 7.17
Blue Sky Laws	§ 4.05b)
Certificate of Merger	§ 2.02a)
Certificates	§ 3.02b)
Claims	§ 6.03
Closing	§ 2.02b)
Closing Date	§ 2.02b)
Code	§ 3.02g)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	§ 4.03c)
Company Permits	§ 4.06
Company Share Awards	§ 4.03a)
Company Stockholder Approval	§ 4.18
Company Stockholder Meeting	§ 7.03

Defined Term	Location of Definition
Confidentiality Agreement	§ 7.04b)
Continuing Employees	§ 7.06a)
Contracting Parties	§ 10.11
Conversion	§ 4.03h)
Data Security Requirements	§ 4.13k)
DGCL	Recitals
Effective Time	§ 2.02a)
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10c)
Exchange Act	§ 3.01b)iv)
Exchange Agent	§ 3.02a)
Exchange Fund	§ 3.02a)
Exchanged Option	§ 3.01b)iv)
Existing Security Agreements	§ 4.16a)viii)
Food Law GAAP	§ 4.19 § 4.07a)
Health Plan	§ 4.10k)
Intended Tax-Free Treatment	Recitals
Interim Financial Statements	§ 4.07b)
IRS	§ 4.10b)
IT Systems	§ 4.13
Lease	§ 4.12b)
Lease Documents	§ 4.12b)
Lock-Up Agreement	Recitals
Material Contracts	§ 4.16a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03b)
Minimum PIPE Commitments	Recitals
Nonparty Affiliates	§ 10.11
Novus	Preamble
Novus Board	Recitals
Novus Preferred Stock	§ 5.03a)
Novus Proposals	§ 7.01a)
Novus SEC Reports	§ 5.07a)
Novus Stockholders’ Meeting	§ 7.01a)
Outside Date	§ 9.01b)
Per Share Merger Consideration	§ 3.01b)i)
Plans	§ 4.10a)
PPACA	§ 4.10k)
Private Placements	Recitals
Proxy Statement	§ 7.01a)

Defined Term	Location of Definition
Registration Rights Agreement	Recitals
Remedies Exceptions	§ 4.04
Representatives	§ 7.04a)
SEC	§ 5.07a)
Securities Act	§ 5.07a)
Sponsor Support Agreement	Recitals
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§ 2.01
Terminating Company Breach	§ 9.01f)
Terminating Novus Breach	§ 9.01g)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Written Consent	§ 7.03
SECTION 1.03   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(b)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE II.
AGREEMENT AND PLAN OF MERGER
SECTION 2.01   The Merger.   Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02   Effective Time; Closing.
(a)   As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).
(b)   Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
SECTION 2.03   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
SECTION 2.04   Certificate of Incorporation; Bylaws.
(a)   At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit E attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.08).
(b)   At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit F and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.08).
(c)   At the Closing, Novus shall amend and restate, effective as of the Effective Time, the Novus Certificate of Incorporation to be as set forth on Exhibit G attached hereto and, as so amended and restated, shall be the certificate of incorporation of Novus until thereafter amended as provided by the DGCL and such certificate of incorporation.
(d)   At the Closing, Novus shall amend and restate, effective as of the Effective Time, the Novus bylaws to be as set forth on Exhibit H attached hereto and, as so amended and restated, shall be the bylaws of Novus until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.
SECTION 2.05   Directors and Officers.
(a)   The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit I attached hereto, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.
(b)   The parties shall cause the Novus Board and the officers of Novus as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit I attached hereto, each to hold office in accordance with the DGCL and the Novus Certificate of Incorporation and the

bylaws of Novus and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.
ARTICLE III.
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
SECTION 3.01   Conversion of Securities.
(a)   Immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then effective conversion rate as calculated pursuant to Section 4.1.1 of the Company Certificate of Incorporation. All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.
(b)   At the Effective Time, by virtue of the Merger and without any action on the part of Novus, Merger Sub, the Company or the holders of any of the following securities:
(i)   each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock and each Company Restricted Share) shall be canceled and converted into the right to receive the number of shares of Novus Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”); provided, however, that each share of Novus Common Stock issued in exchange for Company Restricted Shares shall be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such Company Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such Company Restricted Shares;
(ii)   all shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;
(iii)   each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;
(iv)   each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option to purchase a number of shares of Novus Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Novus Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Novus Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, that, except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time;
(v)   each award of Company RSUs that is outstanding immediately prior to the Effective Time shall be assumed by Novus and converted into an award of restricted stock units to acquire shares of Novus Common Stock (each, a “Converted RSU Award”). Each Converted RSU Award will represent the right to acquire that number of shares of Novus Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company RSU award immediately before the Effective Time and (2) the Exchange Ratio; provided, that, except as specifically provided above, following the Effective Time, each Converted RSU Award shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding former Company RSU award immediately prior to the Effective Time.
(c)   In connection with the assumption of the Exchanged Options and Converted RSU Awards pursuant to Section 3.01(b), Novus may assume the Company Option Plan as of the Effective Time. Prior to the Effective Time, Novus and the Company, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options and Company RSUs pursuant to this subsection, or to cause any disposition or acquisition of equity securities of Novus pursuant to this Section 3.01(c) by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to Novus or who will (or is reasonably expected to) become subject to such reporting requirements with respect to Novus to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time, Novus shall file an appropriate registration statement or registration statements with respect to the shares of Novus Common Stock subject to such Exchanged Options and Converted RSU Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.
(d)   Immediately prior to the Closing, Novus shall assume the Company Interim Period Convertible Notes issued by the Company in accordance with the limitations set forth in Section 6.01(b)(ii) and cause the outstanding principal and unpaid accrued interest due on the Company Interim Period Convertible Notes immediately prior to the Effective Time to be automatically converted into a number of shares of Novus Common Stock at a price per share equal to $9.50, in accordance with the terms of such Company Interim Period Convertible Notes. All of the Company Interim Period Convertible Notes converted into shares of Novus Common Stock shall no longer be outstanding and shall cease to exist, any liens securing obligations under the Company Interim Period Convertible Notes shall be released and each holder of Company Interim Period Convertible Notes shall thereafter cease to have any rights with respect to such securities.
SECTION 3.02   Exchange of Securities.
(a)   Exchange Agent.   On the Closing Date, Novus shall deposit, or shall cause to be deposited, with a bank or trust company that shall be Continental (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article III, the number of shares of Novus Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Novus Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Novus shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.
(b)   Exchange Procedures.   As soon as reasonably practicable following the Effective Time and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Novus shall cause the Exchange Agent to deliver to each holder of Company Common Stock, as of immediately prior to the Effective Time, represented by book-entry (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and such Company Common Stock shall forthwith be cancelled.
(c)   No Further Rights in Company Common Stock.   The Per Share Merger Consideration payable upon conversion of the Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.
(d)   Adjustments to Per Share Consideration.   The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Novus Common Stock occurring on or after the date hereof and prior to the Effective Time.
(e)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Novus, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Novus for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Novus free and clear of any claims or interest of any person previously entitled thereto.
(f)   No Liability.   None of the Exchange Agent, Novus or the Surviving Corporation shall be liable to any holder of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a) and any Company Restricted Shares) for any Novus Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.
(g)   Withholding.   Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, Novus, and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
(h)   Fractional Shares.   No certificates or scrip or shares representing fractional shares of Novus Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Novus or a holder of shares of Novus Common Stock. In lieu of any fractional share of Novus Common Stock to which each holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Novus Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
SECTION 3.03   Stock Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Effective Time, holders of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock or Company Preferred Stock, except as otherwise provided in this Agreement or by Law.
SECTION 3.04   Appraisal Rights.
(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’

rights shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock or Company Preferred Stock (as the case may be).
(b)   Prior to the Closing, the Company shall give Novus (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Novus (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, or Section 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedules), the Company hereby represents and warrants to Novus and Merger Sub as follows:
SECTION 4.01   Organization and Qualification; Subsidiaries.
(a)   The Company, is a public benefit corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each subsidiary of the Company (each a “Company Subsidiary”) is a corporation, company, or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not individually or in the aggregate expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.
(b)   A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01b) of the Company Disclosure Schedule. Other than with respect to any Company Subsidiary, the Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.
SECTION 4.02   Certificate of Incorporation and Bylaws.   The Company has prior to the date of this Agreement made available to Novus in the Virtual Data Room complete and correct copies of the Company Organizational Documents and the Company Subsidiary Organizational Documents, and such Company Organizational Documents and the Company Subsidiary Organizational Documents (collectively, the “Company Group Organizational Documents”). The Company Group Organizational Documents are in full force and effect. No Company Group Member is in violation of any of the provisions of its respective Company Group Organizational Documents.
SECTION 4.03   Capitalization.
(a)   As of the date hereof, the authorized capital stock of the Company consists of 25,500,000 shares of Company Common Stock and 11,044,413 shares of Company Preferred Stock, consisting of (i) 2,770,165 shares of Company Series A Preferred Stock, (ii) 392,276 shares of Company Series A-1 Preferred Stock, (iii) 2,631,972 shares of Company Series B Preferred Stock and (iv) 5,250,000 shares of Company Series C Preferred Stock. As of the date hereof, (i) 9,745,427 shares of Company Common Stock are issued and outstanding, (ii) 2,770,165 shares of Company Series A Preferred Stock are issued and outstanding, (iii) 392,276 shares of Company Series A-1 Preferred Stock are issued and outstanding, (iv) 2,631,972 shares of Company Series B Preferred Stock are issued and outstanding, (v) 5,130,657 shares of Company Series C Preferred Stock are issued and outstanding, (vi) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (vii) 1,706,984 shares of Company Common Stock are issuable pursuant to outstanding Company Options, Company Restricted Shares, Company RSUs and other purchase rights (the “Company Share Awards”) granted pursuant to the Company Option Plan or otherwise, and (viii) 979,650 shares of Company Common Stock are available for future issuance pursuant to the Company Option Plan.
(b)   Other than the Company Share Awards, the Company Preferred Stock and any Company Interim Securities issued in accordance with the limitations set forth in Section 6.01(b)(ii), there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Group Member or obligating any Company Group Member to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, any Company Group Member. As of the date hereof, except as set forth on Section 4.03(b) of the Company Disclosure Schedule, no Company Group Member is a party to, or otherwise bound by, and no Company Group Member has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Company Group Member, in each case, other than the Company Share Awards and the Company Preferred Stock. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Company Group Member is a party, or to the Company’s knowledge, among any holder of Company Common stock, Company Preferred Stock or any other equity interests or other securities of any Company Group Member to which any Company Group Member is not a party, with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of any Company Group Member. Except for the Company Subsidiaries, the Company does not own any equity interests in any person.
(c)   Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Share Award outstanding: (i) the name of the Company Share Award recipient; (ii) the Company Option Plan, if any, pursuant to which such Company Share Award was granted; (iii) the number of shares of the Company subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; (vi) the date on which such Company Share Award expires; and (vii) the type of Company Share Award (Company RSU, Company Restricted Share, incentive stock option or nonqualified stock option). The Company has made available to Novus in the Virtual Data Room accurate and complete copies of the Company Option Plan pursuant to which Company has granted the Company Share Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Share Awards. No Company Option was granted with an exercise price per share less than the fair market value of a share of Company Common Stock on the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)   There are no outstanding contractual obligations of any Company Group Member to repurchase, redeem or otherwise acquire any shares of any Company Group Member or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.
(e)   (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award or Company Option as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company, all outstanding Company Share Awards and Company Options, and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which any Company Group Member is a party and the applicable Company Group Organizational Documents.
(f)   The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Common Stock and Company Preferred Stock and the Company Share Awards). Except for the shares of Company Common Stock and Company Preferred Stock held by the stockholders of the Company and the Company Share Awards, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.
(g)   All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any preemptive rights and other similar requirements set forth in applicable contracts to which the applicable Company Group Member is a party and the applicable Company Group Organizational Documents. There are no securities or instruments issued by or to which a Company Group Member is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements, in each case, that have not been or will be waived on or prior to the Closing Date.
(h)   Immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into Company Common Stock at the then effective conversion rate as calculated pursuant to Section 4.1.1 of the Company Certificate of Incorporation (the “Conversion”). Section 4.03h) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to Section 4.1.1 of the Company Certificate of Incorporation. After the Conversion, none of the shares of Company Preferred Stock shall be outstanding and each such share of Company Preferred Stock shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities except the right to receive the Company Common Stock issuable upon such conversion. Subject to and upon receipt of the Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents to consummate the Conversion will have been obtained by the Company.
(i)   Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their applicable Company Group Organizational Documents.
SECTION 4.04   Authority Relative to this Agreement.   The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Novus and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.
SECTION 4.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05a) of the Company Disclosure Schedule, including the Written Consent, and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Group Organizational Documents, (ii) conflict with or violate any United States or non-United States Law applicable to any Company Group Member or by which any property or asset of any Company Group Member is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of any Company Group Member pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.
(b)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.
SECTION 4.06   Permits; Compliance.   Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, including the certification of the Company as a Certified B Corporation by B Lab, Inc. (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. No Company Group Member is in conflict with, or in default, breach or violation of, (a) any Law applicable to such Company Group Member or by which any property or asset of such Company Group Member is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07   Financial Statements.
(a)   The Company has made available to Novus in the Virtual Data Room true and complete copies of the unaudited balance sheet of the Company Group as of December 31, 2019 and December 31, 2018, and the related unaudited statements of operations and cash flows of the Company Group for each of the years then ended (collectively, the “Annual Financial Statements”), which are attached as Section 4.07a) of the Company Disclosure Schedule. Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein.
(b)   The Company has made available to Novus in the Virtual Data Room true and complete copies of the unaudited balance sheet of the Company Group as of June 30, 2019 and June 30, 2020 (the balance sheet as of June 30, 2020, the “2020 Balance Sheet”), and the related unaudited statements of operations and cash flows of the Company and the Company Subsidiaries for each of the six months then ended (collectively, the “Interim Financial Statements”), which are attached as Section 4.07b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.
(c)   Except as and to the extent set forth on the 2020 Balance Sheet, no Company Group Member has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since June 30, 2020 and that do not involve the incurrence of indebtedness for money borrowed, except for indebtedness permitted in accordance with Section 6.01 hereof, (ii) obligations for future performance under any contract to which any Company Group Member is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.
(d)   Since January 19, 2018, (i) no Company Group Member nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of any Company Group Member, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Group Member or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that any Company Group Member has engaged in accounting or auditing practices in breach of any applicable Laws and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
(e)   To the knowledge of the Company, no employee of any Company Group Member has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of any Company Group Member has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of any Company Group Member in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).
(f)   All accounts receivable of the Company and the Company Subsidiaries reflected on the 2020 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since June 30, 2020, no Company Group Member has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which any Company Group Member sells goods, fills orders or records sales.
(g)   All accounts payable of the Company Group reflected on the 2020 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2020 Balance Sheet, no Company Group Member has altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.
SECTION 4.08   Absence of Certain Changes or Events.   Since December 31, 2019 and prior to the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) no Company Group Member has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) no Company Group Member has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.
SECTION 4.09   Absence of Litigation.   There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against any Company Group Member, or any property or asset of any Company Group Member, before any Governmental Authority. No Company Group Member nor any material property or asset of any Company Group Member is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Section 4.09 of the Company Disclosure Schedule sets forth a description of each Action by or against the Company that is pending as of the date hereof.
SECTION 4.10   Employee Benefit Plans.
(a)   Section 4.10a) of the Company Disclosure Letter lists all employment and consulting contracts or agreements to which any Company Group Member is a party, with respect to which any Company Group Member has any obligation (other than customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10a) of the Company Disclosure Schedule also lists, as of the date of this Agreement, Employee Benefit Plans which are maintained, contributed to or sponsored by any Company Group Member or any ERISA Affiliate for the benefit of any current or former employee, officer, director and/or consultant of any Company Group Member (or their respective beneficiaries or dependents), or under which any Company Group Member has or could incur any liability (contingent or otherwise) (collectively, the “Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with any Company Group Member would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.
(b)   With respect to each Plan, the Company has made available to Novus in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. No Company Group Member has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.
(c)   No Company Group Member nor any ERISA Affiliate maintains, sponsors, contributes to or reasonably expects to have any liability or obligation under, or within the past six (6) years has maintained, sponsored or contributed to or had any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.
(d)   No Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by any Company Group Member being classified as an “excess parachute payment” under Section 280G of the Code.
(e)   None of the Plans provides, nor does any Company Group Member have or reasonably expect to have, any obligation to provide retiree medical to any current or former employee, officer, director or consultant of any Company Group Member after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.
(f)   Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Each Company Group Member and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.
(g)   Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
(h)   There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to any Company Group Member. There have been no acts or omissions by any Company Group Member or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary, or any ERISA Affiliate may be liable.
(i)   All material contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the financial statements of the Company Group.

(j)   Each Company Group Member and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.
(k)   Each Company Group Member, and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate, or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.
(l)   Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.
SECTION 4.11   Labor and Employment Matters.
(a)   Schedule 4.11a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements), except as would not, individually or in the aggregate, be material to any Company Group Member.
(b)   (i) There are no material Actions pending or, to the knowledge of the Company, threatened against any Company Group Member by any of its current or former employees, which Actions would be material to any Company Group Member; (ii) no Company Group Member is, nor has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by any Company Group Member, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against any Company Group Member before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of any Company Group Member.
(c)   The Company Group is and have been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours and collective bargaining and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing except.
SECTION 4.12   Real Property; Title to Assets.
(a)   No Company Group Member owns any real property.
(b)   Section 4.12b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which any

Company Group Member leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Novus in the Virtual Data Room: (i) other than the Lease Documents, there are no leases, subleases, sublicenses, concessions or other contracts granting to any Company Group Member the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by any Company Group Member or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to any Company Group Member.
(c)   Other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of any Company Group Member to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to any Company Group Member. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.
(d)   The Company Group has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of their respective properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to any Company Group Member.
SECTION 4.13   Intellectual Property.
(a)   Section 4.13a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by any Company Group Member: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $50,000); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company Group as currently conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company Group and is sufficient for the conduct of such business as currently conducted as of the date hereof.
(b)   The Company Group owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing or pending.
(c)   The Company Group has taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information, except as would not, individually or in the aggregate, be material to any Company Group Member. No Company Group Member has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company Group to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.
(d)   (i) There have been no claims filed and served, or threatened in writing (including email), against any Company Group Member, by any person (A) contesting the validity, use, ownership,

enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of any Company Group Member (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) no Company Group Member has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.
(e)   All persons who have contributed, developed or conceived any Company-Owned IP that is material to the Company Group have executed valid and enforceable written agreements with a Company Group Member, substantially in the form made available to Merger Sub or Novus in the Virtual Data Room, and pursuant to which such persons assigned to a Company Group Member all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with such Company Group Member, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.
(f)   No Company Group Member, nor, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a)(ii) of the Company Disclosure Schedule.
(g)   Section 4.13g) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software: (i) the name and version number of the applicable license; (ii) the distributor or website from which the Open Source Software was obtained; and (iii) the general manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Products (including, as applicable, the applicable Product or Products, the manner and extent to which such item of Open Source Software interoperates with any Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.).
(h)   No Company Group Member uses nor has used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.
(i)   To the Company’s Knowledge, there are no current unresolved material defects, technical concerns or problems in any of the Products currently offered by any Company Group Member which are not of the type that are capable of being remediated in the ordinary course of business without delaying the Company’s or any Company Subsidiary’s commercialization timeline as currently planned.
(j)   With respect to Business Systems, which do not constitute Products (the “IT Systems”), the Company or a Company Subsidiary owns, leases, licenses, or otherwise has the legal right to use all such IT Systems, and such IT Systems are sufficient for the current needs of the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since inception, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.
(k)   Each Company Group Member currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of any Company Group Member, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which any Company Group Member, respectively, purports to adhere, and (iv) all contractual commitments that any Company Group Member has entered into with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company Group has implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The employees and contractors of the Company Group receive reasonable training on information security issues. There is no Disabling Device in any of the Business Systems or Product components, except as would not, individually or in the aggregate, be material to any Company Group Member. Since inception, no Company Group Member has (x) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.
(l)   The Company Group (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP, free and clear of any Liens other than Liens granted under the Existing Security Agreements or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. No Company Group Member is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or Novus from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.
(m)   All past and current employees and independent contractors of the Company Group are under written obligation to one or more of the Company Group Members to maintain in confidence all confidential or proprietary information acquired or contributed by them in the course of their employment.
(n)   No Company Group Member is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate any Company Group Member to grant or offer to any other person any license or right to any Company-Owned IP.
SECTION 4.14   Taxes.
(a)   Each Company Group Member: (i) has duly filed all Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are required to have been paid by it; (iii) has not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing. The Company has made available to Novus in the Virtual Data Room true, correct and complete copies of the Tax Returns filed by the Company and the Company Subsidiaries for tax years ending on or after December 31, 2017.
(b)   No Company Group Member is a party to, bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment), in each case, other than customary indemnification provisions in commercial agreements the primary subject matter of which is not Taxes.
(c)   No Company Group Member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the

Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (v) prepaid amount received on or prior to the Closing Date; (vi) adjustment under Section 482 of the Code (or any similar provision of applicable state, local or foreign Law); (vii) election under Section 108(i) of the Code; (viii) application of Section 965 of the Code; or (ix) Section 951 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to amounts earned on or before the Closing Date.
(d)   Each Company Group Member has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.
(e)   No Company Group Member has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.
(f)   No Company Group Member has any liability for the Taxes of any person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.
(g)   No Company Group Member (i) has any request for a ruling in respect of Taxes pending between any Company Group Member and any Tax authority, and (ii) has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority.
(h)   No Company Group Member has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(i)   No Company Group Member has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j)   No Taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against any Company Group Member any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.
(k)   There are no Tax liens upon any assets of any Company Group Member except for Permitted Liens.
(l)   No Company Group Member has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Company Group Member has a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.
(m)   No claim has ever been made by a Taxing authority in a jurisdiction in which no Company Group Member files Tax Returns that any Company Group Member is or may be subject to taxation in such jurisdiction.
(n)   No Company Group Member is currently the beneficiary of any extension of time within which to file any Tax Return.
(o)   Section 4.14(o) of the Company Disclosure Schedule sets forth each Company Group Member’s place of organization, residence for income, franchise or similar tax purposes and classification for U.S. federal income Tax purposes. None of the Company Group Members which are organized outside the United States has made an election under U.S. law with respect to its status or classification for U.S. tax purposes.

(p)   Except as set forth in Section 4.14(p) of the Company Disclosure Schedule, the Company does not own shares of any controlled foreign corporations as described in Section 957 of the Code or passive foreign investment companies as described in Section 1297 of the Code.
(q)   No Company Group Member, after consultation with their respective tax advisors, is aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, no Company Group Member has taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.
SECTION 4.15   Environmental Matters.
(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Group Member (A) is and has been in compliance with applicable Environmental Laws and (B) holds and is and has been in compliance with all Environmental Permits; and (ii) all Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits.
(b)   No Company Group Member has been or is the subject of any Environmental Claim, and no Environmental Claim is pending or to the knowledge of the Company, threatened against any Company Group Member or against any Person whose liability for the Environmental Claim was or may have been retained or assumed by contract or by operation of Law or pursuant to any order by any Governmental Authority by any Company Group Member, except for any such Environmental Claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   No Hazardous Materials are present at, on, under or emanating from any properties or facilities currently leased, operated or used or previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against, or a requirement for investigation or remediation pursuant to applicable Environmental Law by, any Company Group Member, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   No Company Group Member has Released, disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location, that would reasonably be expected to result in a material Environmental Claim, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)   No material Lien imposed by any Governmental Authority having jurisdiction pursuant to any Environmental Law is currently outstanding as to any assets owned, leased or operated by any Company Group Member, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)   The Company has provided Novus with copies of all material written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents in the Company’s possession or, within its control, which pertain to the Leased Real Property and which were prepared within three years prior to the date hereof, including any material documents relating to the Release or presence of any Hazardous Materials, which pertain to the Leased Real Property.
SECTION 4.16   Material Contracts.
(a)   Section 4.16a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which any Company Group Member is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)   each contract and agreement with consideration paid or payable to the Company of more than $100,000, in the aggregate, over any 12-month period;
(ii)   each contract and agreement with suppliers, manufacturers, or contractors to any Company Group Member for expenditures paid or payable by the Company Group of more than $100,000, in the aggregate, over any 12-month period;
(iii)   each contract and agreement with customers or distributors of the Company Group for expenditures paid or payable by the Company Group of more than $100,000, in the aggregate, over any 12-month period;
(iv)   all broker, distributor, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which any Company Group Member is a party that are material to the business of the Company;
(v)   all management contracts (excluding contracts for employment) and contracts with other consultants;
(vi)   all bonus and commission plans of the Company Group;
(vii)   all contracts or agreements involving the payment or payment of royalties or other amounts calculated based upon the revenues or income of any Company Group Member or income or revenues related to any Product of any Company Group Member to which any Company Group Member is a party;
(viii)   all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which any Company Group Member granted to any person a security interest in or lien on any of the property or assets of any Company Group Member (such pledge, security and other collateral agreements, the “Existing Security Agreements”);
(ix)   all partnership, joint venture or similar agreements;
(x)   all contracts and agreements, including any grant agreements with any economic development corporation, with any Governmental Authority to which any Company Group Member is a party, other than any Company Permits;
(xi)   all contracts and agreements that limit, or purport to limit, the ability of any Company Group Member to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;
(xii)   all contracts or arrangements that result in any person or entity holding a power of attorney from any Company Group Member that relates to the Company or its business;
(xiii)   all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;
(xiv)   all agreements or instruments guarantying the debts or other obligations of any person;
(xv)   all contracts and agreements relating to the purchase of engineering or design services that involve more than $100,000, other than those contracts and agreements that have been fully performed and under which no further services are due;
(xvi)   all contracts involving use of any Company-Licensed IP required to be listed in Section 4.12a) of the Company Disclosure Schedule;
(xvii)   contracts which involve the license or grant of rights to any Company Group Member or to Company-Owned IP by any Company Group Member;

(xviii)   all contracts or agreements under which any Company Group Member has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;
(xix)   all contracts or agreements under which any Company Group Member has agreed to treat any customer or grocer on a “most favored” basis; and
(xx)   agreement for the development of Company-Owned IP for the benefit of any Company Group Member (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Novus in the Virtual Data Room).
(b)   (i) each Material Contract is a legal, valid and binding obligation of the applicable Company Group Member and, to the knowledge of the Company, the other parties thereto, and no Company Group Member is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) no Company Group Member has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has, in all material respects, furnished or made available to Novus in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.
SECTION 4.17   Insurance.
(a)   Section 4.17a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which any Company Group Member is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.
(b)   With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no Company Group Member is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
SECTION 4.18   Board Approval; Vote Required.   The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.
SECTION 4.19   FDA/USDA/FTC Matters.   Except as set forth in Section 4.19 of the Disclosure Schedules, the Company is in compliance with all applicable Laws governing the growing, handling, purity, safety, quality, composition, and labeling of food sold for human consumption (collectively, the “Food Laws”), except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect. All products grown and sold by the Company satisfy the Company’s obligations with respect to applicable Food Laws, including the Federal

Food, Drug, and Cosmetic Act and implementing regulations including the Food Safety Modernization Act, the Organic Foods Production Act, and any other applicable Laws, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, the Company has not (i) received written notice of any adverse inspection, finding of deficiency or finding of non-compliance, which inspection or finding is material to the Company, (ii) received any written regulatory or warning letter, or (iii) to the Company’s Knowledge, been the subject of any investigation or other compliance or enforcement action, in each case, from or by any Governmental Authority. The Company has in place policies and procedures to allow for material compliance with all Food Laws applicable to the Company.
SECTION 4.20   Customers and Suppliers.
(a)   Section 4.20a) of the Company Disclosure Schedule sets forth a complete and list, as of the date of this Agreement, of customers and potential customers of the Products (each a “Material Customer”), during the twelve (12) month period ended as of June 30, 2020. Except as set forth on Section 4.20a) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the Knowledge of the Company, oral notice that any Material Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with any Company Group Member or its purchase of Products.
(b)   Section 4.20b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of up to the ten largest vendors, suppliers, service providers and other similar business relations of the Company and the Company Subsidiaries, in each case with expenditures in excess of $1,000,000 (each a “Material Vendor”) during the twelve (12) month period ended as of June 30, 2020, in each case measured by the expenditure by any Company Group Member during such period. Except as set forth in Section 4.20b) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the Knowledge of the Company, oral notice that any Material Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its relationship with any Company Group Member.
SECTION 4.21   Certain Business Practices.   Since inception, no Company Group Member or, to the Company’s knowledge, any directors or officers, agents or employees of any Company Group Member, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.
SECTION 4.22   Interested Party Transactions.   Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of any Company Group Member, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that any Company Group Member furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, any Company Group Member, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with any Company Group Member, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. No Company Group Member has, since inception, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Company Group Member, or (ii) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between any Company Group Member and any family member of any director, officer or other affiliate of any Company Group Member.
SECTION 4.23   Exchange Act.   No Company Group Member is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.24   Brokers.   Except for Cowen and Company, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Company Group Member. The Company has provided Novus with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and Cowen and Company, LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.
SECTION 4.25   Exclusivity of Representations and Warranties.   Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company Group, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Novus, its affiliates or any of their respective Representatives by, or on behalf of, any Company Group Member, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Novus, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Novus, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF NOVUS AND MERGER SUB
Except as set forth in the Novus SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Novus SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Novus SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization.), Section 5.03 (Capitalization.) and Section 5.04 (Authority Relative to This Agreement)), Novus hereby represents and warrants to the Company as follows:
SECTION 5.01   Corporate Organization.
(a)   Each of Novus and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Novus Material Adverse Effect.
(b)   Merger Sub is the only subsidiary of Novus. Except for Merger Sub, Novus does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.
SECTION 5.02   Organizational Documents.   Each of Novus and Merger Sub has heretofore furnished to the Company complete and correct copies of the Novus Organizational Documents and the Merger Sub Organizational Documents. The Novus Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Novus nor Merger Sub is in violation of any of the provisions of the Novus Organizational Documents and the Merger Sub Organizational Documents.

SECTION 5.03   Capitalization.
(a)   The authorized capital stock of Novus consists of (i) 30,000,000 shares of Novus Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Novus Preferred Stock”). As of the date of this Agreement (i) 12,650,000 shares of Novus Common Stock are issued and outstanding (which includes 10,000,000 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Novus Common Stock are held in the treasury of Novus, (iii) 13,250,000 Novus Warrants are issued and outstanding, and (iv) 13,250,000 shares of Novus Common Stock are reserved for future issuance pursuant to the Novus Warrants. As of the date of this Agreement, there are no shares of Novus Preferred Stock issued and outstanding. Each Novus Warrant is exercisable for one share of Novus Common Stock at an exercise price of $11.50.
(b)   As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights, and are held by Novus free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.
(c)   All outstanding Novus Units, shares of Novus Common Stock and Novus Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Novus Organizational Documents and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights.
(d)   The Per Share Merger Consideration being delivered by Novus hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Novus Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.
(e)   Except for securities issued pursuant to the Subscription Agreements, securities issued by Novus as permitted by this Agreement, the Novus Warrants and the right of certain Novus Initial Stockholders to convert up to $1,500,000 of any working capital loans they may make into warrants to purchase one share of Novus Common Stock (which such right has been waived pursuant to the Sponsor Support Agreement), Novus has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Novus or obligating Novus to issue or sell any shares of capital stock of, or other equity interests in, Novus. All shares of Novus Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to, or be issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights. Neither Novus nor any subsidiary of Novus is a party to, or otherwise bound by, and neither Novus nor any subsidiary of Novus has granted, any equity appreciation rights, participations, phantom equity or similar rights. Novus is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Novus Common Stock or any of the equity interests or other securities of Novus or any of its subsidiaries. Except with respect to the Novus Warrants, there are no outstanding contractual obligations of Novus to repurchase, redeem or otherwise acquire any shares of Novus Common Stock. The Novus Warrants have been validly issued, and constitute valid and binding obligations of Novus, enforceable against Novus in accordance with their terms, subject to the Remedies Exceptions. There are no outstanding contractual obligations of Novus to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(f)   There are no securities or instruments issued by or to which Novus or any Novus Initial Stockholder is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements, in each case, that have not been or will be waived on or prior to the Closing Date.
SECTION 5.04   Authority Relative to This Agreement.   Each of Novus, and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Novus and Merger Sub and the consummation by each of Novus and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Novus or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Novus Common Stock and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Novus Common Stock and the amendment and restatement of the Novus Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Novus Common Stock). This Agreement has been duly and validly executed and delivered by Novus and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Novus or Merger Sub, enforceable against Novus or Merger Sub in accordance with its terms subject to the Remedies Exceptions.
SECTION 5.05   No Conflict; Required Filings and Consents.
(a)   Subject to the approval by the stockholders of Novus of the Novus Proposals, neither execution and delivery of this Agreement by each of Novus and Merger Sub do not, and the performance of this Agreement by each of Novus and Merger Sub will not, (i) conflict with or violate the Novus Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Novus or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Novus or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Novus or Merger Sub is a party or by which each of Novus or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Novus Material Adverse Effect.
(b)   The execution and delivery of this Agreement by each of Novus and Merger Sub do not, and the performance of this Agreement by each of Novus and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Novus or Merger Sub from performing its material obligations under this Agreement.
SECTION 5.06   Compliance.   Neither Novus nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Novus or Merger Sub or by which any property or asset of Novus or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Novus or Merger Sub is a party or by which Novus or Merger Sub or any property or asset of Novus or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Novus Material Adverse Effect. Each of Novus and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Novus or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.
SECTION 5.07   SEC Filings; Financial Statements; Sarbanes-Oxley.
(a)   Novus has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since May 14, 2020, together with any amendments, restatements or supplements thereto (collectively, the “Novus SEC Reports”). Novus has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Novus with the SEC to all agreements, documents and other instruments that previously had been filed by Novus with the SEC and are currently in effect. As of their respective dates, the Novus SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Novus SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Novus SEC Report. Each director and executive officer of Novus has filed with the SEC on a timely basis all documents required with respect to Novus by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(b)   Each of the financial statements (including, in each case, any notes thereto) contained in the Novus SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Novus as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Novus has no off-balance sheet arrangements that are not disclosed in the Novus SEC Reports. No financial statements other than those of Novus are required by GAAP to be included in the consolidated financial statements of Novus
(c)   Except as and to the extent set forth in the Novus SEC Reports, neither Novus nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Novus’s and Merger Sub’s business.
(d)   Novus is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.
(e)   Novus has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Novus and other material information required to be disclosed by Novus in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Novus’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Novus’s principal executive officer and principal financial officer to material information required to be included in Novus’s periodic reports required under the Exchange Act.

(f)   Novus maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Novus maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Novus has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Novus to Novus’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Novus to record, process, summarize and report financial data. Novus has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Novus. Since June 30, 2020, there have been no material changes in Novus internal control over financial reporting.
(g)   There are no outstanding loans or other extensions of credit made by Novus to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Novus has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(h)   Neither Novus (including any employee thereof) nor Novus’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Novus, (ii) any fraud, whether or not material, that involves Novus’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Novus or (iii) any claim or allegation regarding any of the foregoing.
(i)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Novus SEC Reports. To the knowledge of Novus, none of the Novus SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
SECTION 5.08   Absence of Certain Changes or Events.   Since March 5, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Novus has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) Novus has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a Novus Material Adverse Effect, and (d) Novus has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.
SECTION 5.09   Absence of Litigation.   There is no Action pending or, to the knowledge of Novus, threatened against Novus, or any property or asset of Novus, before any Governmental Authority. Neither Novus nor any material property or asset of Novus is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Novus, continuing investigation by, any Governmental Authority.
SECTION 5.10   Board Approval; Vote Required.
(a)   The Novus Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Novus and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of Novus approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Novus at the Novus Stockholders’ Meeting.

(b)   The only vote of the holders of any class or series of capital stock of Novus necessary to approve the Novus Proposals is the affirmative vote of the holders of a majority of the outstanding shares of Novus Common Stock.
(c)   The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.
(d)   The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.
SECTION 5.11   No Prior Operations of Merger Sub.   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.
SECTION 5.12   Brokers.   Other than EarlyBirdCapital, Inc. and Cowen and Company, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Novus or Merger Sub. Novus has provided the Company with a true and complete copy of all outstanding contracts, agreements and arrangements (including engagement letters) with EarlyBirdCapital, Inc. and Cowen and Company, LLC.
SECTION 5.13   Novus Trust Fund.   As of the date of this Agreement, Novus has no less than $100,000,000 in the trust fund established by Novus for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at UBS Group AG (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 19, 2020, between Novus and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Novus has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Novus or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Novus and the Trustee that would cause the description of the Trust Agreement in the Novus SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Novus, that would entitle any person (other than stockholders of Novus who shall have elected to redeem their shares of Novus Common Stock pursuant to the Novus Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Novus Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Novus, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Novus shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Novus as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Novus due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Novus who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Novus in connection with its efforts to effect the Merger

(including fees owed by Novus to EarlyBirdCapital, Inc., pursuant to that certain Business Combination Marketing Agreement, dated May 19, 2020, between EarlyBirdCapital, Inc. and Novus). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Novus has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Novus at the Effective Time.
SECTION 5.14   Employees.   Other than any officers as described in the Novus SEC Reports, Novus and Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Novus’s officers and directors in connection with activities on Novus’s behalf in an aggregate amount not in excess of the amount of cash held by Novus outside of the Trust Account, Novus has no unsatisfied material liability with respect to any employee, officer or director. Novus and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.
SECTION 5.15   Taxes.
(a)   Novus and Merger Sub (i) have duly filed all Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are required to have been paid by Novus or Merger Sub; (iii) have not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing.
(b)   Neither Novus nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment (in each case, other than customary indemnification provisions in commercial agreements the primary subject matter of which is not Taxes).
(c)   Each of Novus and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.
(d)   Neither Novus nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.
(e)   Neither Novus nor Merger Sub has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or by contract or otherwise.
(f)   No Taxing authority or agency has asserted in writing or, to the knowledge of Novus and Merger Sub, has threatened to assert against Novus or Merger Sub, any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.
(g)   There are no Tax liens upon any assets of Novus or Merger Sub except for Permitted Liens.
(h)   Neither Novus nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return.
(i)   Neither Novus nor Merger Sub (i) has any request for a ruling in respect of Taxes pending between the Company and any Tax authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority.
(j)   Neither Novus nor Merger Sub has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)   Neither Novus nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(l)   Neither Novus nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Novus nor Merger Sub has a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.
(m)   No claim has ever been made by a Taxing authority in a jurisdiction in which Novus or Merger Sub does not file Tax Returns that Novus or Merger Sub, as applicable, is or may be subject to taxation in such jurisdiction.
(n)   Novus and Merger Sub, after consultation with their tax advisors, are not aware of the existence of any fact, or any action Novus or Merger Sub have taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, Novus and Merger Sub have not taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.
SECTION 5.16   Listing.   The issued and outstanding Novus Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “NOVSU”. The issued and outstanding shares of Novus Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “NOVS”. The issued and outstanding Novus Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “NOVSW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Novus, threatened in writing against Novus by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the Novus Units, the shares of Novus Common Stock, or Novus Warrants or terminate the listing of Novus on the Nasdaq Capital Market. None of Novus or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of Novus Common Stock, or the Novus Warrants under the Exchange Act.
SECTION 5.17   PIPE Investment.   Novus has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Novus with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to purchase shares of Novus Common Stock at a purchase price of $10.00 per share in the Private Placement solely for purposes of consummating the transactions contemplated hereby in an aggregate amount at least equal to the Minimum PIPE Commitment and not in excess of the Maximum PIPE Allocation. The Subscription Agreement with each PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Novus. Each Subscription Agreement is a legal, valid and binding obligation of Novus, enforceable against Novus in accordance with its terms subject to the Remedies Exceptions and, to the knowledge of Novus, is a legal, valid and binding obligation of each PIPE Investor, enforceable against each PIPE Investor in accordance with its terms subject to the Remedies Exceptions. The Subscription Agreements provide that the Company is a party thereto and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between Novus and any PIPE Investor relating to any Subscription Agreement or the Private Placement that could affect the obligation of such PIPE Investors to purchase the shares of Novus Common Stock in the Private Placement equal to the commitment amount set forth in the Subscription Agreement of such PIPE Investor. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Novus under any material term or condition of any Subscription Agreement and, as of the date hereof, Novus has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to purchase the shares of Novus Common Stock in the Private Placement in commitment amount set forth in the Subscription Agreements on the terms therein.

SECTION 5.18   Novus’s and Merger Sub’s Investigation and Reliance.   Each of Novus and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Subsidiaries, and the Transactions, which investigation, review and analysis were conducted by Novus and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Novus, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries, and the Transactions. Neither Novus nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Group Member or any of their Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by any Company Group Member pursuant to this Agreement. No Company Group Member, nor any of their respective stockholders, affiliates or Representatives shall have any liability to Novus, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Novus or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Novus and Merger Sub acknowledge that no Company Group Member, nor any of their stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving any Company Group Member.
ARTICLE VI.
CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.01   Conduct of Business by the Company Pending the Merger.
(a)   The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Novus shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):
(i)   the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and
(ii)   the Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to (A) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (B) keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and (C) preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company and the Company Subsidiaries have significant business relations.
(b)   By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), no Company Group Member shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Novus (which consent shall not be unreasonably conditioned, withheld or delayed):
(i)   amend or otherwise change its Company Group Organizational Documents;
(ii)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of any Company Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Company Group Member, provided that the consent of Novus shall not be required with respect to (1) the exercise or settlement of any Company Options or grants of Company Options or Company Share Awards in the ordinary course of business and the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock or any Company Share Awards, and (2) the issuance or sale of any class of capital stock of any Company Group Member, or any Company Interim Period Convertible Notes, in a bona fide financing (“Company Interim Securities”) in accordance with the limitations set forth in Section 6.01b)ii) of the Company Disclosure Schedule, in an aggregate principal amount not to exceed $30,000,000 (a “Company Permitted Interim Financing”); or (B) any material assets of any Company Group Member;
(iii)   form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;
(iv)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
(v)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;
(vi)   (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $1,000,000 of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, provided that the incurrence of Company Permitted Interim Financing shall not require the consent of Novus;
(vii)   (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any Company Group Member (or their respective beneficiaries or dependents) as of the date of this Agreement, (B) enter into any new, or amend in any material respect any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that the Company Group may (1) increase base compensation of current directors, officers, employees or consultants as set forth on Section 6.01b)vii) of the Company Disclosure Schedule, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of this Agreement and reflected on Section 4.10a) of the Company Disclosure Letter, (3) change the title of its employees in the ordinary course of business consistent with past practice, and (4) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement and reflected on Section 4.10a) of the Company Disclosure Letter;
(viii)   other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10a) of the Company Disclosure Schedule or that any Company Group Member is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of any Company Group Member;
(ix)   adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;
(x)   materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xi)   (A) amend any income, franchise or other material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;
(xii)   materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to any Company Group Member, except in the ordinary course of business;
(xiii)   enter into any contract, agreement or arrangement that obligates any Company Group Member to develop any Intellectual Property related to the business of any Company Group Member or the Products, other than where the results of the Company’s or any Company Subsidiary’s performance would be Company-Owned IP;
(xiv)   intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP; or
(xv)   enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
Nothing herein shall require any Company Group Member to obtain consent from Novus to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Novus, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the Closing Date. Prior to the Closing Date, each of Novus and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
SECTION 6.02   Conduct of Business by Novus and Merger Sub Pending the Merger.
(a)   Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), except as set forth on Section 6.02 of the of the disclosure schedule delivered by Novus in connection with this Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Novus agrees that during the Interim Period, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Novus and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice.
(b)   By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 6.02 of the Company Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither Novus nor Merger Sub shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:
(i)   amend or otherwise change the Novus Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Novus other than Merger Sub;
(ii)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Novus Organizational Documents;

(iii)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Novus Common Stock or Novus Warrants except for redemptions from the Trust Fund;
(iv)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Novus or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Novus or Merger Sub, except in connection with a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated hereby;
(v)   acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
(vi)   incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Novus, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated hereby;
(vii)   make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;
(viii)   (A) amend any income, franchise or other material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;
(ix)   liquidate, dissolve, reorganize or otherwise wind up the business and operations of Novus or Merger Sub;
(x)   amend the Trust Agreement or any other agreement related to the Trust Account; or
(xi)   enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
Nothing herein shall require Novus to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the operations of Novus prior to the Closing Date. Prior to the Closing Date, each of Novus and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
SECTION 6.03   Claims Against Trust Account.   The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Novus on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust

Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Novus, Merger Sub or any other person (a) for legal relief against monies or other assets of Novus or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Novus (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Novus consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Novus shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Novus prevails in such action or proceeding.
ARTICLE VII.
ADDITIONAL AGREEMENTS
SECTION 7.01   Proxy Statement.
(a)   As promptly as practicable after the execution of this Agreement and Novus’s receipt of the Audited Financial Statements, subject to the terms of this Section 7.01, Novus (with the assistance and cooperation of the Company as reasonably requested by Novus) shall prepare and file with the SEC (i) a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to (A) the stockholders of Novus relating to the meeting of Novus’s stockholders (including any adjournment or postponement thereof, the “Novus Stockholders’ Meeting”) to be held to consider (1) approval and adoption of this Agreement and the Merger, (2) approval of the issuance of Novus Common Stock as contemplated by this Agreement and the Subscription Agreements, (3) the approval and adoption of the second amended and restated Novus Certificate of Incorporation as set forth on Exhibit G, including the conversion of Novus into a public benefit corporation contemplated thereby, (4) the approval and adoption of an equity incentive plan, in form and substance reasonably acceptable to Novus and the Company that provides for grant of awards to employees and other service providers of the Surviving Corporation and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on Novus Common Stock with a total pool of awards of Novus Common Stock not exceeding ten percent (10%) of the aggregate number of the sum of (x) shares of Novus Common Stock outstanding at the Closing and (y) securities convertible into Novus Common Stock, with an annual “evergreen” increase of not more than five percent (5%) of the shares of Novus Common Stock outstanding as of the day prior to such increase, (5) the approval and adoption of an employee stock purchase plan, in form and substance reasonably acceptable to Novus and the Company, that provides for grant of purchase rights with respect to Novus Common Stock to employees of the Surviving Corporation and its Subsidiaries with a total pool of shares of Novus Common Stock not exceeding one and one half percent (1.5%) of the aggregate number of the sum of (x) shares of Novus Common Stock outstanding at the Closing and (y) securities convertible into Novus Common Stock, with an annual “evergreen” increase of one percent (1%) of the shares of Novus Common Stock outstanding as of the day prior to such increase, and (6) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “Novus Proposals”) and (B) to the stockholders of the Company as an information statement relating to the action to be taken by the stockholders of the Company pursuant to the Written Consent or by vote at a Company Stockholder Meeting; and (ii) a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Novus Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and (B) held by, or issuable to, the Novus Initial Stockholders, immediately prior to the Effective Time. Novus and the Company shall each pay one half of all registration and filing fees due in connection with the Registration Statement.
(b)   Each of Novus and the Company shall furnish all information concerning such part as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Novus and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (iii) to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Novus shall use commercially reasonable efforts to take any action required under any applicable federal or state securities laws in connection with the issuance of shares of Novus Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, Novus shall mail the Proxy Statement to its stockholders. As promptly as practicable following the clearance of the Proxy Statement by the SEC, Novus shall mail the Proxy Statement to its stockholders.
(c)   No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Novus or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Novus and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Novus Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Novus and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.
(d)   Novus represents that the information supplied by Novus for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Novus, (iii) the time of the Novus Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Novus or Merger Sub, or their respective officers or directors, should be discovered by Novus which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Novus shall promptly inform the Company. All documents that Novus is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
(e)   The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Novus, (iii) the time of Novus’ Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to any Company Group Member, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Novus. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 7.02   Novus Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.
(a)   Novus shall call and hold the Novus Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the Novus Proposals, and Novus shall use its reasonable best efforts to hold the Novus Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided that Novus may postpone or adjourn the Novus Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Novus Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Novus Proposals or otherwise take actions consistent with Novus’s obligations pursuant to Section 7.10 of this Agreement. Novus shall use its reasonable best efforts to obtain the approval of the Novus Proposals at the Novus Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Novus Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Novus Board shall recommend to its stockholders that they approve the Novus Proposals and shall include such recommendation in the Proxy Statement.
(b)   Promptly following the execution of this Agreement, Novus shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.
SECTION 7.03   Company Stockholders’ Written Consent.   Upon the terms set forth in this Agreement, the Company shall (a) seek the irrevocable written consent, in form and substance reasonably acceptable to Novus, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within seventy-two (72) hours after the Registration Statement becomes effective and deliver a copy of the Written Consent to Novus and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Common Stock and Company Preferred Stock for the purpose of voting solely upon the adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Company Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within ten (10) days after the Registration Statement becomes effective. The Company shall use its best efforts to obtain the Company Stockholder Approval at the Company Stockholder Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of this Agreement and the Merger, and shall take all other action necessary or advisable to secure the Company Stockholder Approval.
SECTION 7.04   Access to Information; Confidentiality.
(a)   During the Interim Period, the Company and Novus shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel, Taxes and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax-Free Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.15(b). Notwithstanding the foregoing, neither the Company nor Novus shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).
(b)   All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, effective as of August 10, 2020 (the “Confidentiality Agreement”), between Novus and the Company.

(c)   Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any tax advisor as is reasonably necessary regarding the tax treatment and tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the tax treatment and tax structure of the Transactions and all materials (including any tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.
SECTION 7.05   Exclusivity.
(a)   During the Interim Period, the Company shall not take, nor shall it permit any of its controlled affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Novus, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, sale of ownership interests and/or assets (other than asset sales in the ordinary course of business) of the Company, recapitalization or similar transaction, in each case other than (i) the Transactions, (ii) any purchase of shares of Novus Common Stock in any Private Placement, or (iii) any issue of shares of Company Preferred Stock, Company Common Stock or any Company Interim Period Convertible Notes or other indebtedness convertible into or securities exercisable for any such Company Preferred Stock, Company Common Stock permitted without the consent of Novus in accordance with Section 6.01(b), including in any Company Permitted Interim Financing (a “Company Business Combination Proposal”) other than with Novus, its stockholders and their respective affiliates and Representatives or the PIPE Investors with respect to the Private Placement; provided that the foregoing shall not apply to, or restrict the Company from soliciting, structuring, entering into or consummating a Company Permitted Interim Financing. In addition, the Company shall, and shall cause its controlled affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination Proposal.
(b)   During the Interim Period, Novus shall not, nor shall Novus permit any of its controlled affiliates or Representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning any merger, purchase of ownership interests or assets of Novus, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the Novus Organizational Documents), in each case, other than the Transactions (a “Novus Business Combination Proposal”). In addition, Novus shall, and shall cause its controlled affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Novus Business Combination Proposal.
SECTION 7.06   Employee Benefits Matters.
(a)   The parties shall cooperate to establish an equity incentive award plan that will allow the parties to effectuate the actions set forth in Section 3.01(b)(iv), which may include Novus assuming the Company Option Plan and/or establishing a new equity incentive award compensation, in accordance with Section 7.01(a). In the event that Novus determines to assume the Company Option Plan, Novus, Merger Sub and the Company shall cooperate to take all actions necessary for the adoption to take place prior to the Effective Time.
(b)   The Company shall cause all notices to be timely provided to each optionee under the Company Option Plan as required by the Company Option Plan.
(c)   Novus shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company and any Company Subsidiary who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with any Company Group Member; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Novus shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.
(d)   The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Novus, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.
SECTION 7.07   Adoption of Equity Plan and ESPP .   Prior to the effectiveness of the Proxy Statement and Registration Statement, Novus will adopt a customary equity incentive plan and customary employee stock purchase plan, each of which is reasonably acceptable to the Company, in accordance with Section 7.01(a).
SECTION 7.08   Directors’ and Officers’ Indemnification.
(a)   The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Effective Time, Novus agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Group Organizational Documents or any director indemnification agreement or employment agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Novus further agrees that with respect to the provisions of the Company Group Organizational Documents relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any Company Group Member, unless such modification shall be required by applicable Law.

(b)   Prior to the Effective Time, Novus shall or shall cause Merger Sub to, purchase and obtain as of the Closing Date “tail” insurance policies extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are currently covered by the Company’s, Novus’ and Merger Sub’s directors’ and officers’ liability insurance policies, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by, or for the benefit of, the Company, Novus and Merger Sub, as applicable.
(c)   On the Closing Date, Novus shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Novus with the post-Closing directors and officers of Novus, which indemnification agreements shall continue to be effective following the Closing.
SECTION 7.09   Notification of Certain Matters.   During the Interim Period, the Company shall give prompt notice to Novus, and Novus shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.
SECTION 7.10   Further Action; Reasonable Best Efforts.
(a)   Upon the terms and subject to the conditions of this Agreement, during the Interim Period, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.
(b)   During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.
(c)   Notwithstanding the generality of the foregoing, Novus shall use its reasonable best efforts to consummate the Private Placement in accordance with the Subscription Agreements, in an aggregate amount not to exceed the Maximum PIPE Allocation, and the Company shall cooperate with Novus in such efforts. Novus shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to any Subscription Agreement that would reasonably be expected to cause the condition set forth in Section 8.01(g) to fail.
SECTION 7.11   Public Announcements.   The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Novus and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq Capital Market, each of Novus and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.11 shall prevent Novus or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11.
SECTION 7.12   Stock Exchange Listing.   Novus will use its reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on Nasdaq Capital Market at Closing. Novus and the Company shall each pay one half of all filing fees and out-of-pocket expenses due in connection with any such listing of the Per Share Merger Consideration issued in connection with the Transactions (excluding, for the avoidance of doubt, expenses of such party’s legal counsel). During the Interim Period, Novus shall use its reasonable best efforts to keep the Novus Common Stock and Novus Warrants listed for trading on Nasdaq Capital Market.
SECTION 7.13   Antitrust.
(a)   To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Novus each shall file with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report From as required by the HSR Act. Novus and the Company shall each pay one half of all administrative filing fees and out-of-pocket expenses due in connection with any such required filing (excluding, for the avoidance of doubt, expenses of such party’s legal counsel). The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.
(b)   Novus and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.13(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.
(c)   No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
SECTION 7.14   Trust Account.   As of the Effective Time, the obligations of Novus to dissolve or liquidate within a specified time period as contained in the Novus Certificate of Incorporation will be terminated and Novus shall have no obligation whatsoever to dissolve and liquidate the assets of Novus by reason of the consummation of the Merger or otherwise, and no stockholder of Novus shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Novus shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Novus (to be held as available cash on the balance sheet of Novus, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.
SECTION 7.15   Tax Matters.
(a)   After the Closing, each of Novus, Merger Sub, the Company and their respective affiliates and Representatives shall (A) file all Tax Returns consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Novus for the taxable year that includes the Merger), and (B) except to the extent otherwise required by a “determination” as such term is used in Section 1313 of the Code, take no position or action inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax Returns or otherwise).
(b)   Each of Novus, Merger Sub, and the Company and their respective affiliates and Representatives shall cooperate and use its respective reasonable best efforts to cause the Merger to qualify for the Intended Tax-Free Treatment, and not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. Such cooperation and reasonable best efforts shall include (but not be limited to): (i) taking actions (and not failing to take actions) to cause the Merger to qualify for the Intended Tax-Free Treatment, and not taking actions (or failing to take actions) that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment; (ii) a party promptly notifying the other party that such party knows or has reason to believe that the Merger may not qualify for the Intended Tax-Free Treatment; and (iii) in the event either Novus or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax-Free Treatment, or the SEC requests or requires tax opinions, each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything in this Agreement to the contrary, no party shall be required to undertake any of the following in order to cause the Merger to qualify for the Intended Tax-Free Treatment: (x) modify the Per Share Merger Consideration; or (y) surrender, undermine or alter any of its other economic or legal rights pursuant to this Agreement to an extent that materially and adversely affects the benefits intended to be conferred upon Novus and its shareholders, the Novus Initial Stockholders, or any affiliates thereof (as contemplated by this Agreement prior to giving effect to any surrendering, undermining or alteration of such rights).

(c)   For U.S. federal income Tax purposes, each of Novus, the Company and their respective affiliates intend that this Agreement, including any amendments thereto, be, and is hereby adopted as, the “plan of reorganization” involving the Merger within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
(d)   For the avoidance of doubt, and notwithstanding anything to the contrary, each party acknowledges that it (and its respective Representatives and owners): (i) has had a reasonable opportunity to consult with tax advisors of its own choosing regarding this Agreement, the Transactions, and the tax structure of the Transactions, in each case, in accordance with the Confidentiality Agreement; (ii) is aware of the Tax consequences of the Transactions; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for tax advice regarding the Transactions; and (iv) other than representations and warranties explicitly provided pursuant to this Agreement (including pursuant to Section 7.15(b)), is not relying upon any representation or warranty from any party in determining the Tax treatment of the Transactions.
SECTION 7.16   Directors.   Novus and the Company shall take all necessary action so that immediately after the Effective Time, the board of directors of Novus is comprised of the individuals designated on Exhibit H.
SECTION 7.17   Audited Financial Statements.   The Company shall use reasonable best efforts to deliver true and complete copies of the audited balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”) not later than 21 days from the date hereof.
ARTICLE VIII.
CONDITIONS TO THE MERGER
SECTION 8.01   Conditions to the Obligations of Each Party.   The obligations of the Company, Novus and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:
(a)   Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.
(b)   Novus Stockholders’ Approval.   The Novus Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Novus in accordance with the Proxy Statement, the DGCL, the Novus Organizational Documents and the rules and regulations of the Nasdaq Capital Market.
(c)   Effectiveness of Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.
(d)   No Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.
(e)   HSR.   All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.
(f)   Consents.   All consents, approvals and authorizations set forth on Section 8.01f) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(g)   PIPE Closing.   The sale and issuance by Novus of Novus Common Stock in an aggregate amount at least equal to the Minimum PIPE Commitments and not in excess of the Maximum PIPE Allocation shall have been consummated in accordance with the terms of the Subscription Agreements.
(h)   Novus Net Tangible Assets.   Novus shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Novus Organizational Documents.
(i)   Stock Exchange Listing.   The shares of Novus Common Stock shall be listed on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.
SECTION 8.02   Conditions to the Obligations of Novus and Merger Sub.   The obligations of Novus and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:
(a)   Representations and Warranties.   The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 4.04 and Section 4.24 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except, in the case of Section 4.03(c), to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement) (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08 shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 4.03(a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Novus, Merger Sub or their affiliates and (iv) the other provisions of ARTICLE IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b)   Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c)   Officer Certificate.   The Company shall have delivered to Novus a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).
(d)   Material Adverse Effect.   No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.
(e)   Resignation.   Other than those persons identified as continuing directors on Exhibit H, all members of the Company Board shall have executed written resignations effective as of the Effective Time.
(f)   Stockholder Rights Agreement.   All parties to the Stockholder Rights Agreement (other than Novus and the Novus Initial Stockholders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Stockholder Rights Agreement duly executed by all such parties.
(g)   Registration Rights Agreement.   All parties to the Registration Rights Agreement (other than Novus and the Novus Initial Stockholders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Registration Rights Agreement duly executed by all such parties.

(h)   Lock-Up Agreements.   All parties to the Lock-Up Agreements (other than Novus and the Novus Initial Stockholders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Lock-Up Agreements duly executed by all such parties.
(i)   FIRPTA Tax Certificates.   The Company shall deliver to Novus in a form reasonably acceptable to Novus, dated as of the Closing Date, a properly executed certification that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Novus with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.
(j)   Audited Financial Statements.   The Company shall have delivered to Novus the Audited Financial Statements.
SECTION 8.03   Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:
(a)   Representations and Warranties.   The representations and warranties of Novus and Merger Sub contained in (i) Section 5.01, Section 5.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Novus, Merger Sub or their affiliates and (iv) the other provisions of ARTICLE V shall be true and correct in all respects (without giving effect to any “materiality,” “Novus Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Novus Material Adverse Effect.
(b)   Agreements and Covenants.   Novus and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c)   Officer Certificate.   Novus shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Novus, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).
(d)   Material Adverse Effect.   No Novus Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.
(e)   Stockholder Rights Agreement.   Novus shall have delivered a copy of the Stockholder Rights Agreement duly executed by Novus and the Novus Initial Stockholders party thereto.
(f)   Registration Rights Agreement.   Novus shall have delivered a copy of the Registration Rights Agreement duly executed by Novus and the Novus Initial Stockholders party thereto.
(g)   Sponsor Restricted Stock Agreement.   The Novus Initial Stockholders shall have delivered the Sponsor Restricted Stock Agreement duly executed by Novus and the Novus Initial Stockholders party thereto.

(h)   Trust Fund.   Novus shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to Novus immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Novus in respect of all or a portion of the payment obligations set forth in Section 7.14 and the payment of Novus’s fees and expenses incurred in connection with this Agreement and the Transactions.
SECTION 8.04   Frustration of Conditions.   None of Novus, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party to be satisfied, as required by Section 7.10.
ARTICLE IX.
TERMINATION, AMENDMENT AND WAIVER
SECTION 9.01   Termination.   This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Novus, as follows:
(a)   by mutual written consent of Novus and the Company; or
(b)   by either Novus or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; and provided, further, that in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or
(c)   by either Novus or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; or
(d)   by either Novus or the Company if any of the Novus Proposals shall fail to receive the requisite vote for approval at the Novus Stockholders’ Meeting; or
(e)   by Novus if the Company shall have failed to obtain the Company Stockholder Approval within ten (10) days after the Registration Statement becomes effective; or
(f)   by Novus upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02a) and 8.02b) would not be satisfied (“Terminating Company Breach”); provided that Novus has not waived such Terminating Company Breach and Novus and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Novus may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Novus to the Company; or
(g)   by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Novus or Merger Sub set forth in this Agreement, or if any representation or warranty of Novus or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03a) and 8.03b) would not be satisfied (“Terminating Novus Breach”); provided that the Company has not waived such Terminating Novus Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Novus Breach is curable by Novus and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Novus and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Novus.
SECTION 9.02   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 7.04 Section 7.04(b), Section 7.11, this Section 9.02, Section 9.03, Article X (collectively, the “Surviving Provisions”), and any corresponding definitions set forth in Article I and any other Section or Article of this Agreement referenced in such Surviving Provisions, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto. The Surviving Provisions and the Confidentiality Agreement shall in each case survive any termination of this Agreement.
SECTION 9.03   Expenses.   Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated. For avoidance of doubt, the filing and registration fees contemplated by Section 7.01, the listing fees contemplated by Section 7.12 and the filing fees and expenses contemplated by Section 7.13 shall be paid one half by each of the parties hereto; provided, that each party further acknowledges that such party shall be responsible for the fees and expenses payable by such party to its respective Representatives with respect to such matters.
SECTION 9.04   Amendment.   This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
SECTION 9.05   Waiver.   At any time prior to the Effective Time, (i) Novus may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Novus or Merger Sub, (b) waive any inaccuracy in the representations and warranties of Novus or Merger Sub contained herein or in any document delivered by Novus and/or Merger pursuant hereto and (c) waive compliance with any agreement of Novus or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE X.
GENERAL PROVISIONS
SECTION 10.01   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):
if to Novus or Merger Sub:
Novus Capital Corporation
8556 Oakmont Lane
Indianapolis, IN 4626
Attention: Robert J. Laikin, Chairman and Larry M. Paulson, President & CEO
Email: robertjlaikin@gmail.com, larrympaulson@gmail.com
with a copy to:
Blank Rome LLP
1271 Avenue of the Americas

New York, NY 10019
Attention: Robert J. Mittman and Kathleen Cunningham
Email: rmittman@blankrome.com; kcunningham@blankrome.com
if to the Company:
AppHarvest, Inc.
401 W. Main Street, Suite 321
Lexington, KT 40507
Attention: Jonathan Webb, CEO
Email: Jonathan@appharvest.com
with a copy to:
Cooley LLP
1299 Pennsylvania Avenue, NW, Suite 700
Washington, DC 20004
Attention: Derek O. Colla and David I. Silverman
Email: dcolla@cooley.com; dsilverman@cooley.com
SECTION 10.02   Nonsurvival of Representations, Warranties and Covenants
None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.
SECTION 10.03   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
SECTION 10.04   Entire Agreement; Assignment.   This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.
SECTION 10.05   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
SECTION 10.06   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
SECTION 10.07   Waiver of Jury Trial.   Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.
SECTION 10.08   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 10.09   Counterparts.   This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
SECTION 10.10   Specific Performance.
(a)   The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Transactions. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each such party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Such Action shall be brought in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to any applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.
(b)   The parties further agree that the Company would suffer irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties to the Subscription Agreements do not perform their obligations under the provisions of such Subscription Agreements (including failing to take such actions as are required of them thereunder to consummate the Private Placement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) if the parties to the Subscription Agreements do not perform their obligations under the provisions of the Subscription Agreements, then (1) the

Company shall have the right to either (at the Company’s election) (I) on behalf of Novus, seek an injunction, specific performance, or other equitable relief, to prevent breaches of such Subscription Agreements and to enforce specifically the terms and provisions thereof, without proof of damages or (II) seek an injunction, specific performance, or other equitable relief, to cause Novus to prevent breaches of the Subscription Agreements and to cause Novus to enforce specifically the terms and provisions thereof, without proof of damages, in each case of the foregoing clauses (I) and (II), prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which it is entitled under this Agreement, and (2) Novus shall not object or otherwise oppose any Action pursuant to which the Company is exercising its rights pursuant to the foregoing clause (1), and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement.
(c)   Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.
SECTION 10.11   No Recourse.   All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”) except as set forth in this Section 10.11. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, except with respect to actual and intentional common law fraud under the laws of the State of Delaware (“Fraud”) against the person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.
[Signature Page Follows.]

IN WITNESS WHEREOF, Novus, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
NOVUS CAPITAL CORPORATION
By
/s/ Larry M. Paulson

Name:
Larry M. Paulson

Title:
Chief Executive Officer

ORGA, INC.
By
/s/ Larry M. Paulson

Name:
Larry M. Paulson

Title:
President

APPHARVEST, INC.
By
/s/ Jonathan Webb

Name:
Jonathan Webb

Title:
Chief Executive Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

EXHIBIT A
Form of Stockholder Rights Agreement
[Attached]

Execution
STOCKHOLDERS RIGHTS AGREEMENT
This STOCKHOLDERS RIGHTS AGREEMENT (this “Agreement”), dated as of [      ], 2020, is entered into by and among Novus Capital Corporation, a Delaware corporation (the “Company”), and each of the stockholders of the Company or AppHarvest, Inc., a Delaware public benefit corporation (“AppHarvest”), whose name appears on the signature pages hereto (each a “Stockholder,” and collectively, the “Stockholders”). Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Business Combination Agreement and Plan of Reorganization by and among the Company, ORGA, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and AppHarvest, dated as of September 28, 2020 (as amended, restated, supplemented, modified or waived from time to time in accordance with its terms, the “BCA”).
WHEREAS, pursuant to the BCA, Merger Sub will be merged with and into AppHarvest (the “Merger”), with AppHarvest surviving the Merger as a wholly owned subsidiary of the Company;
WHEREAS, prior to the closing of the Merger, the Company will hold a meeting of the Company’s stockholders to consider, among other things, (1) the approval and adoption of the BCA and the Merger, (2) the approval of the issuance of Novus Common Stock as contemplated by the BCA and the Subscription Agreements, (3) the approval and adoption of the second amended and restated Novus Certificate of Incorporation as set forth on Exhibit G to the BCA, including the conversion of Novus into a public benefit corporation contemplated thereby, (4) the approval and adoption of an equity incentive plan, in accordance with the BCA, (5) the approval and adoption of an employee stock purchase plan, in accordance with the BCA, and (6) any other proposals the Company and AppHarvest deem necessary to effectuate the Transactions (the “Novus Proposals”); and
WHEREAS, in connection with the consummation of the Merger pursuant to the BCA, the Stockholders and the Company have entered into this Agreement to set forth certain understandings among such parties, including with respect to certain governance and voting matters.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
GOVERNANCE AND VOTING MATTERS
Section 1.1   Board and Committees.
(a)   Subject to the approval of the Novus Proposals and the consummation of the Merger, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the Board under Delaware law) to cause the following to occur immediately after the effective time of the Merger:
(i)   The Board to consist of ten directors (each, a “Director”), including Jonathan Webb, Kiran Bhatraju, Martha Stewart, Anna Mason, J.D. Vance, Jeffrey Ubben, David Lee, David Chen, Greg Couch, and Robert Laikin;
(ii)   The audit committee of the Board to consist of three directors, including David Lee, as chair, Greg Couch, and J.D. Vance;
(iii)   The compensation committee of the Board to consist of three directors, including Kiran Bhatraju, as chair, Martha Stewart, and Anna Mason; and
(iv)   The nominating and governance committee of the Board to consist of three directors, including Jeffrey Ubben, as chair, David Chen, and Robert Laikin.
(b)   After the Closing, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the Board under

Delaware law) to (i) cause the Board to nominate and recommend for election to the Board at the Company’s annual meeting of stockholders in 2021 (the “First Annual Meeting”) each of the above-mentioned individuals (the “Nominees”), each to serve until their successors are duly elected and qualified, and (ii) cause each applicable Nominee to be included in the proxy statement prepared by management of the Company in connection with the Company’s soliciting proxies or consents in favor of the foregoing for the First Annual Meeting, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of members of the Board at the First Annual Meeting.
(c)   If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, the Stockholders holding a majority of the shares of Novus Common Stock shall be entitled to designate promptly another Nominee and the Stockholders and the Company shall take all necessary and desirable actions within its control such that the director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten days of such designation. Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless the Stockholders fail to designate such Nominee for more than 30 days, after which the Company may appoint an interim successor nominee who may serve as a director if duly elected until the Stockholders make such designation. The Stockholders shall not be obligated to designate all (or any) of the directors they are entitled to designate pursuant to this Agreement but the failure to do so shall not constitute a waiver of their rights hereunder.
(d)   The Company shall (i) purchase directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary and (ii) for so long as any Director to the Board nominated pursuant to the terms of this Agreement serves as a Director of the Company, maintain such coverage with respect to such Directors.
Section 1.2   Voting.   Subject to the approval of the Novus Proposals and the consummation of the Merger, the Stockholders shall vote, or provide a written consent or proxy with respect to, their shares of the Novus Common Stock in favor of each of the Nominees and/or other person who has been recommended by the Board for such appointment or nomination in accordance with Section 1.1(c) at the First Annual Meeting and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board with respect to the First Annual Meeting.
Section 1.3   Restrictions on Other Agreements.   The Stockholders shall not, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to their shares of Common Stock if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or agreements are with other holders of shares of Common Stock that are not parties to this Agreement or otherwise).
ARTICLE II
TERMINATION
Section 2.1   Termination.   This Agreement shall terminate after the First Annual Meeting.
ARTICLE III
MISCELLANEOUS
Section 3.1   Notices.   All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (i) personally delivered, when received, (ii) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (iii) mailed by registered or certified mail, when received, and (iv) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.
(a)   If to the Company prior to the closing of the Merger, to:
Novus Capital Corporation
8556 Oakmont Lane
Indianapolis, IN 4626
Attention: Robert J. Laikin, Chairman and Larry M. Paulson, President & CEO
Email: robertjlaikin@gmail.com, larrympaulson@gmail.com
with a copy to:
Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Robert J. Mittman and Kathleen Cunningham
Email: rmittman@blankrome.com; kcunningham@blankrome.com
(b)   If to the Company after the closing of the Merger, to:
AppHarvest, Inc.
401 W. Main Street, Suite 321
Lexington, KY 40507
Attention: Jonathan Webb
Email: Jonathan@appharvest.com
with a copy to:
Cooley LLP
1299 Pennsylvania Avenue, NW, Suite 700
Washington, DC 20004
Attention: Derek O. Colla and David I. Silverman
Email: dcolla@cooley.com; dsilverman@cooley.com
(c)   If to the Stockholders, to the addresses set forth on the signature pages hereto.
Section 3.2   Severability.   The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 3.3   Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.
Section 3.4   Entire Agreement; No Third Party Beneficiaries.   This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.
Section 3.5   Further Assurances.   Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 3.6   Governing Law; Equitable Remedies.   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.
Section 3.7   Consent To Jurisdiction.   With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 3.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Section 3.8   Amendments; Waivers.
(a)   No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.
(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 3.9   Assignment.   Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
Section 3.10   No Recourse.   This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
COMPANY:
NOVUS CAPITAL CORPORATION
By:

Name:
Title:
[Signature Page to Stockholders Rights Agreement]

STOCKHOLDERS:
[        ]
By:

Name:
[        ]

Title:
[        ]

Address: [      ]
[Signature Page to Stockholders Rights Agreement]

EXHIBIT B
Form of Amended and Restated Registration Rights Agreement
[Attached]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (this “Agreement”) is made and entered into as of [ ], 2020 (the “Effective Date”) by and among Novus Capital Corporation, a Delaware corporation (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, the Company, ORGA, Inc., a Delaware corporation and AppHarvest, Inc., a Delaware public benefit corporation (“AppHarvest”) are party to that certain Business Combination Agreement and Plan of Reorganization dated as of [•], 2020 (the “Business Combination Agreement”), pursuant to which, on the Effective Date, Merger Sub will merge (the “Merger”) with and into AppHarvest, with AppHarvest surviving the Merger as a wholly owned subsidiary of the Company;
WHEREAS, the Company and certain of the Holders designated as Original Holders on Schedule A hereto (the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of May 19, 2020 (the “Prior Agreement”);
WHEREAS, certain of the Holders currently hold an aggregate of [      ] shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);
WHEREAS, certain of the Holders designated as New Holders on Schedule A hereto (the “New Holders”) are receiving shares of Common Stock (the “Business Combination Shares”) on or about the date hereof, pursuant to the Business Combination Agreement; and
WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for certain rights and obligations included herein and to include the recipients of the Business Combination Shares identified herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:
“Agreement” shall have the meaning given in the Preamble.
“Board” shall mean the Board of Directors of the Company.
“Business Combination” shall mean any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses, involving the Company.
“Business Combination Shares” shall have the meaning given in the Recitals hereto.
“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble.
“Demand Registration” shall have the meaning given in subsection 2.1.1.
“Demand Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall have the meaning given in subsection 2.1.1.
“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1” means a Registration Statement on Form S-1.
“Form S-3” shall have the meaning given in subsection 2.1.1.
“Holders” shall have the meaning given in the Preamble.
“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.
“New Holders” shall have the meaning given in the Recitals hereto.
“New Registration Statement” shall have the meaning given in subsection 2.3.4.
“Original Holders” shall have the meaning given in the Recitals hereto.
“Piggyback Registration” shall have the meaning given in subsection 2.3.1.
“Prior Agreement” shall have the meaning given in the Recitals hereto.
“Private Warrants” means Warrants of the Company purchased by certain of the Original Holders at the time of the Company’s initial public offering.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security”, “Registrable Securities” shall mean (a) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Original Holder as of the date of this Agreement, (b) the Business Combination Shares held by the New Holders as of the date of this Agreement, (c) the Private Warrants and any shares of Common Stock issuable upon the exercise thereof, (d) any shares of Common Stock issuable upon conversion of Company Interim Period Convertible Notes (as defined in the Business Combination Agreement), and (e) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions, limitations or conditions); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company, including the cost of rendering any opinion or negative assurance letter;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration, including the cost of rendering any comfort letter;
(F)   reasonable fees and expenses of one (1) legal counsel for all holders of registrable securities to be registered for offer and sale in the applicable Registration, selected by (i) holders of the majority-in-interest of the Demanding Holders initiating a Demand Registration, (ii) holders of the majority-in-interest of Holders of all Registrable Securities included in a Company-initiated Piggyback Registration, or (iii) Robert J. Laikin and Larry M. Paulson in the case of a Resale Shelf Registration Statement; provided, however, that such reimbursable fees and expenses shall not exceed $50,000 per Registration Statement; and
(G)   reasonable fees and disbursements of any special experts retained by the Company in connection with the Registration.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.3.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“SEC Guidance” shall have the meaning given in subsection 2.3.4.
“Sponsor Restricted Stock Agreement” shall mean that certain Sponsor Restricted Stock Agreement, by and among the Company, the stockholders of the Company identified therein and AppHarvest, dated as of [•], 2020.
“Suspension Event” shall have the meaning given in Section 3.4.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
ARTICLE II
REGISTRATION
Section 2.1   Demand Registration.
2.1.1   Request for Registration.   Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date that is 90 days prior to the expiration of the lock-up provisions set forth in the Lock-up Agreement between the Company and the New Holders being entered into as of the Effective Date, New Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all New Holders (such New Holders, the “Demanding Holders”), may make a written demand for Registration of all or part of their Registrable Securities on Form S-3 (“Form S-3”) (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1.
2.1.2   Effective Registration.   Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.1.3   Underwritten Offering.   Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.
2.1.4   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.1.5   Demand Registration Withdrawal.   A majority-in-interest of the New Holders, in the case of a Registration under subsection 2.1.1 initiated by the New Holders, or a majority-in-interest of the Demand Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1, shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any), withdraws from a proposed offering pursuant to this Section 2.1.5, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.
Section 2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) filed pursuant to Section 2.3 hereof, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities then outstanding as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(i)   If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and
(ii)   If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.
Section 2.3   Resale Shelf Registration Rights
2.3.1   Registration Statement on Form S-3 Covering Resale of Registrable Securities.   The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the closing of the Business Combination, a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (or if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the closing of the Business Combination and (ii) ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to the restrictions provided in the Sponsor Restricted Stock Agreement and the Lock-up Agreement between the Company and the New Holders, each being entered into as of the date hereof), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders. If the Resale Shelf Registration Statement is filed on Form S-1, then promptly following the date upon which the Company becomes eligible to use a Registration Statement on Form S-3, the Company shall file a post-effective amendment on Form S-3 to the Resale Shelf Registration Statement (an “S-3 Conversion”). Notwithstanding anything to the contrary in this Agreement, the Holders shall not be entitled to reimbursement from the Company of Registration Expenses set forth in clause (F) of the definition of “Registration Expenses” related to an S-3 Conversion.
2.3.2   Notification and Distribution of Materials.   The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.
2.3.3   Amendments and Supplements.   Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have the such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.
2.3.4   Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced in order to include first, the number of shares of Common Stock included in the Resale Shelf Registration Statement that are held by PIPE Investors (as defined in the Business Combination Agreement) and the number of shares of Common Stock included in the Resale Shelf Registration Statement that were issued upon conversion of Company Interim Period Convertible Notes (as defined in the Business Combination Agreement), and second, the Registrable Securities under this Agreement other than the shares issued upon conversion of Company Interim Period Convertible Notes, on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.
2.3.5   Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.2.
Section 2.4   Restrictions on Registration Rights.   If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer a filing pursuant to Section 2.1 for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12 month period.

ARTICLE III
COMPANY PROCEDURES
Section 3.1   General Procedures.   If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;
3.1.10   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.11   permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.12   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to such managing Underwriter;
3.1.13   on the date the Registrable Securities are delivered for sale pursuant to an Underwritten Registration, obtain an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Underwritten Registration, addressed to the Underwriters covering such legal matters with respect to the Underwritten Registration in respect of which such opinion is being given as the managing Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such managing Underwriter;
3.1.14   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.15   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.16   if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.17   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
Section 3.2   Registration Expenses.   Except as provided in Section 2.3.1 with respect to an S-3 Conversion, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
Section 3.3   Requirements for Participation in Underwritten Offerings.   No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4   Suspension of Sales.   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of a Registration Statement, and from time to time to require the Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Holders agrees that (i) they will immediately discontinue offers and sales of the Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Holders receive copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) they will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in each Holder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Holder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
Section 3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
Section 3.6   Limitations on Registration Rights.   From and after the date of this Agreement, other than the registration rights granted in subscription agreements with the PIPE Investors (as defined in the Business Combination Agreement) and the Company Interim Period Convertible Notes (as defined in the Business Combination Agreement), the Company shall not, without the prior written consent of holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder registration rights on a basis more favorable than the registration rights granted to the Holders herein.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
Section 4.1   Indemnification
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
GENERAL PROVISIONS
Section 5.1   Entire Agreement.   This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.
Section 5.2   Notices.   Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.
Section 5.3   Assignment; No Third-Party Beneficiaries.   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable holder of Registrable Securities or of any assignee of the applicable holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 5.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 5.4   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.
Section 5.5   Amendment; Waiver.   This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by (i) the Company, (ii) holders of a majority of the Registrable Securities held by the Original Holders at such time, and (iii) holders of a majority of the Registrable Securities held by the New Holders at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that materially and adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. In the event that the Company issues shares of Common Stock upon conversion of Company Interim Period Convertible Notes (as defined in the Business Combination Agreement), the holder(s) thereof shall become party to this Agreement solely upon execution of a counterpart signature page and shall be deemed to be New Holders for all purposes under this Agreement. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.
Section 5.6   Severability.   In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.
Section 5.7   Governing Law; Venue.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 5.8   Specific Performance.   Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.
Section 5.9   Exercise Term.   The Holders may not exercise their registration rights under Article II after the seven-year anniversary of the closing of the Business Combination.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.
COMPANY:
NOVUS CAPITAL CORPORATION
By:

Name:
Title:

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.
HOLDER:
If Holder is an individual:
Printed Name:
Signature:
If Holder is an entity:
Entity Name:
By:

Name:
Title:

SCHEDULE A
ORIGINAL HOLDERS:
[To come — Novus Founders and EarlyBirdCapital and certain of its designees]
NEW HOLDERS:
[To come — AppHarvest Holders]

EXHIBIT C
Form of Lock-Up Agreement
[Attached]

                 , 2020
Novus Capital Corporation
8556 Oakmont Lane
Indianapolis, IN 46260
Re: Lock-Up Agreement
Ladies and Gentlemen:
This letter (this “Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement and Plan of Reorganization (the “BCA”) entered into by and among Novus Capital Corporation, a Delaware corporation (the “Company”), ORGA, Inc., a Delaware corporation (“Merger Sub”) and AppHarvest, Inc., a Delaware public benefit corporation (“AppHarvest”), pursuant to which, among other things, Merger Sub will be merged with and into AppHarvest on the date hereof (the “Merger”), with AppHarvest surviving the Merger as a wholly owned subsidiary of the Company.
In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:
1.   Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) held by it immediately after the effective time of the Merger, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by it immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Common Stock held by it immediately after the effective time of the Merger (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 365 days after the closing date of the Merger (the “Lock-Up Period”), subject to the early release provisions set forth in Section 3 below.
2.   The restrictions set forth in paragraph 1 shall not apply to:
(i)
in the case of an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;

(ii)
in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)
in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)
in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)
in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;
(vi)
in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)
in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)
transfers of any (A) shares of Common Stock or other securities acquired as part of the Private Placements with PIPE Investors (each as defined in the BCA) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the Private Placements with PIPE Investors or (B) Company Interim Securities (as defined in the BCA) or issued in exchange for, or on conversion or exercise of, any Company Interim Securities;

(ix)
transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Merger, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(x)
the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to the Company in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(xi)
Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xii)
the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiii)
transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(xiv)
transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended[; and
provided, further, that with respect to the Securityholder, the Lock-up Shares shall only include those shares of Common Stock that were purchased or acquired by the Securityholder as part of the initial 2,500,000 founders shares of the Company, the number of which is set forth on the signature page hereto.]
3.   With respect to 50% of the Lock-up Shares (half of which may be Restricted Shares, as defined in the Sponsor Restricted Stock Agreement by and among the Company, stockholders of the Company identified therein and AppHarvest) (the “Early Release Shares”), the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the day after the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the closing date of the Merger. With respect to the shares held by the undersigned that are not Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger.
4.   In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.
5.   This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder, (ii) the Company and (iii) the Board Designee of Novus listed on Exhibit H to the BCA or, if such person is not serving as a Director of the Company, Robert J. Laikin or Larry Paulson.
6.   No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.
7.   This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.
8.   This Letter Agreement shall terminate on the expiration of the Lock-up Period.
[remainder of page intentionally left blank]

Very truly yours,
If stockholder is an individual:
Signature:
Print Name:
If stockholder is an entity:
Name of Stockholder:
Signature:
Name:
Title:
[Number of Lock-up Shares:    ]
[Signature Page to Lock-Up Agreement]

EXHIBIT D
Form of Sponsor Restricted Stock Agreement
[Attached]

EXECUTION
SPONSOR RESTRICTED STOCK AGREEMENT
This RESTRICTED STOCK AGREEMENT, dated as of [•], 2020 (“Agreement”), by and among NOVUS CAPITAL CORPORATION, a Delaware corporation (“Novus”), the stockholders of Novus listed on Exhibit A hereto (the “Stockholders”) and AppHarvest, Inc., a Delaware public benefit corporation (the “Company”).
WHEREAS, Novus was formed for the purpose of completing a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.
WHEREAS, 2,500,000 shares of common stock of Novus, par value $0.0001 per share, (“Novus Common Stock”) are held in escrow (the “Escrow Shares”) with Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”), in accordance with that certain Stock Escrow Agreement, by and among Novus, the Stockholders and the Escrow Agent, dated as of May 19, 2020 (the “Escrow Agreement”).
WHEREAS, Novus, ORGA, Inc., a Delaware corporation and wholly owned subsidiary of Novus (“Merger Sub”), and the Company have entered into a business combination agreement and plan of reorganization (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Novus.
WHEREAS, the Stockholders are entering into this Agreement as a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the BCA, including the Closing of the Merger.
WHEREAS, as a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the BCA, Novus and the Stockholders have entered into a Sponsor Support Agreement, dated as of September 28, 2020 (the “Support Agreement”) and are entering into a Sponsor Lock-Up Agreement, dated on or about the date hereof (the “Lock-Up Agreement”).
1.   Share Restriction.   The Company, Novus and the Stockholders hereby agree that concurrently with the Closing, Novus shall instruct the Escrow Agent that the Escrow Shares shall be distributed to the Stockholders subject to potential forfeiture until vested in accordance with Section 3 and the further restrictions on transfer set forth in this Agreement the Support Agreement and the Lock-Up Agreement and cause the termination of the Escrow Agreement in accordance with its terms.
2.   Restricted Shares.
2.1   Novus and each Stockholder agrees that, concurrently with the release of the Escrow Shares, the Aggregate Number of Restricted Shares shall be subject to the restrictions set forth in this Agreement (“Restricted Shares”). The number of Restricted Shares of each Stockholder shall be determined on a pro rata basis, relative to the number of Escrow Shares owned by each Stockholder immediately prior to the Closing, such that a number of shares of Novus Common Stock held by each Stockholder equal to (i) the product of the Aggregate Number of Restricted Shares and (ii) a fraction equal to the aggregate number of Escrow Shares held by such Stockholder immediately prior to the Closing, divided by 2,500,000 as set forth on Exhibit A hereto shall be subject to the restrictions set forth in this Agreement. The Stockholders acknowledge that the Restricted Shares will be legended to reflect the transfer restrictions applicable to the Restricted Shares under this Agreement.
2.2   The aggregate number of Restricted Shares shall be calculated as follows.
(a)   Aggregate Number of Restricted Shares = the product of 1,250,000 and X.
(b)   “X” is equal to the quotient obtained by dividing A and B.

(c)   “A” is equal to the number, not less than -0-, of (i) shares of Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) redeemed pursuant to the Redemption Rights, minus (ii) 1,025,000.
(d)   “B” is equal to the number of shares Novus Common Stock outstanding immediately prior to the Effective Time.
2.3   Legends.   The books and records of Novus evidencing the Restricted Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:
THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR RESTRICTED STOCK AGREEMENT, DATED AS OF [                 ], 2020, THE LOCK-UP AGREEMENT, DATED AS OF [                 ], 2020 AND THE SPONSOR SUPPORT AGREEMENT DATED AS OF SEPTEMBER [•], 2020, BY AND AMONG NOVUS CAPITAL CORPORATION AND THE OTHER PARTIES THERETO.
3.   Vesting of Restricted Shares.
3.1   The Restricted Shares shall be subject to the transfer restrictions set forth herein until satisfaction of the following trigger events (each, a “Triggering Event”):
(a)   50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period commencing after the date of the closing of the Merger (the “Closing Date”) or (y) Novus consummates a sale, merger, liquidation, exchange offer, transaction after the Merger (a “Subsequent Transaction”) which results in the stockholders of Novus having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $12.50 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation in good faith by the board of directors of Novus), and
(b)   the remaining 50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period commencing after the Closing Date or (y) Novus consummates a Subsequent Transaction which results in the stockholders of Novus having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $15.00 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, in good faith by the board of directors of Novus).
3.2   Notwithstanding anything to the contrary, the Stockholders hereby agree that in the event that none of the Trigger Events occur prior to the fifth (5th) anniversary of the Closing Date (such period of time during which the Restricted Shares are subject to the transfer restrictions set forth herein, the “Restricted Period”), the Restricted Shares shall be forfeited to Novus and canceled and no Stockholder shall have any rights with respect thereto.
3.3   As soon as practicable, and in any event within two (2) business days after the occurrence of a Triggering Event with respect to the applicable Restricted Shares as set forth in Section 3.1, Novus shall cause any legend reflecting the limitation of transferability, the risk of forfeiture and other restrictions under this Agreement to be removed from such vested Restricted Shares. For the avoidance of doubt, to the extent then-applicable, such shares will remain subject to the restrictions set forth in the Lock-Up Agreement.
4.   Rights of Stockholders in the Restricted Shares.
4.1   Voting Rights as a Stockholder.   Subject to the terms of the Support Agreement described in Section 3.1 hereof and except as herein provided, the Stockholders shall retain all of their rights as stockholders of Novus as long as any shares are held in escrow pursuant to this Agreement, including, without limitation, the right to vote such shares.
4.2   Dividends and Other Distributions in Respect of the Escrow Shares.   For as long as any shares are Restricted Shares, all dividends payable in cash with respect to such Restricted Shares shall be paid to the Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) (for the avoidance of doubt, excluding stock or other non-cash property issued pursuant to share splits, share capitalizations, reorganizations, recapitalizations and similar transactions) shall be set aside and not paid until the Restricted Shares have been vested and released to the Stockholder or, if the Restricted Shares are not vested and released in accordance with this Agreement, then all such distributions declared on such Restricted Shares shall be forfeited. As used herein, the term “Restricted Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.
4.3   Restrictions on Transfer.   During the Restricted Period, each Stockholder, severally and not jointly, agrees that it shall not sell, assign, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to, or otherwise encumber any of the Restricted Shares or otherwise agree to do any of the foregoing, except to another stockholder of Novus that is a party to this Agreement and bound by the terms and obligations hereof, deposit any Restricted Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Restricted Shares, except to such other stockholder of Novus that is a party to this Agreement and bound by the terms and obligations hereof (including by executing a joinder agreeing to be bound by this Agreement); provided, that the foregoing shall not prohibit the transfer of the Restricted Shares to (i) if Stockholder is an individual (A) to any affiliate of such Stockholder, member of such Stockholder’s immediate family, or to a trust for the direct or indirect benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family, (B) as a bona fide gift to any charitable organization or (C) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder; or (ii) if Stockholder is an entity, any equityholder, partner, member, or affiliate of Stockholder, or any investment fund or other entity controlling, controlled by, managed by or under common control with the Stockholder or affiliates of the Stockholder, but only if, in the case of clause (i) and (ii), such transferee shall execute this Agreement or a joinder agreeing to become a party to this Agreement.
5.   Miscellaneous.
5.1   Expenses.   Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
5.2   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.
5.3   Entire Agreement.   This Agreement, together with the BCA, the Sponsor Support Agreement and the Lock-Up Agreement, contains the entire agreement of the parties hereto with respect to the subject matter hereof. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the

Company, (ii) Novus and (iii) the holders of a majority of the Escrow Shares, or following the Closing, a majority of the Restricted Shares. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
5.4   Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.
5.5   Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.
5.6   Notices.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:
If to Novus, prior to the Closing, to:
Novus Capital Corporation
8556 Oakmont Lane
Indianapolis, Indiana 46260
Attention: Robert J. Laikin, Chairman and Larry M. Paulson, President & CEO
Email: robertjlaikin@gmail.com, larrympaulson@gmail.com
with a copy to:
Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Robert J. Mittman and Kathleen Cunningham
Email: rmittman@blankrome.com; kcunningham@blankrome.com
If to the Company or to Novus, following the Closing, to:
AppHarvest, Inc.
401 W. Main Street, Suite 321
Lexington, KY 40507
Attention: Jonathan Webb, CEO
Email: Jonathan@appharvest.com
with a copy to:
Cooley LLP
1299 Pennsylvania Avenue, NW, Suite 700
Washington, DC 20004
Attention: Derek O. Colla and David I. Silverman
Email: dcolla@cooley.com; dsilverman@cooley.com
If to a Stockholder, to his/her/its address set forth in Exhibit A.
The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.
5.7   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
5.8   Counterparts.   This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.
5.9   Parties in Interest.   Except as set forth below, this Agreement shall be binding upon and inure solely to the benefit of each party hereto (and Novus’ permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement. The covenants and obligations of each Stockholder set forth in this Agreement shall be construed as independent of any other contract between such Stockholder, on the one hand, and the Company or Novus, on the other hand. The existence of any claim or cause of action by any such Stockholder against the Company or Novus shall not constitute a defense to the enforcement of any of such covenants or obligations against such Stockholder. Except as otherwise provided herein, nothing in this Agreement shall limit any of the rights or remedies of Novus or the Company under the BCA, or any of the rights or remedies of Novus or the Company or any of the obligations such Stockholder under any agreement between such Stockholder and the Company or any certificate or instrument executed by such Stockholder in favor of Novus or the Company; and nothing in the BCA or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of the Company or any of the obligations of such Stockholder under this Agreement.
5.10   Enforcement.   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
5.11   Further Assurances.   At the request of Novus or the Company, in the case of any Stockholder, at the request of Novus, in the case of the Company, or at the request of the Company, in the case of Novus, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
5.12   Effectiveness.   This Agreement shall not be effective or binding upon any Stockholder until such time as the BCA is executed and delivered by the Company, Novus and Merger Sub.
5.13   Waiver of Jury Trial.   Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.13.
5.14   Stockholder Obligations.   Each Stockholder signs this Agreement solely in Stockholder’s capacity as a holder of Shares of Novus, and not in Stockholder’s capacity as a director, officer or employee of Novus or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.

5.15   Interpretation.   The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

WITNESS the execution of this Agreement as of the date first above written.
NOVUS CAPITAL CORPORATION
By:

Name:
Title:
STOCKHOLDERS:
ROBERT J. LAIKIN

Robert J. Laikin
ZAK LAIKIN

Zak Laikin
LARRY GRETCHEN PAULSON TRUST
By:

Name:
Larry Paulson

Title:
NEW FRONTIER LLC
By:

Name:
Jeffrey Foster

Title:
HIRSCH FAMILY LIVING TRUST
By:

Name:
Dan Hirsch

Title:
MONS INVESTMENT LLC
By:

Name:
Hersch Klaff

Title:
CLIFF HOLDINGS LLC
By:

Name:
Ryan Levy

Title:
VINCE DONARGO

Vince Donargo
LOUIS CONFORTI

Louis Conforti

MADNANI LIVING TRUST
By:

Name:
Sean Madnani

Title:
KEN BEYER

Ken Beyer
ALEX PASKOFF

Alex Paskoff
MARIA MARTA R BIRGE REV TR DEC
By:

Name:
Tag Birge

Title:
KARIN MICHELLE HELD TRUST
By:

Name:
Andrew Held

Title:
FINOVUS LLC
By:

Name:
Steven Fivel

Title:
ANNE T. DILLON

Anne Dillon
BRIAN PAHUD:

Brian Pahud
JOEL HOFFMAN

Joel Hoffman
BEA HOLDINGS II, LLC
By:

Name:
Bradley A. Bostic

Title:
Managing Director

SEDD BOND HOLDINGS, LLC
By:

Name:
David Eskenazi

Title:

ETHAN W. MEYERS TRUST
By:

Name:
Sidney Eskenazi

Title:
SAMANTHA H MEYERS TRUST
By:

Name:
Sidney Eskenazi

Title:
HEATHER GOODMAN

Heather Goodman
ALEX LAIKIN

Alex Laikin

WITNESS the execution of this Agreement as of the date first above written.
APPHARVEST, INC.
By:

Name:
Title:

EXECUTION
EXHIBIT A
Name and Address of Stockholder	Number of Shares
Robert J. Laikin 8556 Oakmont Lane Indianapolis, IN 46260
Zak Laikin 8556 Oakmont Lane Indianapolis, IN 46260
Alex Laikin 4525 Dean Martin Drive, Unit 812 Las Vegas , NV 89103
Larry Gretchen Paulson Trust PO Box 675133 Rancho Santa Fe, CA 92067
New Frontier LLC C/o Jeff Foster PO Box 162625 Austin, TX 78716
Hirsch Family Living Trust 7366 Baker Lane Sebastopol, CA 95472
Mons Investments LLC c/o Hersch Klaff, 150 Ravine Glade Glencoe, IL 60022
Cliff Holdings LLC c/o Ryan Levy 1340 S Michigan Ave #104 Chicago IL 60605
Vince Donargo 2002 Stanhope Street Carmel, IN 46032
Louis Conforti 4857 South Greenwood Ave Chicago, IL 60615
Madnani Living Trust 2009 Mount Olympus Dr Los Angeles, CA 90046
Ken Beyer 30671 Steeplechase Dr San Juan Capistrano, CA 92675
Alex Paskoff 11509 Willow Ridge Drive Zionsville, IN 46077
MARIA MARTA R BIRGE REV TR DEC c/o Tag Birge 8082 Morningside Drive Indianapolis, IN 46240

Name and Address of Stockholder	Number of Shares
Karin Michelle Held Revocable Trust c/o Andrew Held 7442 Washington Blv Indianapolis IN 46240
Finovus LLC Attn: Steve Fivel 312 West North St Indianapolis, IN 46202
Anne T. Dillon 7477 N. Pennsylvania Street Indianapolis, Indiana 46240
Brian C. Pahud c/o Landmark Properties, Inc. 9333 N. Meridian Street, Suite 350 Indianapolis, IN 46260
Joel Hoffman 123 Lily Garden Place Alpharetta GA 30009
BEA Holdings 6100 Technology Center Drive Indianapolis, IN 46278 Attn: Brad Bostic
Sedd Bond Holdings, LLC Attn: David Eskenazi 10689 North Pennsylvania Street Indianapolis, Indiana 46280
Ethan W. Meyers Trust Attn: Sidney Eskenazi 1860 Pheasant Run Longrove, Illinois 60047
Samantha H. Meyers Trust Attn: Sidney Eskenazi 1860 Pheasant Run Longrove, Illinois 60047
Heather Goodman 101 Montgomery Street, Suite 2800 San Francisco, CA 94104
Total:

EXHIBIT E
Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
[Attached]

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
APPHARVEST OPERATIONS, INC.
(A PUBLIC BENEFIT CORPORATION)
AppHarvest Operations, Inc., a public benefit corporation organized and existing under ad by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY that the name of this public benefit corporation is AppHarvest Operations, Inc. and this public benefit corporation was originally incorporated pursuant to the General Corporation Law on January 19, 2018 under the name AppHarvest, Inc.
RESOLVED, that the Amended and Restated Certificate of Incorporation of this public benefit corporation be amended and restated to its entirety to read as follows:
FIRST:   The name of the public benefit corporation (the “Corporation”) is
AppHarvest Operations, Inc.,
SECOND:   The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent in the State of Delaware at such address is Corporation Service Company.
THIRD:   The nature and purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law, which shall include producing a public benefit and operating in a responsible and sustainable manner. The specific public benefit to be promoted by the Corporation shall include empowering individuals in Appalachia, driving positive environmental change in the agriculture industry, and improving the lives of the Corporation’s employees and the community at large
FOURTH:   The total authorized capital stock of the Corporation shall be 5,000 shares of common stock, $0.001 par value per share.
FIFTH:   The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by law. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”). Election of directors need not be by written ballot unless the By-Laws shall so provide.
SIXTH:   The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.
SEVENTH:   To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
EIGHTH:   To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through By-Laws provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by such applicable law.
Any amendment, repeal or modification of the foregoing provisions of this Article EIGHTH shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director, officer or agent of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.
NINTH:   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

EXHIBIT F
Form of Amended and Restated Bylaws of Surviving Corporation
[Attached]

AMENDED AND RESTATED
BY-LAWS
OF
APPHARVEST OPERATIONS, INC.
(A DELAWARE PUBLIC BENEFIT CORPORATION)
(the “Corporation”)
ARTICLE I
STOCKHOLDERS
Section 1.   Annual Meeting.   The annual meeting of the stockholders of the Corporation (the “Stockholders”) shall be held either within or without the State of Delaware, at such place as the board of directors of the Corporation (the “Board of Directors”) may designate in the call or in a waiver of notice thereof, at such date and time as shall be designated from time to time by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting. Participation of one or more Stockholders by conference telephone allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.
Section 2.   Special Meetings.   Special meetings of the Stockholders may be called by the Board of Directors or by the President, and shall be called by the President or by the Secretary upon the written request of the holders of record of at least fifty percent (50%) of the shares of stock of the Corporation, issued and outstanding and entitled to vote, at such times and at such place either within or without the State of Delaware as may be stated in the call or in a waiver of notice thereof. Participation of one or more Stockholders by telephone conference allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.
Section 3.   Notice of Meetings.   Notice of the time, place and purpose of every meeting of Stockholders shall be delivered personally or mailed not less than ten (10) days nor more than sixty (60) days previous thereto to each Stockholder of record entitled to vote, at such Stockholder’s post office address appearing upon the records of the Corporation or at such other address as shall be furnished in writing by him or her to the Corporation for such purpose. Such further notice shall be given as may be required by law or by these by-laws (“By-Laws”). Any meeting may be held without notice if all Stockholders entitled to vote are present in person or by proxy, or if notice is waived in writing, either before or after the meeting, by those not present. In every notice of a meeting of stockholders, the corporation shall include a statement to the effect that the corporation is a public benefit corporation formed pursuant to Subchapter XV of Chapter 1 of Title 8 of the Delaware General Corporation Law (the “DGCL”).
Section 4.   Quorum.   The holders of record of at least a majority of the shares of the stock of the Corporation, issued and outstanding and entitled to vote, present in person or by proxy, shall, except as otherwise provided by law or by these By-Laws, constitute a quorum at all meetings of the Stockholders; if there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time until a quorum shall have been obtained.
Section 5.   Organization of Meetings.   Meetings of the Stockholders shall be presided over by the Chairman of the Board, if there be one, or if the Chairman of the Board is not present, by the President, or if the President is not present, by a chairman to be chosen at the meeting. The Secretary of the Corporation, or in the Secretary of the Corporation’s absence, an Assistant Secretary, shall act as Secretary of the meeting, if present.
Section 6.   Voting.   At each meeting of Stockholders, except as otherwise provided by statute or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), every holder of record of stock entitled to vote shall be entitled to one vote in person or by proxy for each share of such stock standing in his or her name on the records of the Corporation. Elections of directors shall be determined by a plurality of the votes cast and, except as otherwise provided by statute, the Certificate of Incorporation, or these By-Laws, all other action shall be determined by a majority of the votes cast at such meeting. Each proxy to vote shall be in writing and signed by the Stockholder or by such Stockholder’s duly authorized attorney.
At all elections of directors, the voting shall be by ballot or in such other manner as may be determined by the Stockholders present in person or by proxy entitled to vote at such election. With respect to any other matter presented to the Stockholders for their consideration at a meeting, any Stockholder entitled to vote may, on any question, demand a vote by ballot.
A complete list of the Stockholders entitled to vote at each such meeting, arranged in alphabetical order, with the address of each, and the number of shares registered in the name of each Stockholder, shall be prepared by the Secretary and shall be open to the examination of any Stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present.
Section 7.   Inspectors of Election.   The Board of Directors in advance of any meeting of Stockholders may appoint one or more inspectors of election (“Inspectors of Elections”) to act at the meeting or any adjournment thereof. If Inspectors of Election are not so appointed, the chairman of the meeting may, and on the request of any Stockholder entitled to vote shall, appoint one or more Inspectors of Election. Each Inspector of Election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of an Inspector of Election at such meeting with strict impartiality and according to the best of his or her ability. If appointed, Inspectors of Election shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.
Section 8.   Action by Consent.   Any action required or permitted to be taken at any meeting of Stockholders, including the annual meeting, may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed by the holders of record of shares of the stock of the Corporation, issued and outstanding and entitled to vote thereon, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
ARTICLE II
DIRECTORS
Section 1.   Number, Quorum, Term, Vote Required for Action, Vacancies, Removal.   The Board of Directors shall consist of no less than one (1) person. The number of directors shall initially be two (2) and thereafter may be changed by a resolution passed by a majority of the whole Board of Directors or by a vote of the holders of record of at least a majority of the shares of stock of the Corporation, issued and outstanding and entitled to vote.
A majority of the members of the Board of Directors (or any committee thereof) (unless the number of directors then in office shall be one, in which case one director) shall constitute a quorum for the transaction of business; provided, that if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum shall have been obtained. Except as otherwise provided by the Certificate of Incorporation or by these By-Laws, the vote of a majority of the directors present at a meeting at which a quorum is present shall constitute the act of the Board of Directors.
Directors shall hold office until the next annual election and until their successors shall have been elected and shall have qualified, unless sooner displaced.
Whenever any vacancy shall have occurred in the Board of Directors, by reason of death, resignation, or otherwise, other than removal of a director with or without cause by a vote of the Stockholders, it shall be filled by a majority vote of the remaining directors, though less than a quorum (except as otherwise provided by applicable law), or by the Stockholders, and the person so chosen shall hold office until the next annual election and until a successor is duly elected and has qualified.
Any one or more of the directors of the Corporation may be removed either with or without cause at any time by a vote of the holders of record of at least a majority of the shares of stock of the Corporation, issued and outstanding and entitled to vote, and thereupon the term of the director or directors who shall have been so removed shall forthwith terminate and there shall be a vacancy or vacancies in the Board of Directors, to be filled by a vote of the Stockholders as provided in these By-Laws.
Section 2.   Meetings, Notice.   Meetings of the Board of Directors shall be held at such place either within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the call or in a waiver of notice thereof. Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board of Directors, and special meetings may be held at any time upon the call of one director, the Chairman of the Board, if one be elected, or the President, by oral, telegraphic or written notice, duly served on or sent or mailed to each director not less than two days before such meeting. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of Stockholders at the same place at which such meeting was held. Notice need not be given of regular meetings of the Board of Directors. Any meeting may be held without notice, if all directors are present, or if notice is waived in writing, either before or after the meeting, by those not present. Participation of one or more directors by conference telephone allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.
Section 3.   Committees.   The Board of Directors may, in its discretion, by resolution passed by a majority of the whole Board of Directors, designate from among its members one or more committees which shall consist of one or more directors. The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of the committee. Such committees shall have and may exercise such powers as shall be conferred or authorized by the resolution appointing them. A majority of any such committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. The Board of Directors shall have power at any time to change the membership of any such committee, to fill vacancies in it, or to dissolve it.
Section 4.   Action by Consent.   Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if prior to such action a written consent or consents thereto is signed by all members of the Board of Directors, or of such committee as the case may be, and such written consent or consents is filed with the minutes of proceedings of the Board of Directors or committee, as applicable.
Section 5.   Compensation.   The Board of Directors may determine, from time to time, the amount of compensation which shall be paid to its members. The Board of Directors shall also have power, in its discretion, to allow a fixed sum and expenses for attendance at each regular or special meeting of the Board of Directors, or of any committee of the Board of Directors. In addition, the Board of Directors shall also have power, in its discretion, to provide for and pay to directors rendering services to the Corporation not ordinarily rendered by directors, as such, special compensation appropriate to the value of such services, as determined by the Board of Directors from time to time.
ARTICLE III
OFFICERS
Section 1.   Titles and Election.   The officers of the Corporation, who shall be chosen by the Board of Directors, shall be a President, a Treasurer and a Secretary. The Board of Directors from time to time may elect a Chairman of the Board, one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers and agents as it shall deem necessary, and may define their powers and duties. Any number of offices may be held by the same person.
Section 2.   Terms of Office.   Officers shall hold office until their successors are chosen and qualify.

Section 3.   Removal.   Any officer may be removed, either with or without cause, at any time, by the affirmative vote of a majority of the Board of Directors.
Section 4.   Resignations.   Any officer may resign at any time by giving written notice to the Board of Directors or to the Secretary. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 5.   Vacancies.   If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the Board of Directors may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.
Section 6.   Chairman of the Board.   The Chairman of the Board of the Board of Directors (the “Chairman of the Board”), if one be elected, shall preside at all meetings of the Board of Directors and of the Stockholders, and the Chairman of the Board shall have and perform such other duties as from time to time may be assigned to the Chairman of the Board by the Board of Directors.
Section 7.   President.   The President of the Corporation (the “President”) shall be the chief executive officer of the Corporation and, in the absence of the Chairman of the Board, shall preside at all meetings of the Board of Directors, and of the Stockholders. The President shall exercise the powers and perform the duties usual to the chief executive officer and, subject to the control of the Board of Directors, shall have general management and control of the affairs and business of the Corporation; the President shall appoint and discharge employees and agents of the Corporation (other than officers elected by the Board of Directors) and fix their compensation; and the President shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have the power to execute bonds, mortgages and other contracts, agreements and instruments of the Corporation, and shall do and perform such other duties as from time to time may be assigned to the President by the Board of Directors.
Section 8.   Vice Presidents.   If chosen, the Vice Presidents of the Corporation (the “Vice President”), in the order of their seniority, shall, in the absence or disability of the President, exercise all of the powers and duties of the President. The Vice Presidents shall have the power to execute bonds, notes, mortgages and other contracts, agreements and instruments of the Corporation, and shall do and perform such other duties incident to the office of Vice President and as the Board of Directors, or the President shall direct.
Section 9.   Secretary.   The Secretary of the Corporation (the “Secretary”) shall attend all sessions of the Board of Directors and all meetings of the Stockholders and record all votes and the minutes of proceedings in a book to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors. The Secretary shall affix the corporate seal to any instrument requiring it, and when so affixed, it shall be attested by the signature of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer who may affix the seal to any such instrument in the event of the absence or disability of the Secretary. The Secretary shall have custody of the stock records and all other books, records and papers of the Corporation (other than financial) and shall see that all books, reports, statements, certificates and other documents and records required by law are properly kept and filed.
Section 10.   Treasurer.   The Treasurer of the Corporation (the “Treasurer”) shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the directors whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.
Section 11.   Duties of Officers may be Delegated.   In case of the absence or disability of any officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any director.

ARTICLE IV
INDEMNIFICATION
Section 1.   Directors and Officers.   The Corporation shall indemnify its directors and officers to the fullest extent not prohibited by the General Corporation Law of the State of Delaware (“DGCL”) or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 4 of this Article IV.
Section 2.   Employees and other Agents.   The Corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person as the Board of Directors shall determine.
Section 3.   Expenses.   The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding, provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article IV or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to Section 5 of this Article IV, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this sentence shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.
Section 4.   Enforcement.   Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Article IV shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. Any right to indemnification or advances granted by this Article IV to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article IV or otherwise shall be on the Corporation.
Section 5.   Non-Exclusivity of Rights.   The rights conferred on any person by this Article IV shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.
Section 6.   Survival of Rights.   The rights conferred on any person by this Article IV shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 7.   Insurance.   To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article IV.
Section 8.   Amendments.   Any repeal or modification of this Article IV shall only be prospective and shall not affect the rights under this Article IV in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.
Section 9.   Saving Clause.
If this Article IV or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Article IV that shall not have been invalidated, or by any other applicable law. If this Article IV shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and executive officer to the full extent under any other applicable law.
Section 10.   Certain Definitions.
For the purposes of this Article IV, the following definitions shall apply:
(1)   The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(2)   The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(3)   The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
(4)   References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(5)   References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
ARTICLE V
CAPITAL STOCK
Section 1.   Certificates.   The interest of each Stockholder may be evidenced by certificates for shares of stock in such form as the Board of Directors may from time to time prescribe. The certificates of stock shall be signed by the President or a Vice President and by the Secretary, or the Treasurer, or an Assistant Secretary, or an Assistant Treasurer, sealed with the seal of the Corporation or a facsimile thereof, if any, and countersigned and registered in such manner, if any, as the Board of Directors may by resolution prescribe. Where any such certificate is countersigned by a transfer agent other than the Corporation or its employee, or registered by a registrar other than the Corporation or its employee, the signature of any such officer may be a facsimile signature. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the Corporation.
Section 2.   Transfer.   The shares of stock of the Corporation shall be transferred only upon the books of the Corporation by the holder thereof in person or by his or her attorney, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.
Section 3.   Record Dates.   The Board of Directors may fix in advance a date, not less than ten (10) nor more than sixty (60) days preceding the date of any meeting of Stockholders, or the date for the payment of any dividend, or the date for the distribution or allotment of any rights, or the date when any change, conversion or exchange of capital stock shall go into effect, as a record date for the determination of the Stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or to receive any distribution or allotment of such rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case only such Stockholders as shall be Stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or to receive such distribution or allotment or rights or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.
Section 4.   Lost Certificates.   In the event that any certificate of stock is lost, stolen, destroyed or mutilated, the Board of Directors may authorize the issuance of a new certificate of the same tenor and for the same number of shares in lieu thereof. The Board of Directors may in its discretion, before the issuance of such new certificate, require the owner of the lost, stolen, destroyed or mutilated certificate, or the legal representative of the owner to make an affidavit or affirmation setting forth such facts as to the loss, destruction or mutilation as it deems necessary, and to give the Corporation a bond in such reasonable sum as it directs to indemnify the Corporation.
ARTICLE VI
CHECKS, NOTES, ETC.
Section 1.   Checks, Notes, Etc.   All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, may be signed by any director of the Corporation, the President, any Vice President or the Treasurer and may also be signed by such other officer or officers, agent or agents, as shall be thereunto authorized from time to time by the Board of Directors.
ARTICLE VII
MISCELLANEOUS PROVISIONS
Section 1.   Benefit Report.   The Board of Directors will biennially cause the corporation to provide the stockholders of the corporation a statement as to the corporation’s promotion of the public benefit(s) identified in the corporation’s Certificate of Incorporation, as may be amended from time to time, and of the best interests of those materially affected by the corporation’s conduct. Such statement shall include: (1) the objectives the Board of Directors has established to promote such public benefit(s) and interests; (2) the standards the Board of Directors has adopted to measure the corporation’s progress in promoting such public benefit(s) and interests; (3) objective factual information based on those standards regarding the corporation’s success in meeting the objectives for promoting such public benefit or public benefits and interests; and (4) an assessment of the corporation’s success in meeting the objectives and promoting such public benefit(s) and interests; and shall otherwise comply with Section 366(b) of the DGCL.
Section 2.   Offices.   The registered office of the Corporation shall be located at Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808 and Corporation Service Company shall be the registered agent of this Corporation in charge thereof. The Corporation may have other offices either within or without the State of Delaware at such places as shall be determined from time to time by the Board of Directors or the business of the Corporation may require.
Section 3.   Fiscal Year.   The fiscal year of the Corporation shall end on December 31st of each year.
Section 4.   Corporate Seal.   The seal of the Corporation shall be circular in form and contain the name of the Corporation, and the year and state of its incorporation. Such seal may be altered from time to time at the discretion of the Board of Directors.
Section 5.   Books.   There shall be kept at such office of the Corporation as the Board of Directors shall determine, within or without the State of Delaware, correct books and records of account of all its business and transactions, minutes of the proceedings of its Stockholders, Board of Directors and committees, and the stock book, containing the names and addresses of the Stockholders, the number of shares held by them, respectively, and the dates when they respectively became the owners of record thereof, and in which the transfer of stock shall be registered, and such other books and records as the Board of Directors may from time to time determine.
Section 6.   Voting of Stock.   Unless otherwise specifically authorized by the Board of Directors, all stock owned by the Corporation, other than stock of the Corporation, shall be voted, in person or by proxy, by the President or any Vice President of the Corporation on behalf of the Corporation.
ARTICLE VIII
AMENDMENTS
Section 1.   Amendments.   The vote of the holders of at least a majority of the shares of stock of the Corporation, issued and outstanding and entitled to vote, shall be necessary at any meeting of Stockholders to amend or repeal these By-Laws or to adopt new by-laws. These By-Laws may also be amended or repealed, or new by-laws adopted, at any meeting of the Board of Directors by the vote of at least a majority of the entire Board of Directors; provided that any by-law adopted by the Board of Directors may be amended or repealed by the Stockholders in the manner set forth above.
Any proposal to amend or repeal these By-Laws or to adopt new by-laws shall be stated in the notice of the meeting of the Board of Directors or the Stockholders, or in the waiver of notice thereof, as the case may be, unless all of the directors or the holders of record of all of the shares of stock of the Corporation, issued and outstanding and entitled to vote, are present at such meeting.

EXHIBIT G
Form of Novus Second Amended and Restated Certificate of Incorporation
[Attached]

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NOVUS CAPITAL CORPORATION
Novus Capital Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”), does hereby certify that:
ONE:   The original Certificate of Incorporation of Novus Capital Corporation was filed with the Secretary of State of the State of Delaware on March 5, 2020 and subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) on May 15, 2020.
TWO:   This Second Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Amended and Restated Certificate.
THREE:   The Amended and Restated Certificate is hereby amended and restated to read as follows:
I.
The name of this company is AppHarvest, Inc. (the “Company”).
II.
The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801 and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.
III.
The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations, including Public Benefit Corporations, may be organized under the DGCL, including without limitation the following public benefits: (i) empowering individuals in Appalachia; (ii) driving positive environmental change in the agriculture industry; and (iii) improving the lives of the Company’s employees and the community at large.
IV.
A.   The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 760,000,000 shares, 750,000,000 shares of which shall be Common Stock (the “Common Stock”), and 10,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share.
B.   The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter prescribed (a “Preferred Stock Designation”). Subject to any limitation prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of all or any of the shares of the Preferred Stock in one or more series, and, with respect to each series of Preferred Stock, to fix the number of shares and state by the Preferred Stock Designation, the designations, powers, preferences, privileges and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.
C.   The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation filed with respect to any series of Preferred Stock.
D.   Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Common Stock are as follows:
1.   Definitions.
(a)   “Acquisition” means (A) any consolidation or merger of the Company with or into any other Entity, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.
(b)   “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.
(c)   “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended or restated from time to time, including the terms of any Preferred Stock Designation of any series of Preferred Stock.
(d)   “Entity” means any corporation, partnership, limited liability company or other legal entity.
(e)   “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.
(f)   “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.
(g)   “Securities Act” means the Securities Act of 1933, as amended.
2.   Rights relating to Dividends, Subdivisions and Combinations.
(a)   Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b) of Article IV(D), any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis.

(b)   The Company shall not declare or pay any dividend or make any distribution to the holders of Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock.
3.   Voting Rights.
(a)   Common Stock.   Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held on all matters submitted to a vote of the stockholders of the Company.
(b)   General.   Except as otherwise expressly provided herein or as required by law, the holders of convertible Preferred Stock and Common Stock shall vote together and not as separate series or classes on all matters submitted to a vote of the stockholders of the Company. Except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.
4.   Liquidation Rights.
In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.
V.
A.   The liability of the directors of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent authorized under applicable law.
B.   To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.
C.   If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.
D.   Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section D of Article V shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
E.   Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
F.   Any person or Entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Second Amended and Restated Certificate of Incorporation.
VI.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.   Board of Directors.
1.   Generally.   The management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. The authorized number of directors which shall constitute the Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.
2.   Election.
(a)   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors as specified in any Preferred Stock Designation, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
(b)    No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.
(c)   Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
3.   Removal of Directors.   Subject to any limitations imposed by applicable law, removal shall be as provided in Section 141(k) of the DGCL.

4.   Vacancies.   Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
B.   Stockholder Actions.   No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.
C.   Bylaws.   The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
VII.
A.   The Company reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B.   Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by the Certificate of Incorporation or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.
VIII.
At any time when any shares of capital stock of the Company are outstanding, the Company shall not, either directly or indirectly, merge or consolidate with or into another entity if, as a result of such merger or consolidation, the capital stock of the Company would become, or be converted into or exchanged for the right to receive, shares or other equity interests in a domestic or foreign corporation that is not a public benefit corporation or similar entity and the certificate of incorporation (or similar governing document) of which does not contain identical provisions to Article III identifying the public benefit or public benefits, unless the Company shall have obtained, in addition to any affirmative vote required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
* * * *
FOUR:   This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.
FIVE:   This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This

Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.
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In Witness Whereof, the Company has caused this Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on this             day of                  , 2020.
By:

Name:
Title:

EXHIBIT H
Form of Novus Amended and Restated Bylaws
[Attached]

AMENDED AND RESTATED BYLAWS
OF
APPHARVEST, INC.
(A DELAWARE PUBLIC BENEFIT CORPORATION)
ARTICLE I
OFFICES
Section 1.   Registered Office.   The registered office of the corporation in the State of Delaware shall be as set forth in the certificate of incorporation of the corporation (the “Certificate of Incorporation”).
Section 2.   Other Offices.   The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the corporation.
ARTICLE II
CORPORATE SEAL
Section 3.   Corporate Seal.   The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS’ MEETINGS
Section 4.   Place of Meetings.   Meetings of the stockholders of the corporation may be held at such place (if any), either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”). For the avoidance of doubt, the Board of Directors may, in its sole discretion, determine that a meeting of stockholders of the corporation may be held both in a place and by means of remote communication.
Section 5.   Annual Meeting.
(a)   The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held at such place, if any, and on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the corporation’s notice of meeting of stockholders. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders given by or at the direction of the Board of Directors; (ii) brought specifically by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record or beneficial owner at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder before an annual meeting of stockholders).

(b)   At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with Section 5(a) and the procedures below.
(i)   For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned beneficially and of record by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve (i) as an independent director (as such term is used in any applicable stock exchange listing requirements or applicable law) of the corporation or (ii) on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, and that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(ii)   Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the corporation (the “Bylaws”), the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).
(iii)   To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received

(A) not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and (B) not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later than the ninetieth (90th) day prior to such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(iv)   The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class or series and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
(c)   A stockholder providing the written notice required by Section 5(b)(i) or 5(b)(ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.
(d)   Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.
(e)   A person shall not be eligible for election or re-election as a director at the annual meeting unless the person is nominated either in accordance with clause (ii) or clause (iii) of Section 5(a).

Except as otherwise required by law, the chairperson of the annual meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received.
(f)   Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a).
(g)   For purposes of Sections 5 and 6,
(i)   “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);
(ii)   “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and
(iii)   “public announcement” shall mean disclosure in a press release reported by the Dow Jones Newswires, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information including, without limitation, posting on the corporation’s investor relations website.
Section 6.   Special Meetings.
(a)   Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.
(b)   For a special meeting called pursuant to Section 6(a), the person(s) calling the meeting shall determine the time and place, if any, of the meeting; provided, however, that only the Board of Directors or a duly authorized committee thereof may authorize a meeting solely by means of remote communication. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at a special meeting otherwise than as specified in the notice of meeting.
(c)   Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record or beneficial owner at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record or beneficial owner may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(d)      A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 6(c). Except as otherwise required by law, the chairperson of the special meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any nomination or business is not in compliance with these Bylaws, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received.
(e)      Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other businesses to be considered pursuant to Section 6(c).
Section 7.   Notice of Meetings.   Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining the stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s mailing address as it appears on the records of the corporation. If delivered by courier service, notice is given at the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address as it appears on the records of the corporation unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 8.   Quorum; Voting.   At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of voting power of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.
Section 9.   Adjournment and Notice of Adjourned Meetings.   Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting or the chairperson of the meeting, or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
Section 10.   Voting Rights.   For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted or acted upon after three (3) years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.
Section 11.   Joint Owners of Stock.   If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; and (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, may apply to the Delaware Court of Chancery for relief as provided in DGCL Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Section 12.   List of Stockholders.   The corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.
Section 13.   Action without Meeting.   Unless otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders of the corporation except at an annual or a special meeting of the stockholders called in accordance with these Bylaws, and no action of the stockholders of the corporation may be taken by the stockholders by written consent or electronic transmission.
Section 14.   Organization.
(a)   At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairperson. The Chairperson of the Board may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer, director or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.
(b)   The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
(c)   The corporation shall, in advance of any meeting of stockholders, appoint one (1) or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
ARTICLE IV
DIRECTORS
Section 15.   Number and Term of Office.   The authorized number of directors of the corporation shall be fixed exclusively from time to time by a resolution adopted by the majority of the Board of Directors. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws, or such vacancies may be filled in accordance with Section 18 herein.
Section 16.   Powers.   The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.
Section 17.   Classes of Directors.   The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.
Section 18.   Vacancies.   Vacancies on the Board of Directors shall be filled as provided in the Certificate of Incorporation, except as otherwise required by applicable law.
Section 19.   Resignation.   Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be effective at the time of delivery of the resignation to the Secretary.
Section 20.   Removal.   Subject to the rights of holders of any series of Preferred Stock (as defined in the Certificate of Incorporation) to elect additional directors or remove such directors under specified circumstances, neither the Board of Directors nor any individual director may be removed except in the manner specified in Section 141(k) of the DGCL.
Section 21.   Meetings.
(a)   Regular Meetings.   Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place, if any, within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b)   Special Meetings.   Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any date, time and place, if any, within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or the Board of Directors.
(c)   Meetings by Electronic Communications Equipment.   Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)   Notice of Special Meetings.   Notice of the time and place of all special meetings of the Board of Directors shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid at least three (3) days before the date of the meeting. Notice of any special meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(e)   Waiver of Notice.   The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
Section 22.   Quorum and Voting.
(a)   Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the directors currently serving on the Board of Directors (but in no event less than one third of the total authorized number of directors); provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)   At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.
Section 23.   Action Without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. The consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee, in the same paper or electronic form as the minutes are maintained.
Section 24.   Fees and Compensation.   Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 25.   Committees.
(a)   Executive Committee.   The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.
(b)   Other Committees.   The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
(c)   Term.   The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d)   Meetings.   Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place, if any, which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any regular or special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such regular or special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those members of the committee present at any meeting at which a quorum is present shall be the act of such committee.
Section 26.   Duties of Chairperson of the Board of Directors.   The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
Section 27.   Organization.   At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 28.   Officers Designated.   The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed in the manner required by applicable law or stock exchange rules.
Section 29.   Tenure and Duties of Officers.
(a)   General.   All officers shall be designated by and hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal from office. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
(b)   Duties of Chief Executive Officer.   The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c)   Duties of President.   The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.
(d)   Duties of Vice Presidents.   A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e)   Duties of Secretary; Assistant Secretary.   The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(f)   Duties of Chief Financial Officer.   The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(g)   Duties of Treasurer; Assistant Treasurer.   Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer may direct any Assistant Treasurer or the controller or any assistant controller to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer shall designate from time to time.
Section 30.   Delegation of Authority.   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 31.   Resignations.   Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section 32.   Removal.   Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee or superior officer upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING
OF SECURITIES OWNED BY THE CORPORATION
Section 33.   Execution of Corporate Instruments.   The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless (i) authorized or ratified by the Board of Directors or (ii) within the agency power of an officer or any designee of any such officer (each, an “Authorized Employee”), no officer, agent or employee other than an Authorized Employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 34.   Voting of Securities Owned by the Corporation.   All stock and other securities and interests of other corporations and entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII
SHARES OF STOCK
Section 35.   Form and Execution of Certificates.   The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates, if any, for the shares of stock shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Certificates of shares of stock shall note conspicuously that the corporation is a public benefit corporation formed pursuant to Subchapter XV of the DGCL. Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by, or in the name of, the corporation by any two (2) authorized officers of the corporation, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue. Any notice given by the corporation pursuant to Section 151(f) of the DGCL upon the issuance or transfer of uncertificated shares shall state conspicuously that the corporation is a public benefit corporation formed pursuant to Subchapter XV of the DGCL.
Section 36.   Lost Certificates.   A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 37.   Transfers.
(a)   Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)   The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 38.   Fixing Record Dates.
(a)   In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(b)   In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 39.   Registered Stockholders.   The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 40.   Execution of Other Securities.   All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by any executive officer (as defined in Article XI) or any other officer or person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by an executive officer of the corporation or such other officer or person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE IX
DIVIDENDS
Section 41.   Declaration of Dividends.   Dividends upon the outstanding capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.
Section 42.   Dividend Reserve.   Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X
FISCAL YEAR
Section 43.   Fiscal Year.   The fiscal year of the corporation shall end on December 31 or on such other date as may otherwise be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 44.   Indemnification of Directors, Executive Officers, Employees and Other Agents.
(a)   Directors and Executive Officers.   The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the fullest extent permitted by the DGCL or any other applicable law as it presently exists or may hereafter be amended, who were or are made a party or are threatened to be made a party or are otherwise involved in proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers, in which case such contract shall supersede and replace the provisions hereof; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 44.
(b)   Other Officers, Employees and Other Agents.   The corporation shall have the power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 44) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.
(c)   Expenses.   The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding; provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 44, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the corporation.
(d)   Enforcement.   Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in the Court of Chancery of the State of Delaware if (i) the claim for indemnification or advances is denied by the Board of Directors, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim to the fullest extent permitted by law. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.
(e)   Non-Exclusivity of Rights.   The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
(f)   Survival of Rights.   The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g)   Insurance.   To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.
(h)   Amendments.   Any amendment, repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i)   Saving Clause.   If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.
(j)   Certain Definitions.   For the purposes of this Bylaw, the following definitions shall apply:
(i)   The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(ii)   The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(iii)   The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
(iv)   References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(v)   References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
ARTICLE XII
NOTICES
Section 45.   Notices.
(a)   Notice to Stockholders.   Notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders, including under any agreement or contract with such stockholder, subject to Section 232(e) of the DGCL, any notice to stockholders given by the corporation under any provision of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the corporation. Notice shall be deemed given pursuant to this Section 45, (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting, and (b) the giving of such separate notice; and (3) if by any other form of electronic transmission, when directed to the stockholder. For purposes of these Bylaws, (1) “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process; (2) “Electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information); and (3) “Electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
(b)   Notice to Directors.   Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in these Bylaws, with notice other than one which is delivered personally to be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.
(c)   Affidavit of Mailing.   An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d)   Methods of Notice.   It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e)   Notice to Person with Whom Communication is Unlawful.   Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)   Notice to Stockholders Sharing an Address.   Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII
AMENDMENTS
Section 46.   Amendments.   Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE XIV
LOANS TO OFFICERS
Section 47.   Loans to Officers.   Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.
ARTICLE XV
BOOKS AND RECORDS
Section 48.      The books and records of the corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors. Any books or records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws or the DGCL.
ARTICLE XVI
PUBLIC BENEFIT CORPORATION PROVISIONS
Section 49.   The corporation shall include in every notice of a meeting of stockholders a statement to the effect that it is a public benefit corporation under Subchapter XV of the DGCL.
Section 50.   The corporation shall no less than biennially provide the stockholders with a statement as to the corporation’s promotion of the public benefit or public benefits identified in the Certificate of Incorporation and of the best interests of those materially affected by the corporation’s conduct. The statement shall include: (i) the objectives the Board of Directors has established to promote such public benefit or public benefits and interests; (ii) the standards the Board of Directors has adopted to measure the corporation’s progress in promoting such public benefit or public benefits and interests; (iii) objective factual information based on those standards regarding the corporation’s success in meeting the objectives for promoting such public benefit or public benefits and interests; and (iv) an assessment of the corporation’s success in meeting the objectives and promoting such public benefit or public benefits and interests.

EXHIBIT I
Directors and Officers of the Surviving Corporation and Novus
Directors
1.
Jonathan Webb

2.
Kiran Bhatraju

3.
Martha Stewart

4.
Anna Mason

5.
J.D. Vance

6.
Jeffrey Ubben

7.
David Lee

8.
David Chen

9.
Greg Couch

10.
Robert Laikin

Officers
1.
Jonathan Webb — Chief Executive Officer, Secretary

2.
Peter Halt — Chief Financial Officer, Treasurer

SCHEDULE A
Company Knowledge Parties
1.
Jonathan Webb (CEO)

2.
Loren Eggleton (SVP Finance)

SCHEDULE B
Key Company Stockholders
1.
AB Co-Investments LLC

2.
CEFF AppHarvest Equity Holdings, LLC

3.
Couch Holdings II, LLC

4.
Jonathan Webb

5.
Kiran Bhatraju

6.
Loren Eggleton

7.
Narya Capital Fund I, L.P.

8.
Rise of the Rest Seed Fund, LP

9.
Inclusive Capital Partners Spring Master Fund, L.P.

SCHEDULE C
Novus Initial Stockholders
1.
Robert J. Laikin

2.
Zak Laikin

3.
Alex Laikin

4.
Larry Gretchen Paulson Trust

5.
New Frontier LLC

6.
Hirsch Family Living Trust

7.
Mons Investments LLC

8.
Cliff Holdings LLC

9.
Vince Donargo

10.
Louis Conforti

11.
Madnani Living Trust

12.
Ken Beyer

13.
Alex Paskoff

14.
Maria Marta R Birge Revocable Trust

15.
Karin Michelle Held Revocable Trust

16.
Finovus LLC

17.
Anne T. Dillon

18.
Brian C. Pahud

19.
Joel Hoffman

20.
BEA Holdings

21.
Sedd Bond Holdings, LLC

22.
Ethan W. Meyers Trust

23.
Samantha H. Meyers Trust

24.
Heather Goodman

ANNEX B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF NOVUS CAPITAL CORPORATION
Novus Capital Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”), does hereby certify that:
ONE:   The original Certificate of Incorporation of Novus Capital Corporation was filed with the Secretary of State of the State of Delaware on March 5, 2020 and subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) on May 15, 2020.
TWO:   This Second Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Amended and Restated Certificate.
THREE:   The Amended and Restated Certificate is hereby amended and restated to read as follows:
I.
The name of this company is AppHarvest, Inc. (the “Company”).
II.
The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801 and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.
III.
The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations, including Public Benefit Corporations, may be organized under the DGCL, including without limitation the following public benefits: (i) empowering individuals in Appalachia; (ii) driving positive environmental change in the agriculture industry; and (iii) improving the lives of the Company’s employees and the community at large.
IV.
A.   The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 760,000,000 shares, 750,000,000 shares of which shall be Common Stock (the “Common Stock”), and 10,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share.
B.   The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter prescribed (a “Preferred Stock Designation”). Subject to any limitation prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of all or any of the shares of the Preferred Stock in one or more series, and, with respect to each series of Preferred Stock, to fix the number of shares and state by the Preferred Stock Designation, the designations, powers, preferences, privileges and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.
C.   The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation filed with respect to any series of Preferred Stock.
D.   Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Common Stock are as follows:
1.   Definitions.
(a)   “Acquisition” means (A) any consolidation or merger of the Company with or into any other Entity, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.
(b)   “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.
(c)   “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended or restated from time to time, including the terms of any Preferred Stock Designation of any series of Preferred Stock.
(d)   “Entity” means any corporation, partnership, limited liability company or other legal entity.
(e)   “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.
(f)   “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.
(g)   “Securities Act” means the Securities Act of 1933, as amended.
2.   Rights relating to Dividends, Subdivisions and Combinations.
(a)   Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b) of Article IV(D), any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis.

(b)   The Company shall not declare or pay any dividend or make any distribution to the holders of Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock.
3.   Voting Rights.
(a)   Common Stock.   Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held on all matters submitted to a vote of the stockholders of the Company.
(b)   General.   Except as otherwise expressly provided herein or as required by law, the holders of convertible Preferred Stock and Common Stock shall vote together and not as separate series or classes on all matters submitted to a vote of the stockholders of the Company. Except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.
4.   Liquidation Rights.
In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.
V.
A.   The liability of the directors of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent authorized under applicable law.
B.   To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.
C.   If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.
D.   Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this

Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section D of Article V shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
E.   Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
F.   Any person or Entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Second Amended and Restated Certificate of Incorporation.
VI.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.   Board of Directors.
1.   Generally.   The management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. The authorized number of directors which shall constitute the Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.
2.   Election.
(a)   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors as specified in any Preferred Stock Designation, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
(b)   No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.
(c)   Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.   Removal of Directors.   Subject to any limitations imposed by applicable law, removal shall be as provided in Section 141(k) of the DGCL.
4.   Vacancies.   Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
B.   Stockholder Actions.   No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.
C.   Bylaws.   The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
VII.
A.   The Company reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B.   Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by the Certificate of Incorporation or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.
VIII.
At any time when any shares of capital stock of the Company are outstanding, the Company shall not, either directly or indirectly, merge or consolidate with or into another entity if, as a result of such merger or consolidation, the capital stock of the Company would become, or be converted into or exchanged for the right to receive, shares or other equity interests in a domestic or foreign corporation that is not a public benefit corporation or similar entity and the certificate of incorporation (or similar governing document) of which does not contain identical provisions to Article III identifying the public benefit or public benefits, unless the Company shall have obtained, in addition to any affirmative vote required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
* * * *
FOUR:   This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE:   This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.
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In Witness Whereof, the Company has caused this Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on this      day of                  , 2020.
By:

Name:
Title:

ANNEX C
AppHarvest, Inc.
2021 Equity Incentive Plan
A dopted by the B oard of Directors: November 8, 2020
A pproved by the Stockholders:       , 2021
1.
General.

(a) Plan Purpose.   The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(b) Available Awards.   The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(c) Adoption Date; Effective Date.   The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2.
Shares Subject to the Plan.

(a) Share Reserve.   Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 10,026,958 shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2030, in an amount equal to 2.5% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(b) Aggregate Incentive Stock Option Limit.   Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 30,080,874 shares.
(c) Share Reserve Operation.
(i) Limit Applies to Common Stock Issued Pursuant to Awards.   For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve.   The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve.   The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.
3.
Eligibility and Limitations.

(a) Eligible Award Recipients.   Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b) Specific Award Limitations.
(i) Limitations on Incentive Stock Option Recipients.   Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii)Incentive Stock Option $100,000 Limitation.   To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii)Limitations on Incentive Stock Options Granted to Ten Percent Stockholders.   A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv)Limitations on Nonstatutory Stock Options and SARs.   Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.
(c) Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $650,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $900,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.
4.
Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a) Term.   Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price.   Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c) Exercise Procedure and Payment of Exercise Price for Options.   In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i)   by cash or check, bank draft or money order payable to the Company;
(ii)   pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii)   by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv)   if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
(v)   in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d) Exercise Procedure and Payment of Appreciation Distribution for SARs.   In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e) Transferability.   Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i) Restrictions on Transfer.   An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii) Domestic Relations Orders.   Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f) Vesting.   The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g) Termination of Continuous Service for Cause.   Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause.   Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i)   three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);
(ii)   12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii)   18 months following the date of such termination if such termination is due to the Participant’s death; or
(iv)   18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability.   A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j) Non-Exempt Employees.   No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k) Whole Shares.   Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5.
Awards Other Than Options and Stock Appreciation Rights.

(a) Restricted Stock Awards and RSU Awards.   Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i)   Form of Award.
(1)   Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2)   RSU Awards: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)   Consideration.
(1)   Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.
(2)   RSU Awards: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii) Vesting.   The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v) Dividends and Dividend Equivalents.   Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.
(vi) Settlement of RSU Awards.   A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b) Performance Awards.   With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c) Other Awards.   Other Awards may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.
Adjustments upon Changes in Common Stock; Other Corporate Events.

(a) Capitalization Adjustments.   In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b) Dissolution or Liquidation.   Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c) Corporate Transaction.   The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.
(i) Awards May Be Assumed.   In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii) Awards Held by Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.
(iii) Awards Held by Persons other than Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv) Payment for Awards in Lieu of Exercise.   Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.
(d) Appointment of Stockholder Representative.   As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e) No Restriction on Right to Undertake Transactions.   The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.
Administration.

(a) Administration by Board.   The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b) Powers of Board.   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii)   To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii)   To settle all controversies regarding the Plan and Awards granted under it.
(iv)   To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v)   To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.
(vi)   To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii)   To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii)   To submit any amendment to the Plan for stockholder approval.
(ix)   To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x)   Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi)   To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(xii)   To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.
(c) Delegation to Committee.
(i) General.   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii) Rule 16b-3 Compliance.   To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.
(d) Effect of Board’s Decision.   All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e) Delegation to an Officer.   The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.
8.
Tax Withholding

(a) Withholding Authorization.   As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agree to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b) Satisfaction of Withholding Obligation.   To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.
(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims.   Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d) Withholding Indemnification.   As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.
9.
Miscellaneous.

(a) Source of Shares.   The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b) Use of Proceeds from Sales of Common Stock.   Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c) Corporate Action Constituting Grant of Awards.   Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d) Stockholder Rights.   No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e) No Employment or Other Service Rights.   Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f) Change in Time Commitment.   In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g) Execution of Additional Documents.   As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h) Electronic Delivery and Participation.   Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(i) Clawback/Recovery.   All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j) Securities Law Compliance.   A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k) Transfer or Assignment of Awards; Issued Shares.   Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans.   The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
(m) Deferrals.   To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
(n) Section 409A.   Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(o) Choice of Law.   This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10.
Covenants of the Company.

(a) Compliance with Law.   The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11.
Additional Rules for Awards Subject to Section 409A.

(a) Application.   Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.
(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements.   To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)   If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.
(ii)   If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iii)   If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants.   The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.
(i) Vested Non-Exempt Awards.   The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:
(1)   If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2)   If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards.   The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.
(1)   In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.
(2)   If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.
(3)   The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors.   The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.
(i)   If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
(ii)   If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.
(e)   If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)   Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii)   The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).
(iii)   To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iv)   The provisions in this subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
12.
Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13.
Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
14.
Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a)    “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.
(b)   “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.
(c)   “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d)   “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e)   “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).
(f)   “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(g)   “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants
(h)   “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(i)   “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(j)   “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or

(C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)   there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)   there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)   individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(k)   “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(l)   “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(m)   “Common Stock” means the common stock of the Company.
(n)   “Company” means AppHarvest, Inc., a Delaware corporation.
(o)   “Compensation Committee” means the Compensation Committee of the Board.

(p)   “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(q)   “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(r)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii)   a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(s)   “Director” means a member of the Board.

(t)   “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(u)   “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(v)   “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement and Plan of Reorganization by and among Novus Capital Corporation, Orga, Inc. and AppHarvest, Inc., dated as of September 28, 2020, provided that this Plan is approved by the Company’s stockholders prior to such date.
(w)   “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(x)   “Employer” means the Company or the Affiliate of the Company that employs the Participant.
(y)   “Entity” means a corporation, partnership, limited liability company or other entity.
(z)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(aa)   “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(bb)   “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)   If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)   In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(cc)   “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority;

or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(dd)   “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(ee)   “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(ff)   “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.
(gg)   “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(hh)   “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company or (ii) the terms of any Non-Exempt Severance Agreement.
(ii)   “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(jj)   Non-Exempt Severance Arrangement means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.
(kk)   “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(ll)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(mm)   “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(nn)   “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(oo)   “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(pp)   “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Options, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.
(qq)   “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(rr)   “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(ss)   “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(tt)   “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(uu)   “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.
(vv)   “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.
(ww)   “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(xx)   “Plan” means this AppHarvest, Inc. 2021 Equity Incentive Plan.
(yy)   “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
(zz)   “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
(aaa)   “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(bbb)   “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ccc)   “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ddd)   “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(eee)   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(fff)   “Rule 405” means Rule 405 promulgated under the Securities Act.
(ggg)   “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(hhh)   “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(iii)   “Securities Act” means the Securities Act of 1933, as amended.
(jjj)   “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(kkk)   “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(lll)   “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(mmm)   “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(nnn)   “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(ooo)   “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(ppp)   “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.
(qqq)   “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

ANNEX D
Appharvest, Inc.
2021 Employee Stock Purchase Plan
Adopted by the Board of Directors: November 8, 2020
Approved by the Stockholders:            , 2021
1.   General; Purpose.
(a)   The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b)   The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
(c)   The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2.   Administration.
(a)   The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.
(b)   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)   To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii)   To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv)   To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v)   To suspend or terminate the Plan at any time as provided in Section 12.
(vi)   To amend the Plan at any time as provided in Section 12.
(vii)   Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.
(viii)   To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.
(c)   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)   All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.   Shares of Common Stock Subject to the Plan.
(a)   Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 2,005,392 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (ii) 3,008,087 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b)   If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c)   The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4.   Grant of Purchase Rights; Offering.
(a)   The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)   If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)   The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
5.   Eligibility.
(a)   Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b)   The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)   the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;
(ii)   the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii)   the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c)   No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)   As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)   Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f)   Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.
6.   Purchase Rights; Purchase Price.
(a)   On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b)   The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)   In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)   The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:
(i)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
7.   Participation; Withdrawal; Termination.
(a)   An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
(b)   During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)   Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.
(d)   Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e)   During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(f)   Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
8.   Exercise of Purchase Rights.
(a)   On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)   Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c)   No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).
9.   Covenants of the Company.
The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.
10.   Designation of Beneficiary.
(a)   The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b)   If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11.   Adjustments upon Changes in Common Stock; Corporate Transactions.
(a)   In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b)   In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
12.   Amendment, Termination or Suspension of the Plan.
(a)   The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.
(b)   The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
13.   Tax Qualification; Tax Withholding.
(a)   Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.
(b)   Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
(c)   The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423

Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
14.   Effective Date of Plan.
The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.
15.   Miscellaneous Provisions.
(a)   Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)   A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)   The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.
(d)   The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.
(e)   If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f)   If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.
16.   Definitions.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)   “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b)   “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)   “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).
(d)   “Board” means the board of directors of the Company.
(e)   “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)   “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(g)   “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(h)   “Common Stock” means the common stock of the Company.
(i)   “Company” means AppHarvest, Inc., a Delaware corporation.
(j)   “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.
(k)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii)   a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(l)   “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.
(m)   “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.
(n)   “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(o)   “Director” means a member of the Board.
(p)   “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement and Plan of Reorganization by and among Novus Capital Corporation, Orga, Inc. and AppHarvest, Inc., dated as of September 28, 2020, provided that this Plan is approved by the Company’s stockholders prior to such date.
(q)   “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(r)   “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(s)   “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(t)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(u)   “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii)   In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code
(v)   “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).
(w)   “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(x)   “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(y)   “Offering Date” means a date selected by the Board for an Offering to commence.
(z)   “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(aa)   “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(bb)   “Plan” means this AppHarvest, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(cc)   “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(dd)   “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(ee)   “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(ff)   “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(gg)   “Securities Act” means the U.S. Securities Act of 1933, as amended.
(hh)   “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(ii)   “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in orT:\tm2032410-7\tm2032410-7_s4aseq1\originals\Cycle10\C10.7\Proofreading C10.4 to C10.7 not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
In connection with the Business Combination, AppHarvest will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that AppHarvest will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.
AppHarvest will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of AppHarvest arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 21.   Exhibits and Financial Statement Schedules
		Incorporated by Reference
Exhibit Number	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date
2.1†	Business Combination Agreement and Plan of Reorganization, dated September 28, 2020, by and among Novus, Merger Sub and AppHarvest	Form 8-K	001-39288	2.1	September 29, 2020

		Incorporated by Reference
Exhibit Number	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date
3.1	Certificate of Incorporation of Novus	Form S-1	333-237877	3.1	April 28, 2020
3.2	Amended and Restated Certificate of Incorporation of Novus	Form S-1/A	333-237877	3.2	May 14, 2020
3.3	Amended and Restated Bylaws of Novus	Form S-1	333-237877	3.3	April 28, 2020
3.4	Amended and Restated Certificate of Incorporation of Combined Company (included as Annex B to this proxy statement/prospectus)	Form S-4	333-249421	3.4	October 9, 2020
3.5	Amended and Restated Bylaws of Combined Company	Form S-4	333-249421	3.5	October 9, 2020
4.1	Specimen Unit Certificate of Novus	Form S-1/A	333-237877	4.1	May 14, 2020
4.2	Specimen Common Stock Certificate of Novus	Form S-1	333-237877	4.2	April 28, 2020
4.3	Specimen Warrant Certificate of Novus	Form S-1	333-237877	4.3	April 28, 2020
4.4	Specimen Common Stock Certificate of Combined Company	Form S-4/A	333-249421	4.4	December 1, 2020
4.5	Warrant Agreement, dated May 19, 2020, by and between Continental Stock Transfer & Trust Company and Novus	Form 8-K	001-39288	4.1	May 20, 2020
5.1	Opinion of Blank Rome LLP regarding the validity of the securities	Form S-4/A	333-249421	5.1	December 1, 2020
10.1	Business Combination Marketing Agreement, dated May 14, 2020, between Novus and EarlyBirdCapital, Inc.	Form 8-K	001-39288	1.2	May 20, 2020
10.2	Investment Management Trust Agreement, dated May 19, 2020, by and between Continental Stock Transfer & Trust Company and Novus	Form 8-K	001-39288	10.1	May 20, 2020
10.3	Stock Escrow Agreement, dated May 19, 2020, by and among Novus, Continental Stock Transfer & Trust Company and Novus Initial Stockholders	Form 8-K	001-39288	10.2	May 20, 2020
10.4	Registration Rights Agreement, dated May 19, 2020, by and among Novus and certain stockholders	Form 8-K	001-39288	10.3	May 20, 2020
10.5	Form of Amended and Restated Registration Rights Agreement, by and among Novus, Novus Initial Stockholders and New Holders	Form S-4/A	333-249421	10.5	November 9, 2020

		Incorporated by Reference
Exhibit Number	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date
10.6	Promissory Note of Novus	Form S-1	333-237877	10.3	April 28, 2020
10.7	Stockholder Support Agreement, dated September 28, 2020, by and among Novus and certain stockholders	Form 8-K	001-39288	10.1	September 29, 2020
10.8	Sponsor Support Agreement, dated as of September 28, 2020, by and among Novus and Novus Initial Stockholders	Form 8-K	001-39288	10.2	September 29, 2020
10.9	Form of Subscription Agreement for private warrants by Novus Initial Stockholders	Form S-1	333-237877	10.5.1	April 28, 2020
10.10	Warrant Subscription Agreement, dated March 26, 2020, by and between Novus and EarlyBirdCapital, Inc.	Form S-1	333-237877	10.5.2	April 28, 2020
10.11	Form of Letter Agreement from Novus’s officers and directors	Form S-1	333-237877	10.1.1	April 28, 2020
10.12	Form of Letter Agreement from the Novus’s initial stockholders	Form S-1	333-237877	10.1.2	April 28, 2020
10.13	Form of Letter Agreement from the Novus’s chairman	Form S-1	333-237877	10.1.3	April 28, 2020
10.14	Form of Letter Agreement from Novus’s CFO	Form S-1	333-237877	10.1.4	April 28, 2020
10.15	Form of Lock-Up Agreement	Form S-4	333-249421	10.15	October 9, 2020
10.16	Form of Sponsor Restricted Stock Agreement, by and among Novus, Novus Initial Stockholders and AppHarvest	Form S-4/A	333-249421	10.16	November 9, 2020
10.17	Form of PIPE Subscription Agreement	Form 8-K	001-39288	10.3	September 29, 2020
10.18#	AppHarvest 2021 Equity Incentive Plan (included as Annex C to this proxy statement/ prospectus)	Form S-4/A	333-249421	10.18	November 9, 2020
10.19#	AppHarvest 2021 Employee Stock Purchase Plan (included as Annex D to this proxy statement/prospectus)	Form S-4/A	333-249421	10.19	November 9, 2020
10.20*†	Purchase and Marketing Agreement, dated March 28, 2019, by and between AppHarvest and Mastronardi Produce Limited	Form S-4/A	333-249421	10.20	December 4, 2020
10.21*†	Master Lease Agreement, dated May 13, 2019, by and between AppHarvest Morehead Farm, LLC and Morehead Farm, LLC	Form S-4/A	333-249421	10.21	November 9, 2020

		Incorporated by Reference
Exhibit Number	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date
10.22	First Amendment to Master Lease Agreement, dated September 30, 2019, by and between AppHarvest Morehead Farm, LLC and Morehead Farm, LLC	Form S-4/A	333-249421	10.21	November 9, 2020
10.23*	Right of First Refusal Agreement, dated May 13, 2019, by and between AppHarvest and CEFF US Holdings, LLC	Form S-4/A	333-249421	10.23	December 1, 2020
10.24#	Employment Agreement, dated December 11, 2020, by and between AppHarvest and Jonathan Webb
10.25#	Form of Indemnification Agreement	Form S-4/A	333-249421	10.25	December 1, 2020
10.26	Form of Stockholder Rights Agreement, by and among Novus, AppHarvest and certain stockholders	Form S-4/A	333-249421	10.26	November 9, 2020
10.27	Second Amendment to Master Lease Agreement, dated October 26, 2020, by and between AppHarvest Morehead Farm, LLC and Morehead Farm, LLC	Form S-4/A	333-249421	10.27	December 1, 2020
10.28#	Employment Agreement, dated December 11, 2020, by and between AppHarvest and Loren Eggleton
10.29#	Employment Agreement, dated December 10, 2020, by and between AppHarvest and Marcella Butler
10.30*†	Membership Interest Purchase and Sale Agreement, dated December 1, 2020, by and between CEFF Morehead Property, LLC and AppHarvest Morehead Farm, LLC	Form S-4/A	333-249421	10.30	December 4, 2020
10.31	Amendment No. 1 to Purchase & Marketing Agreement, dated December 18, 2020, by and between AppHarvest, Inc. and Mastronardi Produce Limited
23.1	Consent of Marcum LLP, independent registered public accounting firm of Novus
23.2	Consent of Ernst &Young LLP, independent registered public accounting firm of AppHarvest
23.3	Consent of Blank Rome LLP (included in Exhibit 5.1)	Form S-4/A	333-249421	23.3	December 1, 2020
24.1	Power of Attorney	Form S-4	333-249421	24.1	October 9, 2020

		Incorporated by Reference
Exhibit Number	Description of Document	Schedule/Form	File Number	Exhibits	Filing Date
99.1	Consent of Jonathan Webb to be named as a director	Form S-4/A	333-249421	99.1	November 9, 2020
99.2	Consent of David Lee to be named as a director	Form S-4/A	333-249421	99.2	November 9, 2020
99.3	Consent of Kiran Bhatraju to be named as a director	Form S-4/A	333-249421	99.3	November 9, 2020
99.4	Consent of Greg Couch to be named as a director	Form S-4/A	333-249421	99.4	November 9, 2020
99.5	Consent of Anna Mason to be named as a director	Form S-4/A	333-249421	99.5	November 9, 2020
99.6	Consent of Martha Stewart to be named as a director	Form S-4/A	333-249421	99.6	November 9, 2020
99.7	Consent of Jeffrey Ubben to be named as a director	Form S-4/A	333-249421	99.7	November 9, 2020
99.8	Consent of J.D. Vance to be named as a director	Form S-4/A	333-249421	99.8	November 9, 2020
99.9	Consent of Dave Chen to be named as director	Form S-4/A	333-249421	99.9	November 9, 2020
99.10	Preliminary Proxy Card
101.INS	XBRL Instance Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

#
Indicates management contract or compensatory plan or arrangement.

+
To be filed by amendment.

*
Certain portions of this Exhibit will be omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
A.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
G.
That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on December 21, 2020.
NOVUS CAPITAL CORPORATION
By:
/s/ Larry M. Paulson

Name: Larry M. Paulson
Title:  Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Robert J. Laikin Robert J. Laikin	Chairman	December 21, 2020
* Larry M. Paulson	Chief Executive Officer and Director (Principal Executive Officer)	December 21, 2020
/s/ Vincent Donargo Vincent Donargo	Chief Financial Officer (Principal Financial and Accounting Officer)	December 21, 2020
* Heather Goodman	Director	December 21, 2020
* Bradley A. Bostic	Director	December 21, 2020
*By: /s/ Vincent Donargo Vincent Donargo Attorney-in-fact